   As filed with the Securities and Exchange Commission on January 26, 2001
                                                  Registration No. 333-52722
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ----------------------------


                                Amendment No. 1
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         ----------------------------
                           FRANKLIN RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                              6035                       13-2670991
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Code Number)      Identification Number)

                         ----------------------------
            777 Mariners Island Blvd., San Mateo, California 94404
                             (650) 312-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------
                              Leslie M. Kratter, Esq.
                       Senior Vice President and Secretary
                            777 Mariners Island Blvd.
                        San Mateo, California 94404-1585
                                (650) 312-2000
(Name, Address, including zip code, and telephone number, including area code, of agent for service)
                          --------------------------
                                   Copies to:

         Carol K. Demitz, Esq.               Raymond O. Gietz, Esq.               Laurent Alpert, Esq.
        Senior Vice President,               Jeffrey E. Tabak, Esq.        Cleary, Gottlieb, Steen & Hamilton
 Chief Corporate Counsel and Secretary     Weil, Gotshal & Manges LLP              One Liberty Plaza
 Fiduciary Trust Company International          767 Fifth Avenue                New York, New York 10006
        Two World Trade Center              New York, New York 10153
       New York, New York 10048

                         ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the acquisition of Fiduciary Trust Company International ("Fiduciary") by Franklin Resources, Inc. ("Franklin") pursuant to the Agreement and Plan of Share Acquisition, dated as of October 25, 2000, attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]


           ------------------------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this preliminary prospectus is not complete and may be  +
+  changed. These securities may not be sold until the registration           +
+  statement filed with the Securities and Exchange Commission is effective.  +
+  This preliminary prospectus is not an offer to sell nor does it seek an    +
+  offer to buy these securities in any jurisdiction where the offer or sale  +
+  is not permitted.                                                          +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


              [Fiduciary Trust Company International Letterhead]

           YOUR VOTE ON THE PROPOSED TRANSACTION IS VERY IMPORTANT!

January __, 2001

Dear Fiduciary Shareholder:

You are cordially invited to attend our special meeting of shareholders on March 14, 2001, at 2:00 p.m., local time, at the Marriott World Trade Center, Three World Trade Center, New York, New York 10048.

At the special meeting, we will ask you to vote to approve and adopt the plan of acquisition in connection with the acquisition of Fiduciary Trust Company International by Franklin Resources, Inc. In the acquisition, you will receive for each outstanding share of Fiduciary common stock that you own a number of shares of Franklin common stock determined by dividing $113.38 by the average closing price of Franklin common stock on the New York Stock Exchange for the 20 trading days ending immediately prior to the date certain regulatory approvals are obtained from the Federal Reserve Board. However, if the average closing price for the 20 trading days is less than $34.68, you will receive 3.2697 shares of Franklin common stock for each share of Fiduciary common stock that you own, and if the average closing price for the 20 trading days is greater than $42.38, you will receive 2.6754 shares of Franklin common stock for each share of Fiduciary common stock that you own. Thus, you will receive $113.38 in value of Franklin common stock per share of Fiduciary common stock if the average closing price of Franklin common stock during this period is between $34.68 and $42.38 (inclusive), and you will receive a greater amount in value of Franklin common stock if such average closing price is greater than $42.38 and a lesser amount in value of Franklin common stock if such average closing price is less than $34.68. Franklin common stock is listed on the New York Stock Exchange under the trading symbol "BEN" and on January __, 2001, Franklin common stock closed at $____per share.

Instead of receiving fractional shares of Franklin common stock, the exchange agent will sell on your behalf your fractional share interest and the cash proceeds will be distributed to you along with your full shares of Franklin common stock. Fiduciary shareholders who comply with the New York Banking Law will be entitled to dissenters' rights to obtain payment for the fair value of their shares of Fiduciary common stock.

Your vote is very important, regardless of the number of shares you own. We cannot complete the acquisition unless the holders of at least two-thirds of the outstanding shares of Fiduciary common stock vote to approve and adopt the plan of acquisition. Only shareholders who hold shares of Fiduciary common stock at the close of business on January 26, 2001 will be entitled to vote at the special meeting.

You should consider the matters discussed under "Risk Factors Relating to the Acquisition" commencing on page ___ of this proxy statement/prospectus before voting. Please review carefully this entire proxy statement/prospectus.

After careful consideration, all members of the Fiduciary board of directors present at a meeting unanimously approved the plan of acquisition and the transactions contemplated by the agreement, determined that the plan of acquisition and the transactions contemplated by the agreement are advisable to, and in the best interests of, Fiduciary and its shareholders and recommended that you vote FOR the approval and adoption of the plan of acquisition.

If you have any questions prior to the special meeting or need further assistance, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-800-223-2064.

Thank you for your cooperation.

                               Very truly yours,


                                Anne M. Tatlock
                                Chairman of the Board
                                Chief Executive Officer

                            Your vote is important.
            Please complete, sign, date and return the proxy card.

--------------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the acquisition described in this proxy statement/prospectus or the Franklin common stock to be issued in connection with the acquisition, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

          This proxy statement/prospectus is dated January __, 2001 and is first being mailed to shareholders on or about January __, 2001.

                      FIDUCIARY TRUST COMPANY INTERNATIONAL
                            Two World Trade Center
                         New York, New York 10048-0772

      Notice of Special Meeting of Fiduciary Trust Company International
                         to be held on March 14, 2001

To the Shareholders of Fiduciary Trust Company International:

         We will hold a special meeting of the shareholders of Fiduciary Trust Company International on March 14, 2001, at 2:00 p.m., local time, at the Marriott World Trade Center, Three World Trade Center, New York, New York 10048, for the following purpose:

                  To consider and vote upon a proposal to approve and adopt the plan of acquisition between Franklin Resources, Inc. and Fiduciary. Under the plan of acquisition, Fiduciary will be acquired by Franklin and become its wholly-owned subsidiary, and you will receive for each outstanding share of Fiduciary common stock that you own a number of shares of Franklin common stock determined by dividing $113.38 by the average closing price of the Franklin common stock on the New York Stock Exchange for the 20 trading days ending immediately prior to the date certain regulatory approvals are obtained from the Federal Reserve Board. However, if the average closing price for the 20 trading days is less than $34.68, you will receive 3.2697 shares of Franklin common stock for each share of Fiduciary common stock that you own, and if the average closing price for the 20 trading days is greater than $42.38, you will receive 2.6754 shares of Franklin common stock for each share of Fiduciary common stock that you own. Thus, you will receive $113.38 in value of Franklin common stock per share of Fiduciary common stock if the average closing price of Franklin common stock during this period is between $34.68 and $42.38 (inclusive), and you will receive a greater amount in value of Franklin common stock if such average closing price is greater than $42.38 and a lesser amount in value of Franklin common stock if such average closing price is less than $34.68.

         Only holders of record of shares of Fiduciary common stock at the close of business on January 26, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments of it. We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment of it by the Fiduciary board of directors.

         We cannot complete the acquisition unless the holders of at least two-thirds of the outstanding shares of Fiduciary common stock vote to approve and adopt the plan of acquisition.

         The Fiduciary board of directors recommends that you vote at the special meeting to approve and adopt the plan of acquisition, which is described in detail in the proxy statement/prospectus accompanying this notice.

         Whether or not you plan to attend the special meeting, please submit your proxy by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If your shares are held in "street name," you must instruct your broker, bank or other nominee in order to vote. If you do not vote by proxy or in person at the special meeting, it will count as a vote against the approval and adoption of the plan of acquisition. Please note whether or not you expect to attend the special meeting.

         For more information about the acquisition, please review this proxy statement/prospectus and the plan of acquisition attached as Annexes A and A-1, the stock option agreement attached as Annex B and the fairness opinion of Goldman, Sachs & Co. attached as Annex D to this document.

                      By Order of the Board of Directors,


                      Carol K. Demitz
                      Secretary

New York, New York
January __, 2001

       PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR
                      VOTING ON THE ENCLOSED PROXY CARD.

                               TABLE OF CONTENTS


                                                                                                                Page
QUESTIONS AND ANSWERS ABOUT THE ACQUISITION....................................................................   1

SUMMARY........................................................................................................   4

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION..............................................................  11

SELECTED FINANCIAL DATA........................................................................................  13

COMPARATIVE PER SHARE INFORMATION..............................................................................  17

RISK FACTORS RELATING TO THE ACQUISITION.......................................................................  19

Risk Factors Relating to Franklin's Ongoing Business Operations................................................  20

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION....................................................  21

THE SPECIAL MEETING............................................................................................  23

Date, Time and Place...........................................................................................  23

Purpose of Special Meeting.....................................................................................  23

Record Date; Shares Entitled to Vote; Quorum...................................................................  23

Votes Required.................................................................................................  23

Voting of Proxies..............................................................................................  23

Voting Instruction Cards.......................................................................................  24

Revocability of Proxies and Voting Instructions................................................................  25

Solicitation of Proxies........................................................................................  25

Shareholders Should Not Send Stock Certificates With Their Proxies.............................................  26

Franklin Stockholders..........................................................................................  26

THE ACQUISITION................................................................................................  27

Background of the Acquisition..................................................................................  27

Fiduciary's Reasons for the Acquisition........................................................................  32

Franklin's Reasons for the Acquisition.........................................................................  34

Recommendation of the Fiduciary Board of Directors.............................................................  34

Opinion of Goldman, Sachs & Co.................................................................................  35

Material U.S. Federal Income Tax Consequences of the Acquisition...............................................  42

Accounting Treatment...........................................................................................  44

Interests of Directors and Executive Officers of Fiduciary in the Acquisition..................................  44

Regulatory Approvals Required for the Acquisition..............................................................  47

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page
Fiduciary Shareholders' Dissenters' Rights to Obtain Payment for their Shares..................................  58

Restrictions on the Sale of Franklin Common Stock..............................................................  60

Listing of Franklin Common Stock to be Issued in the Acquisition...............................................  61

Delisting and Deregistration of Fiduciary Common Stock.........................................................  61

Dividends......................................................................................................  61

Operations Following the Acquisition...........................................................................  61

THE PLAN OF ACQUISITION AND RELATED AGREEMENTS.................................................................  62

The Plan of Acquisition........................................................................................  62

Acquisition Consideration......................................................................................  62

Exchange of Shares.............................................................................................  62

Conditions to Consummation of the Acquisition..................................................................  63

Termination of the Plan of Acquisition.........................................................................  64

Termination by Fiduciary.......................................................................................  65

Termination by Franklin........................................................................................  65

Termination Fees...............................................................................................  66

Representations and Warranties.................................................................................  66

Certain Covenants..............................................................................................  67

Acquisition Proposals..........................................................................................  69

Indemnification and Insurance of Fiduciary's Officers and Directors............................................  70

Employee Matters...............................................................................................  71

Listing of Franklin Common Stock...............................................................................  71

Fiduciary Shareholder Meeting and Board Recommendation.........................................................  71

Management and Control of Fiduciary Following the Acquisition..................................................  72

Additional Agreements..........................................................................................  73

Expenses.......................................................................................................  73

Amendments; Waivers............................................................................................  73

Stock Option Agreement.........................................................................................  74

Voting Agreements..............................................................................................  77

Executive Employment Agreements and Covenants Not to Compete...................................................  78

DESCRIPTION OF FIDUCIARY.......................................................................................  82

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page
DESCRIPTION OF FRANKLIN.......................................................................................   85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF FIDUCIARY COMMON STOCK......................   87

DESCRIPTION OF FRANKLIN CAPITAL STOCK.........................................................................   89

Transfer Agent and Registrar..................................................................................   89

Restrictions on Ownership.....................................................................................   89

COMPARISON OF RIGHTS OF SHAREHOLDERS OF FRANKLIN AND FIDUCIARY................................................   91

UNAUDITED PRO FORMA FINANCIAL INFORMATION.....................................................................  105

SELECTED FINANCIAL DATA OF FIDUCIARY..........................................................................  110

SELECTED QUARTERLY FINANCIAL DATA OF FIDUCIARY ...............................................................  111

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................  112

LEGAL MATTERS.................................................................................................  127

EXPERTS.......................................................................................................  127

WHERE YOU CAN FIND MORE INFORMATION...........................................................................  127

Index To Consolidated Financial Statements....................................................................  F-1

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                        Page
ANNEXES:

Annex A:      Agreement and Plan of Share Acquisition, dated as of October 25, 2000, between Fiduciary Trust Company
              International and Franklin Resources, Inc.

Annex A-1:    Amendment No. 1 to the Agreement and Plan of Share Acquisition, dated as of January 19, 2001, between
              Fiduciary Trust Company International and Franklin Resources, Inc.

Annex B:      Stock Option Agreement, dated as of October 25, 2000, between Fiduciary Trust Company International and
              Franklin Resources, Inc.

Annex C:      Form of Voting Agreement

Annex D:      Fairness Opinion of Goldman Sachs & Co., dated January 19, 2001

Annex E:      Section 6022 of the New York Banking Law Relating to Dissenters' Rights

                  QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q:   When and where is the special meeting?

A: The meeting will take place on March 14, 2001, at 2:00 p.m., local time, at the Marriott World Trade Center, Three World Trade Center, New York, New York 10048.

Q:   What will I receive in the acquisition?

A: If the acquisition is completed, you will receive a certain number of shares of Franklin common stock for each share of Fiduciary common stock that you own. This number is referred to as the "exchange ratio" in this document. Franklin will not issue fractional shares of common stock, but, as a result of the exchange agent selling any fractional share interest on your behalf, you will receive cash in lieu of fractional shares.

Q:   What do I need to do now?

A: After carefully reading and considering the information contained in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the special meeting.

     In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

     If you have received an instruction card in connection with shares held in an account for you under either the Fiduciary Trust Company International Deferred Compensation Plan and Trust (referred to as the "FTCI Deferred Compensation Plan") or the Profit Sharing, Savings and Employee Stock Ownership Plan and Trust of Fiduciary Trust Company International (referred to as the "TRIO Plan"), please fill out, sign and mail your signed instruction card as soon as possible so that the respective trustee may vote your shares at the special meeting.

Q:   What if I don't indicate how to vote my shares?

A: If you do not indicate how to vote your shares on your properly signed proxy, your shares will be voted FOR approval and adoption of the plan of acquisition.

     However, in the case of shares held in an account for you under either the FTCI Deferred Compensation Plan or the TRIO Plan, please note that if you do not indicate on the instruction card how to vote those shares, those shares will be voted pro rata in accordance with the vote of shares held under, respectively, the FTCI Deferred Compensation Plan or the TRIO Plan as to which voting instructions were given to the respective trustee by participants therein.

Q:   What if I don't return a proxy card or instruction card?

A: Not returning your proxy card will have the same effect as voting against the acquisition.

     However, please note that if you do not return your instruction card with respect to shares held in an account for you under either the FTCI Deferred Compensation Plan or the TRIO Plan, those shares will be voted pro rata in accordance with the vote of shares held under, respectively, the FTCI Deferred Compensation Plan or the TRIO Plan as to which voting instructions were given to the respective trustee by participants therein.

Q: Can I change my vote after I have mailed my signed proxy card or instruction card?

A: Yes. In the case of the proxy card, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with our Secretary and vote in person. In the case of the instruction card, you can complete and submit a new instruction card. Your attendance alone at the special meeting will not revoke your proxy or instruction card.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval and adoption of the plan of acquisition. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:   Should I send in my stock certificates now?

A: No. After the acquisition is completed, Franklin and/or its exchange agent will send you written instructions for exchanging your stock certificates.

Q:   What will happen to my dividends?

A. Prior to the acquisition, we expect to pay our regular quarterly dividend on Fiduciary common stock. After the acquisition, Franklin expects to pay its regular quarterly dividend on its common stock, subject to any change Franklin's board may determine.

Q:   When can I expect the acquisition to be complete?

A: We hope to complete the acquisition as soon as possible after the special meeting, assuming the required shareholder approval is obtained. The acquisition is also subject to approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions. We expect to complete the acquisition during the first quarter of calendar 2001.

Q:   Will I recognize a gain or loss for tax purposes on the transaction?

A: In the opinion of our counsel, the acquisition will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, the exchange of your Fiduciary shares for Franklin shares generally will not cause you to recognize any gain or loss for federal income tax purposes. You will have to recognize gain or loss in connection with any cash you receive in lieu of fractional shares or because you have exercised dissenters' rights. You should consult with your independent tax adviser concerning your particular situation, as well as with regard to any state, local and foreign laws that might affect you as a result of the acquisition.

Q:   Am I entitled to dissenters' rights?

A: Yes. You will have the right under the New York Banking Law to dissent from the transaction and request an appraisal of the fair value of your shares if you follow the required procedures.

Q:   Who can help answer my questions?

A: You may contact Georgeson Shareholder Communications Inc., our proxy solicitation firm, by telephone at 1-800-223-2064 with any questions about the transaction or the plan of acquisition. You may also contact Fiduciary by telephone at 212-313-3666.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the acquisition fully and for a more complete description of the legal terms of the acquisition, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" (on page ___ ). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (page __)

Franklin Resources, Inc.
777 Mariners Island Blvd.
San Mateo, California 94404
(650) 312-2000

     Franklin, which operates as Franklin Templeton Investments, is a global investment management company with headquarters in San Mateo, California.

     Franklin manages mutual funds and other investment vehicles for individuals, institutions, pension plans, trusts, partnerships and other clients in over 135 countries. Franklin markets investment products with distinct objectives and risk profiles primarily through a network of professional investment advisors, including security brokers, financial planners and financial institutions.

Fiduciary Trust Company International
Two World Trade Center
New York, New York 10048
(212) 313-3666

     Fiduciary is a leading provider of investment management and custody related services for individuals and institutions with its headquarters in New York, New York.

     Through various U.S. and foreign offices and subsidiaries, Fiduciary offers investment management and related trust and custody services for high net-worth individuals and families and provides global institutional equity and fixed income investment management for foundations, endowment funds, government and corporate pension funds and other institutions. Fiduciary provides high net-worth individuals and families with a full service package designed to manage generational wealth, and offers institutions a range of investment management services in the global equity, fixed income and real estate sectors.

Fiduciary's Reasons for the Acquisition (page __)

     In reaching their decision to approve the plan of acquisition, members of the Fiduciary board of directors considered several factors. These factors included, among other things, the belief that the acquisition represents a unique strategic fit with significant synergies and complementary capabilities, the opportunity for Fiduciary shareholders to receive a significant premium to the current and historical trading value of Fiduciary common stock, Franklin's intention to operate Fiduciary as a separate company that would retain the high degree of independence necessary to preserve Fiduciary's business, and the other strategic and financial alternatives available to Fiduciary in the changing financial services industry.

Fiduciary's Recommendation that You Approve the Acquisition (page ___)

     All members of our board of directors present at the meeting determined that the acquisition is advisable to, and in the best interests of, Fiduciary and its shareholders and unanimously recommended that you vote FOR approval and adoption of the plan of acquisition.

Opinion of Goldman, Sachs & Co.  (page __)

     On October 25, 2000, Fiduciary's financial advisor, Goldman, Sachs & Co., delivered a written opinion dated as of October 25, 2000, and subsequently, on January 19, 2001, delivered a written opinion dated as of January 19, 2001, to the Fiduciary board of directors that, as of the date of each such opinion, the exchange ratio pursuant to the plan of acquisition was fair from a financial point of view to the holders of the outstanding shares of Fiduciary common stock. Goldman Sachs was requested to deliver its opinion dated as of January 19, 2001, by the Fiduciary board of directors in connection with the change in accounting treatment for the acquisition. See "The Acquisition - Background of the Acquisition."

     The full text of the written opinion of Goldman Sachs, dated as of January 19, 2001, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of shares of Fiduciary common stock should vote with respect to the plan of acquisition. Holders of shares of Fiduciary common stock are urged to, and should, read the opinion in its entirety.

The Acquisition (page__)

     In accordance with the New York Banking Law, if our shareholders approve the plan of acquisition, each share of Fiduciary common stock will be exchanged for shares of Franklin common stock. As a result, we will become a wholly-owned subsidiary of Franklin. Following the acquisition, you will become a stockholder of Franklin.

     The plan of acquisition and the amendment to the plan of acquisition are attached as Annexes A and A-1 to this document. We encourage you to read the plan of acquisition that governs the acquisition in its entirety.

What You Will Receive if the Acquisition is Completed (page __)

     If the acquisition is completed, you will receive a number of shares of Franklin common stock for each share of Fiduciary common stock that you own. The number of shares of Franklin common stock that you will receive is the exchange ratio, which will be determined shortly before the acquisition is completed. The exchange ratio will be calculated by dividing:

     . the quotient obtained by dividing 825,000,000 by the average closing price of Franklin common stock on the New York Stock Exchange for the 20 trading days ending immediately prior to the day Franklin receives the required regulatory approval from the Federal Reserve Board, provided that this quotient will not be less than 19,466,700 or more than 23,791,000, by

     . the number of Fiduciary shares of common stock outstanding at the effective time.

     Therefore, Franklin will not issue more than 23,791,000 or less than 19,466,700 shares of Franklin common stock in the acquisition. As of the date of this proxy statement/prospectus, 7,276,168 shares of Fiduciary common stock were outstanding. Fiduciary does not plan to issue any additional shares of common stock.

     Assuming there are 7,276,168 shares of Fiduciary common stock outstanding at the effective time of the acquisition, each share of Fiduciary common stock will be exchanged for shares of Franklin common stock having a market value of $113.38 if the average closing price of Franklin common stock as calculated above is between $34.68 and $42.38 (inclusive).

     If the average closing price of Franklin common stock exceeds $42.38, the exchange ratio will be fixed at 2.6754 and you will receive shares valued at more than $113.38 for each of your shares. If the average closing price of Franklin common stock falls below $34.68, the exchange ratio will be fixed at
3.2697 and you will receive shares valued at less than $113.38 for each of your shares.

     This means that the number of shares of Franklin common stock received for each share of Fiduciary common stock will not be less than 2.6754 nor more than
3.2697 regardless of what happens to the value of the Franklin common stock before the acquisition is completed. Therefore, it is possible that each share of Fiduciary common stock will be exchanged in the acquisition for shares valued at more or less than $113.38.

Example #1:
Assume that $35 is the average closing price for Franklin common stock and that there are 7,276,168 shares of Fiduciary common stock outstanding at the effective time. The exchange ratio would be determined by dividing 825,000,000 by 35 (which equals 23,571,428.57) and dividing that number by 7,276,168, which equals 3.2395. Therefore you would receive 3.2395 shares of Franklin common stock.

Example #2:
Assume that $44 is the average closing price for Franklin common stock and that there are 7,276,168 shares of Fiduciary common stock outstanding as of the effective time. The exchange ratio would be determined by dividing 825,000,000 by 44 (which equals 18,750,000) and dividing this number by 7,276,168, which equals 2.5769. However, due to the limitation on the minimum number of shares to be issued, no less than 19,466,700 shares would be issued and the exchange ratio would be fixed at 2.6754. Therefore you would receive 2.6754 shares of Franklin common stock.

Example #3:
Assume that $30 is the average closing price for Franklin common stock and that there are 7,276,168 shares of Fiduciary common stock outstanding as of the effective time. The exchange ratio would be determined by dividing 825,000,000 by 30 (which equals 27,500,000) and dividing this number by 7,276,168, which equals 3.7795. However, due to the limitation on the maximum number of shares to be issued, only 23,791,000 shares would be issued and the exchange ratio would be fixed at 3.2697. Therefore you would receive 3.2697 shares of Franklin common stock.

     If we had received regulatory approval on the date two days prior to the date of this proxy statement/prospectus, the 20 day average closing price of the Franklin common stock would have been $___. [Since such price is equal to or greater than $34.68 and equal to or less than $42.38, you would receive Franklin common stock initially valued at $113.38 for each share of Fiduciary common stock that you own.] [Since the price is less than $34.68, you would receive Franklin common stock initially valued at $___. ] [Since the price is greater than $42.38, you would receive Franklin common stock initially valued at $___. ] The actual number of shares issued by Franklin may differ from this example and will not be known at the special meeting because the acquisition is not scheduled to be completed until after the special meeting.

     Set forth below is a table showing a range of theoretical average prices of Franklin common stock, along with the corresponding exchange ratios and corresponding valuations in the acquisition of a share of theoretical Fiduciary common stock. The table also highlights the minimum and maximum exchange ratios. The table assumes that 7,276,168 shares of Fiduciary common stock are outstanding at the effective time.

             Theoretical                    Theoretical
               Average                         Value
            Closing Price                    Per Share
             of Franklin      Exchange     of Fiduciary
            Common Stock       Ratio       Common Stock
           --------------    ---------    --------------

               $50.00          2.6754         $133.77
               $48.00          2.6754         $128.42
               $46.00          2.6754         $123.07
               $44.00          2.6754         $117.72

Ratio          $42.39          2.6754         $113.41
Limitation
               $42.38          2.6754         $113.38
               $42.00          2.6996         $113.38
               $40.00          2.8346         $113.38
               $38.00          2.9838         $113.38
               $36.00          3.1495         $113.38
               $34.68          3.2694         $113.38

Ratio          $34.67          3.2697         $113.36
Limitation
               $34.00          3.2697         $111.17
               $32.00          3.2697         $104.63
               $30.00          3.2697         $ 98.09
               $28.00          3.2697         $ 91.55
               $26.00          3.2697         $ 85.01

Material U.S. Federal Income Tax Consequences of the Acquisition (page__)

     We expect that your exchange of shares of Fiduciary common stock for shares of Franklin common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. You will, however, have to recognize gain or loss in connection with any cash received by you upon the sale of fractional shares or as a result of the exercise of dissenters' rights. It is a condition to the acquisition that we receive a legal opinion from our counsel stating that the acquisition will be a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

Risks Associated with the Acquisition (page __)

     You should be aware of and carefully consider the risks relating to the acquisition described under "Risk Factors Relating to the Acquisition."

The Special Meeting (page___)


     The special meeting of our shareholders will be held on March 14, 2001, at 2:00 p.m., local time, at the Marriott World Trade Center, Three World Trade Center, New York, New York 10048. At the special meeting, you will be asked to vote upon a proposal to approve and adopt the plan of acquisition between Franklin and Fiduciary.

Record Date; Votes Required  (page__)


     You can vote at the special meeting if you owned Fiduciary common stock as of the close of business on January 26, 2001, the record date. You can cast one vote for each share of Fiduciary common stock you owned on that date. The plan of acquisition must be approved by the affirmative vote of the holders of at least two-thirds of our common stock outstanding on the record date.

     You should mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Fiduciary common stock may be represented at the meeting.

Conditions to Completion of the Acquisition (page__)

     The completion of the acquisition depends on a number of conditions being met, including:

     . approval and adoption of the plan of acquisition by holders of at least two-thirds of Fiduciary's outstanding shares of common stock entitled to vote;

     . receipt of required material regulatory approvals, including approval by the Federal Reserve Board;

     . confirmation that Franklin's election to become a financial holding company is effective;

     .    absence of any legal prohibition to the acquisition;

     . receipt of an opinion from our counsel that the acquisition will qualify as a tax-free reorganization;

     . the representations and warranties contained in the plan of acquisition having been true and correct as of October 25, 2000, subject to certain exceptions;

     . performance of the covenants contained in the plan of acquisition, subject to certain exceptions, and

     . execution of employment agreements by at least four of the following individuals - Ms. Anne M. Tatlock, Chairman and Chief Executive Officer, Mr. William Y. Yun, President, and the three Vice Chairmen, Mr. Jeremy H. Biggs, Mr. James C. Goodfellow and Mr. Michael O. Magdol -- and such employment agreements being in effect as of the closing.

     If the law allows it to do so, either of Franklin or Fiduciary may choose to complete the acquisition even though a condition has not been satisfied.

Termination of the Plan of Acquisition (page__)

     Franklin and Fiduciary may jointly agree in writing to terminate the plan of acquisition at any time, even after it is approved by Fiduciary's shareholders. In addition, some of the circumstances under which either company may individually terminate the plan of acquisition are:

     .    the acquisition is not completed by October 25, 2001;

     . holders of the requisite number of Fiduciary shares do not approve the plan of acquisition at the special meeting;

     .    the parties have not obtained the required regulatory approvals; or

     . the other party breaches any of its representations, warranties, covenants or agreements under the plan of acquisition and has not cured the breach by the earlier of 60 days after written notice and October 25, 2001, and the nature of the breach would cause one of the closing conditions to be incapable of being satisfied.

     Franklin may terminate the plan of acquisition if our board:

     . breaches its obligation to recommend that our shareholders vote to approve and adopt the plan of acquisition or modifies this recommendation in a manner adverse to Franklin; or

     .    approves or recommends any other acquisition proposal.

No Solicitation (page___)

     We have agreed, subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination while the acquisition is pending.

Termination Fees (page __)

     Generally, we must pay Franklin a termination fee of $25 million if Franklin terminates the plan of acquisition as described above in the last paragraph appearing under "Termination of the Plan of Acquisition" or our shareholders fail to approve the plan of acquisition and, in either case, within 12 months after termination we enter into a definitive agreement to consummate an acquisition proposal with a third party.

     Generally, Franklin must pay us a termination fee of $25 million if the plan of acquisition is terminated because any required regulatory approval is not obtained or the acquisition is not completed by October 25, 2001 and, in either case, the plan of acquisition is terminated at a time when Franklin has not received the requisite federal and New York State banking approvals to consummate the acquisition.

     Payment of this termination fee will be in full satisfaction and settlement of any claims Franklin or Fiduciary might have against each other in respect of or under the plan of acquisition.

Stock Option Agreement (page__)

     Concurrently with the execution of the plan of acquisition, we and Franklin entered into a stock option agreement pursuant to which we have granted Franklin an option to purchase up to 19.9% of our outstanding common stock at a price of $65 per share if we consummate an acquisition proposal with a third party under certain circumstances. The stock option agreement limits to $25 million the total value Franklin may realize from the option and the termination fee.

Voting Agreements (page__)


     Certain of our directors and executive officers entered into voting agreements with Franklin. In this document, "executive officers" means Ms. Anne
M. Tatlock, Chairman and Chief Executive Officer, Mr. William Y. Yun, President, the three Vice Chairmen, Mr. Jeremy H. Biggs, Mr. James C. Goodfellow and Mr. Michael O. Magdol and Mr. Stuart C. Hochberger, Executive Vice President. The voting agreements require them to vote all of their shares of Fiduciary common stock in favor of the approval and adoption of the plan of acquisition. These shareholders collectively held approximately 8.87% of our common stock as of the record date. You are urged to read the voting agreement, the form of which is attached as Annex C.

Interest of Our Directors and Executive Officers (page __)

    When considering our board's recommendation that you vote for the adoption of the plan of acquisition, you should be aware that Fiduciary's directors and officers have interests in the acquisition that are different from or in addition to yours.


     In connection with the acquisition, Ms. Tatlock, and Messrs. Yun, Biggs, Goodfellow and Magdol, each a director and executive officer of Fiduciary, have entered into employment agreements with Fiduciary and Franklin.


     Also, the plan of acquisition provides that our current board of directors will be permitted to continue to serve as directors of Fiduciary for at least three years following the completion of the acquisition. Ms. Tatlock was elected to the board of directors of Franklin.

     Also, the acquisition will trigger benefits under certain stock plans and severance plans of Fiduciary in which the directors and/or executive officers participate. Lastly, Franklin will establish, immediately following the closing, a compensation program for the salaried employees of Fiduciary, including the executive officers, providing cash and stock option bonuses to encourage continued employment and to compensate for services in connection with the integration of the two organizations after the closing of the acquisition.

Regulatory Matters (page__)

     The acquisition is subject to Federal Reserve Board, foreign and state regulatory approvals. The regulators must consider Franklin's and Fiduciary's financial and managerial resources. Franklin also will seek approval to become a bank holding company and elect to become a financial holding company. This will subject Franklin to certain additional regulatory oversight and requirements.

Dissenters' Rights (page__)

     Fiduciary shareholders who comply with the New York Banking Law will be entitled to dissenters' rights to obtain payment for the fair value of their Fiduciary shares.

Accounting Treatment (page__)





     The acquisition will be accounted for by Franklin using the purchase method of accounting.




Material Differences in the Rights of Shareholders (page___)

     Franklin is a Delaware corporation and Fiduciary is a bank organized under the New York Banking Law. If the acquisition is completed, your rights as a stockholder of Franklin will be governed by Franklin's certificate of incorporation and bylaws and Delaware law. You should consider the fact that Franklin's certificate of incorporation and bylaws and Delaware law differ in some material respects from Fiduciary's charter and bylaws and the New York Banking Law. See "Comparison of Rights of Shareholders of Franklin and Fiduciary" beginning on page ____.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     Franklin common stock is traded on the New York Stock Exchange ("NYSE") and the Pacific Exchange, Inc. under the symbol "BEN," as well as the London Stock Exchange under the symbol "FKR." Fiduciary common stock is traded on the Over the Counter Bulletin Board ("OTCBB") under the symbol "FCNY."

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices and the cash dividends declared during each quarter per share of Franklin common stock as reported on the NYSE and Fiduciary common stock as reported on the OTCBB.

     All per share amounts have been adjusted to reflect a two-for-one stock split of Franklin common stock in January 1998 and a 5% stock dividend declared by Fiduciary in January 1999.

                                                           Fiduciary                         Franklin
                                                          Common Stock                     Common Stock
                                                       ------------------                ---------------
                                                                     Dividend                         Dividend
                                                  High      Low      Declared     High      Low      Declared
                                                 ------   ------    ----------   --------  --------  ----------
Year Ended December 31, 1998
   First Quarter.........................        $ 48.57   $ 39.05      $0.25    $ 57.25   $ 38.00        $0.050
   Second Quarter........................          48.10     44.76       0.25      57.88     47.56         0.050
   Third Quarter.........................          47.62     36.19       0.25      54.88     25.75         0.050
   Fourth Quarter........................          42.86     38.10       0.25      45.62     26.50         0.055

Year Ended December 31, 1999
   First Quarter.........................        $ 47.00   $ 43.25      $0.29    $ 38.38   $ 27.00        $0.055
   Second Quarter........................          50.00     44.75       0.30      45.00     27.12         0.055
   Third Quarter.........................          48.00     38.00       0.30      43.44     29.75         0.055
   Fourth Quarter........................          39.25     32.00       0.30      35.00     27.44         0.060

Year ended December 31, 2000
   First Quarter.........................        $ 37.00   $ 31.50      $0.35    $ 39.19   $ 24.63        $0.060
   Second Quarter........................          50.00     30.00       0.35      36.25     28.19         0.060
   Third Quarter.........................          58.50     45.88       0.35      45.63     30.00         0.060
   Fourth Quarter........................         112.13     57.63       0.35      45.50     33.96         0.065

Year ending December 31, 2001
   First Quarter
   (through January 23, 2001)............        $112.75   $106.63        N/A    $ 41.65   $ 37.00         N/A


     If the average trading price per share of Franklin common stock were $40.40 (the closing price as reported on the NYSE on October 24, 2000, the business day preceding the public announcement that Franklin and Fiduciary had entered into the plan of acquisition), then you would receive for each share of Fiduciary common stock that you own 2.8065 shares of Franklin common stock, representing a value of $113.38 per share of Fiduciary common stock. If the average trading price per share of Franklin common stock were $__________ (the closing price as reported on the NYSE on January __, 2001, the business day two days prior to the date of this proxy statement/prospectus), then you would receive for each share of Fiduciary common stock that you own ________ shares of Franklin common stock, representing a value of $_______ per share of Fiduciary common stock.

     Franklin and Fiduciary urge you to obtain current market quotations before voting your shares. Because the shares of Franklin common stock you will receive in the acquisition for each share of Fiduciary common stock you own is based on the average of the closing sale prices of Franklin common stock during the pricing period set forth in the plan of acquisition, the number and value of shares of Franklin common stock you will receive upon the completion of the acquisition may vary significantly from the number and value of shares of Franklin common stock that holders of Fiduciary common stock would receive if the acquisition were completed on the date of this proxy statement/prospectus.

                             SELECTED FINANCIAL DATA

     The following tables present (1) selected historical financial data of Franklin, (2) selected historical financial data of Fiduciary and (3) selected unaudited pro forma financial data of Franklin assuming the acquisition of Fiduciary.

                SELECTED HISTORICAL FINANCIAL DATA OF FRANKLIN
      (in millions, except assets under management and per share amounts)

     The following selected financial data of Franklin for, and as of the end of, each of the years in the five-year period ended September 30, 2000 are derived from the respective audited historical financial statements and should be read in conjunction with such financial statements and the notes thereto, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page __.

                                                                        Year ended as of September 30,
-------------------------------------------------------------------------------------------------------------
                                                2000           1999           1998          1997         1996
                                                =============================================================
Summary of Operations
   Operating revenues                       $2,340.1       $2,262.5       $2,577.3      $2,163.3     $1,519.5
   Net income                                  562.1          426.7          500.5         434.1        314.7
Financial Data
   Total assets                              4,042.4        3,666.8        3,480.0       3,095.2      2,374.2
   Long-term debt                              294.1          294.3          494.5         493.2        399.5
   Stockholders' equity                      2,965.5        2,657.0        2,280.8       1,854.2      1,400.6
   Operating cash flow                         701.7          584.5          693.7         428.5        359.6
Assets Under Management
(in billions)
     Period ending                             229.9          218.1          208.6         226.0        151.6
     Simple monthly average                    227.7          219.8          226.9         192.0        141.1
Per Common Share
Earnings
     Basic                                      2.28           1.69           1.98          1.72         1.30
     Diluted                                    2.28           1.69           1.98          1.71         1.25
Cash dividends                                  0.24           0.22           0.20          0.17         0.15
Book value                                     12.17          10.59           9.06          7.36         5.82

                     SELECTED FINANCIAL DATA OF FIDUCIARY
      (In millions, except asset under management and per share amounts)

     The following selected financial data of Fiduciary for, and as of the end of, each of the years in the five-year period ended December 31, 1999 are derived from the respective audited historical financial statements and should be read in conjunction with such financial statements and the notes thereto, contained elsewhere in this proxy statement/prospectus. The selected financial data of Fiduciary for, and as of the end of, the nine months ended September 30, 2000 and 1999 are derived from unaudited condensed consolidated financial statements of Fiduciary and should be read in conjunction with such financial statements and the notes thereto, contained elsewhere in this proxy statement/prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" on page __ and "Fiduciary's Consolidated Financial Statements" on page F-1.

                                    Nine months ended
                                      September 30,                        Year ended December 31,
---------------------------------------------------------------------------------------------------------------------
                                        2000       1999          1999        1998       1997        1996        1995
---------------------------------------------------------------------------------------------------------------------
Summary of Operations

      Operating revenues           $ 140.0      $ 121.6       $ 162.4      $ 148.2    $ 136.4     $ 123.3    $ 113.5

      Net income                      16.7         13.4          19.8         17.5       15.0        12.2       11.5

Financial Data

      Total assets                   624.9        474.7         569.4        475.6      554.7       448.5      381.4

      Long-term debt                   0.0          0.0           0.0          0.0        0.0         0.0        0.0

      Stockholders' equity            97.7         98.0          87.3         89.0       79.8        70.4       65.3

      Operating cash flow             11.3          6.8          15.2          8.9       14.4        16.1       11.5

Assets Under Management
(in billions)

      Period ending                   50.3         45.4          50.6         44.4       38.7        33.0       36.0

      Simple monthly average          51.3         45.3          46.1         41.4       35.1        36.8       32.5

Per Common Share

   Earnings

      Basic                           2.29         1.84          2.72         2.41       2.06        1.67       1.59

      Diluted                         2.29         1.84          2.72         2.41       2.06        1.67       1.59

   Cash dividends                     1.05         0.89          1.19         0.99       0.82        0.74       0.69

   Book value                        13.43        13.47         12.00        12.24      10.97        9.68       8.97

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
               OF FRANKLIN ASSUMING THE ACQUISITION OF FIDUCIARY
                     (in thousands, except per share data)

     The following table sets forth selected unaudited pro forma financial data that is presented to give effect to the acquisition. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of financial position that would have occurred if the acquisition had been consummated as of September 30, 2000, nor is it indicative of results of operations assuming the acquisition had been consummated as of October 1, 1999. The unaudited pro forma financial data should be read together with the historical financial statements and the notes thereto of Franklin incorporated by reference in this proxy statement/prospectus, the historical financial statements of Fiduciary included in this proxy statement/prospectus and the unaudited pro forma financial statements contained elsewhere in this document. See "Unaudited Pro Forma Financial Information" on page___.

                               Fiscal year ended September 30, 2000
                                   Lower       Mid-point      Upper
------------------------------------------------------------------------
                                      (1)         (2)         (3)
Summary of Operations
(in millions)
      Operating revenues            $ 2,531.7    $ 2,531.7  $ 2,531.7

      Net income                        541.0        541.0      541.0

Financial Data
(in millions)

      Total assets                    5,490.8      5,490.7    5,490.7

      Long-term debt                    294.1        294.1      294.1

      Stockholders' equity            3,790.6      3,790.5    3,790.5

Assets Under Management
(in billions)

      Period ending                     280.2        280.2      280.2

      Simple monthly average            279.0        279.0      279.0

Per Common Share
   Earnings

      Basic                              2.00         2.02       2.04

      Diluted                            2.00         2.02       2.03

   Cash dividends                        0.24         0.24       0.24
   Book value                           14.17        14.30      14.40


Notes

     1 Assumes an exchange ratio of 3.2697 if the average closing price of Franklin common stock is below $34.68. Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 3.2697.

     2 Assumes an exchange ratio of 2.9429 if the average closing price of Franklin common stock is $38.53, which is the midpoint between $34.68 and $42.38. Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 2.9429.
     3 Assumes an exchange ratio of 2.6754 if the average closing price of Franklin common stock is above $42.38. Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 2.6754.

                       COMPARATIVE PER SHARE INFORMATION


     The following table shows historical per share data of Franklin and Fiduciary and also shows similar information reflecting the combination of the two companies, which is referred to as "pro forma" information.


     The comparative per share data are derived from, and should be read in conjunction with, the audited historical financial statements of Franklin that are incorporated by reference in this proxy statement/prospectus and the audited historical financial statements and unaudited interim financial statements of Fiduciary included elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information" and "Fiduciary's Consolidated Financial Statements" on page F-1.


     The pro forma equivalent per Fiduciary share data were calculated by multiplying the corresponding pro forma combined per Franklin share data by assuming an exchange ratio at the lower, mid-point and upper range of the average closing price of Franklin common stock as calculated in the plan of acquisition. See "The Plan of Acquisition and Related Agreements - Acquisition Consideration" on page __. The pro forma equivalent data show how each common share of Fiduciary would have participated in the net income and book value of the combined company if Franklin and Fiduciary had been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of the combined company.

                                                                      Fiscal year ended September 30, 2000
                                                                      ------------------------------------
                                                                          Lower       Mid-point           Upper
                                                                            (1)             (2)             (3)
Franklin Historical
             Net income per diluted share                                  2.28            2.28          2.28
             Cash dividends per share                                      0.24            0.24          0.24
             Unaudited book value per share                               12.17           12.17         12.17

Fiduciary Historical
             Unaudited Net income per diluted share                        3.18            3.18          3.18
             Unaudited Cash dividends per share                            1.35            1.35          1.35
             Unaudited book value per share                               13.43           13.43         13.43

Unaudited Pro Forma Combined net income per diluted share
             Per Franklin share                                            2.00            2.02          2.03
             Equivalent per Fiduciary share                                6.54            5.94          5.43

Unaudited Pro Forma combined cash dividend per share
             Per Franklin share                                            0.24            0.24          0.24
             Equivalent per Fiduciary share                                0.78            0.71          0.64

Unaudited Pro Forma combined book value per share
             Per Franklin share                                           14.17           14.30         14.40

             Equivalent per Fiduciary share                               46.33           42.08         38.53


Notes

     1 Assumes an exchange ratio of 3.2697 if the average closing price of Franklin common stock is below $34.68.
        Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 3.2697.
     2 Assumes an exchange ratio of 2.9429 if the average closing price of Franklin common stock is $38.53, which is the midpoint between $34.68 and $42.38.
        Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 2.9429.
     3 Assumes an exchange ratio of 2.6754 if the average closing price of Franklin common stock is above $42.38.
        Equivalent per Fiduciary share is calculated by multiplying the Franklin amounts by the assumed exchange ratio of 2.6754.

                   RISK FACTORS RELATING TO THE ACQUISITION

     In addition to the other information included and incorporated by reference in this document, Fiduciary shareholders should consider carefully the matters described below in determining whether to approve or adopt the plan of acquisition.

Fiduciary shareholders may receive Franklin common stock in the acquisition with an initial value of less than $113.38

     If the average trading price of Franklin common stock used to calculate the exchange ratio is less than $34.68, the exchange ratio will be fixed at 3.2697 shares of Franklin common stock for each share of Fiduciary common stock. If this occurs, and the price of Franklin common stock at the completion of the acquisition is less than $34.68, the initial value of the Franklin common stock to be received by Fiduciary shareholders will be less than $113.38.

     In addition, the price of Franklin common stock at the completion of the acquisition could be lower than the average trading price used to determine the exchange ratio. Therefore, even if the average trading price used to determine the exchange ratio is greater than $34.68, Fiduciary shareholders also could receive Franklin common stock with an initial value of less than $113.38.

     The price of Franklin common stock at the completion of the acquisition may vary from the respective prices on the date of this proxy statement/prospectus, the date of the special meeting and the date on which the exchange ratio is determined. This may be due to a number of factors, including:

       . changes in the business, operations or prospects of Franklin or Fiduciary;

       . market assessments of the likelihood that the acquisition will be completed and the timing of the completion of the acquisition;

       .  the prospects of post-acquisition operations;

       . the effect of any conditions or restrictions imposed on or proposed with respect to Franklin by regulatory agencies due to the acquisition; or

       .  general market and economic conditions and other factors.

     In addition, the stock market recently has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price of the Franklin common stock before completion of the acquisition.

The exchange ratio could be significantly different from what it would be if determined before the special meeting

     Because the exchange ratio will not be determined until the receipt of certain regulatory approvals for the acquisition which are not expected to be obtained until after the special meeting, you must decide whether or not to approve or adopt the plan of acquisition before knowing the actual exchange ratio. Changes in the price of Franklin common stock between the date of this proxy statement/prospectus and the completion of the acquisition may cause the actual exchange ratio to differ significantly from the exchange ratio that would have existed if it had been calculated on or before the special meeting.

Franklin May Not Be Able to Achieve the Benefits It Expects from the Acquisition

     Achieving the anticipated benefits of the acquisition will depend in part on close collaboration between the management and key personnel of the two companies in a timely and efficient manner so as to minimize the risk that the acquisition will result in the loss of clients or employees or the continued diversion of the attention of management.

     There can be no assurance that any of the anticipated benefits to the acquisition will be realized. In addition, the attention and effort devoted to consummating and achieving the benefits of the acquisition could significantly divert management's attention from other important issues, which could materially and adversely affect Franklin's operating results or stock price.

Following the Acquisition, Franklin Will Be Subject to Federal Reserve Board Regulation

     The transaction is subject to Federal Reserve Board and other regulatory approvals. If such regulatory approvals are obtained and the acquisition is completed, then Franklin will become a bank holding company and a financial holding company and Franklin and its subsidiaries will be subject to Federal Reserve Board regulations under the Bank Holding Company Act of 1956, which may include minimum capital requirements. Additionally, prior approval of the Federal Reserve Board may be required in order to effect a change in control of Franklin.

The Acquisition Could Adversely Affect Franklin's Combined Financial Results or the Market Price of Its Common Stock

     If the benefits of the acquisition do not exceed the costs associated with the acquisition, including any dilution to Franklin's stockholders resulting from the issuance of shares in connection with the acquisition, Franklin's financial results, including earnings per share, could be adversely affected. In addition, if Franklin does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts, the market price of Franklin common stock may decline.

Uncertainties Associated with the Acquisition May Cause Fiduciary to Lose
Clients

     Fiduciary's clients may, in response to the announcement of the acquisition, delay or defer decisions concerning their use of Fiduciary products and services following the acquisition. Any delay or deferral could have an adverse effect on the combined businesses of Franklin and Fiduciary. For example, Fiduciary may experience a decrease in expected revenue as a consequence of the uncertainties associated with the acquisition.

Risk Factors Relating to Franklin's Ongoing Business Operations

     For a discussion of risk factors relating to Franklin's ongoing business operations, see "Risk Factors" under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operation" appearing in Franklin's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. See "Where You Can Find More Information."

               CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING
                                  INFORMATION

     This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operation, plans, objectives, future performance and business of each of Franklin and Fiduciary both before and after the acquisition that are subject to risks and uncertainties. These "forward-looking statements" include, without limitation:

          .    statements regarding expansion and growth of business;

          . statements relating to revenues of the companies following the acquisition;

          .    future capital expenditures;

          .    regulatory matters;

          . business strategy and trends in or expectations regarding Franklin's or Fiduciary's operations; and

          . statements preceded by, followed by or including the words "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "likely," " will" or other similar words or phrases.

     These forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements, due to among other things:

          . expected cost savings from the acquisition may not be fully realized or realized within the expected time frame;

          .    revenues following the acquisition may be lower than expected;

          . costs or difficulties relating to the integration of the businesses of Franklin and Fiduciary may be greater than expected;

          . negative impact of actions required by the Federal Reserve Board in connection with the acquisition or Franklin's election to become a financial holding company may be greater than expected;

          . general political and economic conditions, either domestically or internationally or in the states in which Franklin or Fiduciary are doing business, may be less favorable than expected;

          . interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of personal and corporate customers' bankruptcies, and inflation, may be greater than expected;

          . competitive product and pricing pressures among financial services organizations may increase significantly;

          . legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, may adversely affect the businesses in which Franklin and Fiduciary are engaged; and

          . the factors set forth in "Risk Factors Relating to the Acquisition" on page ___.

     All written and oral forward-looking statements attributable to Franklin or Fiduciary or persons acting on behalf of Franklin and Fiduciary are expressly qualified in their entirety by such factors. Franklin and Fiduciary disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document or to reflect any change in the expectations of Franklin or Fiduciary after the date of this document or any change in events, conditions or circumstances on which any forward-looking statement is based.

     See "Where You Can Find More Information."

                              THE SPECIAL MEETING

     Fiduciary is furnishing this proxy statement/prospectus to shareholders of Fiduciary as part of the solicitation of proxies by the Fiduciary board of directors for use at the special meeting.

Date, Time and Place

     We will hold the special meeting on March 14, 2001, at 2:00 p.m., local time, at the Marriott World Trade Center, Three World Trade Center, New York, New York 10048.

Purpose of Special Meeting

     At the special meeting, we are asking you to consider and vote on a proposal to approve and adopt the plan of acquisition, between Franklin and Fiduciary. All members of the Fiduciary board of directors present at a meeting unanimously approved the plan of acquisition and the transactions contemplated by the plan of acquisition and recommended that you vote FOR the approval and adoption of the plan of acquisition.

Record Date; Shares Entitled to Vote; Quorum

     Only holders of record of shares of Fiduciary common stock at the close of business on January 26, 2001, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 7,276,168 shares of Fiduciary common stock were issued and outstanding and held by approximately 310 holders of record. A quorum is present at the special meeting if a majority of the shares of Fiduciary common stock that are issued and outstanding and entitled to vote at the special meeting are represented in person or by proxy. If a quorum is not present at the special meeting, a majority of the shares of Fiduciary common stock that are represented may adjourn the special meeting. Holders of record of shares of Fiduciary common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve and adopt the plan of acquisition.

Votes Required

     The approval and adoption of the plan of acquisition requires the affirmative vote of at least two-thirds of the shares of Fiduciary common stock outstanding on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will count as a vote against the approval and adoption of the plan of acquisition (except as indicated below with respect to shares held in an account for you under either the FTCI Deferred Compensation Plan or the TRIO Plan).

     As of the record date for the special meeting, Fiduciary directors and executive officers were the owners of approximately 1,114,607 shares, representing less than 16% of the issued and outstanding Fiduciary common stock. All Fiduciary directors who are executive officers have agreed to vote the shares of Fiduciary common stock beneficially owned by them for the approval and adoption of the plan of acquisition. See "The Plan of Acquisition and Related Agreements--Voting Agreements" on page ___.

Voting of Proxies

     You may submit your proxies by returning a properly signed proxy card in the enclosed postage-paid envelope. If you are a beneficial owner of shares of Fiduciary common stock and hold your shares through a broker, bank or other nominee, you will receive from your nominee voting instructions which must be followed in order to vote your shares.

     All shares represented by properly signed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly signed proxies that do not contain voting instructions will be voted for the plan of acquisition. Proxies that are not properly signed will not be voted at the special meeting and therefore will count as a vote against the approval and adoption of the plan of acquisition.

     Shares of Fiduciary common stock represented at the special meeting but not voting, including shares of Fiduciary common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for the approval and adoption of the plan of acquisition (including properly signed proxies that do not contain voting instructions) will be counted as favorable votes for that proposal. If you abstain from voting or do not vote, either in person or by proxy, it will count as a vote against the approval and adoption of the plan of acquisition.

     Brokers, banks or other nominees who hold shares of Fiduciary common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and count as votes against the approval and adoption of the plan of acquisition.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies, and would expect to do so if requested by Fiduciary. No proxy voted against the proposal to approve and adopt the plan of acquisition will be voted in favor of any such adjournment.

     Fiduciary does not expect that any matter other than the proposal to approve and adopt the plan of acquisition will be brought before the special meeting. If, however, other matters are properly presented for consideration at the special meeting by the Fiduciary board of directors, the persons named as proxies will vote in accordance with their judgment.

Voting Instruction Cards

     If shares of Fiduciary common stock are held in an account for you under either the FTCI Deferred Compensation Plan or the TRIO Plan, you will receive a voting instruction card in lieu of a proxy card with respect to those shares and you should return a properly signed voting instruction card in the enclosed postage-paid envelope.

     If you do not return your instruction card with respect to the shares held in an account for you under either the FTCI Deferred Compensation Plan or the TRIO Plan or you do not indicate on such instruction card how to vote such shares, those shares will be voted pro rata in accordance with the vote of shares held under, respectively, the FTCI Deferred Compensation Plan or the TRIO Plan as to which voting instructions were given to the respective trustee by participants therein.

Revocability of Proxies and Voting Instructions

     The grant of a proxy on the enclosed proxy card does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to its exercise by:

          . filing with the Secretary of Fiduciary a properly signed revocation of proxy;

          . submitting a properly signed proxy to the Secretary of Fiduciary bearing a later date; or

          . appearing at the special meeting, filing a written notice of revocation of your proxy with the Secretary of Fiduciary and voting in person.

     In the case of the instruction card, you make revoke your instructions by completing and submitting a new instruction card.

     Attendance at the special meeting will not itself constitute revocation of a proxy or voting instruction. In addition, if your shares of Fiduciary common stock are held in street name, you must obtain a proxy, signed in your favor, from the institution that holds your shares in order to vote in person at the special meeting.

Solicitation of Proxies

     Fiduciary will bear the cost of the solicitation of proxies from Fiduciary shareholders. In addition to solicitation by mail, the directors, officers and employees of Fiduciary and its subsidiaries may solicit proxies from shareholders by telephone or in person. Fiduciary will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Fiduciary common stock held of record by such persons. Fiduciary will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     Georgeson Shareholder Communications Inc. will assist in the solicitation of proxies by Fiduciary from banks, brokerage firms, other nominees, institutional holders and individual shareholders. Georgeson Shareholder Communications Inc.'s services will include:

          . delivering proxy materials to banks, brokerage firms and other nominees for redelivery to beneficial owners of shares of Fiduciary common stock;

          . placing follow-up calls to individuals and institutions to ensure receipt of the proxy materials and to encourage them to vote; and

          .    answering routine telephone inquiries from shareholders.

     Fiduciary will pay a fee of approximately $10,500 as compensation for its services, plus reimbursement of reasonable out-of-pocket expenses, and will indemnify Georgeson Shareholder

Communications Inc. against any losses arising out of Georgeson Shareholder Communications Inc.'s proxy soliciting services on behalf of Fiduciary.

Shareholders Should Not Send Stock Certificates With Their Proxies.

     A transmittal form with instructions for the surrender of certificates representing shares of Fiduciary common stock will be mailed to Fiduciary shareholders as soon as practicable after completion of the acquisition.

Franklin Stockholders

     Under Franklin's certificate of incorporation and bylaws, the rules of the NYSE and Delaware law, the approval and adoption of the plan of acquisition do not require the approval of Franklin's stockholders. Consequently, the approval of Franklin's stockholders is not being sought.

                                THE ACQUISITION

     The discussion in this proxy statement/prospectus of the material terms of the acquisition, the plan of acquisition and the stock option agreement should be read in conjunction with the plan of acquisition and the stock option agreement, which are attached as Annexes A and A-1 and Annex B to this proxy statement/prospectus.

Background of the Acquisition

     In January 2000, the Fiduciary board of directors received presentations from senior management of Fiduciary on the challenges faced by Fiduciary as a result of the pace and scope of change in the financial services industry and the potential impact of this change on Fiduciary. Additionally, in January and the first quarter of 2000, management reported a significant increase compared to prior years in unsolicited inquiries by prospective interested buyers.

     In January 2000, the Fiduciary board of directors established a study group consisting of members of the board, Mr. Charles Crocker, Mr. Richard A. Goldstein and Gov. Thomas H. Kean, to assist senior management in its review of Fiduciary's business and of the competitive landscape and to develop and implement long-term strategies for Fiduciary to maintain and enhance its competitive position. Upon his retirement as Chairman and Chief Executive Officer of Fiduciary Mr. Lawrence S. Huntington, also a member of the board, joined the study group.

     During the first three quarters of 2000, senior management of Fiduciary and the study group, along with Goldman, Sachs & Co., as financial advisor, and Cleary, Gottlieb, Steen & Hamilton, as outside counsel, had various meetings at which they assessed Fiduciary's business and objectives and discussed various strategies to remain competitive on a long-term basis in the financial services industry.

     During the summer of 2000, Ms. Anne M. Tatlock, Chairman and Chief Executive Officer of Fiduciary, and Mr. William Y. Yun, President of Fiduciary, met with a carefully selected group of institutions representing various types of firms that might offer strategic possibilities for Fiduciary. One such meeting occurred in late July 2000, among Ms. Tatlock, Mr. Yun and Mr. Charles
B. Johnson, Chairman and Chief Executive Officer of Franklin, at the Harvard Club in New York City. Together they discussed the histories of the two organizations and evolving industry trends and directions.

     At regular meetings of the Fiduciary board of directors during 2000, the Fiduciary board of directors was informed that senior management and the study group had continued to review Fiduciary's long-term strategy and had received input from select market participants as to how these participants were dealing with the challenges and opportunities of the rapidly evolving financial services landscape.

     At a meeting on September 28, 2000, Ms. Tatlock, Mr. Yun and Mr. Michael O. Magdol, Vice Chairman and Chief Financial Officer of Fiduciary, met with Mr. Charles B. Johnson, Mr. Martin L. Flanagan, President and Member of the Office of the President of Franklin, Mr. Charles E. Johnson, President and Member of the Office of the President of Franklin, Mr. Gregory E. Johnson, President of Franklin and Member of the Office of the President of Franklin, Mr. Rupert H. Johnson, Jr., Vice Chairman and Member of the Office of the Chairman of Franklin and Mr. Allen J. Gula, Jr., President and Member of the Office of the President of Franklin at the Franklin headquarters. At this meeting, representatives from each of Franklin and Fiduciary provided a review of their perspectives on industry trends, developments and emerging opportunities in the financial services industry. The parties also discussed the two firms' approach to the strategic issues within their respective lines of business and the impact of technology on each organization. Ms. Tatlock then met alone with Mr. Charles B. Johnson that same day. They further discussed the issues discussed in the meeting with the larger group. It became increasingly clear to both sides that they could be of enormous assistance to each other in implementing their respective long-term strategies.

     Ms. Tatlock subsequently reviewed with Fiduciary senior management the discussions with Franklin. They discussed how a potential business combination would result in a full service global asset management organization and the importance of Fiduciary's independence in the event of such a combination in order to maintain and enhance Fiduciary's business prospects and client retention. It was agreed that Fiduciary would explore with Franklin the possibility of a combination.

     Mr. Charles B. Johnson subsequently reviewed with senior management of Franklin how an alliance with Fiduciary would further Franklin's goal of being a premier global asset management company.

     On October 3, 2000, Franklin submitted to Goldman Sachs a draft indication of interest letter, the terms of which included a purchase price for Fiduciary of $750 million, which Fiduciary's senior management considered but rejected.

     On October 5, 2000, Franklin delivered to Fiduciary a revised indication of interest letter which included a purchase price of $825 million for Fiduciary, or a per share consideration of $113.38. In the letter, Franklin stressed, among other things, that in the proposed combination, Fiduciary would retain its name and a separate board of directors and that Fiduciary would become the global platform for the two companies' high net worth programs. Fiduciary's senior management considered the indication of interest and found the indicated price and terms sufficient to recommend to the study group that they begin discussing a business combination with Franklin.

     On October 6, 2000, Ms. Tatlock and Messrs. Yun, Biggs and Magdol reviewed and discussed with the study group the ongoing discussions with Franklin and the Franklin proposal of October 5, 2000. Also attending the meeting were Mr. Huntington, Ms. Carol K. Demitz, Chief Corporate Counsel of Fiduciary and representatives from Goldman Sachs and Cleary, Gottlieb, Steen & Hamilton. Representatives of Goldman Sachs presented a comparison of the purchase price being offered to Fiduciary by Franklin to other recent comparable transactions in the asset management industry. Representatives of Cleary, Gottlieb, Steen & Hamilton discussed the process in which negotiations toward a potential business combination might take place and the fiduciary duties that members of the Fiduciary board of directors owed to Fiduciary and its shareholders in considering a potential business combination. Senior management and the study group also discussed their conviction that in order to preserve Fiduciary's clientele and business, it would be necessary in any business combination for Fiduciary to retain a significant degree of independence and that it would be important to offer a compensation package to employees, in order to retain current and attract future Fiduciary employees and to compensate them for the substantial amount of work that would be required after any business combination over a several year period to make such combination a success. After a thorough discussion, the study group instructed and authorized senior management to begin negotiations with Franklin.

     On the morning of October 12, 2000, Ms. Tatlock, Mr. Huntington and members of the study group met with Mr. Charles B. Johnson in New York and began to discuss the acquisition. In the afternoon, Ms. Tatlock met again with Mr. Charles B. Johnson, Mr. Charles E. Johnson and Mr. Flanagan to discuss further issues related to Fiduciary's independence and the proposed combination.

     Later that day, on October 12, 2000, Franklin and Fiduciary entered into a confidentiality agreement containing customary terms and conditions regarding the confidential treatment of any information exchanged by the parties.

     From October 12, 2000 through October 25, 2000, representatives of Franklin and Franklin's legal and financial advisors conducted due diligence reviews at the offices of Weil, Gotshal & Manges LLP, Franklin's outside counsel, and Cleary, Gottlieb, Steen & Hamilton in New York City. As part of its due diligence review, Franklin reviewed public and non-public documents and information of Fiduciary and heard presentations by and made inquires of representatives of Fiduciary.

     From October 12, 2000 through October 25, 2000, representatives of Fiduciary and Fiduciary's legal and financial advisors conducted due diligence reviews of Franklin at the offices of Weil, Gotshal & Manges LLP and Cleary, Gottlieb, Steen & Hamilton in New York City. As part of its due diligence review, Fiduciary reviewed public and non-public documents and information of Franklin and heard presentations by and made inquires of representatives of Franklin.

     Between October 12, 2000 and October 25, 2000, representatives of Franklin and Fiduciary and their respective financial, accounting, tax and legal advisors held numerous meetings and discussions and participated in ongoing negotiations regarding the terms and structures for the acquisition at the offices of Weil, Gotshal & Manges LLP and Cleary, Gottlieb, Steen & Hamilton in New York City. During this period, counsel to Franklin and Fiduciary also held telephone conference calls and meetings at the respective law firms to review and discuss drafts of the plan of acquisition, the stock option agreement and related issues.

     On October 21, 2000, representatives of Franklin, Fiduciary and their respective financial advisers met and tentatively agreed, subject to further examination and discussions as well as approval of the boards of directors of the two companies and the execution of a definitive acquisition agreement, upon a fixed exchange ratio of 2.9429 shares of Franklin common stock for each outstanding share of Fiduciary common stock. This fixed exchange ratio was based on an overall purchase price of $825 million, divided by 7,276,168, the number of outstanding shares of Fiduciary common stock, or $113.38, divided by $38.53, the average closing price per share of Franklin common stock over the week of October 16-20, 2000.

     On October 23, 2000, Franklin's board of directors held a special meeting at which members of senior management, legal advisors and Merrill Lynch & Company, which had been retained by Franklin to serve as financial advisors in the transaction, were present. The Franklin board of directors discussed the strategic rationale of the transaction, key transaction terms, and a valuation and pro forma analysis of Fiduciary prepared by Merrill Lynch. After discussion, the Franklin board of directors created a transaction committee of directors that was authorized to review and approve an acquisition of Fiduciary on terms similar to those discussed with the full Franklin board of directors with such changes as it deemed appropriate.

     On October 23, 2000, representatives of Franklin and Fiduciary met with representatives of the Federal Reserve Board in Washington D.C. to discuss issues that might be raised if Franklin were to acquire Fiduciary and therefore be required to become a bank holding company and a financial holding company.

     On October 24, 2000, representatives of Franklin and Fiduciary met with representatives of the New York State Banking Department and with representatives of the Federal Reserve Bank of New York to discuss issues that might be raised if Franklin were to acquire Fiduciary and become a bank holding company and a financial holding company.

     On the morning of October 24, 2000, Franklin, Fiduciary and their respective financial advisors discussed appropriate financial protection for each other if the per share price of Franklin common stock were to increase or decrease in value from the price of $38.53, which was the price used for calculating the fixed exchange ratio of 2.9429 shares of Franklin common stock for each outstanding share of Fiduciary common stock. The parties agreed that the actual exchange ratio would be based on the Franklin average closing price for the 20 trading days immediately prior to the date certain regulatory approvals are obtained from the Federal Reserve Board and that if such average closing price was between $34.68 and $42.38 (inclusive), the exchange ratio would be between 3.2697 and 2.6754, resulting in a constant value based on such average closing price of $113.38. If the average closing price was greater than $42.38, the exchange ratio would be fixed at 2.6754, resulting in a value to Fiduciary shareholders of more than $113.38, and if the average closing price was less than $34.68, the exchange ratio would be fixed at 3.2697, resulting in a value to Fiduciary shareholders of less than $113.38.

     On October 24, 2000, the Fiduciary board of directors held a regular meeting attended by several officers of Fiduciary and representatives of Goldman Sachs and Cleary, Gottlieb, Steen & Hamilton at which senior management informed the board of directors of the proposed acquisition by Franklin and presented the chronology and content of previous meetings and negotiations with Franklin. Ms. Tatlock emphasized that the goals of Fiduciary in any potential business combination were to meet the strategic objectives of the company, serve its shareholders, clients and employees and leave the company with a degree of retained independence necessary to preserve Fiduciary's clientele and business. She also explained that it was critical to conduct a process that would not damage Fiduciary or its franchise. Ms. Tatlock and Messrs. Magdol and Yun then reviewed Franklin's history and current business.

     In addition, representatives of Goldman Sachs described its financial analyses performed with respect to the acquisition, which included, among other things, an overview of Franklin, the acquisition terms, pro forma analyses and valuation analyses. Goldman Sachs later delivered to the Fiduciary board of directors its written opinion to the effect that, as of October 25, 2000, and based upon and subject to the matters described in its opinion, the exchange ratio pursuant to the plan of acquisition, was fair from a financial point of view to the holders of the outstanding shares of Fiduciary common stock. Following Goldman Sachs' presentation, senior management and Fiduciary's legal counsel and financial advisors participated in discussions with the board of directors regarding the acquisition. During the meeting, Cleary, Gottlieb, Steen & Hamilton provided each member of the Fiduciary board of directors in attendance with a current draft of the plan of acquisition and the stock option agreement and summarized the terms of the proposed agreements and the transactions contemplated by them. In addition, Cleary, Gottlieb, Steen & Hamilton discussed the fiduciary duties that members of the Fiduciary board of directors owed to Fiduciary and its shareholders in considering the acquisition. The Fiduciary board of directors considered the documents and decided to meet again the next morning to continue discussions regarding the acquisition.

     On October 25, 2000, the Fiduciary board of directors had a special meeting also attended by representatives of Goldman Sachs and Cleary, Gottlieb, Steen & Hamilton at which further discussion with respect to the acquisition took place. Following discussion, all members of the Fiduciary board of directors present at the meeting unanimously approved the plan of acquisition and the stock option agreement and the transactions contemplated by the agreements.

     On October 25, 2000, the transaction committee of the Franklin board of directors met and reviewed the terms and conditions of the acquisition and authorized the execution and performance of the plan of acquisition, the stock option agreement and the transactions contemplated by the agreements.

     On October 25, 2000, following the execution and delivery of the definitive agreements, Franklin and Fiduciary issued a joint press release announcing the execution of the plan of acquisition.

     In late December 2000, Franklin informed Fiduciary that due to the number of uncertainties that existed in achieving pooling of interests accounting treatment and in view of the revisions anticipated to the rules governing the accounting for a business combination such as the acquisition of Fiduciary by Franklin, Franklin might wish to pursue the purchase rather than the pooling of interests method of accounting.

     On January 11, 2001, Franklin requested that Fiduciary consider an amendment to the acquisition agreement to provide that the acquisition of Fiduciary by Franklin be treated under the purchase rather than the pooling of interests method of accounting.

     On January 18, 2001, the Franklin board of directors had a special meeting at which the board of directors authorized senior management to execute an amendment to the plan of acquisition to account for the acquisition under the purchase rather than the pooling of interests method of accounting.

     On January 19, 2001, the Fiduciary board of directors had a special meeting attended by representatives of Goldman Sachs, Cleary, Gottlieb, Steen & Hamilton and Ernst & Young LLP, Fiduciary's independent auditors, at which senior management informed the Fiduciary board of directors of Franklin's request to treat the acquisition under the purchase rather than the pooling of interests method of accounting. Representatives of Goldman Sachs then described its revised financial analyses performed with respect to the acquisition which included, among other things, the acquisition terms, pro forma analyses and valuation analyses. Goldman Sachs then delivered to the Fiduciary board of directors a written opinion to the effect that, as of January 19, 2001, and based upon and subject to the matters described in its opinion, the exchange ratio pursuant to the plan of acquisition was fair from a financial point of view to the holders of the outstanding shares of Fiduciary common stock. Following Goldman Sachs' presentation, senior management and Fiduciary's legal counsel and accounting and financial advisors participated in discussions with the board of directors regarding the accounting of the acquisition under the purchase rather than the pooling of interests method. During the meeting each member of the Fiduciary board of directors in attendance was provided with a current draft of the amendment to the plan of acquisition. Following discussion and consideration of the amendment to the plan of acquisition, all members of the Fiduciary board of directors present at the meeting unanimously approved the amendment to the plan of acquisition to account for the acquisition under the purchase rather than the pooling of interests method of accounting.

     On January 19, 2001, Franklin and Fiduciary executed and delivered the amendment to the plan of acquisition and issued a joint press release announcing the execution of the amendment.

Fiduciary's Reasons for the Acquisition

     In reaching its decision to approve the plan of acquisition and the transactions contemplated by the agreement, and to recommend that Fiduciary shareholders vote to approve and adopt the plan of acquisition, the Fiduciary board of directors consulted with senior management and its financial and legal advisors. In view of the variety of material factors considered in connection with its evaluation of the acquisition, the Fiduciary board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Fiduciary board of directors may have given different weight to different factors. The Fiduciary board of directors considered a number of factors, including the following material factors:

     . the belief that the acquisition represented a unique strategic fit, which would combine two existing global financial services franchises into one with superior growth prospects, synergies and complementary capabilities across the two companies' business lines, which belief stems in part from the following factors:

             . both the individual and institutional businesses of Fiduciary are complementary to the services offered by Franklin to its clients, resulting in continuity of all key parts of Fiduciary's business;

             . Franklin will provide significant additional resources needed for Fiduciary to retain existing, and to attract new clients and employees while maintaining its existing business lines and maintaining its independence;

             . Franklin provides a range of investment alternatives not currently being directly provided by Fiduciary and the combination with Franklin would thus enable Fiduciary to expand the range of services that Fiduciary's clients might use in furthering their investment objectives;

             . Franklin's extensive range of offices worldwide would significantly strengthen Fiduciary's ability to broaden its new business initiatives to global institutional clients;

             . the acquisition would allow Fiduciary access to a more advanced technology platform to supplement its services to its clients and put Fiduciary in a more competitive position; and

             . Franklin's large market capitalization and actively traded stock would allow Fiduciary to provide more tailored and competitive performance-based compensation packages and thereby enhance its ability to retain and attract skilled professionals.

     . the opportunity for Fiduciary shareholders to receive consideration in the form of Franklin common stock at a significant premium to the current and historical trading value of shares of Fiduciary common stock;

     . the fact that the consideration for each share of Fiduciary common stock is fixed within an exchange ratio range, providing some downside protection and upside advantage if general market prices or the price of Franklin common stock decreases or increases prior to the consummation of the acquisition;

     . Franklin's intention to operate Fiduciary as a separate company that would maintain its current board of directors, retain the Fiduciary brand name, bank regulatory status and its headquarters in New York, thereby enabling Fiduciary to retain the high degree of independence necessary to preserve Fiduciary's business and to grow the combined companies;

     . Franklin's intention to have Ms. Tatlock remain as Chairman and Chief Executive Officer of Fiduciary, to join the Franklin board of directors and to be a member of the Office of the Chairman;

     . the strategic and financial alternatives available to Fiduciary in the rapidly changing financial services industry, including the business risks of remaining an independent company;

     . the belief of the Fiduciary board of directors that the required regulatory approvals, including approval by the Federal Reserve Board, for the acquisition would be obtainable;

     . the terms and conditions of the plan of acquisition and the stock option agreement and the transactions contemplated by the agreements and the view of the Fiduciary board of directors that satisfaction of the conditions to closing of the acquisition was probable;

     . the various agreements and undertakings made by Franklin to Fiduciary employees and the anticipated long-term and short-term interests of Fiduciary and Fiduciary's employees, clients and other constituencies;

     . the financial presentation by Goldman Sachs and its written opinions addressed to the Fiduciary board of directors as to the fairness, from a financial point of view to holders of shares of Fiduciary common stock, of the exchange ratio pursuant to the plan of acquisition, as described below under the subcaption "The Acquisition--Opinion of Goldman, Sachs & Co." on page ----;

     . the expectation that the acquisition would qualify as a tax-free reorganization;

     . historical information concerning Fiduciary's and Franklin's respective businesses, financial performance and condition, operations, technology, management and competitive position, including Franklin's filings with the Securities and Exchange Commission concerning the results of operations;

     . the financial condition, results of operations, business and prospects of Fiduciary and Franklin before and after giving effect to the acquisition;

     . current financial market conditions and historical market prices, volatility and trading information with respect to shares of Fiduciary and Franklin common stock; and

     . the impact of the acquisition on Fiduciary clients, employees and other constituencies.

     The Fiduciary board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the acquisition, including:

     . the uncertainty as to the effect of the public announcement of the acquisition on various clients of Fiduciary and the ability of Fiduciary to retain and attract employees;

     . the possibility that the acquisition might not be consummated and the risks to the business of Fiduciary if that were to occur, including loss of clients and/or employees or the possibility of a different and inferior third-party offer;

     . the risk that the anticipated benefits sought in the acquisition might not be fully realized, which could disrupt and adversely affect the level of service to Fiduciary's clients, reduce the growth prospects and opportunities for synergies and result in the loss of employees seeking opportunities elsewhere;

     . the risks resulting from the concentrated nature of the shareholding of Franklin and of the composition of the management of Franklin; and

     . the risks associated with fluctuations in the price of Franklin common stock prior to the completion of the acquisition.

Certain of these negative considerations are further discussed under "Risk Factors Relating to the Acquisition" beginning on page----.

     The Fiduciary board of directors believed that some of these risks are unlikely to occur, that Fiduciary could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the acquisition.

Franklin's Reasons for the Acquisition

     In reaching its decision to approve the acquisition, the plan of acquisition and the transactions contemplated by the plan of acquisition, the Franklin board of directors consulted with and received advice from senior management and its financial, accounting and legal advisors and considered a number of factors. The factors include:

     . the belief that Fiduciary is a preeminent global investment manager with a strong international presence;

     . Fiduciary has a successful high net worth business with $14 billion managed for 1,100 high net worth individuals and families;

     . Fiduciary has an established institutional business with strong client and consultant relationships; and

     . the belief that Franklin could distribute Fiduciary's investment products through Franklin's retail channel, diversify Franklin's product portfolio and reduce business risk, extend Fiduciary's high net worth service model to financial advisor channels and cross-sell Fiduciary's international equity growth and international fixed income products.

Recommendation of the Fiduciary Board of Directors

     After careful consideration, all members of the Fiduciary board of directors present at a meeting unanimously approved the plan of acquisition and the transactions contemplated by the agreement, determined that the plan of acquisition and the transactions contemplated by the agreement are advisable to, and in the best interests of, Fiduciary and its shareholders and recommended that the shareholders of Fiduciary vote FOR the approval and adoption of the plan of acquisition.

Opinion of Goldman, Sachs & Co.

     On October 25, 2000, Goldman Sachs delivered a written opinion, dated as of October 25, 2000, and subsequently, on January 19, 2001, delivered a written opinion dated as of January 19, 2001 to the Fiduciary board of directors that, as of the date of each such opinion, the exchange ratio pursuant to the plan of acquisition was fair from a financial point of view to the holders of the outstanding shares of Fiduciary common stock. Goldman Sachs was requested to deliver its opinion dated as of January 19, 2001, by the Fiduciary board of directors in connection with the change in accounting treatment for the acquisition. See "The Acquisition - Background of the Acquisition."

     The full text of the written opinion of Goldman Sachs, dated as of January 19, 2001, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex D and is incorporated herein by reference. The description of the opinion set forth in this document is qualified in its entirety by reference to Annex D. Holders of shares of Fiduciary common stock are urged to, and should, read such opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

          .   the plan of acquisition;

          . the Registration Statement on Form S-4 of Franklin, as filed with the SEC on December 26, 2000, including the preliminary proxy statement/prospectus relating to the special meeting;

          . Annual Reports of Fiduciary for the three years ended December 31, 1999;

          . Annual Reports to stockholders and Annual Reports on Form 10-K of Franklin for the five fiscal years ended September 30, 2000;

          .   Quarterly Financial Highlights of Fiduciary;

          .   certain interim reports to stockholders;

          .   Quarterly Reports on Form 10-Q of Franklin; and

          . certain internal financial analyses and forecasts for Fiduciary and Franklin prepared by their respective managements, including certain cost savings projected by the managements of Fiduciary and Franklin to result from the transaction contemplated by the plan of acquisition.

     Goldman Sachs also held discussions with members of the senior management of Fiduciary and Franklin regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the plan of acquisition and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

          . reviewed reported price and trading activity for the Fiduciary common stock and the Franklin common stock;

          . compared certain financial and stock market information for Fiduciary and Franklin with similar information for certain other companies the securities of which are publicly traded;

          . reviewed the financial terms of certain recent business combinations in the asset management industry specifically and other industries generally; and

          . performed such other studies and analyses as it considered appropriate.


     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Fiduciary or Franklin or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the plan of acquisition will be obtained without any adverse effect on Fiduciary or Franklin or on the benefits of the transaction contemplated by the plan of acquisition.

     The advisory services and the opinion of Goldman Sachs are provided for the information and assistance of the Fiduciary board of directors in connection with its consideration of the transaction contemplated by the plan of acquisition, and such opinion does not constitute a recommendation as to how any holder of shares of Fiduciary common stock should vote with respect to such transaction.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to the Fiduciary board of directors on January 19, 2001 attached hereto as Annex D.

     The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

Selected U.S. Investment Management Companies Analysis

     Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to Fiduciary and Franklin to corresponding financial information, ratios and public market multiples for thirteen U.S. investment management companies:

Large Cap Companies
-------------------
          .    AMVESCAP PLC;

          .    Alliance Capital;

          .    Stilwell Financial;

          .    T. Rowe Price Associates Inc.;



          .    Federated Investors, Inc.;

          .    Neuberger Berman;

Mid and Small Cap Companies
---------------------------

          .    BlackRock;

          .    Waddell & Reed Financial Inc.;



          .    Eaton Vance Corporation;

          .    John Nuveen Company;

          .    Affiliated Managers Group Inc.;

          .    Gabelli Asset Management; and

          .    Phoenix Investment Partners Ltd.



     The selected U.S. investment management companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Fiduciary and Franklin. Goldman Sachs calculated and compared various financial multiples and ratios with respect to Fiduciary, Franklin and the selected U.S. investment management companies. The multiples for Fiduciary and Franklin were calculated using a share price of $110.25 per share and $38.75 per share, respectively (the closing prices on January 12, 2001). Similarly, the multiples and ratios for each of the selected companies were based on the closing prices on January 12, 2001. With respect to the selected companies, among other things, Goldman Sachs considered:
          . estimated P/E for 2000 and 2001, based on IBES estimates with respect to Franklin and the selected U.S. investment management companies and based on Fiduciary management's projections with respect to Fiduciary;

          .    IBES estimated 5-year growth rate;


          .    2001 P/E/IBES estimated 5-year growth rate; and

          . levered market capitalization (i.e., the market value of common equity plus the book value of debt and preferred stock less cash) as a percentage of AUM, a multiple of latest twelve month revenue and a multiple of latest twelve month EBITDA.


     As used herein, "P/E" means the ratio of price to earnings; "IBES" means Institutional Brokers Estimate System, a source of analysts' estimates and research for institutional investors; "AUM" means assets under management; and "EBITDA" means earnings before interest, taxes, depreciation and amortization.

     The results of this analysis were as follows:

                                          IBES      2001 P/E/
                           P/E            5 yr      IBES 5 yr.          Levered Market Cap/
                    ----------------                               ------------------------------
  Company           2000E      2001E     Growth      Growth        AUM       Revenue      EBITDA
---------           -----      -----     ------      -----         ----      -------      ------
Fiduciary           37.0x      37.8x      N/A        N/A           1.6%        4.3x        14.0x
Franklin            16.4       14.9      14.0%       1.1x          3.4         4.0         11.9

Selected U.S. Investment Management Companies:

                                         IBES      2001 P/E/
                         P/E             5 yr      IBES 5 yr.           Levered Market Cap/
                   ----------------                               -----------------------------
                   2000E      2001E     Growth      Growth        AUM       Revenue      EBITDA
---------          -----      -----     ------      ------        ---       -------      ------
Large Cap
Companies
---------
High                26.6x      23.7x     16.0%       2.0x          6.7%       6.3x       16.8x
Low                 16.4       14.2      12.0        0.9           2.7        4.4         8.2
Mean                21.2       18.9      14.6        1.3           3.7        5.3        12.8
Median              20.7       18.7      15.0        1.2           2.9        5.4        13.3

Mid and Small
Cap Companies
-------------
High                  28.0x      23.3x      22.5%       1.4x         6.9%        5.6x       14.2
Low                   14.6       12.9       10.0        0.6          1.2         2.2         7.5
Mean                  18.8       16.4       16.3        1.1          3.2         4.2        10.1
Median                18.1       16.0       15.0        1.1          3.0         4.9         9.8

All Companies
-------------
Mean                  19.7x      17.4       15.4%       1.2x         3.4%        4.7x       11.4x
Median                18.3       16.3       15.0        1.1          3.0         5.0        11.0

Summary of Recent Transactions of Companies in the U.S. Asset Management
Industry

     Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to the acquisition to corresponding financial information, ratios and public market multiples relating to selected transactions of companies in the U.S. asset management industry between January 1999 and January 12, 2001. With respect to the selected transactions, among other things, Goldman Sachs considered:

           .   approximate AUM;

           .   aggregate consideration;

           .   multiple of revenue;

           .   multiple of LTM EBITDA;

           .   multiple of LTM EPS/net income; and

           .   percentage of assets under management.

     As used herein, "LTM" means the latest twelve month; and "EPS" means earnings per share.

     The multiples in each case were derived with respect to the year that the relevant transaction was announced. The analysis with respect to Fiduciary and Franklin assumed a price of $113.38.

     The results of this analysis were as follows:

                                                                                              Purchase Price
                                                                                   Multiple    as Percentage
                             Approximate                               Multiple     of LTM       of Assets
                            Assets Under      Aggregate    Multiple     of LTM      EPS/net        Under
                             Management     Consideration  of Revenue   EBITDA      income      Management
                           -----------------------------------------------------------------------------------
                           ($ in billions) ($ in millions)
Summary - Institutional Managers
High                           $ 265.0         $4,650.0        9.0x       22.2x        40.8x         8.8%
Low                                2.4            200.0        2.5         7.3         21.3          1.2
Mean                              51.3          1,750.1        5.6        13.6         25.5          4.0
Median                            12.6          1,873.1        5.0        12.9         22.6          3.9
Summary - Mutual Fund Managers
High                           $  24.7         $1,810.0        5.7x       18.5x        40.3x        11.9%
Low                                1.4             22.5        4.0         9.2         21.1          1.6
Mean                              13.9            771.4        4.9        13.2         29.7          5.9
Median                            16.0            650.0        4.9        12.6         27.6          5.1
Summary - Industry
High                           $ 265.0         $4,650.0        9.0x       22.2x        40.8x        11.9%
Low                                1.4             22.5        2.5         7.3         21.1          1.2
Mean                              40.8          1,389.5        5.3        13.4         26.7          4.7
Median                            14.1            950.0        5.0        12.9         22.8          4.0

Franklin/ Fiduciary            $  49.4         $  825.0        4.4x       14.4x        37.7x         1.7%

Comparison of Multiples in Selected Transactions

     Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples relating to the acquisition to corresponding financial information, ratios and public market multiples relating to the following two transactions in the U.S. asset management industry.


          .   Schwab / U.S. Trust; and

          .   Alliance Capital / Sanford Bernstein.

     With respect to the selected transactions, among other things, Goldman Sachs considered:

          .   approximate AUM;

          .   aggregate consideration;

          .   LTM revenue;

          .   LTM EBIDTA; and

          .   LTM net income.

     The results of this analysis were as follows:

                                       Schwab/         Alliance Capital/       Franklin/
        ($ in millions)               U.S. Trust       Sanford Bernstein       Fiduciary
-----------------------------     ------------------- ------------------ --------------------
Transaction Summary
   Approximate AUM                    $   77,400           $  85,500         $ 49,400
   Aggregate Consideration                 2,850               3,500              825

Multiples
   LTM Revenue                               5.8x               N.A.              4.4x

   LTM EBITDA                               22.2                10.5x            14.4
   LTM Net Income                           40.9                N.A.             37.7


Accretion / Dilution Analysis

     Goldman Sachs prepared pro forma analyses of the financial impact of the acquisition using estimates provided by Fiduciary's management and IBES estimates for Franklin. Goldman Sachs compared the earnings per share on a GAAP basis and a cash basis of Franklin on a stand-alone basis to that of the combined company on a pro forma basis for 2001, 2002 and 2003 and analyzed these comparisons under differing accounting treatment for the acquisition as a pooling of interests and as a purchase with amortization of purchase price goodwill over 25 years, 40 years and without amortization. Goldman Sachs performed these analyses assuming synergies for 2001, 2002 and 2003 and also performed these analyses assuming no synergies. Both analyses were based on equity consideration of $825 million or $113.38 per Fiduciary share.

     Based on such analyses, the acquisition assuming synergies would be:

          . moderately dilutive to Franklin's estimated earnings per share in 2001 and 2002 on a GAAP basis and on a cash basis, regardless of the type of accounting treatment or position in the price collar;

          . moderately dilutive to Franklin's estimated earnings per share on a GAAP basis in 2003 at the lower range of the price collar with respect to the exchange ratio, regardless of the type of accounting treatment;

          . moderately dilutive to Franklin's estimated earnings per share on a cash basis in 2003 at the lower range of the price collar with respect to the exchange ratio if the acquisition were accounted for as a pooling, and moderately accretive if the acquisition were accounted for as a purchase regardless of the amortization schedule;

          . moderately accretive to Franklin's estimated earnings per share on a GAAP basis in 2003 at the mid point of the price collar with respect to the exchange ratio if the acquisition were accounted for as a pooling or as a purchase with no amortization, and moderately dilutive if the acquisition were accounted for as a purchase and the amortization schedule was for 25 or 40 years;

          . moderately dilutive to Franklin's estimated earnings per share on a cash basis in 2003 at the mid point of the price collar with respect to the exchange ratio if the acquisition were accounted for as a pooling, and moderately accretive if the acquisition were accounted for as a purchase regardless of the amortization schedule;

          . moderately accretive to Franklin's estimated earnings per share on a GAAP basis in 2003 at the upper range of the price collar with respect to the exchange ratio if the acquisition were accounted for as a pooling or as a purchase with no amortization, and moderately dilutive if the acquisition were accounted for as a purchase and the amortization schedule was for 25 or 40 years;

          . moderately accretive to Franklin's estimated earnings per share on a cash basis in 2003 at the upper range of the price collar with respect to the exchange ratio, regardless of the type of accounting treatment;

     Based on such analyses, the acquisition assuming no synergies would be:

          . moderately dilutive to Franklin's estimated earnings per share on a GAAP basis and on a cash basis in each of 2001, 2002 and 2003, regardless of the type of accounting treatment or position in the price collar.

Contribution Analysis

     Goldman Sachs reviewed historical and estimated future operating and financial information, including, among other things, market capitalization, net income, tangible equity and assets under management and the relative contribution, with respect to each of Fiduciary and Franklin to the combined entity contemplated by the plan of acquisition.

     The results of this analysis were as follows:

      ($ in millions)             Fiduciary     %          Franklin           %           Combined
---------------------------     ------------ --------  -----------------  ---------   ---------------
Market Cap (01/12/2001)            $802.3      7.8%        $9,440.2         92.2%         $10,242.5
Market Cap at Deal Price            825.0      8.0          9,440.2         92.0          $10,265.2
LTM Net Income                       21.9      3.8            553.7         96.2              575.6
2000E Net Income (a)                 21.2      3.8            538.7         96.2              560.0

Tangible Equity (6/30/2000)          96.2      5.5          1,655.4         94.5            1,751.6
AUM ($bn) (9/30/2000)                49.4     17.7            229.9         82.3              279.3

(a)    Fiduciary management estimates annualized for year end September 30.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Franklin or the contemplated transaction.

     The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion, dated as of January 19, 2001, to the Fiduciary board of directors as to the fairness from a financial point of view to the holders of shares of Fiduciary common stock of the exchange ratio pursuant to the plan of acquisition. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of the Fiduciary board of directors, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinions to the Fiduciary board of directors were among the many factors taken into consideration by the Fiduciary board of directors in making its determination to approve the plan of acquisition. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs with respect to its opinion as of January 19, 2001, and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex D hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Fiduciary, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the plan of acquisition. Goldman Sachs has also provided certain investment banking services to Franklin from time to time, including having acted as its financial advisor in its acquisition of Templeton, Galbraith and Hansberger Ltd in 1992, having acted as agent in connection with Franklin's commercial paper program and the sale of medium term notes of Franklin, having provided underwriting services in connection with the securitization by a subsidiary of Franklin of certain auto loan receivables and having provided underwriting services to Franklin in connection with an equity offering relating to the sale of shares by Franklin separate from the shares being issued to Fiduciary shareholders in the acquisition. In connection with a change in the accounting treatment of the acquisition from the pooling of interests method to the purchase method, Franklin has cancelled the offering. Goldman Sachs also may provide investment banking services to Franklin in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time affect transactions and hold securities, including derivative securities, of Fiduciary and Franklin for its own account and for the account of customers.


     Pursuant to a letter agreement dated July 3, 2000, Fiduciary engaged Goldman Sachs to act as financial advisor to assist Fiduciary in connection with the transaction contemplated by the plan of acquisition. Pursuant to the terms of the letter agreement, Fiduciary has agreed to pay Goldman Sachs upon consummation of the plan of acquisition a transaction fee of $12,250,000. Fiduciary also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Material U.S. Federal Income Tax Consequences of the Acquisition

     Subject to the limitations and qualifications set forth in this section, the discussion in this section represents the opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Fiduciary, as to the material U.S. federal income tax consequences of the acquisition to U.S. holders of Fiduciary common stock, Fiduciary and Franklin. Counsel has delivered this opinion, dated January 26, 2001, to Fiduciary.

     Tax Opinion Condition to Closing

     The obligations of Franklin and Fiduciary to complete the acquisition are conditioned on the receipt by Fiduciary of an additional opinion from Cleary, Gottlieb, Steen & Hamilton, counsel to Fiduciary, dated as of the closing date of the acquisition, substantially to the effect that the acquisition will qualify as a reorganization within the meaning of Section 368(a)of the U.S. Internal Revenue Code. Counsel's tax opinion will be based upon assumptions noted in the opinion and on factual representations of Fiduciary and Franklin contained in certificates signed by officers of Fiduciary and Franklin to be delivered at the time of the closing of the acquisition. Neither Franklin nor Fiduciary intends to waive the receipt of counsel's opinion as a condition to its obligation to complete the acquisition, and neither party will waive the receipt of an opinion as a condition to its obligations to complete the acquisition without recirculating this document in order to resolicit stockholder approval of the waiver. Counsel's opinion will not be binding on the IRS or any court. Neither Franklin nor Fiduciary intends to obtain a ruling from the IRS with respect to the tax consequences of the acquisition.

     Counsel presently intends to deliver to Fiduciary, at closing an opinion that satisfies the requirements set forth in the prior paragraph, and it is assumed for purposes of the remainder of the discussion in this section that counsel will deliver such an opinion.

     Counsel's opinion is based on and subject to the Internal Revenue Code, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. "U.S. holder" means a citizen or resident of the United States or a corporation created or organized in the United States or any state in the United States or the District of Columbia. In addition, this discussion does not address all aspects of United States federal income taxation that may be important to a U.S. holder in light of a U.S. holder's particular circumstances or if a U.S. holder is subject to special rules, such as rules relating to:

     . shareholders who or which are not citizens, residents of the United States or domestic entities;

     . shareholders who do not hold their shares of Fiduciary common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code;

     . shareholders subject to the alternate minimum tax provisions of the Internal Revenue Code;

     .    shareholders who perfect dissenters' appraisal rights;

     .    dealers in securities;

     .    financial institutions;

     .    insurance companies;

     .    mutual funds;

     .    tax-exempt entities;

     . shareholders who acquired their shares of Fiduciary common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation;

     . shareholders who hold their shares of Fiduciary common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction; and

     . shareholders who hold their shares of Fiduciary common stock in a partnership or other pass-through entity.

    Qualifying Reorganization

    The acquisition will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. In the event the acquisition so qualifies, the following tax consequences will result:

    Tax Consequences to U.S. Holders of Fiduciary Common Stock

    Except as discussed below with respect to cash received upon the sale of fractional shares or as a result of exercising your dissenters' rights, you will not recognize gain or loss for United States federal income tax purposes when you exchange your Fiduciary common stock for Franklin common stock pursuant to the acquisition. The aggregate tax basis of the Franklin common stock you receive in the acquisition will be the same as your aggregate tax basis in the Fiduciary common stock you surrender in exchange for the Franklin common stock, reduced by the tax basis of any fractional interest in Franklin common stock for which you receive cash. The holding period of the Franklin common stock you receive as a result of the exchange will include the period during which you held the Fiduciary common stock you exchange in the acquisition.

    You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive upon disposition of your fractional share interest in Franklin common stock. Your gain or loss will be measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of Fiduciary common stock allocable to such fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if you have held your shares of Fiduciary common stock for more than one year at the time the acquisition is completed.

     Backup Withholding

     Under the Internal Revenue Code, you may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received upon the sale of your fractional share interest, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under such rules is not an additional tax and may be refunded or credited against your federal income tax liability, provided that the required information is furnished to the IRS.

     The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal tax consequences or any other consequences of the acquisition. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local and any applicable foreign income or other tax consequences to you of the acquisition.

Accounting Treatment


     This acquisition will be accounted for by Franklin as a purchase of a business. Under this method of accounting, the assets and liabilities of Fiduciary will be recorded at their fair value, and any excess of Franklin's purchase price over the fair value of Fiduciary's tangible net assets will be recorded as intangible assets, including goodwill. The revenues and expenses of Fiduciary will be included in Franklin's consolidated financial statements from the date the acquisition is completed.

Interests of Directors and Executive Officers of Fiduciary in the Acquisition

    When considering the recommendation of the Fiduciary board of directors that shareholders vote in favor of the approval and adoption of the plan of acquisition, Fiduciary shareholders should be aware that directors and executive officers of Fiduciary have interests in the acquisition as directors or officers that are different from, or in addition to, those of a Fiduciary shareholder, as described below. The Fiduciary board was aware of and considered the interests of its directors and executive officers when it considered and approved the plan of acquisition and transactions contemplated by the agreement.

    Change in Control Severance Plan. Under the FTCI Change in Control Severance Plan (referred to as the "Change in Control Plan"), approximately 154 employees of Fiduciary, including Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow, Magdol and Hochberger, each a director and executive officer of Fiduciary, are entitled, under certain circumstances, to receive cash payments and other benefits if their employment is terminated in connection with a change in control of Fiduciary. The consummation of the acquisition would constitute a change in control of Fiduciary for purposes of the Change in Control Plan. However, Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow and Magdol have waived their rights under the Change in Control Plan with respect to the acquisition in connection with the employment agreements entered into with Franklin and Fiduciary.

     Participants in the Change in Control Plan are entitled to receive certain benefits if the participant's employment is terminated by Fiduciary without cause (as defined in the plan) or by the participant for good reason (as defined in the plan) (or, depending upon the participant, for any reason during certain window periods) during the period commencing on the change in control and ending on the second anniversary of such change in control (or, in certain cases, if the participant's employment is terminated during the six months prior to the change in control). The aggregate benefits to which a participant would be entitled in such circumstances vary depending upon the participant and include accrued compensation (including a pro-rated bonus), continuation of health coverage, life insurance and other welfare and fringe benefit plans for a period ranging from one year to three years, certain supplemental pension benefits (including the establishment of a "rabbi trust" to aid Fiduciary's payment of such benefits), retiree medical benefits (if applicable), and a lump sum severance payment equal to one, two or three times the participant's base salary and bonus (as determined under the plan). In addition, with respect to certain participants, Fiduciary may pay an additional amount in order to make such participant whole for any excise taxes paid by the participant with respect to the benefits received in connection with the change in control. In connection with receipt of benefits pursuant to the Change in Control Plan, participants in the Change of Control Plan have agreed to certain nondisclosure, noncompetition and nonsolicitation covenants for a period ranging from one to two years (depending upon the participant) following termination of employment with Fiduciary.

     Employment Agreements. Following the execution of the plan of acquisition, Fiduciary and Franklin entered into new five-year employment agreements with Ms. Tatlock and Messrs. Yun, Goodfellow and Magdol, and a three-year employment agreement with Mr. Biggs, which become effective as of the closing date of the acquisition. For a complete description of the terms of the employment agreements, see "The Plan of Acquisition and Related Agreements--Executive Employment Agreements and Covenants Not to Compete" on page ___. Ms. Tatlock has been elected as a director of Franklin at its stockholders meeting on January 25, 2001. Ms. Tatlock will serve as a member of the Franklin board of directors and a member of the Office of the Chairman, for so long as such office is in existence, upon the closing of the acquisition. Additionally, the plan of acquisition provides that the current Fiduciary board of directors will be permitted to continue to serve as directors of Fiduciary for at least three years following the acquisition.

     Huntington Consulting Agreement. On July 1, 2000, Fiduciary entered into a three-year consulting agreement with Mr. Lawrence S. Huntington, Director and former Chairman and Chief Executive Officer of Fiduciary, pursuant to which Mr. Huntington promised to provide certain consulting services to Fiduciary and, in exchange for such services, is entitled to certain consulting fees. Upon a change in control of Fiduciary, Fiduciary will no longer be obligated to pay consulting fees to Mr. Huntington, the consulting period will terminate upon the first anniversary of the change in control and Mr. Huntington will receive, within 30 days after the date of the change in control, a lump sum payment of $2,879,000 in addition to any compensation accrued through the date of the change in control. In exchange for such payments, Mr. Huntington has agreed to provide certain transitional consulting services for a period of 12 months following a change in control and to be bound by certain noncompetition and nonsolicitation covenants for a period of 30 months following termination of the consulting period in connection with a change in control. The consummation of the acquisition would constitute a change in control of Fiduciary for the purposes of the consulting agreement.

     Accelerated Vesting. In the acquisition, all of the shares of Fiduciary common stock held in participants' accounts under the FTCI Deferred Compensation Plan will be converted into freely tradable shares of Franklin common stock based upon the exchange ratio. Upon consummation of the acquisition, all shares of stock and cash held in participants' accounts (including the accounts of directors and executive officers) under this plan will immediately vest and be distributed to participants. See "Security Ownership of Certain Beneficial Owners and Management of Fiduciary Common Stock" on page ___. In addition, all amounts credited to accounts of directors pursuant to the FTCI Deferred Cash Compensation Plan for the Fiduciary board of directors will be paid out to the directors in lump sums upon consummation of the acquisition.

     Indemnification of Fiduciary Directors and Officers. Under the terms of the plan of acquisition, Franklin has also agreed, following the acquisition, to indemnify the existing and past directors, officers and employees of Fiduciary and its subsidiaries based on or arising from the fact that such person is or was a director, officer or employee of Fiduciary or its subsidiaries or based on, arising out of or pertaining to the transactions contemplated by the plan of acquisition. In addition, Franklin will use its commercially reasonable efforts to cause the officers and directors of Fiduciary immediately prior to the consummation of the acquisition to be covered by Fiduciary's current directors' and officers' liability insurance for a six-year period following the acquisition, or will purchase a substitute policy of at least the same coverage and amounts with terms and conditions no less advantageous with an insurance company with the same or better rating by A.M. Best Company or reasonably approved by the Fiduciary board of directors. From and after the effective time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Fiduciary and its subsidiaries with respect to their activities as such prior to the effective time, as provided in Fiduciary's organization certificate or bylaws, will survive the acquisition and will remain in full force and effect. Additionally, Franklin has agreed to provide substantially similar terms of indemnification for the employees, agents, directors or officers of Fiduciary and its subsidiaries with respect to their activities as such following the effective time.

     Employee Retention and Transition Compensation Program

     Purpose. Immediately following consummation of the acquisition, Franklin will establish a pool of $85 million for the salaried employees of Fiduciary, including all of the executive officers, which is designed to retain and motivate employees in providing services for a several year period necessary to assist in the transition of ownership of Fiduciary and to integrate Fiduciary into the Franklin organization.

     Eligibility. Salaried Fiduciary employees who remain continuously employed with Fiduciary through the applicable date following the closing of the acquisition are eligible for compensation under the program. For a discussion of the application of the compensation program to Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow and Magdol see "Executive Employment Agreements and Covenants Not to Compete" on page ___. The amount and timing of such compensation for each category of eligible employee is as follows:

                                  Multiple of       80% Cash           10% Option      10% Option
                                  Base Salary       Payout             Exercise Date   Exercise Date
                                 -------------------------------------------------------------------------
Non-Officers                      .25x              1.5 years from     2 years from    2.5 years from
                                                    Closing Date       Closing Date    Closing Date
                                 -------------------------------------------------------------------------

                                 --------------------------------------------------------------------------
Officers to Vice Presidents       .50x              1.5 years from     2 years from    2.5 years from
                                                    Closing Date       Closing Date    Closing Date
                                 --------------------------------------------------------------------------
Vice Presidents & above           .50 - 3.00x       2 years from       3 years from    4 years from Closing
                                                    Closing Date       Closing Date    Date
                                 --------------------------------------------------------------------------


     Form of Payment. Subject to a participant's continued employment with Fiduciary (with certain exceptions in the case of death or permanent disability), each compensation payment will be payable 80% in cash and 20% in the form of stock options granted on the closing of the acquisition, which will become exercisable on the applicable date set forth in the table above in two 10% tranches at an exercise price of the per share NYSE closing price of Franklin common stock on the closing date of the acquisition. Each stock option granted to a participating employee will be for a number of shares of Franklin common stock equal to 10% of the employee's compensation payment divided by the per share New York Stock Exchange composite closing price of Franklin common stock on the day of the closing of the acquisition, multiplied by three.

     Timing of Payments. Franklin will pay the cash portion of such payments as soon as practicable after the applicable date indicated in the table above, but in no event later than 30 days after the applicable date. Franklin will issue the stock option portion of the payments on the closing of the acquisition and the stock options will become exercisable on the applicable dates indicated in the table above. All stock options will be granted for a five-year term and will be treated as incentive stock options to the extent permissible by applicable law.

     Effect of Termination of Employment. In the event of a termination of employment, the stock options that have become exercisable prior to such termination of employment will remain exercisable until:

     . 90 days following termination of employment other than for death or permanent disability; or

     . 6 months following the date of death or permanent disability or such longer term as may be provided in Franklin's standard option plans.

     If a participating employee's employment is terminated by reason of death or permanent disability as defined in Fiduciary's long-term disability policy prior to the payment and/or exercise date indicated in the above table, the employee will be entitled, as of his or her termination date, to the balance of the compensation payment allocated to him or her in either cash or stock options, as applicable. If a participating employee's employment is terminated for any reason other than death or permanent disability prior to the payment and/or exercise date indicated in the above table, the employee will forfeit his or her cash payment and non-exercisable options.

Regulatory Approvals Required for the Acquisition

     Completion of the acquisition is subject to a number of regulatory approvals and consents.

     In order to complete the acquisition and thereby become a bank holding company, Franklin must first obtain the approval of the Federal Reserve Board under the Bank Holding Company Act (or "BHCA") and the Federal Reserve Board's regulations. In reviewing applications under the BHCA, the Federal Reserve Board must consider, among other factors, (1) the financial and managerial resources and future prospects of the existing and merged institutions and (2) the convenience and needs of the communities to be served. In addition, the Federal Reserve Board may not approve an acquisition:

     . that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

     . if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly; or

     .    if it would in any other manner be a restraint of trade.

However, the Federal Reserve Board may approve an acquisition if it finds that the anticompetitive effects of the acquisition are clearly outweighed by the public interests and the probable effect of the acquisition on meeting the convenience and needs of the communities to be served. Any acquisition approved by the Federal Reserve Board may not be completed until 30 days after the approval is obtained. During this 30-day period, the Department of Justice may challenge the acquisition on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

     As part of its consideration of Franklin's bank holding company application, the Federal Reserve Board can be expected to evaluate the two stockholders of Franklin who each own more than 10% of the outstanding voting common stock of Franklin.

     In order to become a financial holding company under the Bank Holding Company Act, Franklin must file a declaration with the Federal Reserve Board that each of Fiduciary and Franklin's thrift institution subsidiary, Franklin Templeton Bank and Trust, F.S.B., is well capitalized and well managed. A well capitalized institution must meet the capital requirements set forth on page __ (see "Prompt Corrective Actions" below). A well managed institution must have received at least a satisfactory bank examination rating for management as well as a satisfactory composite CAMEL rating.

     Under the Community Reinvestment Act (or "CRA") and the Gramm-Leach-Bliley Act, the Federal Reserve Board must also take into account the record of performance of each of Franklin's existing and proposed FDIC-insured depository institution subsidiaries in meeting the credit needs of its respective community, including low and moderate income neighborhoods, through community development activities. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Franklin's thrift institution subsidiary, Franklin Templeton Bank and Trust, F.S.B., currently holds a "satisfactory" examination rating under the CRA. Under federal banking regulations, Fiduciary is not subject to the requirements of, or evaluation under, the CRA because it is a "special purpose bank" that does not perform commercial or retail banking services by granting credit to the public in the ordinary course of business, other than as an incident to its specialized operations. Fiduciary's federal banking regulator, the FDIC, has previously confirmed to Fiduciary its exempt status under the CRA. Nevertheless, there can be no assurance that community groups or others will not comment on, or seek to file a protest regarding, Franklin's application to the Federal Reserve Board with respect to CRA issues or other matters.

     In addition, the acquisition is subject to the prior approval of the New York State Banking Department under provisions of the New York Banking Law. In determining whether to approve the acquisition application, the New York State Banking Department considers, among other factors:

     . whether the acquisition would be consistent with adequate or sound banking and/or would result in concentration of assets beyond limits consistent with effective competition;

     . whether the acquisition would result in a lessening of competition that would be injurious to the interest of the public or tend toward monopoly; and

     . whether the acquisition would serve the public interest and the public's needs and convenience.

     As part of its review of the acquisition, the New York State Banking Department may also evaluate the two stockholders of Franklin who each own more than 10% of the outstanding voting common stock of Franklin.

     In addition, Franklin's indirect acquisition of three state-chartered trust company subsidiaries of Fiduciary is subject to the prior approval of the bank regulatory authorities of the states of California, Delaware and Florida. Such approvals are subject to similar standards as those outlined above for New York.

     Additional non-banking regulatory approvals, consents and notices must be obtained or provided in connection with the acquisition. These include notifying or obtaining the consent or approval of various authorities or self-regulatory organizations, including the National Association of Securities Dealers, Inc. (or "NASD"), and obtaining the consents of the directors and shareholders of the registered investment companies advised by Fiduciary and/or several of its subsidiaries to the deemed assignment of their investment advisory contracts resulting from the acquisition. Approval of, or filings with, various foreign regulatory authorities also will be required with respect to certain of Fiduciary's overseas offices and subsidiaries.

     Franklin filed the application for the approval of the Federal Reserve Board on December 22, 2000, the application for the approval of the New York State Banking Department on January 12, 2001, and is in the process of obtaining approval of other state and foreign regulators. Franklin does not know of any reason why it would not be able to obtain the approval of the Federal Reserve Board or the relevant state or foreign regulators in a timely manner. Franklin and Fiduciary are not aware of any other regulatory approvals that would be required for completion of the acquisition, except as described above.

     If any of the requisite material regulatory approvals are not obtained, the acquisition cannot proceed. In addition, for Franklin to become a financial holding company, Fiduciary and Franklin's thrift institution subsidiary must continue to be well capitalized and well managed. There can be no assurance that Franklin will be able to obtain all regulatory approvals.

Regulatory Matters Relating to the Business of Franklin Following the
Acquisition

     Financial Modernization Legislation. On November 12, 1999, the Gramm-Leach-Bliley Act was enacted. Effective March 11, 2000, the Gramm-Leach-Bliley Act permits qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than had previously been permitted for bank holding companies. Permitted affiliates include securities brokers, underwriters and dealers, investment managers, mutual fund distributors, insurance companies and companies engaged in other activities that are "financial in nature or incidental thereto" or "complementary" to a financial activity. A bank holding company may elect to become a financial holding company if each of its subsidiary banks and other depository institution subsidiaries is well capitalized, is well managed and has at least a "satisfactory" rating under the CRA.

     The Gramm-Leach-Bliley Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities, investment management services, insurance activities, and engaging within the United States in any activity that a bank holding company could engage in outside of the country if the Federal Reserve Board determined before enactment of the Gramm-Leach-Bliley Act that the activity was usual in connection with banking or other financial operations internationally. In addition, the Federal Reserve Board, in cooperation with the Treasury Department, may declare additional activities to be financial in nature, and the Federal Reserve Board may unilaterally declare activities to be "complementary" to a financial activity. On March 10, 2000 and January 4, 2001, the Federal Reserve Board issued interim rules specifying the activities that are permissible for financial holding companies as activities that are financial in nature. Among these permissible activities are organizing, sponsoring and managing a mutual fund so long as: (1) the fund does not exercise managerial control over the entities in which the fund invests; and (2) the financial holding company reduces its ownership in the fund, if any, to less than 25% of the equity of the fund within one year after sponsoring the fund or such additional period as the Federal Reserve Board permits. The Federal Reserve Board also issued an interim rule governing the permissibility of merchant banking investments made by financial holding companies and, on January 10, 2001, issued a final rule governing such investments. On March 17, 2000, the Federal Reserve Board also issued, for public comment, a proposal that would impose higher capital charges on merchant banking investments and certain other equity investments held in nonfinancial companies by financial holding companies and bank holding companies. This proposal was significantly revised and reissued for further public comment on January 18, 2001. The Federal Reserve Board may issue final versions of these and other regulations regarding financial holding companies that may limit Franklin's business or impose additional costs or requirements.

     Under the Gramm-Leach-Bliley Act and the Federal Reserve Board's regulations, if any depository institution subsidiary of a financial holding company subsequently fails to be well capitalized or well managed as described above, the financial holding company must promptly enter into an agreement to correct the condition. The Federal Reserve Board has the authority to limit the activities of such a financial holding company. If the condition is not corrected within six months or within the additional time granted by the Federal Reserve Board, the financial holding company must either divest its bank subsidiaries or divest nonbank operations that are conducted in reliance upon its financial holding company status.

     The Gramm-Leach-Bliley Act also requires that each federally insured depository institution of a financial holding company have received a rating of at least "satisfactory" in its most recent examination under the CRA. The CRA generally requires that each federally insured bank or thrift institution serve the convenience and needs of its community, including the low and moderate income segments of its community. The CRA also requires that Federal banking regulators take into account an institution's record of serving its community in connection with obtaining regulatory approvals. In addition, the Federal banking regulators periodically assess an institution's record by conducting examinations that result in a CRA rating. The CRA does not apply to firms that are not insured depository institutions, or to affiliates of an insured depository institution. If any one of the insured bank or thrift subsidiaries of a financial holding company does not receive at least a "satisfactory" CRA examination rating, the financial holding company may not commence any new activity or investment, or acquire a company engaged in any activity or investment (other than certain merchant banking or investments made by insurance companies), in reliance upon its authority as a financial holding company under the Gramm-Leach-Bliley Act. As noted above, Franklin's thrift institution subsidiary, Franklin Templeton Bank and Trust, F.S.B., currently holds a "satisfactory" CRA examination rating, and Fiduciary is exempt from the requirements of the CRA.

     The Federal Reserve Board's regulations provide that the Federal Reserve Board reserves the right to prohibit a financial holding company from engaging in new activities or acquiring additional companies if the Federal Reserve Board concludes that the financial holding company's capital or managerial resources are not adequate.

     The Gramm-Leach-Bliley Act establishes the Federal Reserve Board as the umbrella supervisor for financial holding companies and adopts an administrative approach to regulation that requires the Federal Reserve Board to defer to the actions and requirements of the U.S. "functional" regulators of subsidiary broker-dealers, investment advisers, investment companies, insurance companies, and other regulated non-depository institutions. Thus, the various state and Federal regulators of a financial holding company's non-depository institution subsidiaries would retain their jurisdiction and authority over such operating entities. As the umbrella supervisor, however, the Federal Reserve Board has the potential to affect the operations and activities of a financial holding company's subsidiaries through its authority over the financial holding company parent. In addition, the Gramm-Leach-Bliley Act provides the Federal Reserve Board with back-up regulatory authority over functionally regulated subsidiaries, such as broker-dealers and banks, to intervene directly in the affairs of the subsidiary for specific reasons.

     General. Franklin will become a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHCA. In addition, Franklin will take advantage of provisions added to the BHCA for a diversified financial services firm to become a financial holding company. As a financial holding company, Franklin's activities and those of its banking and nonbanking subsidiaries generally will be limited to the business of banking and activities that are financial or incidental thereto or are complementary to a financial activity. As a bank holding company, Franklin will not be permitted, directly or indirectly, to acquire the ownership or control of more than 5% of any class of voting shares, or substantially all of the assets, of any bank or thrift institution without the prior approval of the Federal Reserve Board.

     Franklin's thrift institution subsidiary and Fiduciary are subject to supervision, regulation and examination by each institution's Federal banking regulator -- the Office of Thrift Supervision and the FDIC, respectively. In addition, Fiduciary is subject to supervision, regulation and examination by the New York State Banking Department, and certain of its subsidiaries are subject to supervision, regulation and examination by other state and foreign banking and securities regulatory authorities. The Federal banking regulators have broad enforcement authority over Federally-insured depository institutions, including the power to:

          .   terminate deposit insurance;

          . appoint a conservator or receiver if any of a number of conditions exist; and

          .   impose substantial fines and other civil penalties.

     Almost every aspect of the operations and financial condition of Fiduciary and its subsidiaries, and of Franklin's thrift institution subsidiary, are subject to extensive regulation and supervision and to various requirements and restrictions under Federal and state law, including requirements governing:

           .     capital adequacy;               .    management practices;

           .     liquidity;                      .    branching;

           .     earnings;                       .    loans;

           .     dividends;                      .    investments; and

           .     reserves against deposits;      .    the provision of services.

     Various consumer protection laws and regulations also affect the operations of Fiduciary and its subsidiaries. Fiduciary's deposits are insured up to applicable limits by the FDIC. Supervision and regulation of financial holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which Fiduciary and Franklin's thrift institution subsidiary are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

     Payment of Dividends. Franklin is a legal entity separate and distinct from Fiduciary and from Franklin's thrift institution subsidiary. There are various legal and regulatory limitations under Federal and state law on the extent to which banks and thrift institutions may pay dividends, finance or otherwise supply funds to their holding companies.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the holding company and its bank and thrift institution subsidiaries. As Franklin will be a bank holding company, this policy may be applied to it even though it will also be a financial holding company. In addition, among other things, dividends from a New York-chartered bank, such as Fiduciary, in any year are generally limited to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits.

     Under Federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the Federal bank regulatory agencies. The relevant Federal banking regulatory agencies, and the state banking regulatory agencies, also have authority to prohibit a bank or a bank holding company from engaging in what, in the opinion of the regulatory body, constitutes an unsafe or unsound practice. The payment of dividends could, depending upon a bank's or bank holding company's financial condition, be deemed to constitute such an unsafe or unsound practice.

     Transactions with Affiliates. Each of Fiduciary and Franklin's thrift institution subsidiary is subject to restrictions under Federal law that limit transactions with Franklin and its nonbank subsidiaries, including loans and other extensions of credit, investments or asset purchases. In general, such transactions by a depository institution with any one affiliate are limited in amount to 10% of the depository institution capital and surplus and, with all affiliates together, to an aggregate of 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized in specified amounts and such loans and extensions of credit, as well as other transactions, could be subject to certain other restrictions and requirements. These and various other transactions, including any payment of money to Franklin, must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

     Holding Company Liability. Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its bank subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As a bank holding company, Franklin may be subject to this policy even though it is also a financial holding company. As discussed below under "Prompt Corrective Action," a bank holding company could be required to guarantee the capital plan of an undercapitalized bank or thrift institution subsidiary or subject the bank or thrift institution to seizure by the FDIC.

     Under the Gramm-Leach-Bliley Act if the Federal Reserve Board orders a registered broker-dealer, investment adviser, investment company or insurance company that is, or is affiliated with, a bank holding company to transfer capital to an affiliated bank, the Securities and Exchange Commission or state insurance regulator can veto such an order. If the Securities and Exchange Commission or state insurance regulator vetoes such an order, the Federal Reserve Board can order the financial holding company to divest the bank affiliate.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the Federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Prompt Corrective Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories:

          .   well capitalized;

          .   adequately capitalized;

          .   undercapitalized;

          .   significantly undercapitalized; and

          .   critically undercapitalized.

     Each capital category is subject to differing regulation. A well-capitalized, adequately capitalized or undercapitalized institution may sometimes be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions, including paying dividends, or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, sometimes, required to take actions with respect to depository institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

          . prohibiting the payment of principal and interest on subordinated debt;

          . prohibiting the holding company from making distributions without prior regulatory approval;

          .   placing limits on asset growth and restrictions on activities;

          .   placing additional restrictions on transactions with affiliates;

          .   restricting the interest rate the institution may pay on deposits;

          . prohibiting the institution from accepting deposits from correspondent banks; and

          . in the most severe cases, appointing a conservator or receiver for the institution.

     A depository institution that is undercapitalized is required to submit a capital restoration plan, and this plan will not be accepted unless, among other things, the institution's holding company guarantees the plan up to a specified amount. The failure to submit such a guaranteed capital plan may result in the seizure of the depository institution by the FDIC.

     To be considered "well capitalized" under regulations of the Federal banking regulators, U.S. banks and thrift institutions must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and a Tier 1 leverage ratio of at least 5%, and must not be subject to any regulatory written agreement, order or directive to meet and maintain a specific capital level.

     As of the date of this proxy statement/prospectus, both Fiduciary and Franklin's thrift institution subsidiary, Franklin Templeton Bank and Trust, F.S.B., were considered to be "well capitalized" under these standards.

     Capital Adequacy. The Federal Reserve Board has adopted various capital guidelines for bank holding companies. The Federal Reserve has not indicated that the guidelines will be modified with respect to a bank holding company such as Franklin that also qualifies as a financial holding company.

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets is 8%. Risk-weighted assets are the credit risk equivalents of balance sheet assets and various off balance sheet items such as standby letters of credit. At least half of the total capital must be composed of "Tier 1" capital, which consists of common stockholders' equity, including retained earnings, qualifying non-cumulative perpetual preferred stock, minority interests in the equity accounts of consolidated subsidiaries, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder ("Tier 2" capital) may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet Federal Reserve Board requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital to non-risk weighted, balance sheet assets of at least 3 %, in the case of strong bank holding companies (having the highest composite regulatory examination rating) and bank holding companies that calculate capital for trading portfolios and foreign exchange and commodity exposures under a supplemental Market Risk Measure component of the Federal Reserve Board's capital adequacy guidelines. For all other bank holding companies, the minimum leverage ratio is 4%.

     The Federal Reserve Board's risk-based and leverage ratios are minimum supervisory ratios, generally applicable to organizations that meet specified criteria, and have high regulatory ratings. Bank holding companies not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The Federal Reserve Board may set capital requirements for a particular bank holding company that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The Federal banking regulators have also established risk-based and leverage capital guidelines that insured banks and thrift institutions are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies.

     The capital ratios for Franklin, on a pro forma basis, Franklin Templeton Bank and Trust, F.S.B., and Fiduciary are provided in the chart below.

                    Risk-Based Capital and Leverage Ratios

                                                                                             To be Well Capitalized
                                                                  Minimum For Capital        Under Prompt Corrective
(in thousands)                                   Actual            Adequacy Purposes            Action Provisions
-----------------------------------------------------------------------------------------------------------------------
                                              Amount    Ratio      Amount      Ratio             Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Franklin  (pro forma)
 As of September 30, 2000
 Total Capital (To Risk-Weighted Assets)    $120,687   26.0%      $37,186      8.0%              $46,482    10.0%
 Tier 1 Capital (To Risk-Weighted Assets)   $119,912   25.8%      $18,593      4.0%              $27,889     6.0%
 Tier 1 Capital (to Average Assets)         $119,912   16.0%      $29,963      4.0%              $37,454     5.0%

-----------------------------------------------------------------------------------------------------------------------
Franklin Templeton Bank & Trust, F.S.B.
 As of September 30, 2000
 Total Capital (To Risk-Weighted Assets)     $22,923   23.1%      $ 7,946      8.0%               $9,932    10.0%
 Tier 1 Capital (To Risk-Weighted Assets)    $22,148   22.3%      $ 3,973      4.0%               $5,959     6.0%
 Tier 1 Capital (to Average Assets)          $22,148   18.8%      $ 4,716      4.0%               $5,895     5.0%

-----------------------------------------------------------------------------------------------------------------------

Fiduciary
 As of September 30, 2000
 Total Capital (To Risk-Weighted Assets)     $97,764   26.7%    $29,240        8.0%              $36,550    10.0%
 Tier 1 Capital (To Risk-Weighted Assets)    $97,764   26.7%    $14,620        4.0%              $21,930     6.0%
 Tier 1 Capital (to Average Assets)          $97,764   15.5%    $25,247        4.0%              $31,559     5.0%

     The Gramm-Leach-Bliley Act authorizes the Federal Reserve Board to establish consolidated capital requirements for financial holding companies. The Gramm-Leach-Bliley Act prohibits the Federal Reserve Board from imposing capital requirements on functionally regulated nonbank subsidiaries of a financial holding company, such as broker-dealers and investment advisers. The Federal Reserve Board has not published consolidated capital requirements specific to financial holding companies, but may do so in the future.

     As noted above, the Federal Reserve Board has issued a proposal that would impose capital charges on merchant banking investments and certain other equity investments held in nonfinancial companies by financial holding companies and bank holding companies that would be higher than capital charges on other assets held by financial holding companies and bank holding companies. There can be no assurance that this requirement will not eventually be implemented, or that the Federal Reserve Board or other regulators will not impose, at some time in the future, additional capital requirements on banks, thrift institutions, bank holding companies or financial holding companies.

     In June 1999 and on January 16, 2001, the Basle Committee on Banking Supervision of the Bank for International Settlements proposed for public comment significant changes to its accord on risk-based capital standards for internationally active banking organizations. If adopted, the U.S. Federal banking regulators would be expected to revise their capital adequacy regulations to reflect the Basle Committee changes. Separately, the Federal banking regulators, on November 3, 2000, jointly issued a request for public comments on the concept of developing simplified regulatory capital requirements for non-complex banks and thrift institutions. It is impossible to predict the future impact, if any, of the adoption of these proposals on Fiduciary, Franklin or their subsidiaries.

     As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a bank holding company and its bank or thrift subsidiaries to a variety of enforcement remedies available to Federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.

     Enforcement Powers of the Federal Banking Agencies. The Federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Franklin, Franklin's thrift institution subsidiary or Fiduciary, as well as officers, directors and other so-called "institution-affiliated parties" of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under "Prompt Corrective Action," the appropriate Federal banking agency may appoint the FDIC as conservator or receiver for a banking institution, or the FDIC may appoint itself if any one or more of a number of circumstances exist, including, without limitation:

     . the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized;

     . the institution fails to become adequately capitalized when required to do so;

     . the institution fails to submit a timely and acceptable capital restoration plan; or

     . the institution materially fails to implement an accepted capital restoration plan.

   Privacy. Subject to limited exceptions, the privacy provisions of the Gramm-Leach-Bliley Act prohibit financial institutions from disclosing to unaffiliated third parties nonpublic personal information regarding consumers and require financial institutions to develop and disclose consumer privacy policies. In addition, under these provisions Federal regulators may regulate information-sharing practices of financial institutions and enforce these provisions. Federal regulations implementing the statute have been adopted, effective in November 2000, with full compliance required by July 2001. Federal law does not preempt state financial privacy laws that are stricter than the Federal provisions. Franklin and Fiduciary may be required to amend their privacy policies and consumer disclosures to comply with the Gramm-Leach-Bliley Act and its implementing regulations.

  Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company such as Franklin, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company, such as Franklin, with a class of securities registered under Section 12 of the Exchange Act, could, under the circumstances set forth in the presumption, constitute acquisition of control of Franklin.

  In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% or more of the outstanding common stock of Franklin, or otherwise obtaining control or a "controlling influence" over Franklin. In the case of an acquirer that is a bank holding company, Federal Reserve Board approval would be required before acquiring a 5% or greater interest in Franklin.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. De novo interstate branching by banks is permitted if the laws of the host state so authorize.

  Future Legislation. Various legislation is from time to time introduced in Congress, including proposals to alter the bank regulatory system or impose additional requirements or operating limitations on banking institutions. Such legislation may change banking statutes and the operating environment of Franklin and its subsidiaries in substantial and unpredictable ways. Franklin cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of Franklin or its subsidiaries.

Fiduciary Shareholders' Dissenters' Rights to Obtain Payment for their Shares

     Under the laws of New York, where Fiduciary is chartered as a bank, holders of Fiduciary common stock who follow the procedures set forth in the New York Banking Law, referred to as the "NYBL", will be entitled to dissenters' rights to obtain payment for the fair value of their shares upon compliance with certain procedures prescribed by the NYBL. Holders of Fiduciary common stock who want to invoke their dissenters' rights should therefore follow the procedures described below.

     Under section 6022 of the NYBL, holders of Fiduciary common stock have a right to dissent from the acquisition and choose to be paid the fair value of their shares of Fiduciary common stock once the acquisition is completed, provided they follow the procedures outlined in the statute. The complete text of this section is included in Annex E to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

     The dissenters' rights described in this section are your exclusive remedy under New York law. If you wish to exercise your dissenters' rights to obtain payment of the fair value for your shares or to preserve the right to do so, you should carefully review Annex E and seek the advice of counsel. If you do not comply with the deadlines and procedures specified in the applicable sections of the NYBL, you may lose your dissenters' rights to obtain payment of the fair value of your shares. If you have a beneficial interest in shares held of record by another person, such as a broker or nominee, you should have the record owner follow these procedures in a timely manner.

     Under the NYBL, "fair value" means the value of the shares as of the close of business on the day prior to the authorization date of the adoption of the plan of acquisition, excluding any appreciation or depreciation in anticipation of the acquisition. You should be aware that the fair value of your shares as determined under the applicable provisions of the NYBL could be greater than, the same as or less than, the consideration to be received in the acquisition.

     To exercise your dissenters' rights, you must satisfy each of the following conditions:

        . you must file with Fiduciary, before the special meeting at which the acquisition is submitted to a vote, or at such meeting but before the vote, written notice of objection to the acquisition, including a statement of your intent to demand payment of the fair value of your shares; and

        . you must not vote to authorize the approval and adoption of the plan of acquisition and the transactions contemplated by the agreement.

     If the Fiduciary shareholders authorize the adoption of the plan of acquisition and the transactions contemplated by the plan of acquisition, including the share exchange, at the special meeting and you meet the requirements above, Fiduciary will send to you, no later than 10 days after the authorization date, written "dissenters' notice" of such authorization.

     If you receive a dissenters' notice, and elect to exercise your dissenters' rights, you must, within 20 days after such dissenters' notice, file with Fiduciary written "notice of election to dissent," stating your name and residence address, the number of shares of Fiduciary common stock as to which you dissent, and a demand for payment of the fair value of your shares. You may not dissent as to less than all of the shares of Fiduciary common stock held by you of record, that you own beneficially. If shares of Fiduciary common stock that you beneficially own are held of record by another person, such as a broker or nominee, the record owner must dissent as to all of your shares held of record by such other person.

     Once you have filed a notice of election to dissent, you will no longer have any rights of a Fiduciary shareholder except for the right to be paid the fair value of your shares and any other rights under the applicable provisions of the NYBL. Withdrawal of the "notice of election to dissent" will require the written consent of Fiduciary. If the "notice of election to dissent" is withdrawn, or the acquisition is abandoned, or a court determines that you are not entitled to receive payment for your shares, or you otherwise lose your dissenters' rights, you will not have the right to receive payment for your shares in your capacity as a dissenting shareholder and you will be reinstated to all your rights as a Fiduciary shareholder as of the filing of the notice of election to dissent, including any intervening preemptive rights and the right to payment of any intervening dividend or distribution or, if such rights have expired or any such dividend or distribution other than cash has been completed, in lieu thereof, at the election of Fiduciary, the fair value in cash as determined by the board of directors of Fiduciary as of the time of the expiration or completion.

     On, or within one month after, the date on which you file a notice of election to dissent, you must deposit the certificate or certificates representing your shares to Fiduciary or its transfer agent, who shall indicate on the certificate(s) that you have filed a notice of election to dissent and return the certificate(s) to you or any person who submitted them on your behalf. If you fail to submit for such notation the certificate or certificates representing your shares, you may lose your dissenters' rights unless a court, for good cause shown, otherwise directs. If you transfer a certificate with such notation, each new certificate issued therefor will bear a similar notation together with your name as the original dissenting holder of the shares and the transferee will acquire no rights in Fiduciary other than those which you had after the filing of a notice of election to dissent.

     Within the later of seven days after the expiration of the period within which you have to file a notice of election to dissent and seven days after the acquisition is consummated, Fiduciary will make you a written offer to pay for your shares at a specified price which Fiduciary considers to be their fair value. This offer will be made at the same price per share to all dissenting shareholders and will be accompanied by:

       . Fiduciary's balance sheet as of the latest available date but not earlier than twelve months before the offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of the balance sheet.

     If within thirty (30) days after the making of the offer, Fiduciary and you agree upon the price to be paid for your shares, Fiduciary will pay you for your shares within sixty days after the offer upon surrender of the certificates representing the shares.

     If Fiduciary does not make an offer within the period of seven days, or if it makes the offer and you fail to agree with it on the price to be paid for your shares within thirty days after the offer, Fiduciary will within twenty days after the applicable period, commence a special proceeding in the Supreme Court of the State of New York, County of New York to determine your rights and the fair value of your shares. If Fiduciary does not timely commence this proceeding, you may institute such proceeding not later than thirty days after the expiration of the twenty day period. If you do not timely commence such proceeding, your dissenters' rights will be lost unless the court, for good cause shown, otherwise directs.

     If this proceeding takes place, all dissenting shareholders, whose demands remain unsettled, even if they are not residents of New York, will be made parties to the proceeding, and all parties will be served with a copy of the petition.

     The court will determine whether each dissenting shareholder Fiduciary requests the court to make party to the proceeding is entitled to receive payment for his shares. If Fiduciary does not request the determination or the court finds any dissenting shareholder is so entitled, it will fix the fair value of the shares as of the close of business on the day prior to the authorization date of the adoption of the plan of acquisition, excluding any appreciation or depreciation in anticipation of the acquisition. The court may appoint an appraiser who will receive evidence and recommend a decision on the question of fair value.

     The final order of the proceeding will be entered against Fiduciary in favor of each dissenting shareholder who is party to the proceeding and entitled to the determined fair value, plus accrued interest from the shareholders' authorization date to the date of payment at a rate the court finds equitable, of his shares. If the court finds that any shareholder's refusal to accept the corporate offer of payment of his shares was arbitrary, vexatious or not in good faith, no interest will be allowed to him.

     The court will determine all costs and expenses of the proceeding, including the reasonable compensation and expenses of the court-appointed appraiser, but exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, otherwise awards them. Fiduciary will generally pay these costs, but the court may order all or some of the dissenting shareholders to pay the costs and expenses, in an amount the court finds equitable, if the court finds that the shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment.

     Within sixty days after final determination of the proceeding, Fiduciary will pay to each dissenting shareholder the amount found to be due to him, upon surrender of the certificates representing his shares.

     The foregoing discussion is only a summary of the applicable provisions of the NYBL and is qualified in its entirety by reference to the full text of the provisions, which is included in Annex E to this document and is incorporated by reference in this proxy statement/prospectus.

Restrictions on the Sale of Franklin Common Stock

     The shares of Franklin common stock to be issued in connection with the acquisition will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for the shares of Franklin common stock issued to any person who is deemed to be an affiliate of Franklin or Fiduciary at the time of the special meeting. Persons who may be deemed to be affiliates of Franklin or Fiduciary for such purposes include individuals or entities that control, are controlled by or are under common control of either Franklin or Fiduciary and may include several officers and directors as well as principal shareholders. Affiliates may not sell their shares of Franklin common stock acquired in connection with the acquisition except pursuant to:

     . an effective registration statement under the Securities Act covering the resale of those shares;

     .   an exemption under paragraph (d) of Rule 145 under the Securities Act;
         or

     . another applicable exemption from registration under the Securities Act, including the resale provisions of Rule 144.

     Franklin's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of Franklin common stock to be received by affiliates in the acquisition.



     Fiduciary has agreed in the plan of acquisition to use its reasonable best efforts to cause each person who is an affiliate of it for purposes of Rule 145 under the Securities Act, to deliver to Franklin a written agreement intended to ensure compliance with the Securities Act.

Listing of Franklin Common Stock to be Issued in the Acquisition

     Franklin has agreed to cause the shares of Franklin common stock to be issued in the acquisition to be approved for listing on the NYSE. It is a condition to the completion of the acquisition that the NYSE authorize those shares for listing, subject to official notice of issuance.

Delisting and Deregistration of Fiduciary Common Stock

     If the acquisition is completed, the shares of Fiduciary common stock will no longer be eligible for quotation on the OTCBB.

Dividends

     The plan of acquisition provides that we and Franklin will consult with each other regarding the record dates and payment dates of quarterly dividends to ensure that you do not fail to receive a regular quarterly dividend payment with respect to your shares of Fiduciary common stock or any shares of Franklin common stock you receive in the acquisition.

Operations Following the Acquisition

     Following the acquisition, Fiduciary will be a wholly-owned subsidiary of Franklin. Upon consummation of the acquisition, the membership of Fiduciary's board of directors will remain unchanged except to the extent necessary in connection with the appointment of two designees of Franklin's chief executive officer to the Fiduciary board of directors. The shareholders of Fiduciary will become stockholders of Franklin, and their rights as stockholders will be governed by Franklin's certificate of incorporation, Franklin's bylaws and the laws of the state of Delaware. Please see "The Plan of Acquisition and Related Agreements" beginning on page ___ and "Comparison of Rights of Shareholders of Franklin and Fiduciary" beginning on page ___.

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                THE PLAN OF ACQUISITION AND RELATED AGREEMENTS

     The following description summarizes the material provisions of the plan of acquisition, the stock option agreement and the voting agreements. You should read these agreements, copies of which are attached as Annex A through Annex C to this document and are incorporated herein by reference.

The Plan of Acquisition

The Acquisition

     The plan of acquisition provides that following the approval of the plan of acquisition by the holders of at least two-thirds of the outstanding shares of Fiduciary common stock, the receipt of the required regulatory approvals and the satisfaction or waiver of the other conditions to the completion of the acquisition, each of the outstanding shares of Fiduciary common stock will be deemed to be exchanged for a certain number of shares of Franklin common stock in accordance with Section 143-a of the New York Banking Law. Upon the closing of the acquisition, the superintendent of banks of the state of New York will file the plan of acquisition and other required certificates, at which time the acquisition will become effective. Following the completion of the acquisition, Fiduciary will be a wholly-owned subsidiary of Franklin.

Acquisition Consideration

     At the completion of the acquisition, each outstanding share of Fiduciary common stock will be converted into the right to receive a number of shares of Franklin common stock equal to the exchange ratio, rounded to the nearest 1/10,000, which will be determined by dividing:

     . the quotient obtained by dividing 825,000,000 by the average closing price per share of Franklin common stock on the New York Stock Exchange, Inc. during the 20 trading days ending immediately prior to the date that the Federal Reserve Board approves the regulatory applications and determines that Franklin's request to become a financial holding company will become effective at the effective time, provided that this quotient will not be less than 19,466,700 or more than 23,791,000, by

     . the number of shares of Fiduciary common stock outstanding as of the effective time to be exchanged for shares of Franklin common stock.

     Assuming there are 7,276,168 shares of Fiduciary common stock outstanding at the effective time of the acquisition, each share of Fiduciary common stock will be exchanged for shares of Franklin common stock having a market value of $113.38 if the average closing price of Franklin common stock is between $34.68 and $42.38 (inclusive), as calculated above. If the average closing price of Franklin common stock exceeds $42.38, the exchange ratio will be fixed at
2.6754. If the average closing price of Franklin common stock falls below $34.68, the exchange ratio will be fixed at 3.2697.

Exchange of Shares

     Franklin will appoint the Bank of New York as exchange agent to handle the exchange of Fiduciary stock certificates in the acquisition for Franklin stock and the payment of cash for any

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fractional shares of Fiduciary stock. As soon as reasonably practicable, the exchange agent will send each holder of Fiduciary stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Fiduciary stock certificates to the exchange agent. The holders of Fiduciary stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate acquisition consideration.

   The holders of unexchanged shares of Fiduciary stock will not be entitled to receive any dividends or other distributions payable with respect to Franklin's stock after the closing until their certificates are surrendered.

   You should not forward Fiduciary stock certificates to the exchange agent until you have received transmittal forms. You should not return Fiduciary stock certificates with the enclosed proxy.

Conditions to Consummation of the Acquisition

   Mutual Closing Conditions

   The obligations of Franklin and Fiduciary to complete the acquisition are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     . approval and adoption of the plan of acquisition by the holders of at least two-thirds of Fiduciary outstanding common stock;

     . approval of the acquisition by the Federal Reserve Board and all other relevant federal and state bank and thrift regulators;

     . confirmation by the Federal Reserve Board that Franklin's election to become a financial holding company is effective;

     . all other regulatory approvals and all other statutory waiting periods having been obtained, other than those which would not be reasonably likely to have a material adverse effect on Franklin or Fiduciary;

     . the registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, having become effective and not being subject to any stop order issued or proceeding seeking a stop order to be issued by the SEC;

     . approval for listing on the New York Stock Exchange of the shares of Franklin common stock to be issued in the acquisition;

     . absence of any law or order of any governmental entity prohibiting the acquisition; and

     . receipt of an opinion of Fiduciary's counsel, satisfactory to Franklin and Fiduciary, that the acquisition will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

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   Additional Closing Conditions for Franklin's Benefit

   Franklin's obligation to complete the acquisition is subject to the following additional conditions:

     . accuracy, as of October 25, 2000, of the representations and warranties of Fiduciary included in the plan of acquisition, except to the extent any inaccuracy does not have a material adverse effect on Franklin;

     . Fiduciary's performance in all material respects of its obligations under all agreements and conditions contained in the plan of acquisition at or prior to the closing;

     . receipt of a certificate, dated as of the closing, signed by the President or Vice President of Fiduciary certifying fulfillment of the two prior conditions;

     . no more than 5% of the Fiduciary shares outstanding immediately prior to the effective time having properly exercised dissenters' rights; and

     . execution of the employment agreements by at least four of the following individuals -- Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow and Magdol -- and such employment agreements being in effect as of the closing.

   Additional Closing Conditions for Fiduciary's Benefit

   Fiduciary's obligation to complete the acquisition is subject to the following additional conditions:

     . accuracy, as of October 25, 2000, of the representations and warranties of Franklin included in the plan of acquisition, except to the extent any inaccuracy does not have a material adverse effect on Fiduciary;

     . Franklin's performance in all material respects of its obligations under all agreements and conditions contained in the plan of acquisition at or prior to the closing; and

     . receipt of a certificate, dated as of the closing, signed by the President or Vice President of Franklin certifying fulfillment of the two prior conditions.

Termination of the Plan of Acquisition

   Right to Terminate

   The plan of acquisition may be terminated at any time prior to the effective time of the acquisition by the mutual written consent of both Fiduciary and Franklin even after the plan of acquisition has been approved by the Fiduciary shareholders.

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   Termination by either Fiduciary or Franklin

   The plan of acquisition may be terminated at any time prior to the effective time of the acquisition by either Fiduciary or Franklin if:

     . the acquisition has not been consummated by October 25, 2001, whether or not this date is before or after the date of the approval by the Fiduciary shareholders;

     . the holders of at least two-thirds of Fiduciary common stock fail to approve the plan of acquisition at a duly held meeting;

     . there is a permanent legal prohibition to consummating the acquisition; or

     . any request for any requisite material regulatory consent, order or decree has been denied and such denial is final and nonappealable.

Termination by Fiduciary

   The plan of acquisition may be terminated at any time prior to the effective time of the acquisition, even if it was previously approved by the Fiduciary shareholders, by Fiduciary if Franklin breaches any of the representations, warranties, covenants or agreements contained in the plan of acquisition and the breach:

     . is not cured by the earlier of 60 calendar days after Franklin's receipt of written notice or October 25, 2001; or

     . cannot be cured by October 25, 2001 and would cause a condition set forth above under "Mutual Closing Conditions" or "Additional Closing Conditions for Fiduciary's Benefit" to be incapable of being satisfied as of October 25, 2001.

Termination by Franklin

   The plan of acquisition may be terminated at any time prior to the effective time of the acquisition by Franklin if:

     .   the Fiduciary board of directors:

               . fails to include in the proxy statement its recommendation, without modification or qualification, that the Fiduciary shareholders approve the plan of acquisition;

               . withdraws or modifies in a manner adverse to Franklin its approval or recommendation of the plan of acquisition;

               . fails to reaffirm its approval or recommendation upon Franklin's request within five business days of such request;

               .    approves or recommends any other acquisition proposal; or

               . resolves to take any action specified in the preceding four bullets; or

     . Fiduciary breaches any of the representations, warranties, covenants or agreements contained in the plan of acquisition and the breach:

               . is not cured by the earlier of 60 calendar days after Fiduciary's receipt of written notice or October 25, 2001; or

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

               . cannot be cured by October 25, 2001 and would cause a condition set forth above under "Mutual Closing Conditions" or "Additional Closing Conditions for Franklin's Benefit" to be incapable of being satisfied as of October 25, 2001.

   If the plan of acquisition is validly terminated, the plan of acquisition will become void without any liability on the part of any party, except that no party will be relieved of liability or damages resulting from its willful breach of the plan of acquisition. In addition, the provisions of the plan of acquisition relating to the effect of the termination of the plan of acquisition, fees and expenses, as well as the confidentiality agreement entered into between Fiduciary and Franklin, will continue in effect notwithstanding the termination of the plan of acquisition.

Termination Fees

   Fiduciary has agreed to pay Franklin a termination fee of $25 million if:

     . Franklin terminates the plan of acquisition under the circumstances described in the first bullet point under "Termination by Franklin" above; or

     . Franklin or Fiduciary terminates the plan of acquisition because the holders of at least two-thirds of Fiduciary common stock fail to approve the plan of acquisition at a duly held meeting,

   and in either of these cases, within 12 months after the termination of the plan of acquisition, Fiduciary consummates or enters into a definitive agreement to consummate an acquisition proposal with any third party.

   Franklin has agreed to pay Fiduciary a termination fee of $25 million if Franklin or Fiduciary terminate the plan of acquisition and:

     . any requisite regulatory consent, order or decree has not been obtained and the denial is final and nonappealable; or

     . the acquisition has not been consummated by October 25, 2001, whether or not this date is before or after the date of the approval by the Fiduciary shareholders,

and in either of these cases, the plan of acquisition is terminated at a time when Franklin has not received the requisite approvals of the Federal Reserve Board or the requisite approvals under the New York Banking Law to consummate the acquisition. Payment of the termination fee will be in full satisfaction and settlement of any claims Franklin or Fiduciary might have against each other in respect of or under the plan of acquisition.

Representations and Warranties

   The plan of acquisition contains representations and warranties made by Fiduciary and Franklin. The most significant relate to:

     .    corporate existence and qualification;
     .    capitalization of Franklin or Fiduciary and their subsidiaries;
     . absence of any breach of organizational documents, applicable law or certain material agreements as a result of the contemplated transaction;

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     .    authorization to enter into the contemplated transaction;
     .    absence of undisclosed liabilities;
     .    absence of changes;
     .    filings with the SEC;
     .    financial statements;
     .    mutual funds;
     . information provided for inclusion in this registration statement on Form S-4;
     .    compliance with applicable laws; and
     . brokers' fees and finders' fees incurred in connection with the acquisition.

   In addition, Fiduciary made certain additional representations and warranties. The most significant relate to:

     .    leased real property;
     .    labor and employee benefit matters;
     .    environmental matters;
     .    material contracts;
     .    insurance;
     .    intellectual property;

     .    risk management instruments; and

     .    tax matters.

Certain Covenants

   Each of Fiduciary and Franklin has undertaken certain covenants in the plan of acquisition. The following summarizes the more significant of these covenants:

   Interim Operations of Fiduciary

   Fiduciary has undertaken a covenant that places restrictions on it and its subsidiaries until the effective time of the acquisition. Fiduciary and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice, and to preserve intact and keep available its business organization, services of its current officers and employees and relationships with third parties. In addition, Fiduciary has agreed that, among other things and subject to certain limitations, neither it nor any of its subsidiaries, without the prior consent of Franklin or unless otherwise permitted in the plan of acquisition, may:

     . amend its certificate of incorporation or bylaws (or other similar governing documents);

     . issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents, except for grants of restricted stock pursuant to Fiduciary's benefit plans in the ordinary and usual course of business consistent with past practice;

     . take certain other actions with respect to its capital stock, such as to split, combine, or reclassify any of its capital stock; declare any dividend on its capital stock, other than regular quarterly cash dividends not in excess of $0.35 per share of common

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

          stock; make any other actual, constructive or deemed distribution; or redeem or repurchase any of its securities;

     . adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

     .    alter the corporate structure or ownership of any subsidiary;

     . incur or assume any debt or guarantees except in the ordinary course of business consistent with past practice and except for guarantees of obligations of Fiduciary's wholly-owned subsidiaries or pledge any material assets;

     . except as may be required by law or preexisting contracts and except for actions taken in the ordinary course of business and consistent with past practice, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee or pay any benefit not required by any currently existing plan or arrangement;

     . acquire or dispose of any assets, except in the ordinary course of business consistent with past practice;

     . make a change in accounting principles except as required by law or generally accepted accounting principles;

     .    acquire any business organization;

     . enter into any contracts or agreements except in the ordinary course of business consistent with past business practices or amend in any material respect any material contract listed in the plan of acquisition;

     . authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

     . pay, discharge or satisfy any material claims or obligations, other than in the ordinary course of business consistent with past business practices;

     . take any action that would materially impede or delay Franklin's or Fiduciary's ability to obtain the necessary regulatory approvals;

     . take any action that would reasonably prevent the acquisition from qualifying as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code; or

     . voluntarily divest itself of the management of any mutual fund or other assets currently under management other than in the ordinary and usual course of business consistent with past practice.

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   Interim Operations of Franklin

   Franklin has agreed, that prior to the effective time of the acquisition, neither it nor any of its subsidiaries, without the prior written consent of Fiduciary or unless otherwise specified in the plan of acquisition, may:

     . take certain actions with respect to its capital stock, such as to declare or pay any dividend on its capital stock other than regular quarterly cash dividends with usual record and payment dates in accordance with past practice; make any actual, constructive or deemed distribution; or redeem or repurchase any of its securities;

     . change its accounting principles except as required by law or generally accepted accounting principles;

     . acquire any corporation or other business organization if Franklin in good faith believes it would materially delay the consummation of the acquisition;

     . take any action that would materially impede or delay Franklin's or Fiduciary's ability to obtain the necessary regulatory approvals; or

     . take any action that would reasonably prevent the acquisition from qualifying as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code.

   Access to Information

   Until the acquisition becomes effective, Franklin will have reasonable access to employees, facilities and the books and records of Fiduciary and its subsidiaries. Franklin will comply with reasonable requests of Fiduciary for information regarding Franklin or its subsidiaries. Franklin and Fiduciary will hold in confidence all information received from the other in connection with the acquisition pursuant to the terms of the confidentiality agreement entered into between Franklin and Fiduciary.

Acquisition Proposals

   Fiduciary has agreed that it and its subsidiaries and its officers, directors, employees and advisors will not solicit, initiate or knowingly encourage any alternative "acquisition proposals" involving Fiduciary or participate in any discussions or negotiations with any person to facilitate an acquisition proposal.

   For these purposes, an "acquisition proposal" means any inquiry or proposal relating to:

     . any merger, consolidation, share exchange or similar business combination;

     . any sale, lease or other disposition of 20% or more of the assets of Fiduciary;

     . any acquisition or purchase of 20% or more of Fiduciary's outstanding common stock; or

     . any public announcement, proposal or intention to do any of the foregoing.

   However, Fiduciary is not prohibited from engaging in discussions or furnishing information to a person who makes an unsolicited bona fide written acquisition proposal so long as prior to doing so:

     .    the Fiduciary shareholder meeting has not yet occurred;

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     .    the Fiduciary board determines in good faith, after receiving advice of independent counsel, that it is necessary to do so to comply with its fiduciary duty to shareholders;

     . the Fiduciary board determines in good faith after receipt of advice of its financial advisor, that such proposal, if accepted and consummated, is reasonably likely to result in a transaction more favorable to its shareholders from a financial point of view than the acquisition with Franklin; and

     . Fiduciary provides reasonable notice to Franklin that it is taking such action and receives from the person an executed confidentiality agreement with terms at least as stringent as those contained in the existing confidentiality agreement between Franklin and Fiduciary.

   Prior to providing any information or entering into discussions or negotiations with any person, Fiduciary must notify Franklin within 24 hours after receiving an offer or a request for information. The notice must indicate the identity of the person and the terms and conditions of any offer or a request for information. Fiduciary must keep Franklin informed on a prompt basis of the status and details of any offer or any request for information.

Indemnification and Insurance of Fiduciary's Officers and Directors

   Franklin has agreed that:

       . from and after the effective time, it will indemnify each person who is, has been, or becomes prior to the effective time, a director, officer or employee of Fiduciary or any of its subsidiaries, against all losses arising out of, at or prior to the effective time, the fact that such person is or was a director, officer or employee of Fiduciary or any of its subsidiaries or out of the transactions contemplated by the plan of acquisition;

       . it will use commercially reasonable efforts to maintain Fiduciary's existing director's and officer's liability insurance policy (or a policy with at least the same coverage) for a period of six years after the acquisition with respect to acts or omissions occurring prior to the effective time, provided that the aggregate annual premium for maintaining this insurance during the six-year period does not exceed 200% of the per annum aggregate premium currently paid by Fiduciary;

       . from and after the effective time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Fiduciary and its subsidiaries with respect to their activities as such prior to the effective time, as provided in Fiduciary's organization certificate or bylaws, will survive the proposed acquisition and will remain in full force and effect; and

       . to provide substantially similar terms of indemnification for the employees, agents, directors or officers of Fiduciary and its subsidiaries with respect to their activities as such following the effective time.

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Employee Matters

   Franklin will honor all the obligations under Fiduciary's and its subsidiaries' employment, consulting, severance, termination, change of control and indemnification agreements with any current or former officer, director, consultant or employee made available to Franklin. However, Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow and Magdol have waived their rights under the Change in Control Plan with respect to the acquisition in connection with the employment agreements entered into with Franklin and Fiduciary.

   Franklin has also agreed, following the closing, to arrange for each employee of Fiduciary or its subsidiaries to participate in either Franklin or Fiduciary's employee benefit plans, depending upon which plans remain in effect from time to time and when Fiduciary employees are included in Franklin's plans. In addition, Franklin has specifically agreed:

     . that during the 18-month period after the effective time, it will provide each of Fiduciary's current and former employees and directors with benefits and compensation that are in the aggregate no less favorable than the benefits and compensation currently received by these officers and directors; and

     . to continue to provide retiree medical insurance benefits currently provided to retired employees of Fiduciary and its subsidiaries, to provide those benefits upon the retirement of any employee of Fiduciary and its subsidiaries who is at least 55 years of age as of the closing of the acquisition and has been employed by Fiduciary and its subsidiaries for at least ten years, and not to reduce those benefits from the levels provided prior to the closing of the acquisition.

   In addition, Franklin has agreed to a compensation program for salaried employees of Fiduciary in the aggregate of $85 million. See "Employee Retention and Transition Compensation Program" on page ____.

Listing of Franklin Common Stock

   Franklin has agreed to use its best efforts to cause the shares of Franklin common stock to be issued in the acquisition to be listed on the NYSE on or prior to the closing of the acquisition, subject to official notice of issuance.

Fiduciary Shareholder Meeting and Board Recommendation

   Fiduciary has agreed to take all lawful actions necessary to cause a special meeting of its shareholders to be duly called and held as soon as practicable after this proxy statement/prospectus is declared effective for the purpose of voting on the adoption and approval of the plan of acquisition and to solicit proxies from its shareholders for approval of the plan of acquisition. The board of directors of Fiduciary will recommend that the shareholders of Fiduciary adopt the plan of acquisition and take all lawful action to solicit such adoption. The board of directors of Fiduciary may, however, prior to the special meeting of its shareholders, withdraw, modify or change any such recommendation to the extent it determines in good faith, after outside legal consultation, that such withdrawal, modification or change is necessary to comply with its fiduciary duties to the shareholders, but only after five business days following Franklin's receipt of written notice that the board intends to make such a subsequent determination. After providing such notice, Fiduciary will provide Franklin a reasonable

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opportunity to make adjustments in the terms and conditions of the plan of acquisition as would enable Fiduciary to proceed with its recommendation to its shareholders, without such a subsequent determination, provided that any such adjustment is at the discretion of the parties.

Management and Control of Fiduciary Following the Acquisition

   We and Franklin envision that Fiduciary will continue as an independent subsidiary of Franklin with its current name and board of directors following the acquisition. The plan of acquisition contains several agreements between us and Franklin in this regard. The following summarizes the most significant of these agreements.

   The Fiduciary bylaws will be amended to provide that for three years following the closing of the acquisition:

     . the Fiduciary board will consist of those members in office immediately prior to the effective time and two additional individuals designated by Franklin's chief executive officer;

     . if a vacancy occurs in any of the seats occupied by a member of the Fiduciary board in office immediately prior to the effective time, the nominating committee of the Fiduciary board will have the right to nominate three individuals for each vacancy, and Franklin will be entitled to vote its shares of Fiduciary common stock in this regard;

     . the corporate name, bank regulatory status and location of Fiduciary in New York will not be changed without the approval of the Fiduciary board; and

     . the size of the Fiduciary board will not be altered other than in connection with the appointment of the two designees of Franklin's chief executive officer, and the provisions of the Fiduciary bylaws regarding the removal of directors without cause will not be altered without the approval of a majority of the Fiduciary board.

   For three years following the completion of the acquisition:

     . the above listed Fiduciary bylaw provisions will not be modified or removed without the approval of a majority of the Fiduciary board;

     . Fiduciary will be maintained as a separate wholly-owned subsidiary of Franklin.

     . Fiduciary's and Franklin's global high net-worth individual businesses (excluding Franklin's wrap-fee business) will be developed and managed by Fiduciary in consultation with Franklin and Franklin will advance the expansion of the global institutional separate account businesses of Fiduciary for a full range of growth equities, fixed income and real estate securities;

     . subject to the immediately preceding bullet, Franklin will consult with the Fiduciary board with regard to any reorganization of the operations and corporate structures of Fiduciary's subsidiaries and/or the integration of such operations and corporate structures with Franklin's businesses and subsidiaries that Franklin may wish to effect with the goal of achieving maximum efficiencies and synergies;

     . the chief executive officer of Fiduciary will report directly to the chief executive officer of Franklin;

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     .    personnel decisions and the reporting structure concerning the executives, officers and employees of Fiduciary will be in the discretion of Fiduciary's chief executive officer within a framework jointly developed by Franklin and Fiduciary;

     . the salary, benefits and terms of employment of Fiduciary's chief executive officer, Anne M. Tatlock will not be modified without the approval of Franklin;

     . Any vacancy in the office of Fiduciary's chief executive officer by reason of death, retirement, resignation or otherwise will be filled by the Fiduciary board with the prior consent of Franklin;

     . Anne M. Tatlock will be a member of the Franklin board and Fiduciary's chief executive officer will serve as a member of the office of the chairman of Franklin, for so long as this office exists; and

     . Franklin will involve the management of Fiduciary in the future management of Franklin.

   An integration committee the members of which will be jointly agreed upon, but will include Michael O. Magdol, our Chief Financial Officer, and William Y. Yun, our President, will be established. The committee will report directly to the chief executive officers of Franklin and Fiduciary.

Additional Agreements

   The plan of acquisition contains certain additional agreements between Fiduciary and Franklin. The following summarizes the most significant of these agreements:

     . Fiduciary and Franklin agree to prepare and file a registration statement and all necessary filings with the SEC relating to the acquisition;

     . Fiduciary and Franklin agree to prepare and file all necessary applications, notices, petitions and other filings with the regulatory agencies necessary to consummate the acquisition and to use their reasonable best efforts to obtain any necessary permits, consents or approvals;

     . Fiduciary and Franklin agree to use their reasonable best efforts to have the acquisition qualify as a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code; and

     . Fiduciary and Franklin agree to consult each other before issuing any public announcements regarding the acquisition.

Expenses

   Except as otherwise specified in the plan of acquisition, all expenses incurred in connection with the plan of acquisition, the stock option agreement and the transactions contemplated by the plan of acquisition and stock option agreement will be paid by the party incurring such expenses.

Amendments; Waivers

   Any provision of the plan of acquisition may be amended at any time before or after approval of the acquisition by the Fiduciary shareholders if the amendment is in writing and signed by all parties. After Fiduciary shareholders have approved and adopted the plan of acquisition, no

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amendment that requires further approval by Fiduciary shareholders may be made without the approval of Fiduciary shareholders. Any provision of the plan of acquisition may be waived at or prior to the effective time of the acquisition if the waiver is in writing and signed by the party against whom the waiver is to be effective.

Stock Option Agreement

Generally

   Simultaneously with the execution of the plan of acquisition, Franklin and Fiduciary entered into a stock option agreement. Under the stock option agreement, Fiduciary granted Franklin an irrevocable option to purchase from Fiduciary a number of shares equal to up to 19.9% of the currently issued and outstanding Fiduciary common stock, without giving effect to the shares subject to or issued pursuant to the option. The exercise price of the Fiduciary option is $65.00 per share.

   The option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of specified changes to our capital structure or other events or transactions.

   The stock option agreement is intended to increase the likelihood that the acquisition will be completed in accordance with the terms of the plan of acquisition and to compensate Franklin if the acquisition is not completed. The existence of the Fiduciary stock option could significantly increase the cost to a potential acquiror of acquiring us. In addition, the exercise or repurchase of the stock option is likely to prohibit another acquiror from accounting for an acquisition of Fiduciary using the pooling of interests accounting method for a period of two years following the exercise or repurchase. Consequently, aspects of the option agreement may discourage persons who might be interested in acquiring all of or a significant interest in Fiduciary from considering or proposing an acquisition, even if these persons were prepared to pay consideration with a higher value than the shares of Franklin common stock to be received under the plan of acquisition.

Exercise of the Option

   The option will be exercisable, subject to regulatory approval, only if a triggering event occurs prior to an exercise termination event. These events are defined below:

 . a "triggering event" means that Fiduciary or any of its subsidiaries, without Franklin's prior written consent, enters into an "acquisition transaction."
   An acquisition transaction means the occurrence of any of the following events:

     . a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving us or any or any of our subsidiaries;

     . a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of our and our subsidiaries' assets, in a single transaction or a series of related transactions;

     . a purchase or other acquisition of beneficial ownership of 20% or more of our voting power; or

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     .  any substantially similar transaction.

 . an "exercise termination event" means the occurrence of any of the following events:

     .  the effective time of the acquisition;

     . termination of the plan of acquisition in accordance with its terms, except in the case of termination of the plan of acquisition by Franklin or us if at least two-thirds of our shareholders fail to approve the plan of acquisition or termination of the plan of acquisition by Franklin and the Fiduciary board:

             . fails to include in the proxy statement its recommendation, without modification or qualification, that the Fiduciary shareholders approve the plan of acquisition and share exchange;

             . withdraws or modifies in a manner adverse to Franklin, its approval or recommendation of the plan of acquisition or share exchange;

             . fails to reaffirm its approval or recommendation upon Franklin's request within five business days of such request.

             .    approves or recommends any other acquisition proposal; or

             . resolves to take any action specified in the preceding four bullets; or

     . the date that is 12 months after the plan of acquisition was terminated either because holders of at least two-thirds of our outstanding common stock fail to approve the plan of acquisition or because the Fiduciary board:

             . failed to include in the proxy statement its recommendation, without modification or qualification, that the Fiduciary shareholders approve the plan of acquisition and share exchange;

             . withdrew or modified in a manner adverse to Franklin, its approval or recommendation of the plan of acquisition or share exchange;

             . fails to reaffirm its approval or recommendation upon Franklin's request within five business days of such request;

             .    approved or recommended any other acquisition proposal; or

             . resolved to take any action specified in the preceding four bullets,

        unless during that 12 month period, we consummate or enter into an agreement to consummate an "acquisition transaction" as defined above, in which case the "exercise termination event" will be the date that is six months after the consummation of the acquisition transaction.

     As of the date of this proxy statement/prospectus, to the knowledge of Fiduciary or Franklin, no triggering event has occurred.

     If Franklin wishes to exercise the option, Franklin will deliver a written notice to us specifying the total number of shares of our common stock Franklin wishes to purchase.

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Repurchase of the Option

     The option agreement permits Franklin to require us to repurchase the option and any shares purchased under the option any time after a triggering event has occurred, but prior to the occurrence of an exercise termination event.

     Following a request of the holder of the option, delivered prior to an exercise termination event, we or any of our successors will repurchase the option from the holder at a price (which we refer to as the "option repurchase price") equal to the amount by which the market/offer price exceeds the exercise price, multiplied by the number of shares for which the option may then be exercised. At the request of the owner of the shares purchased under the option (which we refer to as the "option shares"), delivered within 90 days after the occurrence of a triggering event (or such later event as permitted under the stock option agreement), we will repurchase the number of option shares from the owner of those shares as the owner designates at a price (which we refer to as the "option share repurchase price") equal to the market/offer price multiplied by the number of option shares so designated.

     The term "market/offer price" means the highest of:

        . the price per share of our common stock at which a tender or exchange offer for our common stock has been made;

        . the price per share of our common stock to be paid by any third party under an agreement with us;

        . the highest closing price for shares of our common stock within the six-month period immediately preceding the date the holder of the option gives notice of the required repurchase of the option or the owner of option shares gives notice of the required repurchase of option shares, as the case may be; or

        . in the event of a sale of all or a substantial portion of our assets, the sum of the price paid in the sale for these assets and the net current market value of our remaining assets as determined by a nationally recognized investment banking firm selected by the holder of the option or the owner of the option shares, and reasonably acceptable to us, divided by the number of shares of our common stock outstanding at the time of the sale.


Substitute Option

     In some situations, the option will convert into an option to purchase shares of our successor. If prior to an exercise termination event, we enter into any agreement:

        . to consolidate with or merge into any person, other than Franklin or one of its subsidiaries, so that we are not the continuing or surviving corporation of the consolidation or merger;

        . to permit any third party to merge with us where we are the continuing or surviving corporation, but after the consolidation or merger, the then outstanding shares of our common stock are changed or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of our common stock after the consolidation or merger represent less than 50% of the outstanding voting shares of the newly merged corporation; or

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        .  to sell or otherwise transfer all or substantially all of our assets to any third party other than Franklin,

then the agreements governing these transactions must provide that, upon completion of the transactions listed in the three previous bullets, and upon the terms and conditions set forth in the stock option agreement, the option will be converted into, or exchanged for, an option having substantially the same terms as the stock option to purchase securities, at the election of the holder, of either the acquiring party or any party that controls the acquiring party.

Maximum Profit Limitation

     The stock option agreement limits Franklin's total profit to $25 million. Total profit means the aggregate pre-tax amount of the following:

          . the excess of (i) the net cash amounts or fair market value of any property received by Franklin pursuant to the sale of the option or the option shares to any unaffiliated party, other than any amount received by Franklin upon our repurchase of the option or the option shares, after payment of applicable brokerage or sales commissions, over (ii) Franklin's aggregate purchase price for those option shares; plus

          . all amounts received by Franklin upon our repurchase of the option or the option shares; plus

          . all equivalent amounts with respect to the substitute option and substitute option shares; plus

          . the amount on any termination fee paid by us pursuant to the plan of acquisition as described above.

     In addition, Franklin may not exercise the stock option for a number of shares that would result in a notional total profit of more than $25 million and, if exercise of the option would otherwise result in the notional total profit exceeding that amount, Franklin may, in its discretion, take any of several permitted steps so that the notional total profit will not restrict any subsequent exercise of the option which at the time complies with this limitation. As used in the option agreement, "notional total profit" means, with respect to any number of option shares, the total profit, determined as of the date of the proposed exercise assuming that the option was exercised on that date for that number of shares, and assuming that those shares, together with all other option shares held by Franklin as of that date, were sold for cash at the closing market price for our common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

Voting Agreements

     As a condition to Franklin's entering into the plan of acquisition, Franklin and Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow, Magdol, and Hochberger entered into voting agreements. Pursuant to the voting agreements, these shareholders have agreed to vote their shares in favor of approval of the plan of acquisition, in favor of the acquisition and in favor of each other action required in furtherance of the acquisition.

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     As of October 31, 2000, these individuals collectively beneficially owned
645,581 shares of our common stock, which represented approximately 8.87% of our outstanding common stock. None of the Fiduciary shareholders who are parties to the voting agreements were paid additional consideration in connection with these agreements.

     Under these voting agreements, and except as otherwise waived by Franklin, these specified Fiduciary shareholders agreed not to sell their Fiduciary common stock and options owned, controlled or acquired, either directly or indirectly, by them until the earlier of the termination of the plan of acquisition or the completion of the acquisition.

     These voting agreements will terminate upon the earlier to occur of the termination of the plan of acquisition and the completion of the acquisition. The form of voting agreement is attached to this document as Annex C, and you are urged to read it in its entirety.

Executive Employment Agreements and Covenants Not to Compete

     Purpose. Five executives of Fiduciary, Ms. Tatlock and Messrs. Yun, Biggs, Goodfellow and Magdol, have entered into employment agreements which will become effective upon the closing of the acquisition. The employment agreements are for a period of five years (except that the agreement covering Mr. Biggs is for three years followed by a two-year consulting relationship) from the closing of the acquisition.

     Compensation. Each executive is to be paid a base salary equal to the executive's then current annual base salary. Effective as of October 25, 2000, such salaries were $590,000 for Ms. Tatlock, $525,000 for Mr. Yun, $540,000 for Mr. Biggs, $500,000 for Mr. Goodfellow and $510,000 for Mr. Magdol. In addition, each executive will receive an annualized short-term bonus, which, through September 30, 2002, will not be less than $296,500 for Ms. Tatlock, $190,000 for Mr. Yun, $257,100 for Mr. Biggs, $194,100 for Mr. Goodfellow and $240,700 for Mr. Magdol, and an annualized long-term bonus, which, through September 30, 2002, will not be less than $312,781 for Ms. Tatlock, $165,197 for Mr. Yun, $309,379 for Mr. Biggs, $170,829 for Mr. Goodfellow and $301,815 for Mr. Magdol. The short-term bonus is payable in cash. The long-term bonus is payable in Franklin restricted stock. The Franklin restricted stock will vest ratably over 3 years and will be for a number of Franklin shares equal to the long-term bonus divided by the 11 day average per share NYSE closing price of Franklin common stock (which will include the five trading days immediately prior to and following the date of grant). Annual short-term and long-term bonuses for periods after September 30, 2002 will be in accordance with the incentive compensation plans of Franklin in amounts comparable to those paid to senior management employees of Franklin. The amount and payment of any such short-term and long-term bonuses will be subject to the attainment of such performance objectives as the Chief Executive Officer of Fiduciary determines (except for Ms. Tatlock whose attainment of such performance objectives will be determined by the Chief Executive Officer of Franklin), with the approval of Fiduciary's and Franklin's compensation committees. Performance objectives may include management, Franklin, Fiduciary and executive targets. Each executive will also participate in an incentive compensation plan of Franklin on terms and conditions no less favorable than those available for senior management employees of Franklin.

     Each executive will also be eligible to receive additional services compensation, payable in the form of cash and stock options, in consideration of services to be rendered by the executive in facilitating the integration of the business of Fiduciary and Franklin . Such additional services

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cash compensation is $2,125,000 for Ms. Tatlock, $1,720,000 for Mr. Yun,
$1,910,000 for Mr. Biggs, $1,665,000 for Mr. Goodfellow and $1,800,000 for Mr.
Magdol, which will be payable in equal installments following each of the first, second, third, fourth and fifth anniversaries of the closing of the acquisition. In addition, each executive will be eligible to receive additional services stock options. The amount of the additional services stock option compensation is $530,000 for Ms. Tatlock, $430,000 for Mr. Yun, $480,000 for Mr. Biggs, $415,000 for Mr. Goodfellow and $450,000 for Mr. Magdol, and the stock options granted to each executive will be for a number of Franklin shares equal to such additional services stock option compensation divided by the per share NYSE closing price of Franklin common stock on the closing of the acquisition, multiplied by three. Fifty percent of each executive's stock options (other than for Mr. Biggs) granted will become exercisable if the executive is employed by Fiduciary on the third anniversary of the closing of the acquisition, and the remaining 50% of such options will become exercisable if the executive is employed by Fiduciary on the fourth anniversary of the closing of the acquisition. All of the stock options granted to Mr. Biggs as additional services compensation will become exercisable if he is employed by Fiduciary on the third anniversary of the closing of the acquisition. Once such stock options become exercisable, such stock options will remain exercisable until the earlier of: (i) the fifth anniversary of the date of grant (as defined in the agreement), (ii) the first anniversary of a disabling event (as defined in the agreement) and (iii) 90 days following termination of employment with Fiduciary (or with respect to Mr. Biggs, termination of the consulting period). The exercise price of such options will be the per share NYSE closing price of Franklin's common stock on the closing of the acquisition.

     Each executive will be entitled to participate in all benefit plans as are generally available to senior management employees of Fiduciary, and without duplication, such plans as are generally applicable to senior management employees of Franklin. For 18 months following the acquisition, the executives will receive benefits no less favorable in the aggregate than the benefits provided prior to the acquisition.

     In addition, each executive will be reimbursed for up to $15,000 for the fiscal year ending September 30, 2001 and for up to $5,000 for each subsequent fiscal year for expenses incurred in retaining an outside financial and/or tax planner, and each executive will be provided with luncheon club and other club memberships in accordance with Fiduciary's policies.

     Covenant Not to Compete or Solicit. The employment agreements also provide non-competition and non-solicitation covenants:

     While actively employed during the term of the employment agreement or, in the event of the termination of the executive's employment by Fiduciary for cause or by the executive without good reason prior to the completion of the term, for the two-year period following such termination, the executive will not generally engage in a competitive activity. The restrictions will apply to all geographical areas where the executive performed services for Fiduciary and to all other places where Fiduciary does business and/or did business during the term, and at all places where, during the term, Fiduciary had plans to do business. In addition, during the term and for the two-year period following cessation of the executive's employment with Fiduciary for any reason whatsoever, the executive will not, directly or indirectly, solicit any client or customer of Fiduciary or of any affiliate to limit, curtail or cancel its business with Fiduciary or any affiliate or solicit such party for business. During the term and for the two-year period following cessation of the executive's employment with Fiduciary for any reason whatsoever, the executive will not, directly or indirectly, solicit any current officer, director, employee, consultant, agent or representative of Fiduciary or of any affiliate, as well as any person with whom Fiduciary or any

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

affiliate is at such time engaged in discussions regarding potential employment
(i) to terminate his or her employment or business relationship with Fiduciary or any affiliate or (ii) to commit any act that, if committed by the executive, would constitute a breach of this provision. In addition, each executive agrees to keep confidential all proprietary information relating to Fiduciary or its affiliates.

     Termination and Severance. Under the terms of the employment agreements, if the employment of an executive is terminated without cause (as defined in the agreement) or the executive resigns for good reason (as defined in the agreement) prior to the expiration of the employment term, then the executive will be entitled to receive:

 .    all unpaid base salary and unpaid bonus amount for the balance of the term, paid periodically in accordance with Fiduciary's regular payroll practices;

 .    the additional services cash and stock option compensation in accordance with the vesting provision of such compensation; and

 .    health, life, disability and other insurance benefits, which will continue to be paid or provided to the executive for the remainder of the term.

     If the executive resigns without good reason or the executive's employment is terminated for cause during the term of the employment agreement, then the executive will be paid only the executive's unpaid base salary, unpaid bonus, additional services cash and stock option compensation and other benefits through the date of termination, unless such event occurs after the second anniversary of the closing of the acquisition, in which case the executive also will be paid the unpaid additional services cash compensation as soon as practicable following the date of termination, and additional services stock compensation will be exercisable, to the extent vested, in accordance with the provisions of the grant .

     If the executive's employment is terminated by reason of a disabling event (as defined in the employment agreement), the executive will be entitled to receive:

 .    unpaid base salary up to the date of the disabling event;

 .    unpaid pro-rated annual short-term bonus up to the date of the disabling event, based on the amount of the prior fiscal year's short-term bonus, and unpaid pro-rated long-term bonus up to the date of the disabling event, based on the amount of the prior fiscal year's long-term bonus, the restricted stock will vest immediately and any restrictions on prior year's grants of restricted stock will lapse and options will become immediately exercisable;

 .    the additional services cash compensation will be paid as soon as practicable following the disabling event, and the additional services stock compensation will become immediately exercisable and will remain exercisable for one year following the disabling event; and

 .    health, life, disability and other insurance benefits, which will continue or be paid or provided to the executive in accordance with the terms of such benefit plans.

     In addition, the executives will be entitled upon their retirement to receive retiree medical (including prescription drug and dental) insurance benefits currently provided to retired employees of Fiduciary, which will not be reduced from the levels provided by Fiduciary prior to the acquisition.

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     If the Internal Revenue Service challenges the deductibility of payments made to any executive by Fiduciary or imposes any excise tax on any executive, in either case in connection with the acquisition or in connection with a "change in control" (as defined in the agreement) of Franklin, Fiduciary will make the executive whole in connection therewith and exclusively defend such action with counsel of its own choice.

     Each executive is also entitled to reimbursement by Franklin of all legal fees relating to any controversy or claim from or relating to the agreement or breach of the agreement if Franklin is the non-prevailing party.

     Moreover, under the employment agreements, the executives have agreed to waive all rights under their existing change of control agreements if the acquisition is completed.

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                            DESCRIPTION OF FIDUCIARY

     Fiduciary Trust Company International was formed in 1931 as a bank under the laws of the state of New York to provide investment management and custody related services for individuals and institutions.

     Fiduciary's principal executive offices are located at Two World Trade Center, New York, New York 10048-0772.

     Fiduciary is a leading provider of investment management and related trust services to individuals and families, global institutional equity and fixed income investment management services to foundations, endowment funds, government and corporate pension funds and other institutions and custody services to individuals, foundations, endowments and other institutions. As of September 30, 2000, Fiduciary and its subsidiaries had assets under management of approximately $50.3 billion and served as custodian for approximately $62 billion in assets.

     Headquartered in New York, Fiduciary has additional offices located in the United States in Los Angeles, Miami, Washington, D.C., and Wilmington and overseas in London, Geneva, Melbourne, Tokyo, Hong Kong and the Cayman Islands. The U.S. regional offices provide investment services to institutional clients and high net worth individuals. The London office provides global and international fixed income services to Asian, Middle Eastern and European institutional clients, and where appropriate, acts as client liaison for other products. The Geneva office has a full bank license and provides a full range of services to institutions and private clients in Switzerland. The balance of our international offices are client service and business development centers for our global client base.

Businesses and Services

Individual Investment Management Business

     Fiduciary provides investment management and related trust and custody services to high net worth individuals and families. These services focus on managing family wealth from generation to generation through a full service package including wealth management, estate planning, private banking and custody services as well as Fiduciary's proprietary mutual funds. Fiduciary's high net worth client business seeks to maintain relationships that span generations and help families plan the best method of intergenerational wealth transfer. As of September 30, 2000, Fiduciary and its subsidiaries had high net worth assets under management of approximately $14 billion. The minimum asset balance for an individual client is generally $2 million.

     Individual client assets are held in accounts separately managed by individual portfolio managers. These portfolio managers determine asset allocation and stock selection for client accounts, taking into consideration each client's specific long-term objectives while utilizing Fiduciary's macroeconomic and individual stock research.

     Fiduciary offers clients personalized attention and estate planning expertise in an integrated package of services under the Family Resource Management(R) ("FRM") brand. Services under FRM provide clients with an integrated strategy to optimize wealth accumulation and maximize after-tax wealth transfer to the next generation. These services include advice concerning strategic planning and asset allocation, investment management, and custody and reporting.

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     Fiduciary's New York state bank charter permits the offering of private banking services to our clients. Fiduciary offers these services only to clients who maintain trust, custody or investment management accounts with Fiduciary and not to the general public. Fiduciary's capital structure and capital adequacy ratios substantially surpass the requirements of U.S. as well as international regulatory standards. Fiduciary's deposit accounts are FDIC-insured.

Institutional Investment Management Business

     Fiduciary provides a broad array of investment management services to institutional clients, focusing on foundations, endowment funds and government and corporate pension funds. Fiduciary and its subsidiaries offer a wide range of both domestic and international equity, fixed income and real estate services through a variety of investment vehicles, including separate and commingled accounts and open-ended domestic and offshore mutual funds. Institutional assets under the management of Fiduciary and its subsidiaries as of September 30, 2000 were $35.4 billion in 446 relationships. Of these, 327 relationships, representing $29.4 billion, are domiciled in North America. The remainder are divided between Asia, 27 relationships representing $1.6 billion; Europe, 64 relationships representing $2.7 billion; and other regions, 28 relationships representing $1.7 billion. Approximately 52% of the institutional assets are invested in global or international mandates.

     Fiduciary primarily attracts new institutional business through its strong relationships with fund management consultants. Business development professionals in both the U.S. and international offices regularly maintain contact to ensure that all developments at Fiduciary are effectively communicated. Additionally, Fiduciary builds strong direct relationships with trustees and fund executives where new business can be generated through additional mandates from existing clients.

Custody Business

     Fiduciary's Investor Services Division provides comprehensive master custody and support services to its clients. With approximately $62 billion in assets under administration, Fiduciary, through its Investor Services Division, serves individuals, family offices, foundations, endowments and other institutions.

     Global custody services include trade settlement and safekeeping of securities in over seventy markets throughout the world. In addition to core custody capabilities, Fiduciary offers clients a series of other value-added services, including foreign exchange, performance measurement, securities lending and brokerage services. Fiduciary also provides planned giving administration for non-profit organizations and related custody services, including pooled income funds, charitable remainder trusts, charitable lead trusts and gift annuities, for which Fiduciary may or may not act as trustee.

Business Strategy

     Fiduciary's strategic goals are to maintain its competitive position as a leading global investment manager and provide the highest level of advice and professional service for both its individual and institutional clients. Fiduciary intends to achieve these goals by continuing to focus on its core individual and institutional businesses and their related services, the fundamentals of which are extremely strong and continue to support significant growth. Fiduciary is implementing several initiatives designed to improve and enhance existing client

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relationships and provide new opportunities for growth in both domestic and international markets.

     Fiduciary is currently focusing on expanding its available product range to include specialty and alternative investments, broader client education programs, enhanced banking services and a greater number of investment vehicles for specific client needs. Additionally, Fiduciary is expanding its Internet capabilities to provide improved services and greater access to account information to existing clients and to market the firm's services to prospective clients. Fiduciary believes that technology will continue to play a vital role in investment management and is expanding its investment management platform to provide portfolio managers with value-added and integrated investment tools to provide greater access to the global capital markets. Additionally, Fiduciary is enhancing its operations technology to accommodate straight-through processing as well as a future T+1 settlement environment.

     See "Where You Can Find More Information" for additional information on Fiduciary.

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                            DESCRIPTION OF FRANKLIN

     Franklin, which operates as Franklin Templeton Investments, is a global investment management company headquartered in San Mateo, California.


     Franklin had consolidated assets of $4.04 billion and revenues of $2.34 billion for the year ended September 30, 2000. As of September 30, 2000, Franklin managed $230 billion in mutual funds and other investment vehicles for individuals, institutions, pension plans, trusts, partnerships and other clients in over 135 countries. Franklin offers over 240 investment vehicles, distributed to the public under the Franklin, Templeton and Mutual Series brand names, serviced and supported by approximately 6,500 employees in 29 countries. Franklin's sponsored investment products include both domestic and global/international equity, balanced, fixed-income, sector and money market mutual funds as well as other products that serve the investment needs of institutions and individuals. Franklin's common stock is listed on the NYSE and the Pacific Exchange, Inc. under the symbol BEN and on the London Stock Exchange under the symbol FKR, and is included in the Standard & Poor's 500 Index.

     Franklin provides investment management and related services to financial advisors, private clients and institutions worldwide. Franklin divides its business into two segments:

          . Investment Advisory and Related Services - providing investment management, shareholder servicing fund administration, custodial, trustee and fiduciary services to retail mutual funds, institutional and private accounts and other investment products, and

          . Banking/Finance - offering consumer lending and selected retail banking services directly to the public.

     Investment Advisory and Related Services

     Franklin's principal line of business is providing investment, advisory and management services. In support of its core business, Franklin provides the following support services for the sponsored investment products:

          .    fund administration;

          .    shareholder servicing; and

          .    distribution and related services.

     Fund shares are offered to:

          .    individual investors;

          .    qualified groups;

          .    trustees;

          .    tax-deferred (such as IRA) or money purchase plans;

          .    employee benefit and profit sharing plans;

          .    trust companies;

          .    bank trust departments; and

          .    institutional investors.

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     In addition, various management and advisory services, commingled and pooled accounts, wrap fee arrangements and other private investment management services are offered to certain private and institutional investors. Franklin's revenues are derived primarily from its investment advisory operating segment.

     Banking/Finance Operations

     Franklin's second operating segment is banking/finance, through which Franklin offers banking products and services through its subsidiaries Franklin Templeton Bank and Trust F.S.B. and Franklin Capital Corporation.


     Franklin Templeton Bank and Trust F.S.B. provides insured deposit accounts and general consumer loan products such as credit card loans and auto loans. Franklin Templeton Bank and Trust F.S.B. exercises full trust powers through its Trust Division and serves primarily as custodian of IRAs and business retirement plans whose assets are invested in Franklin funds. It also serves as trustee or fiduciary of private trusts and retirement plans.

     Franklin formed Franklin Capital Corporation, a finance company organized and licensed under the laws of Utah, to expand Franklin's lending activities related primarily to the purchase, securitization and servicing of retail installment sales contracts originated by independent automobile dealerships. Franklin Capital Corporation conducts its business primarily in the western region of the United States.

     See "Where You Can Find More Information" for additional information on Franklin.

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                         SECURITY OWNERSHIP OF CERTAIN
          BENEFICIAL OWNERS AND MANAGEMENT OF FIDUCIARY COMMON STOCK

     The following table contains information as to those persons or groups believed by management to be beneficial owners, directly or indirectly, of more than 5% of Fiduciary's outstanding shares of common stock as of October 31, 2000. Other than those listed in the table below, Fiduciary is not aware of any person or group that beneficially owned more than 5% of Fiduciary's common stock as of October 31, 2000.

                                           Amount and Nature
          Name and Address                   of Beneficial
         of Beneficial Owner                   Ownership            Percent of Class/(1)/
------------------------------------    -----------------------     ---------------------
Profit Sharing, Savings and Employee    1,187,961 shares (in a            16.33%
Stock Ownership Plan of Fiduciary       fiduciary capacity)/(2)/
Trust Company International (the
"TRIO Plan")
Two World Trade Center
New York, New York 10048

Deferred Compensation Plan of            719,415 shares (in a              9.89%
Fiduciary Trust Company                 fiduciary capacity)/(3)/
International (the "FTCI Deferred
Compensation Plan")
Two World Trade Center
New York, New York 10048


___________________________

          /(1)/ Calculated on the basis of 7,276,168 shares of Fiduciary common stock outstanding as of October 31, 2000.

          /(2)/ Fiduciary serves as the trustee of the TRIO Plan. Each participant in the TRIO Plan is entitled to direct Fiduciary, and Fiduciary has no discretion, as to the manner in which Fiduciary common stock allocated to his or her accounts under the TRIO Plan is to be voted. Except to the extent prohibited by applicable law, Fiduciary has no discretion as to the voting of Fiduciary common stock held under the TRIO Plan for which affirmative and valid participant voting directions are not received; Fiduciary votes such shares in the same proportions as shares held under the TRIO Plan for which it receives written affirmative and valid participant voting instructions. Certain participant accounts under the TRIO Plan are required to be invested in Fiduciary common stock (subject to limited exceptions), while other participant accounts are invested in Fiduciary common stock as directed by the participant.

          /(3)/ HSBC Bank USA serves as the trustee of the FTCI Deferred Compensation Plan. Each participant in the FTCI Deferred Compensation Plan is entitled to direct HSBC Bank USA as to the voting of the Fiduciary common stock allocated to his or her accounts under the FTCI Deferred Compensation Plan. Shares of Fiduciary common stock held under the FTCI Deferred Compensation Plan with respect to which no voting instructions are given shall be voted pro rata in accordance with the vote of such shares as to which such instructions are so given. Participant accounts under the FTCI Deferred Compensation Plan are required to be invested in Fiduciary common stock (subject to limited exceptions).

     The number of shares of Fiduciary common stock beneficially owned as of October 31, 2000 by each director and each current executive officer is shown in the table below. For executive officers and directors participating in the FTCI Deferred Compensation Plan and the TRIO Plan, the number of shares shown includes the number of shares credited to their accounts under such plans. Unless otherwise indicated, each executive officer and director has sole voting and investment power, or shares such powers with a family member, with respect to the shares of Fiduciary common stock set forth below.

                                                 Amount and Nature
                                                   of Beneficial             Percent of
Beneficial Owner                                Ownership/(1), (2)/             Class
------------------                           ------------------------      --------------
Jeremy H. Biggs                                         175,170/(3)/            2.40%
David H. Clarke                                           5,553                    *
Charles Crocker                                           2,595                    *
Lucius L. Fowler                                         65,263/(4)/               *
Philip H. Geier, Jr.                                     16,550                    *
Richard A. Goldstein                                      1,272                    *
James C. Goodfellow                                      56,861                    *
Harry W. Havemeyer                                       66,471                    *
Elinor H. Hirschhorn                                      3,017                    *
Stuart C. Hochberger                                    108,773                 1.50%
Lawrence S. Huntington                                  292,992                 4.03%
Robert D. Joffe                                             375                    *
Thomas H. Kean                                            2,162                    *
Michael O. Magdol                                        99,089                 1.36%
Nicholas Platt                                            3,252                    *
David H. Swanson                                            942                    *
Anne M. Tatlock                                         153,190                 2.10%
Oakleigh B. Thorne                                        1,998                    *
Denie S. Weil                                             5,342                    *
E. Thomas Williams, Jr.                                   1,242                    *
William Y. Yun                                           52,498                    *
All current directors and executive                   1,114,607                15.32%
     officers as a group (21 people)/(5)/


-------------------------
          * Represents less than 1% of Fiduciary common stock outstanding as of October 31, 2000.

          /(1)/ Includes shares held in accounts under the FTCI Deferred Compensation Plan for the following directors: Mr. Biggs, 49,997; Mr. Clarke, 942; Mr. Crocker, 942; Mr. Fowler, 942; Mr. Geier, 942; Mr. Goldstein, 942; Mr. Goodfellow, 39,929; Mr. Havemeyer, 942; Ms. Hirschhorn, 942; Mr. Hochberger, 40,488; Mr. Huntington, 27,114; Mr. Joffe, 275; Mr. Kean, 942; Mr. Magdol, 46,430; Mr. Platt, 942; Mr. Swanson, 942; Ms. Tatlock, 58,255; Mr. Thorne, 942;
Mr. Weil, 942; Mr. Williams, 942; Mr. Yun, 46,127.

          /(2)/ Includes shares held in accounts under the TRIO Plan for the following directors: Mr. Biggs, 33,827; Mr. Goodfellow, 394; Mr. Hochberger, 8,399; Mr. Huntington, 245,778; Mr. Magdol, 13,204; Ms. Tatlock, 13,619;
Mr. Yun, 1,459.

          /(3)/  Includes 22,954 shares held in the Jeremy H. Biggs U/A Trust.

          /(4)/ Includes 9,825 shares held in the names of the director's children.

          /(5)/  Includes shares described in the notes above, as applicable.

                      DESCRIPTION OF FRANKLIN CAPITAL STOCK

     The following summary description of provisions of Franklin's certificate of incorporation is qualified in its entirety by reference to the Delaware General Corporation Law and Franklin's certificate of incorporation, as amended, which is incorporated by reference herein.

     The authorized capital stock of Franklin consists of 500,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in one or more series from time to time by resolution of Franklin's board of directors.

     As of December 1, 2000, 243,618,404 shares of Franklin common stock and no series of preferred stock were issued and outstanding.

     Franklin common stock is listed on the New York Stock Exchange, the Pacific Exchange, Inc. and the London Stock Exchange. The outstanding shares of Franklin common stock are, and the shares to be issued to holders of Fiduciary common stock upon completion of the acquisition will be, validly issued, fully paid and non-assessable.

     Holders of Franklin common stock are entitled to receive dividends when, as and if declared by Franklin's board of directors out of any funds legally available for dividends. Holders of Franklin common stock are also entitled, upon Franklin's liquidation, and after claims of creditors and preferences of any other class or series of Franklin preferred stock outstanding at the time of liquidation, to receive pro rata net assets of Franklin.

     Holders of Franklin common stock are entitled to one vote for each share that they hold and are vested with all of the voting power, except as the Franklin board of directors may provide in the future with respect to any class or series of Franklin preferred stock that it may authorize in the future. Shares of Franklin common stock are not redeemable and have no subscription, conversion or preemptive rights.

     Franklin's board of directors has the authority to issue shares of preferred stock by resolution in one or more series of equal rank with such different series, designations, preferences and other relative participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including the number of shares in each series, preferences upon liquidation or dissolution, dividend and conversion rights and rates, and redemption provisions of the shares constituting any class or series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both.

Transfer Agent and Registrar

     The transfer agent, registrar and dividend disbursing agent for Franklin common stock is the Bank of New York.

Restrictions on Ownership

     Upon approval of Franklin's application to become a bank holding company and election to become a financial holding company, the Bank Holding Company Act would impose limitations on the acquisition and ownership of Franklin common stock. The BHCA would require any "bank holding company," as defined in the BHCA, to obtain the approval of the Federal Reserve

Board prior to the acquisition of 5% or more of Franklin common stock. Under a rebuttable presumption established by the Federal Reserve Board, any person, other than a bank holding company, could be required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Franklin common stock under the Change in Bank Control Act. In addition, any person would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% or more of the outstanding common stock of Franklin, or otherwise obtaining control or a "controlling influence" over Franklin.

        COMPARISON OF RIGHTS OF SHAREHOLDERS OF FRANKLIN AND FIDUCIARY

     Franklin is incorporated under the laws of the State of Delaware and Fiduciary is a bank organized under Article III of the New York Banking Law. If the acquisition is consummated, the holders of Fiduciary common stock, whose rights as stockholders are currently governed under the New York Banking Law, the Fiduciary organization certificate and the bylaws of Fiduciary will, upon the exchange of their Fiduciary common stock pursuant to the plan of acquisition, become holders of shares of Franklin common stock and their rights as such will be governed by the Delaware General Corporation Law, Franklin's certificate of incorporation and Franklin's bylaws. The material differences between your rights as a holder of Fiduciary common stock and the rights of holders of Franklin common stock, resulting from the differences in their governing documents and the application of the New York Banking Law or Delaware law, are summarized below.

     The following summary does not purport to be a complete statement of the rights of holders of Franklin common stock under applicable Delaware law and the Franklin certificate of incorporation and bylaws or a comprehensive comparison with the rights of the holders of Fiduciary common stock under applicable New York Banking Law and the Fiduciary organization certificate and bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware General Corporation Law, the governing corporate instruments of Franklin, the New York Banking Law and the governing corporate instruments of Fiduciary, to which the holders of Fiduciary common stock are referred.

     Capitalization

Fiduciary

     The authorized capital stock of Fiduciary consists of 15,000,000 shares of Fiduciary common stock, par value $1.00 per share, of which, as of October 31, 2000, 7,276,168 shares were issued and outstanding.

Franklin

     The authorized capital stock of Franklin consists of 501,000,000 shares, of which, 500,000,000 shares are common stock, par value $0.10 per share, as of December 1, 2000, 243,618,404 shares were issued and outstanding and 1,000,000 shares of preferred stock, par value $1.00 per share, as of December 1, 2000, none were issued and outstanding.

     Restrictions on Business Combinations Involving Interested Stockholders

Fiduciary

     The New York Banking Law does not have a business combination statute analogous to Section 203 of the Delaware General Corporation Law, which is described below.

     Our organization certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of our capital stock and the affirmative vote of the holders of not less than 67% of the outstanding shares of the capital stock held by shareholders other than a Related Person are required for the approval or authorization of any Business Transaction to which the Related Person is a party or any Business Transaction in which a Related Person has an interest (except proportionately as a stockholder of the corporation). These voting requirements will not be applicable, however, if: (a) the Business Transaction has been expressly approved by a vote of not less than 60% of the Continuing Directors at a time when there are at least two Continuing Directors; or (b) all of the following conditions are satisfied:

     . the Business Transaction is one in which the aggregate consideration to be received per share of our capital stock by holders (other than the Related Person) of our capital stock (including any shares of capital stock retained by the holders pursuant to the terms of the Business Transaction) is at least equal in value to the Related Party's Highest Per Share Price, and the per share consideration either is entirely cash or is in the same form as the Related Person has previously paid to acquire the largest number of shares of our capital stock acquired by the Related Person prior to the Business Transaction; and

     . after the Related Person has become a Related Person and prior to the consummation of the Business Transaction, the Related Person has not become the Beneficial Owner of any additional shares of our capital stock, except (i) as part of the transaction which resulted in the Related Person becoming a Related Person, (ii) as a result of a pro rata stock dividend or stock split, or (iii) with the express prior approval of 60% of the Continuing Directors at a time when there are at least two Continuing Directors; and

     . after the Related Person has become a Related Person and prior to the consummation of the Business Transaction, the Related Person has not directly or indirectly:

          . received the benefit (except proportionately as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantage provided by Fiduciary or any of its subsidiaries; or

          . caused any material change in Fiduciary's business or capital structure (including without limitation, the issuance of shares of our capital stock to any third party other than in a public offering); or

          . caused any reduction (after taking into account any stock splits, reverse stock splits, stock dividends or similar transactions) in our capital stock dividend rate or policy, except, in the case of any of the foregoing, as approved in advance by not less than 60% of the Continuing Directors at a time when there are at least two Continuing Directors.

     The term "Business Transaction" is defined to include, among other things, transactions between a Related Person and the corporation or a subsidiary thereof, any merger or consolidation; any sale, lease, exchange, transfer or other disposition of any Substantial Part of the assets of the corporation; any sale, lease, exchange, or other disposition of the assets of a person to the corporation if such assets would constitute a Substantial Part of the assets of the corporation; any issuance, sale, exchange or other disposition of any securities except on a pro rata basis to the shareholders of the corporation; any recapitalization or reclassification of securities that would result in an increase in the voting power of a Related Person; any liquidation, spinoff, splitoff, splitup or dissolution. In general, and subject to certain exceptions, a "Related Person" is any person who is the beneficial owner of 20% or more of the outstanding capital stock of the corporation and the affiliates and associates of that person. The term "Substantial Part" is defined as more than 25% of the greater of book value and fair market value of the total consolidated assets of the corporation. The term "Continuing Director" includes any person who was a member of the board of directors prior to the time a Related Person became a Related Person or who subsequently became a director by a vote of at least 60% of the Continuing Directors at a time when there were at least two Continuing Directors, provided, however, that a Related Person cannot be a Continuing Director if the Business Transaction is one in which the Related Person has a material interest. The term "Highest Share Price" means the highest amount of consideration paid by a Related Person for a share of our capital stock within two years prior to the date the person became a Related Person, as adjusted to reflect, among other things, any reclassification, recapitalization, stock split or other readjustment.

Franklin

     Section 203 of the Delaware General Corporation Law generally prohibits a business combination between Franklin and an interested stockholder within three years of the time the stockholder became an interested stockholder, unless:

     . prior to this time, the board of directors of Franklin approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     . upon consummation of the transaction resulting in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Franklin outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers and certain employee stock plans; or

     . at or subsequent to this time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The term "business combination" is defined broadly to include, among other things, transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person that is the owner of 15% or more of the outstanding voting stock of the corporation, and that person's affiliates and associates. The term "owner" is broadly defined to include any person that individually or with or through its affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock (whether the right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise, or has the right to vote the stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

     Authorization of Certain Actions

Fiduciary

     The New York Banking Law provides that a merger, consolidation, share exchange, voluntary liquidation, or a sale, lease, exchange or other distribution of assets by Fiduciary must be approved by the vote of at least 66 2/3% of the stock of Fiduciary unless, in the case of a merger into Fiduciary, the total assets of the merging entity do not exceed 10% of the total assets of Fiduciary and the plan of merger does not change the name or the authorized shares of capital stock of Fiduciary or make or require any other change or amendment for which the approval or consent of shareholders of Fiduciary would be required under the New York Banking Law. Mergers, consolidations, share exchanges or the acquisition of all or substantially all of the assets of any banking organization also must approved by the superintendent of banks of New York.

Franklin

     Delaware law requires the approval of the Franklin board and holders of a majority of the outstanding Franklin common stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Franklin's property and assets. Delaware law would permit Franklin to merge with another corporation without obtaining the approval of Franklin stockholders if:

     .   Franklin is the surviving corporation of the merger;

     .   the merger agreement does not amend the certificate of incorporation;

     . each share of Franklin common stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Franklin common stock after the merger; and

     . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the stock are to be issued under the merger plan, or the authorized unissued shares or treasury shares of Franklin common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under the plan do not exceed 20% of the shares of Franklin common stock outstanding immediately prior to the effective date of the merger.

     Appraisal Rights

Fiduciary

     Under the New York Banking Law, a stockholder of a bank who is entitled to vote on a merger, consolidation, share exchange or similar transaction, and who does not vote in favor of the action, is generally entitled to appraisal rights, pursuant to which the stockholder has the right to demand payment of the fair or appraised value of the stock. See Annex E.

Franklin

     Under Delaware law, except as otherwise provided in the certificate of incorporation, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by Delaware law, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

     . listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD, which is true in the case of Franklin common stock to be issued pursuant to the share exchange, or

     .   held of record by more than 2,000 stockholders;

and, in each case, the consideration the stockholders receive for their shares in a merger or consolidation consists solely of:

     . shares of stock of the corporation surviving or resulting from the merger or consolidation;

     . shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     . cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

     . any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

     Consideration of Other Constituencies

Fiduciary

     Under the New York Banking Law, in taking action, including, without limitation, action which may involve or relate to a change or potential change in the control of the bank, a director is entitled to consider, without limitation, (i) both the long-term and the short-term interests of the bank and its shareholders and (ii) the effects that the bank's actions may have in the short-term or in the long-term upon any of the following:

     . the prospects for potential growth, development, productivity and profitability of the bank;

     .   the bank's current employees;

     . the bank's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the bank;

     .   the bank's customers and creditors; and

     . the ability of the bank to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.

Franklin

     Neither the Delaware General Corporation Law nor the Franklin certificate of incorporation contains any provision specifically relating to the ability of the Franklin board of directors to consider the interests of any constituencies of Franklin other than its stockholders in considering whether to approve or oppose any corporate action, including without limitation any proposal to acquire Franklin by means of a merger, tender offer or similar business combination.

     Amendments to the Certificate of Incorporation/Organization Certificate

Fiduciary

     The New York Banking Law provides that a bank may amend its organization certificate by the vote of the holders of a majority of the shares entitled to vote thereon at a meeting of stockholders unless the organization certificate provides for a higher vote.

     Our certificate provides that the articles concerning business combinations with related persons, removal of directors, number of directors and amendment and repeal of bylaws and the certificate may only be amended or repealed by the holders of not less than 80% of our outstanding common stock.

Franklin

     Under Delaware law, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting as a class, is required under Delaware law to approve a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on the amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of the class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of the class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment to the certificate of incorporation that created the class of stock or that was adopted prior to the issuance of any shares of the class, or in an amendment to the certificate of incorporation authorized by a majority vote of the holders of shares of the class. The Franklin certificate of incorporation does not require a greater vote.

     Amendments to Bylaws

Fiduciary

     Under the New York Banking Law, bylaws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. Except when provided in the organization certificate, a bylaw adopted by the stockholders may also be amended, repealed or adopted by the board but any bylaw adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as herein provided.

     Our certificate provides that the bylaws may not be amended, added to or repealed unless approved by not less than 80% of our outstanding capital stock or an affirmative vote of not less than 60% of the Continuing Directors. Our bylaws provide that if any bylaw regulating an impending election of directors is adopted, amended or repealed by the board, the bylaw so adopted, amended or repealed, together with a concise statement of the changes made, will be contained in the notice of the next meeting of stockholders for the election of directors.

Franklin

     Under Delaware law, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

     The Franklin certificate of in corporation provides that the power to make, alter or repeal the Franklin bylaws, and to adopt any new bylaw, except a bylaw classifying directors for election for staggered terms, is vested in the board of directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

     Dividend Sources

Fiduciary

     Under the New York Banking Law, dividends may be declared by the board of directors and paid out of net profits or surplus, but the approval of the superintendent of banks of New York may be required if the total of all dividends declared by Fiduciary in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years.

Franklin

     Under Delaware law, a board of directors may authorize a corporation to make dividends and other distributions to its stockholders, subject to any restrictions contained in the corporation's certificate of incorporation, either out of surplus (defined as net assets less statutory capital), or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Delaware law, no distribution out of net profits is permitted, however, if a corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

     Following the acquisition, Franklin expects to continue to pay its regular quarterly dividend on common stock at its current rate, subject to any change that the Franklin board of directors may determine.

     Special Meetings of Stockholders

Fiduciary

     The New York Banking Law provides that a special meeting of stockholders may be called by the board of directors or by the person or persons as may be authorized in the organization certificate or bylaws.

     Our bylaws provide that special meetings of our shareholders may be called at any time only by the chairman of the board, the president, the chairman of the executive committee, any vice-president or the board of directors, and will be called by the president or any vice president upon the written request of one-fifth or more of the shares entitled to vote at the special meeting.

Franklin

     Delaware law provides that a special meeting of stockholders may be called by the board of directors or by the person or persons as may be authorized by the certificate of incorporation or the bylaws.

     The Franklin bylaws provide that special meetings of Franklin's stockholders may be called at any time only by the chairman of Franklin's board or by the board of directors.

     Stockholder Action by Written Consent

Fiduciary

     Under the New York Banking Law, stockholders may act without a meeting only by unanimous written consent, unless the organization certificate otherwise provides. Our organization certificate does not provide otherwise.

Franklin

     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

     The Franklin bylaws permit stockholder action by written consent provided that the signed consent is delivered to Franklin's registered office in Delaware, Franklin's principal place of business, or an officer of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded.

     Notice of Meetings of Stockholders

Fiduciary

     Under the New York Banking Law, whenever stockholders are required or permitted to take any action at a meeting, written notice will state the place, date and hour of the meeting and unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting will also state the purpose or purposes for which the meeting is called. If, at any meeting, action is proposed to be taken which would, if taken, entitle stockholders intending to enforce their dissenters' rights to receive payment for their shares under section 6022 of the New York Banking Law if the proposed corporate action referred to in such section is taken, the notice of such meeting will include a statement of that purpose and to that effect. A copy of the notice of any meeting will be given, personally or by mail, not less than ten nor more than fifty days before the date of the meeting, to each stockholder entitled to vote at the meeting.

     In case of acquisition, under the New York Banking Law, the plan of acquisition must be submitted to the stockholders of the corporation at a meeting thereof held upon notice of at least fifteen days specifying the time, place and object of the meeting.

     Our bylaws provide that except for merger, purchase of assets, voluntary dissolution or other actions governed specifically by the New York Banking Law, not less than ten days nor more than fifty days before the date on which a meeting of the shareholders is to be held, written notice stating the date, hour and place, and in the case of a special meeting, indicating the purpose and that it is being issued by or at the direction of the person or persons calling the meeting, shall be given, either personally or by mail to each shareholder entitled to vote at such meeting. If at any meeting it is proposed that action be taken which would entitle any stockholder to receive payment for his or her shares, the notice of the meeting must include a statement of that purpose and to that effect.

Franklin

     Under Delaware law, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting must be given which must state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Written notice of any meeting must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at the meeting.

     Stockholder Lists and Inspection Rights

Fiduciary

     Under the New York Banking Law, any person who has been a shareholder of record of Fiduciary for at least six months immediately preceding the person's demand, or any person holding at least 5% of any class of the outstanding shares of Fiduciary, or any person duly authorized by a 5% shareholder, has the right to examine the minutes of the proceedings of Fiduciary's stockholders and the record of stockholders and to make extracts therefrom. The request must be made in writing at least five days before the inspection, and the inspection must be made in person and during usual business hours.

Franklin

     Under Delaware law, any stockholder may inspect the corporation's stock ledger, a list of its stockholders and its other books and records for any proper purpose reasonably related to the person's interest as a stockholder. A list of stockholders is to be open to the examination of any stockholder, for any purpose germane to a meeting of stockholders, during ordinary business hours, for a period of at least ten days prior to the meeting. The list is also to be produced and kept at the place of the meeting during the entire meeting, and may be inspected by any stockholder who is present.

     Number of Directors

Fiduciary

     Under the New York Banking Law, the number of directors constituting the entire board of, among other things, every bank and trust company, must be not less than five nor more than fifteen, except that any such corporation with capital stock, surplus funds and undivided profits of two million dollars or more may not have less than seven nor more than twenty directors and any such corporation with capital stock, surplus funds and undivided profits of five million dollars or more may not have less than seven nor more than thirty directors.

     Our bylaws provide that the total number of directors constituting the entire board may not be less than seven nor more than twenty-five. Our bylaws provide that the board, by a vote of 60% of the Continuing Directors at a time when there are at least two Continuing Directors, or otherwise by a vote of the majority of directors then in office, fix the number of directors within the maximum and minimum limits. At present, our board has twenty-one members.

Franklin

     Under Delaware law, a board of directors must consist of one or more directors, with the number fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.

     Franklin's certificate of incorporation provides that the number of directors will be fixed by, or in the manner provided in, Franklin's bylaws. At present, the Franklin board has nine members.

     Removal of Directors

Fiduciary

     The New York Banking Law provides that any or all of the directors may be removed for cause by a vote of the stockholders at a meeting of stockholders. The New York Banking Law further provides that the organization certificate or the specific provisions of a bylaw adopted by the stockholders may provide that directors may be removed with cause by action of the board of directors or without cause by vote of the stockholders.

     Our organization certificate provides that directors may be removed only for cause by either the affirmative vote of not less than 80% of our outstanding capital stock or the vote of not less than 60% of the entire board.

Franklin

     Delaware law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that:

     . members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     . in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

     The Franklin bylaws provide that any or all directors may be removed at any time, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

     Vacancies on the Board of Directors

Fiduciary

     Under the New York Banking Law, all vacancies in the office of director, including newly created directorships resulting from an increase in the number of directors, will be filled by election by the stockholders except as provided in this paragraph. Vacancies not exceeding one-third of the entire board may be filled by the affirmative vote of a majority of the directors then in office, and the directors so elected will hold office for the balance of the unexpired term; provided that the superintendent of banks of New York has the power to determine by regulation the conditions under which vacancies in the office of director may be left unfilled until the next annual election.

     Each vacancy, including newly created but unfilled directorships resulting from an increase in the number of directors, in the office of director and each reduction in the number of directors will be reported to the superintendent of banks of New York within ten days after the vacancy occurs or the reduction is effected. Each election by the board to fill the vacancy will be reported together with the name, address and occupation of the person so elected.

     Our bylaws provide that all vacancies in the office of director, including newly created directorships resulting from an increase in the number of directors, will be filled by election by the shareholders, except that vacancies not exceeding one-third of the entire board will be filled by the affirmative vote of a majority of the directors then in office, and the directors so elected will hold office for the balance of the unexpired term. Newly created directorships are divided among the three classes whose terms of office expire at different times with the number of directors in three classes being as nearly equal in number as possible.

Franklin

     Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. If, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for the directors, summarily order an election to fill any vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     The Franklin bylaws provide that any vacancies occurring in the board of directors (by death, resignation, retirement, disqualification, removal or otherwise) may be filled by the affirmative vote of a majority of the remaining directors, by a sole remaining director or by vote of the stockholders required for the election of directors generally.

     Indemnification of Directors and Officers

Fiduciary

     The New York Banking Law permits indemnification of a director or officer if the person acted in good faith for a purpose that the person reasonably believed to be in the best interests of the corporation. Indemnification is also permitted in criminal actions or proceedings if the person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made by the bank only as authorized in a specific case upon a determination that the director or officer has met the applicable standard of conduct set forth above. The New York Banking Law also requires that:

     . stockholders be notified of any expenses or other amounts paid to a director or officer by way of indemnification, other than pursuant to a court order or stockholder action; and

     . the superintendent be notified of any amounts to be paid to a director of officer by way of indemnification at least thirty days prior to the payment.

     Our bylaws provide that; to the fullest extent permitted by law, Fiduciary will indemnify a person that is made or threatened to be made a party to any civil or criminal action or proceedings by reason of the fact that:

     . he or she, or his or her testator if intestate, is or was a director of officer of Fiduciary; or

     . he or she, or his or her testator if intestate being or having been a director or officer of Fiduciary, served any other corporation of any type or kind, whether or not formed under any law of the state of New York, or any joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of Fiduciary.

The board of directors has the power on behalf of Fiduciary to grant indemnification to any person other than a director or officer of Fiduciary to the extent as the board in its discretion may determine.

Franklin

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination will be made, in the case of a present or former director or officer:

     . by a majority of the disinterested directors, even though less than a quorum;

     . by a committee of the directors designated by a majority vote of the directors, even though less than a quorum;

     . by independent legal counsel, if there is no majority of disinterested directors; or

     .   by a majority vote of the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which the individual is adjudged liable to the corporation.

     Delaware law requires indemnification of directors and officers for expenses related to a successful defense on the merits or otherwise of a derivative or third-party action.

     Delaware law permits a corporation to advance expenses related to the defense of any proceeding to directors and officers contingent upon the individuals' commitment to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified.

     Under Delaware law, these rights to indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Franklin certificate of incorporation and bylaws provide that Franklin will indemnify all persons that it has the power to indemnify to the fullest extent permitted by Section 145 of Delaware General Corporation Law. Indemnification will continue to inure to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the person's heirs, executors and administrators.

     Limitation of Liability

Fiduciary

     Neither the New York Banking Law, nor our organization certificate, provide for the limitation of liability of directors.

Franklin

     Delaware law allows a corporation to include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director:

     . for any breach of the director's duty of loyalty to the corporation or its stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . under Section 174 of Delaware General Corporation Law concerning unlawful dividends and stock repurchases and redemptions; or

     . for any transaction from which the director derived an improper personal benefit.

     The Franklin certificate of incorporation provides that Franklin directors will not be liable to Franklin or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law, except for liability:

     . for any breach of the director's duty of loyalty to the corporation or its stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     .   under Section 174 of Delaware General Corporation Law; or

     . for any transaction for which the director derived an improper personal benefit.

     Classification of the Board of Directors

Fiduciary

     Under the New York Banking Law, the board of directors of any bank or trust company may, by a provision in the bylaws, be classified into three classes as nearly equal as may be, with the terms of office of one class expiring each year.

     Our bylaws provide that the directors are classified into three classes having staggered terms of three years each, all classes being as nearly equal in number as possible.

Franklin

     Under Delaware law, the directors of a corporation may, by the certificate of incorporation, an initial bylaw or a bylaw adopted by stockholder vote, be divided into one, two or three classes. The Franklin certificate of incorporation and bylaws do not provide for the division of the board into classes.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited combined pro forma financial statements give effect to the acquisition by Franklin of Fiduciary in a transaction to be accounted for as a purchase. The unaudited combined pro forma balance sheet is based on the individual balance sheets of Franklin and Fiduciary as of September 30, 2000 and has been prepared assuming the acquisition occurred on September 30, 2000. The presentation of Fiduciary's balance sheet has been conformed to Franklin's presentation. The unaudited combined pro forma statement of income is based on the individual statements of income of Franklin and Fiduciary and combines the results of operations of Franklin for its fiscal year ended September 30, 2000 with the results of operations of Fiduciary for the twelve months ended September 30, 2000, as if the acquisition occurred on October 1, 1999.

     These unaudited pro forma financial statements should be read in conjunction with the:

          . accompanying notes to the unaudited pro forma financial statements;

          . audited historical financial statements and the related notes of Franklin, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information;" and

          . audited historical financial statements of Fiduciary included elsewhere in this proxy statement/prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma financial information is not necessarily indicative of the operating results and financial position that might have been achieved had the acquisition occurred as of the beginning of the earliest period presented, nor are they indicative of operating results and financial position which may occur in the future.

     The unaudited pro forma financial statements do not reflect any benefits or cost savings anticipated as a result of the acquisition. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.

                  Unaudited Combined Pro Forma Balance Sheet
                           As of September 30, 2000
                                (in thousands)

===========================================================================================================================
                                                        Franklin       Fiduciary     Adjustments        Pro Forma Combined
---------------------------------------------------------------------------------------------------------------------------
ASSETS:

     Cash and cash equivalents                         $  734,071                       ($3,200)   A          $  730,871
     Receivables:
        Fees from Franklin Templeton funds                241,282                                                241,282
        Other                                              27,105        31,247                                   58,352
     Investment securities,  available-for-sale           635,819                                                635,819
     Prepaid expenses and other                            18,017        30,535          (9,700)   B              38,852
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                    1,656,294        61,782         (12,900)               1,705,176

Banking/Finance assets:
     Cash and cash equivalents                             11,934       185,562         (17,300)   A             180,196
     Loans receivable, net                                256,416       202,722                                  459,138
     Investment securities,  available-for-sale            26,851       149,203                                  176,054
     Other                                                  4,361                                                  4,361
---------------------------------------------------------------------------------------------------------------------------
Total banking/finance assets                              299,562       537,487         (17,300)                 819,749

Other assets:
     Deferred sales commissions                            86,754                                                 86,754
     Property and equipment, net                          444,694        24,647                                  469,341
     Intangible assets, net                             1,169,485         1,013         578,518    C           1,989,016
                                                                                        240,000    C

     Receivable from banking/finance group                168,496                                                168,496
     Other                                                217,158                        35,000    B             252,158
---------------------------------------------------------------------------------------------------------------------------
Total other assets                                      2,086,587        25,660         853,518                2,965,765

---------------------------------------------------------------------------------------------------------------------------
 Total assets                                           4,042,443       624,929         823,318                5,490,690
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
     Compensation and benefits                            180,743        27,622                                  208,365
     Short-term debt                                       68,776                                                 68,776
     Accounts payable and accrued expenses                 72,646        16,118                                   88,764
     Commissions                                           76,965                                                 76,965
     Income taxes                                          61,661          (549)                                  61,112
     Other                                                 28,768                                                 28,768
---------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                 489,559        43,191               0                  532,750

Banking/finance liabilities:
     Payable to parent                                    168,496                                                168,496
     Deposits:
         Interest bearing                                  44,878       381,995                                  426,873
         Non-interest bearing                               9,968       102,061                                  112,029
     Other                                                 15,612                                                 15,612
---------------------------------------------------------------------------------------------------------------------------
Total banking/finance liabilities                         238,954       484,056               0                  723,010

Other Liabilities:
     Long-term debt                                       294,090                                                294,090
     Other                                                 54,347                        96,000    C             150,347
---------------------------------------------------------------------------------------------------------------------------
Total other liabilities                                   348,437             0          96,000                  444,437

---------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                      1,076,950       527,247          96,000                1,700,197

Stockholders' equity:
     Common stock                                          24,373         7,276          (7,276)   D              26,514
                                                                                          2,141    D
     Capital in excess of par value                            (0)       23,497         (23,497)   D             822,859
                                                                                        822,859    D

     Retained earnings                                  2,932,166        88,635         (88,635)   D           2,932,166
     Other                                                 (3,422)      (20,064)         20,064    B              (3,422)
     Accumulated other comprehensive income                12,376        (1,662)          1,662    D              12,376
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                              2,965,493        97,682         727,318                3,790,493

---------------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity            $4,042,443      $624,929        $823,318               $5,490,690
---------------------------------------------------------------------------------------------------------------------------


See Notes to the Unaudited Combined Pro Forma Financial Statements

              Unaudited Combined Pro forma Statements of Income
                For the twelve months ended September 30, 2000
                     (in thousands, except per share data)

                                                                                  Pro forma           Pro Forma
                                                      Franklin     Fiduciary     Adjustments           Combined
-------------------------------------------------------------------------------------------------------------------
Operating revenues:
Investment management fees                              $1,399,121     $173,336                         $1,572,457
Underwriting and distribution fees                         709,285            0                            709,285
Shareholder servicing fees                                 211,416        1,893                            213,309
Other                                                       20,318       16,378                             36,696

-------------------------------------------------------------------------------------------------------------------
Total operating revenues                                 2,340,140      191,607              0           2,531,747

Operating expenses:
Underwriting and distribution                              623,144            0                            623,144
Compensation and benefits                                  535,710       98,834         33,658  F          668,202
Information systems, technology and occupancy              213,670       25,419                            239,089
Advertising and promotion                                  101,196            0                            101,196
Amortization of deferred sales commissions                  83,627            0                             83,627
Amortization of intangible assets                           37,163        1,544         30,463  E           69,170
Other                                                       82,187       27,311                            109,498
Restructuring charges                                            0            0                                  0

-------------------------------------------------------------------------------------------------------------------
Total operating expenses                                 1,676,697      153,108         64,121           1,893,926

Operating income                                           663,443       38,499        (64,121)            637,821

Other income (expense):
Investment and other income                                 90,108            0                             90,108
Interest expense                                           (13,960)           0                            (13,960)
-------------------------------------------------------------------------------------------------------------------
Other income, net                                           76,148            0              0              76,148

Income before taxes on income                              739,591       38,499        (64,121)            713,969
Taxes on income                                            177,502       15,361        (19,863) G          173,000

-------------------------------------------------------------------------------------------------------------------
Net income                                              $  562,089      $23,138       ($44,258)           $540,969
===================================================================================================================

Earnings per share:
Basic and diluted                                       $     2.28                                       $    2.02

Weighted-average number of shares:
Basic                                                      246,116                      21,411             267,527
Diluted                                                    246,624                      21,411             268,035

---------------------

See Notes to the Unaudited Combined Pro Forma Financial Statements

          NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS

A    Transaction closing costs
     Estimated closing costs and fees of $20.5 million are expected to be paid at the time of transaction closing. Of these costs, $3.2 million is expected to be incurred by Franklin, and the remainder will be incurred by Fiduciary.

B    Accelerated vesting of FTCI Deferred Compensation Plan
     In accordance with the terms of the deferred compensation plan of Fiduciary, certain awards will vest immediately prior to the closing of the acquisition. Costs of $20.1 million (shares) and $9.7 million (short-term investments) were recorded in Fiduciary's balance sheet related to this plan. The pro forma adjustments reflect the immediate vesting of these amounts, net of an estimated tax benefit of $35 million which is based on the fair value of the shares vested.

C    Intangible assets, net
     Intangible assets of $818.5 million were computed by deducting the fair value of the net assets acquired from the total purchase price.
     (in thousands, except for number of shares)

     Purchase price
          Stock issuance
             21,411,887 shares issued at $38.53                          $     825,000
          Add: estimated transaction costs and fees paid by Franklin             3,200
                                                                         --------------
          Total purchase price                                           $     828,200

      Fair value of net assets acquired
          The value of net assets acquired was computed as follows:
          Fair value of net assets at September 30, 2000                 $      97,682
          Less: transaction closing costs paid or incurred by
          Fiduciary prior to the closing of the acquisition                    (17,300)
          Add: net effects of accelerated vesting of Fiduciary
          deferred compensation and associated tax benefit                      25,300
                                                                         -------------
                                                                         $     105,682

      Excess of purchase price over the fair value of assets acquired    $     722,518

      Allocation of excess of purchase price over the fair value of net assets acquired
             Intangible assets acquired - customer base (estimated)            240,000
             Less: Estimated deferred tax liability arising from
                intangible assets                                              (96,000)
                                                                         -------------

               Total goodwill (estimated)                                $     578,518
                                                                         =============


     Intangible assets with an estimated fair value of $240 million represent the value attributed to the customer base of Fiduciary. The final allocation of excess purchase price over the fair value of net assets acquired may be different from amounts reflected herein.

D    Equity Adjustments

     This adjustment reflects the elimination of Fiduciary's common stock, capital in excess of par, retained earnings and other comprehensive income and the issuance of Franklin common stock in connection with the acquisition. In accordance with the plan of acquisition, Franklin will issue no more than 23,791,000 and no less than 19,466,700 shares in connection with the acquisition. For the purposes of these pro forma statements, it is assumed that Franklin will issue 21,411,887 shares, at an average market price of $38.53 per share, which is the mid-point between $34.68 and $42.38.

     See Note H for a sensitivity analysis of the range of purchase prices.

E Amortization of intangible assets, including goodwill was calculated as follows: (in thousands)

          Other intangible assets

                                                Estimated useful life                             15 years
                                                          Total value                      $ 240,000
                                           Annual amortization charge                      $  16,000

          Goodwill

                                                Estimated useful life                             40 years


                                                          Total value                      $ 578,518
                                           Annual amortization charge                      $  14,463
                                                                                           ---------

                  Estimated total amortization of intangibles for pro forma purposes       $  30,463
                                                                                           =========

F    Employee retention and transition compensation program
     In connection with the acquisition, Franklin has agreed to allocate a total of $85 million to be paid to employees of Fiduciary over a period not exceeding five years.
     Expenses will be recognized evenly over the retention period for each class of employees.
     $33.7 million has been estimated as the expense for the first twelve months following the closing of the acquisition.

G    Taxes on Income
     All applicable pro forma adjustments were tax effected at the statutory rate of 35% Federal income tax and a blended State income tax rate of 5%, except for the amortization of goodwill.

H    Sensitivity analysis for range of purchase prices

     For the purposes of these pro forma statements, it is assumed that Franklin will issue 21,411,887 shares of Franklin common stock, at an average market price of $38.53 per share, which is the mid-point between $34.68 and $42.38.
     The table below summarizes the pro forma adjustments that would change when the number of shares issued vary within the range given in this proxy statement/prospectus.

          (in thousands, except for number of shares and per share data)         Mid-point        Lower        Upper
          ----------------------------------------------------------------------------------------------------------
          Value of Franklin common stock during averaging
          period and at time of issue                                         $      38.53  $     34.68  $      42.38
          Number of shares issued                                               21,411,887   23,791,000    19,466,700

          Purchase price (after transaction cost of $3.2 million)                  828,200      828,272       828,199
          Goodwill                                                                 578,518      578,590       578,517
          Common stock adjustment re issuance of stock                               2,141        2,379         1,947
          Additional paid in capital adjustment re issuance of stock               822,859      822,693       823,052
          Amortization of intangibles                                               30,463       30,465        30,463
          Operating expenses - pro forma adjustment                                 64,121       64,122        64,121
          Income before taxes - pro forma adjustment                               (64,121)     (64,122)      (64,121)
          Taxes on income - pro forma adjustment                                   (19,863)     (19,863)      (19,863)
          Net income - pro forma adjustment                                        (44,258)     (44,259)      (44,258)
          Total adjusted pro forma combined shares outstanding
             as of September 30, 2000                                          265,142,027  267,521,140   263,196,840
          Total adjusted pro forma combined diluted weighted
             average shares                                                    268,035,887  270,415,000   266,090,700
          Total unaudited pro forma combined net income per
             diluted share                                                            2.02         2.00          2.03
          Total unaudited pro forma combined book value per
             share                                                                   14.30        14.17         14.40

                     SELECTED FINANCIAL DATA OF FIDUCIARY

     The following table sets forth selected financial data and other information of Fiduciary. The selected financial data for and as of each of the years in the five-year period ended December 31, 1999 set forth below have been derived from the audited consolidated financial statements of Fiduciary. The selected financial data of Fiduciary for, and as of the end of, the nine months ended September 30, 2000 and 1999 are derived from unaudited consolidated financial statements of Fiduciary. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" (on page) __ and "Fiduciary's Consolidated Financial Statements" and the notes thereto.



                                  Nine Months Ended
                                    September 30,                            Year Ended December 31,
-------------------------------------------------------  -----------------------------------------------------------------
                                   2000        1999           1999         1998         1997         1996         1995
-------------------------------------------------------  -----------------------------------------------------------------
Investment management fees,
    trust and other commissions   $134,484    $115,560    $  154,412   $  136,694   $  128,013  $  118,064    $  104,572
Net interest income                  8,231       6,285         8,874        8,990        7,894       6,162         4,978
Other income                         5,562       6,069         7,956       11,465        8,373       5,265         8,883
--------------------------------------------------------------------------------------------------------------------------

Total income                       148,277     127,914       171,242      157,149      144,280     129,491       118,433
Operating expenses                 119,433     104,495       138,168      128,528      118,869     109,730        99,098
--------------------------------------------------------------------------------------------------------------------------

Income before taxes                 28,844      23,419        33,074       28,621       25,411      19,761        19,335
Applicable taxes                    12,167      10,067        13,261       11,099       10,387       7,607         7,792
--------------------------------------------------------------------------------------------------------------------------

Net Income                         $16,667     $13,352    $   19,813   $   17,522   $   15,024  $   12,154    $   11,543
--------------------------------------------------------------------------------------------------------------------------

Per share data based on 7,276,168
shares:*

    Book value                      $13.43      $13.47    $    12.00   $    12.24   $    10.97  $     9.68    $     8.97
    Net income                        2.29        1.84          2.72         2.41         2.06        1.67          1.59
    Dividends                         1.05        0.89          1.19          .99          .82         .74           .69
--------------------------------------------------------------------------------------------------------------------------

Average total assets              $628,595    $491,087    $  493,479   $  499,224   $  459,555  $  406,903    $  351,068
Average total deposits             497,036     360,412       370,511      376,315      332,936     282,682       231,349
Average shareholders' equity        90,035      89,646        83,277       80,095       74,156      66,256        60,702
--------------------------------------------------------------------------------------------------------------------------

Return on:
    Average shareholders'
    equity                            17.3%       14.7%         23.8%        21.9%        20.3%       18.3%         19.0%
    Average total assets               2.6%        2.6%          4.0%         3.5%         3.3%        3.0%          3.3%
Dividend payout ratio                 45.8%       48.3%         43.6%        41.1%        39.7%       44.5%         43.4%
Risk-based capital ratio              26.8%       36.2%         29.6%        33.8%        28.2%       25.4%         24.4%
Number of employees                    711         696           704          690          634         664           657
--------------------------------------------------------------------------------------------------------------------------


* Per share data for all years presented has been restated to reflect a five percent stock dividend declared on January 27, 1999.

                SELECTED QUARTERLY FINANCIAL DATA OF FIDUCIARY

     The following table sets forth unaudited selected quarterly financial data of Fiduciary for the years ended December 31, 1999 and 1998 and for the nine months ended September 30, 2000. Higher net income in the fourth quarter of 1999 reflects a lower effective tax rate resulting from tax planning strategies implemented in that quarter.

Quarter                           First       Second          Third      Fourth
--------------------------------------------------------------------------------
2000

Total Income                    $48,775      $49,865        $49,638

Net Income                        5,447        5,641          5,589

Earnings per share              $  0.75      $  0.77        $  0.77

--------------------------------------------------------------------------------
1999

Total Income                    $42,433      $43,510        $41,971     $43,328

Net Income                        4,420        4,621          4,311       6,461

Earnings per share              $  0.61      $  0.63        $  0.59     $  0.89

--------------------------------------------------------------------------------
1998

Total Income                    $37,136      $38,842        $40,966     $40,205

Net Income                        3,986        4,143          4,274       5,119

Earnings per share              $  0.55      $  0.57        $  0.59     $  0.70
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion provides information and analysis of the consolidated operating results of Fiduciary, for the three and nine months ended September 30, 2000 and 1999, for each of the three years in the period ended December 31, 1999 and of its financial condition at September 30, 2000 and at December 31, 1999 and 1998. You should read the following discussion in conjunction with the consolidated financial statements and the related notes and supplementary financial data of Fiduciary included elsewhere in this proxy statement/prospectus.

RESULTS OF OPERATIONS

Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     Fiduciary reported net income of $5.6 million or $0.77 per share for the three months ended September 30, 2000, showing growth of 29.6% over the $4.3 million or $0.59 per share for the same period in 1999. Net income for the first nine months of 2000 was $16.7 million or $2.29 per share compared to $13.4 million or $1.84 per share for that period of 1999, reflecting growth of 24.9%. This growth, for both reporting periods, is largely the result of increased assets under management, a consequence of favorable world financial markets and new business.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     In 1999, Fiduciary marked another year of record earnings. Fiduciary reported net income in 1999 of $19.8 million or $2.72 per share, as compared to $17.5 million or $2.41 per share in 1998, reflecting growth of 13.1%. These record operating results were underscored by the following highlights:

       . Return on average shareholders' equity of 23.8%, up from 21.9% in 1998.

       . A 13.0% increase in investment management fees, trust and other commissions.

       .  Expense growth maintained at 7.5% over 1998.

     Fiduciary's primary financial goals are to achieve sustainable growth in earnings per share and to maintain return on average shareholder's equity of at least 20%. In 1999, Fiduciary met and exceeded those goals. Management remains confident that our commitment to these goals will continue to create shareholder value.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Fiduciary's net income in 1998 was $17.5 million or $2.41 per share, an increase of 16.6% over the $15.0 million, or $2.06 per share reported in 1997.

OPERATING REVENUE

     This table sets forth Fiduciary's operating revenue for the three months and nine months ended September 30, 2000 and 1999 and indicates the percentage change from period to period.

                                       Three Months Ended                 Nine Months Ended
                                          September 30                      September 30
                                     ----------------------            -----------------------
                                        2000       1999      Change       2000        1999      Change
--------------------------------------------------------------------------------------------------------
(in thousands)
Operating Revenue
Investment management fees, trust   $  45,075  $   37,693     19.59%  $  134,484   $ 115,560     16.38%
   and other commissions
Foreign exchange income                 1,520       1,426      6.59%       3,962       3,505     13.04%
Tax and accounting service fees           471         455      3.57%       1,414       1,365      3.57%
Securities gains and other                146         193    -24.62%         186       1,199    -84.46%

--------------------------------------------------------------------------------------------------------
Total Operating Revenue             $  47,212  $   39,767     18.72%  $  140,046   $ 121,629     15.14%
--------------------------------------------------------------------------------------------------------


Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     The major component of operating revenues, fees from Fiduciary's core business, investment management, inclusive of custody, trust and estate commissions, increased during both the three month and nine month periods. The growth in investment management fees was due to the inflow of new business from both new and existing clients, as well as market growth in the assets that Fiduciary manages, resulting from favorable conditions in the global equity markets. For the nine month period ended September 30, 2000, average assets under management were $51.3 billion, increasing from $45.3 billion for the same period in 1999.

     The increase in foreign exchange income was the result of increased activity in client related foreign exchange transactions. Fiduciary's foreign exchange income is primarily related to transaction volume which is largely a function of foreign exchange market volatility.

     Fiduciary maintains offices outside the United States in Geneva, London, Dublin, Tokyo, Hong Kong, Melbourne and the Cayman Islands. For the three months and nine months ended September 30, 2000, Fiduciary's non-U.S. subsidiaries accounted for 8.5% and 9.4%, respectively, of operating revenue, compared to 10.8% and 10.5% for the same periods of 1999.

     The table below sets forth Fiduciary's operating revenues for each of the years in the three year period ended December 31, 1999 and indicates the percentage change from period to period.

For the year                                                                        1999          1998
ended December 31:                       1999          1998          1997         vs 1998        vs 1997
---------------------------------------------------------------------------------------------------------
(in thousands)
Operating Revenue

Investment management fees, trust
and other commissions                   $154,412      $136,694      $128,013        12.96%         6.78%
Foreign exchange income                    4,878         5,225         6,422        -6.64%       -18.64%
Tax and accounting service fees            1,844         1,861         1,745        -0.93%         6.66%
Securities gains and other                 1,234         4,379           206       -71.81%     2,026.09%

---------------------------------------------------------------------------------------------------------
Total Operating Revenue                 $162,368      $148,159      $136,386         9.59%         8.63%
---------------------------------------------------------------------------------------------------------


Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Operating revenue was $162.4 million in 1999, which is an increase of 9.6% over the $148.2 million in 1998. The major components of operating revenue are fees from Fiduciary's core business, investment management, inclusive of custody, trust and estate commissions. In 1999, these fees totaled $154.4 million, an increase of $17.7 million or 13.0% over 1998.

     The growth in investment management fees was due to record inflows of new business from both new and existing clients, as well as market growth in the assets that Fiduciary manages, resulting from favorable conditions in the global equity markets. At year-end 1999, assets under management exceeded $50.6 billion, increasing from $44.4 billion at year-end 1998.

     Foreign exchange income was $4.9 million in 1999, decreasing from $5.2 million in 1998. Fiduciary's foreign exchange income is primarily related to transaction volume, which is largely a function of foreign exchange market volatility.

     For the year ending December 31, 1999, Fiduciary's non-U.S. subsidiaries accounted for 10.6% of operating revenue, compared to 12.0% for the year ending December 31, 1998. During 1999, Fiduciary held the official opening of the Tokyo, Japan office and expanded its presence in Hong Kong and Melbourne, Australia.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Fiduciary reported operating revenue of $148.2 million in 1998, an increase of 8.6% over the $136.4 million reported in 1997. The amount of operating revenue attributable to Fiduciary's core product, investment management, was $136.7 million and $128.0 million for 1998 and 1997, respectively. This growth can be attributed to new business growth as well as market growth in the assets that Fiduciary manages. Average assets under management for 1998 and 1997 were $41.4 billion and $35.1 billion, respectively.

     The other components of operating income in 1998 and 1997 totaled $11.5 million and $8.4 million, respectively. This increase was primarily due to price gains in the U.S. government bond market during the second half of 1998. As a result, Fiduciary realized securities gains of $3.7 million in 1998 compared to insignificant gains in 1997. Operating revenue from Fiduciary's non-U.S. subsidiaries was 12.0% of total operating revenue in 1998 and 12.8% in 1997.

NET INTEREST INCOME

     Fiduciary provides deposit services for the short-term cash positions associated with clients' investment activities. In addition, Fiduciary provides extensions of credit, but only to clients. Loans are fully collateralized by clients' investment grade securities held by Fiduciary or its agents. The revenue generated from these services, along with revenue generated by Fiduciary's portfolio of investment securities and short-term investments, is recognized as net interest income. Net interest income is the amount of interest earned on interest-bearing assets, less the amount of interest paid on interest-bearing liabilities.

     This table sets forth Fiduciary's net interest income for the three months and nine months ended September 30, 2000 and 1999 and indicates the percentage change from period to period.

                                       Three Months Ended                   Nine Months Ended
                                         September 30                          September 30
--------------------------------------------------------------------------------------------------------------
                                       2000          1999        Change       2000        1999       Change
(in thousands)
Interest Income
Loans                                $    2,907   $    2,181       33.29%  $   8,193    $   6,074      34.88%
Securities                                1,718        2,047      -16.07%      5,628        6,503     -13.46%
Short-term investments                    3,545        1,022      246.74%      9,910        2,336     324.32%
Deposits with banks                         350          388       -9.69%      1,110        1,129      -1.66%
--------------------------------------------------------------------------------------------------------------
Total Interest Income                     8,520        5,638       51.11%     24,841       16,042      54.85%

Interest Expense
Deposits                                  6,088        3,366       80.87%     16,449        9,567      71.93%
Federal funds purchased                       5           17      -73.52%         42          135     -68.88%
Other                                         1           51      -96.11%        119           55     116.40%
--------------------------------------------------------------------------------------------------------------
Total Interest Expense                    6,094        3,434       77.45%     16,610        9,757      70.23%

--------------------------------------------------------------------------------------------------------------
Net Interest Income                  $    2,426   $    2,204       10.07%  $   8,231    $   6,285      30.97%
--------------------------------------------------------------------------------------------------------------


Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     During the three months ended September 30, 2000, Fiduciary earned $2.4 million in net interest income, an increase of 10.1% from $2.2 million for the same period in 1999. Net interest income for the nine months was $8.2 million in 2000 compared to $6.3 million in 1999, an increase of 31%. The increase in both periods is largely due to an increase in average deposits for the nine months ended September 30, 2000 to $497.0 million from $360.4 million for the nine months ended September 30, 1999. These increased deposits resulted in a significant increase in average investable funds during the period and, consequently, an increase in lending activities and in investments in short term financial instruments. Average loans outstanding year-to-date through September 2000 were $150.2 million, compared to $132.4 million for the same period in 1999. This growth in loan balances was offset by a reduction in Fiduciary's investment securities portfolio, which provides a lower spread than Fiduciary's loan portfolio. Investments in short-term instruments increased to a nine-month average of $212.1 million compared to $62.6 million in 1999, allowing Fiduciary to capitalize on the rise in short-term interest rates during this period in 2000.

     The table below sets forth Fiduciary's net interest income for each of the years in the three year period ended December 31, 1999, and indicates the percentage change from period to period.

                                                                                    1999          1998
For the year ended December 31:           1999          1998         1997         vs 1998       vs 1997
-----------------------------------------------------------------------------------------------------------
(in thousands)
Interest Income

Loans                                   $  8,404      $  7,785     $  6,971          7.95%        11.67%
Securities                                 8,475        10,421        7,315        -18.68%        42.46%
Short-term investments                     3,872         4,418        6,640        -12.35%       -33.46%
Deposits with banks                        1,896         1,366        1,670         38.82%       -18.22%
-----------------------------------------------------------------------------------------------------------
Total Interest Income                     22,647        23,990       22,596         -5.60%         6.17%
-----------------------------------------------------------------------------------------------------------

Interest Expense
Deposits                                  13,569        14,725       14,121         -7.85%         4.28%
Federal funds purchased                      141           219          123        -35.48%        77.38%
Other                                         63            56          458         11.92%       -87.75%
-----------------------------------------------------------------------------------------------------------
Total Interest Expense                    13,773        15,000       14,702         -8.18%         2.03%
-----------------------------------------------------------------------------------------------------------
Net Interest Income                     $  8,874      $  8,990     $  7,894         -1.29%        13.88%
-----------------------------------------------------------------------------------------------------------


Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     During 1999, Fiduciary earned $8.9 million in net interest income, a reduction of 1.3% from $9.0 million in 1998. The moderate reduction in 1999 is largely due to a 1.5% reduction in average deposits to $370.5 million in 1999 from $376.3 million in 1998. This reduced source of investable funds required a redistribution of investments in order to maintain equilibrium in net interest income. This was achieved by an increase in lending activities. Average loans outstanding for 1999 were $133.9 million, compared to $126.2 million in 1998. This growth in loan balances was offset by a reduction in Fiduciary's investment securities portfolio, which provides a lower spread than Fiduciary's loan portfolio.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     In 1998, net interest income was $9.0 million, an increase of 13.9% over $7.9 million in 1997. This increase can be attributed to the level of average loans and advances outstanding, which increased to $126.2 million in 1998 from $108.0 million in 1997. In addition, Fiduciary increased its portfolio investments, which averaged $187.7 million in 1998 and $131.0 million in 1997.

OPERATING EXPENSES

     The table below sets forth Fiduciary's operating expenses for the three and nine month periods ended September 30, 2000 and 1999 and indicates the percentage change from period to period.

                                    Three Months Ended                    Nine Months Ended
                                       September 30                          September 30
---------------------------------------------------------------------------------------------------------------
                                    2000        1999        Change        2000         1999         Change
---------------------------------------------------------------------------------------------------------------
  (in thousands)
  Operating Expenses

  Salaries and other
  compensation                     $21,781    $  18,897       15.26%    $  64,196    $  55,940         14.76%
  Pension and other employee
  benefits                           4,111        3,363       22.24%       12,152       11,013         10.34%
  Occupancy                          2,641        2,290       15.31%        7,663        6,811         12.50%

  Equipment and systems              4,010        3,937        1.87%       11,766       11,607          1.38%
  Other                              7,502        5,905       27.04%       23,656       19,123         23.70%

---------------------------------------------------------------------------------------------------------------
  Total Operating Expense          $40,045     $ 34,392       16.44%    $ 119,433    $ 104,494         14.30%
---------------------------------------------------------------------------------------------------------------


Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     The increases in Fiduciary's operating expenses for the three months and nine months ended September 30, 2000 over the same periods last year are evidence of the continued support of current business growth, as well as investments to sustain future business development.

     The increase in salaries and other compensation reflects the growth of staff to support the development of current and new business. Fiduciary management has also taken initiatives to ensure appropriate compensation and benefit levels in order to hire and retain key employees in the current labor market. The full time staffing at September 30, 2000 was 711, compared to 696 at September 30, 1999. In addition, increases in firmwide incentive compensation, which result directly from the favorable corporate performance, is responsible for 39.3% and 39.4% of the increase in salaries and other compensation for the three and nine month periods, respectively, in 2000 over 1999.

     The increase in pension and other employee benefits, for both the three and nine month periods, reflects increases in the cost of staffing, driven mainly by hiring costs, and taxes and benefits associated with the staffing increase and increased compensation expense.

     Other non-employee related expenses increased over the prior year by $2.0 million and $5.5 million for the three and nine month periods, respectively, representing a 16.7% and 14.8% increase, respectively. These increased expenses include growth in occupancy expenses, reflecting contractual rent and associated expense increases, as well as new office space occupied by some of our regional offices. Equipment and systems remained fairly static compared to the prior year. Increases resulting from investments in new technology were offset by the declining amortization of significant systems investments made in the mid 1990's. The most significant increase for the three and nine month periods, however, was in other expenses. This increase is mainly the result of the significant use of consultants in various systems related projects and an acceleration of the amortization of intangibles associated with the purchase of investment management contracts from Cramblit & Carney in late 1998.

     The table below sets forth Fiduciary's operating expenses for each of the years in the three year period ended December 31, 1999, and compares the percentage change from fiscal year to fiscal year.

                                                                                     1999         1998
For the year ended December 31:              1999          1998         1997        vs 1998      vs 1997
----------------------------------------------------------------------------------------------------------
(in thousands)
Operating Expenses

Salaries and other compensation          $   75,981    $  65,739    $   62,595       15.58%        5.02%
Pension and other employee benefits          13,457       13,951        11,714       -3.54%       19.09%
Occupancy                                     9,231        9,033         8,904        2.19%        1.46%
Equipment and systems                        15,177       14,033        12,107        8.15%       15.91%
Other                                        24,322       25,772        23,549       -5.63%        9.44%
---------------------------------------------------------------------------------------------------------

Total Operating Expense                  $  138,168    $ 128,528    $  118,869        7.50%        8.13%
---------------------------------------------------------------------------------------------------------

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Operating expenses for 1999 totaled $138.2 million, an increase of 7.5% over 1998 expenses of $128.5 million. The increases are evidence of the support of current business growth, as well as investments to sustain future business development.

     The largest component of operating expenses, salaries and other compensation, increased $10.3 million or 15.6% over 1998. At $76.0 million, these costs comprised 55.0% of total operating expenses, as compared to $65.7 million or 51.1% of total operating expenses in 1998. This increase reflects additional staff to support business growth, as well as the development of new business in new markets. The year-end full time staffing at 704 in 1999, compared to 690 in 1998, represents only a 2.0% increase in staff. However, the full impact of staffing additions made at the end of 1998 is evident in the 1999 expense. In addition, increases in firmwide incentive compensation, which result directly from the favorable corporate performance, is responsible for 17.9% of the increase 1999 over 1998.

     Pension and other employee benefits totaled $13.5 million in 1999, which reflects a decrease of 3.5% from $14.0 million in 1998. This decrease is the result of initiatives taken to reduce the use of temporary help to staff full time positions, as well as the reduced use of employment agencies in the hiring of people to staff those positions.

     Other non-employee related expenses in 1999 were on par with 1998. These expenses were $48.7 million in 1999 compared to $48.8 million in 1998, a decrease of 0.2%. These costs remained constant, despite Fiduciary's continued investment in technology and the initiatives taken in late 1998 to expand into new markets. This was achieved through corporate initiatives to control other operating costs.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     In 1998, operating expenses totaled $128.5 million, compared to $118.9 million in 1997, an increase of 8.1%. Employee related costs were 62.0% and 62.5 % of these expenses at $79.7 million and $74.3 million in 1998 and 1997, respectively. Full time headcount at year-end 1998 was 690, compared to 634 in 1997. This growth is, in part, the consequence of new business initiatives that Fiduciary took in 1998. It acquired an operating company in Tokyo in the spring of 1998, and in the latter part of the year, the Los Angeles, California subsidiary purchased certain client contracts from Cramblit & Carney, Inc. The California subsidiary concurrently added staff to administer these contracts and other new business. Non-employee related costs totaled $48.8 million in 1998, compared to $44.6 million in 1997, an increase of 9.6%.

INCOME TAXES

Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     Fiduciary's income tax expense was $4.0 million for the third quarter 2000 compared to $3.3 million for that period in 1999. Year-to-date tax expense was $12.2 million as of September 2000 compared to $10.1 million for 1999. The effective tax rates for 2000 and 1999 were 41.7% and 43.1%, respectively, for the three months ended September 30 and 42.2% and 43.0%, respectively, for the nine months ended September 30.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Income tax expense was $13.3 million in 1999 and $11.1 million in 1998. The effective tax rates were 40.1% and 38.8%, respectively.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Fiduciary's income tax expense provided on income before taxes was $11.1 million in 1998 and $10.4 million in 1997. The effective tax rates were 38.8% and 40.9%, respectively.

SEGMENT INFORMATION

     Fiduciary has two principal businesses: Investment Management Services and Treasury & Banking.

     Investment Management Services provides a complete array of financial services for affluent individuals, families and institutional investors. These services include investment management; custody; investment consulting; trust and pension administration; financial and estate planning; and tax and other reporting related services. Treasury & Banking provides our clients with lending and other banking services.

Segment Financial Results

     Fiduciary's business segment results are presented below in order to reflect financial performance and strategic direction. The chief component of operating revenue is fee revenue. Net interest income is allocated to each segment based upon the level of financial instruments contributed by the segment, after taking into effect the internally developed cost of funds transfers. All costs directly attributable to a business segment are charged directly to that segment. These costs include salaries, performance compensation, commissions and employee benefits, occupancy and other operating costs. Corporate expenses are allocated to business segments based upon the estimate by Fiduciary management of the direct or indirect benefits realized by the segment.

     These results are based upon estimates and judgements. They represent the way Fiduciary management views its businesses and may not be comparable to other financial institutions.

     Financial information for the two operating segments for the three months and nine months ended September 30, 2000 and 1999 is presented in the table below.

                                                             Investment
                                                             Management          Treasury             Total
                                                               Services         & Banking
                                                     -------------------------------------    --------------
(in thousands)
Three Months Ended September 30, 2000
Operating Revenue                                              $ 46,845         $     367        $   47,212
Net Interest Income                                               1,470               956             2,426
Total Revenue                                                    48,315             1,323            49,638
Operating Expense                                                38,949             1,096            40,045
Income Before Taxes                                               9,366               227             9,593

Total Assets at end of period                                   378,555           246,374           624,929
Assets Under Management at end of period (in millions)           50,348                 -            50,348

Three Months Ended September 30, 1999
Operating Revenue                                              $ 39,597         $     170        $   39,767
Net Interest Income                                               1,283               921             2,204
Total Revenue                                                    40,880             1,091            41,971
Operating Expense                                                33,064             1,328            34,392
Income (Loss) Before Taxes                                        7,816             (237)             7,579

Total Assets at end of period                                   276,358           198,374           474,732
Assets Under Management at end of period (in millions)           45,380                 -            45,380

Nine Months Ended September 30, 2000
Operating Revenue                                              $139,731         $    $315        $  140,046
Net Interest Income                                               4,484             3,747             8,231
Total Revenue                                                   144,215             4,062           148,277
Operating Expense                                               116,136             3,297           119,433
Income Before Taxes                                              28,079               765            28,844

Total Assets at end of period                                   378,555           246,374           624,929
Assets Under Management at end of period (in millions)           50,348                 -            50,348

Nine Months Ended September 30, 1999
Operating Revenue                                              $120,235         $  $1,394        $  121,629
Net Interest Income                                               3,592             2,693             6,285
Total Revenue                                                   123,827             4,087           127,914
Operating Expense                                               100,749             3,745           104,494
Income Before Taxes                                              23,078               342            23,420

Total Assets at end of period                                   276,358           198,374           474,732
Assets Under Management at end of period (in millions)           45,380                 -            45,380


Three Months and Nine Months Ended September 30, 2000 Compared to Three Months and Nine Months Ended September 30, 1999

     Operating revenue of the Investment Management Services segment has increased $7.2 million or 18.3% for the three-month period and $19.5 million or 16.2% for the nine-month period in 2000 over 1999. This growth is largely attributed to new business and the overall strength of the world financial markets. Allocated net interest income attributable to the Investment Management Services segment has grown $0.2 million or 14.5% for the third quarter and $0.9 million or 24.8% year-to-date year over year, also largely due to new business and higher levels of investable funds from deposits maintained by existing clients. Operating expenses attributable to this business segment increased $5.9 million, representing growth of 17.8% for the three-month period, and $15.4 million or growth of 15.3% for the nine-month period. This increase reflects costs incurred to sustain the business growth, both in the form of additional staffing and incentive compensation for employees and investments in technology to support this additional business.

     The Treasury & Banking segment's operating revenue is made up of a portion of foreign exchange income and securities gains and losses which are realized on Fiduciary's investment portfolio. The Treasury & Banking segment's operating revenue increased by $0.2 million for the third quarter 2000 over 1999, but decreased on a year-to-date basis for the nine months ended September 30 by $1.1 million. The year-to-date change is due to a decrease in securities gains recognized during that period, partially offset by an increase in foreign exchange income. Net interest income allocated to the Treasury & Banking segment has remained relatively stable year over year for the third quarter and increased by $1.1 million or 39.2% for the nine month period, evidencing the increased investable funds as the result of new business provided by the Investment Management Services segment.

Three Years Ended December 31, 1999

     Financial information for the two operating segments for the years 1999, 1998 and 1997 are presented in the table below.

                                                     Investment
                                                     Management          Treasury
                                                      Services          & Banking            Total
                                                  -------------------------------------------------------
(in thousands)
Year Ended December 31, 1999
Operating Revenue                                    $  160,734        $    1,634         $  162,368
Net Interest Income                                       5,117             3,757              8,874
Total Revenue                                           165,851             5,391            171,242
Operating Expense                                       133,192             4,976            138,168
Income Before Taxes                                      32,659               415             33,074

Total Assets at end of period                           328,314           241,052            569,366
Assets Under Management at end of period (in
millions)                                                50,643                 -             50,643

Year Ended December 31, 1998
Operating Revenue                                    $  143,689        $    4,470         $  148,159
Net Interest Income                                       5,207             3,783              8,990
Total Revenue                                           148,896             8,253            157,149
Operating Expense                                       124,593             3,935            128,528
Income Before Taxes                                      24,303             4,318             28,621

Total Assets at end of period                           275,461           200,102            475,563
Assets Under Management at end of period (in
millions)                                                44,365                 -             44,365

Year Ended December 31, 1997
Operating Revenue                                    $  135,306        $    1,080         $  136,386
Net Interest Income                                       4,562             3,332              7,894
Total Revenue                                           139,868             4,412            144,280
Operating Expense                                       115,354             3,515            118,869
Income Before Taxes                                      24,514               897             25,411

Total Assets at end of period                           320,573           234,120            554,693
Assets Under Management at end of period (in
millions)                                                38,483                 -             38,483


     Operating revenue of the Investment Management Services segment has increased $25.4 million, a compound rate of 9%, from 1997 to 1999. This growth is largely attributed to new business and the overall strength of the world financial markets. Allocated net interest income attributable to the Investment Management Services segment has grown $0.6 million over this period, also largely due to new business. Operating expenses attributable to this business segment increased $17.8 million or 7.45% compounded over the 1997-1999 period, reflecting corporate initiatives to control operating costs.

     Treasury & Banking's operating revenue increased by $3.4 million in 1998 over 1997. This increase was mainly due to securities gains realized on Fiduciary's U.S. government bond portfolio during 1998. In 1999 operating revenue for the Treasury & Banking segment did not include such gains. Net interest income allocated to the Treasury & Banking segment has increased 6.19% compounded over the 1997-1999 period, evidencing the increased investable funds as the result of new business provided by the Investment Management Services segment.

CASH AND STOCK DIVIDENDS

     It is Fiduciary policy to pay dividends at a rate consistent with long-term earnings growth, while providing sufficient capital to fund the development of business opportunities. The cash dividend payout ratio for the year-to-date period through September 30 was 45.8% in 2000 as compared to 48.3% in 1999. The cash dividend payout ratio for 1999 was 43.6%, as compared to 41.1% in 1998 and 39.7% in 1997.

     On January 27, 1999, Fiduciary declared a 5% stock dividend on the 6,929,805 shares of Fiduciary common stock then outstanding. This resulted in additional 346,363 shares of Fiduciary common stock being issued on March 9, 1999, bringing the total number of shares of Fiduciary common stock issued and outstanding to 7,276,168. Fiduciary paid cash in lieu of fractional shares. The per share data for all prior years has been restated to reflect the 5% stock dividend.

CAPITAL RESOURCES

     Fiduciary's primary strategic objective is to focus its attention and financial resources on its core business of global investment management and the custodial administration of client assets. In adopting this policy, Fiduciary has directed its full financial strength to support the development and growth of this business, rather than diverting these resources to the maintenance of commercial banking activities, which are not directly supportive of the core business.

     Banking regulators throughout the world have adopted a universal method for determining the capital adequacy of banks, known as "risk-based capital standards." This methodology emphasizes risk exposure associated with various assets, both on and off the balance sheet, and identifies minimum capital levels to support these "risk-based" assets. The "Tier 1" risk-based capital ratio of Fiduciary at September 30, 2000 stood at 26.75%, nearly seven times the minimum standards established by banking regulators and more than four times the level to qualify as "well capitalized". Fiduciary's ratio at December 31, 1999 was 29.60%. Fiduciary's ratios at year-end 1998 and 1997 were 33.8% and 28.2%, respectively. This strong capital base enables Fiduciary to maintain the flexibility to fund the growth of its core business. Fiduciary's strong capital base, its consistent earnings record, high level of liquidity and profit retention in excess of 50% of net income have all contributed to the solid capital structure which is at the very top range of the banking industry.

LIQUIDITY

     Fiduciary has consistently maintained very comfortable liquidity levels. Liquidity management involves the implementation of policies and operating practices that enable Fiduciary to satisfy the cash needs of clients and the cash flow requirements of Fiduciary's day-to-day transaction flows. To accommodate unexpected cash needs which may occasionally arise, Fiduciary, in addition to its portfolio of unpledged securities and cash and cash equivalents, which may be used as a source of liquidity, has made arrangements with lending institutions to make available over $300 million in funding lines to Fiduciary.

STATEMENT OF CONDITION

     The total assets as of September 30, 2000, December 31, 1999 and December 31, 1998 were $624.9 million, $569.4 million and $475.6 million, respectively. The growth of Fiduciary's balance sheet is directly related to the growth of its client deposits. Due to the operating characteristics of certain of Fiduciary's clients, deposit balances held for these client accounts can vary widely and may lead to large balance sheet shifts from period to period. Therefore, it is more appropriate to compare average balance sheet levels from year to year, rather than comparing balance sheet totals on any particular day, when trying to evaluate trends in Fiduciary's balance sheet.

     The tables below display Fiduciary's average balance sheet for the nine month periods ended September 30, 2000 and 1999, and for each of the years in the three year period ended December 31, 1999.

                                                                          September 30,
-------------------------------------------------------------------------------------------------------------
(in thousands)                                                   2000                        1999
-------------------------------------------------------------------------------------------------------------
Assets:
     Cash and due from banks                                  $ 38,438                    $ 43,212
     Short-term investments                                    212,146                      62,564
     Investment securities                                     143,607                     176,595
     Loans                                                     150,271                     132,443
     Other assets                                               84,133                      76,273
-------------------------------------------------------------------------------------------------------------
Total Assets                                                  $628,595                    $491,087

Liabilities
     Deposits:                                                $497,036                    $360,413
     Federal funds purchased                                       909                       3,630
     Other liabilities                                          40,615                      37,398
-------------------------------------------------------------------------------------------------------------
Total Liabilities                                              538,560                     401,441
Total Shareholders' Equity                                      90,035                      89,646
-------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                    $628,595                    $491,087
-------------------------------------------------------------------------------------------------------------

                                                                  Year ended December 31,
----------------------------------------------------------------------------------------------------------
(in thousands)                                           1999               1998              1997
----------------------------------------------------------------------------------------------------------
Assets:
    Cash and due from banks                            $ 44,518            $ 32,518         $ 50,789
    Short-term investments                               74,222              81,894          108,475
    Investment securities                               171,859             187,727          130,990
    Loans                                               133,880             126,248          107,971
    Other assets                                         69,000              70,837           61,330
----------------------------------------------------------------------------------------------------------
Total Assets                                           $493,479            $499,224         $459,555

Liabilities:
    Deposits                                           $370,511            $376,315         $332,936
    Federal funds purchased                               3,764               4,788            2,187
    Other liabilities                                    35,927              38,026           50,276
----------------------------------------------------------------------------------------------------------
Total Liabilities                                       410,202             419,129          385,399
Total Shareholders' Equity                               83,277              80,095           74,156
----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $493,479            $499,224         $459,555
----------------------------------------------------------------------------------------------------------


     The short maturity structure of Fiduciary's assets and liabilities results in the fair value of its financial instruments equating to, or closely approximating, their balance sheet value. Quoted market prices are used to determine the fair value of financial instruments that have quoted prices. Financial instruments that have no defined maturity, have a maturity of 180 days or less, or re-price frequently to a market rate are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk.

LOANS

     Fiduciary's lending policies, which have remained consistent over the years, provide exclusively for the extension of secured credit to clients of Fiduciary or their related parties. All loans, and letters of credit are fully collateralized by clients' investment-grade securities held by Fiduciary, its subsidiaries or its agents. Advances to clients' accounts are generally secured or subject to rights of offset. Fiduciary applies margin requirements which vary based upon the liquidity, marketability and currency of the pledged securities, the purpose for the borrowing and the client relationship. Loans are structured in an effort to accommodate clients' specific needs.

     Loans and advances totaled $202.7 million, $143.2 million and $125.4 million at September 30, 2000, December 31, 1999 and December 31, 1998, respectively.

     Fiduciary does not maintain an allowance for possible loan losses. Fiduciary's consistent lending practices and experience suggest that no loan losses can be reasonably anticipated.

RISK MANAGEMENT

     Fiduciary's management engages in a systematic process that defines, measures, supervises, monitors and controls risk, integrating this process into all aspects of Fiduciary's activities. The primary areas of risk to Fiduciary are operational, investment management, compliance, legal, technology, credit and fiduciary risk.

     Risks are continually examined and Fiduciary's policies, practices and procedures are revised or enhanced in order to reflect the thresholds of risk deemed appropriate to the management. The risk management function is centrally administered by Fiduciary's Risk Management Committee and reviewed periodically by the Fiduciary board of directors.

     Fiduciary does not normally maintain any significant trading account positions nor does Fiduciary engage in proprietary risk taking as a primary business activity. Furthermore, Fiduciary does not underwrite securities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Fiduciary's net interest income of $8.2 million year-to-date through September 30, 2000 represents 5.6% of total revenues of $148.3 million for that period, and net interest income of $8.9 million represents 5.2% of total revenues of $171.2 million for the year ending December 31, 1999. Consequently, Fiduciary is not dependent on interest sensitive elements in the conduct of its business.

     Fiduciary's interest bearing liabilities are primarily in the form of short-term money market deposits maintained by its clients with Fiduciary. The interest rate adjusts monthly. Interest earning assets are comprised primarily of short-term, overnight Federal Funds sold, whose rate adjusts daily, and loans to clients, which are largely on floating rates linked to short-term money market rates. The loan portfolio had fixed rate loans of $15.9 million at September 30, 2000 and $15.0 million at December 31, 1999. All fixed rate loans with maturities greater than one year ($5.0 million at both September 30, 2000 and December 31, 1999) are hedged by interest rate swaps. Fiduciary uses interest rate swaps to hedge interest rate exposure associated with funding the loans with short-term floating rate deposits.

     The portfolio of investment securities, which are primarily at fixed rates, averaged $143.6 million for the nine month period ended September 30, 2000 and $171.9 million during calendar year 1999. Fiduciary invests in only high quality securities (primarily U.S. Treasury and federal agency obligations). Fiduciary's principal risk is interest rate related. Interest rate risk results from differences in the maturity and/or repricing of this portfolio and the interest bearing deposits which fund these investments.

     The market risk sensitivity on fixed rate securities and loans can be readily quantified. A change in short-term rates of 1% per year would have an impact on total revenues of approximately $1.2 million for the nine-month period ending September 30, 2000, representing less than 1% of total year-to-date revenues of $148.3 million. A change in short-term rates of 1% annualized would impact total revenues for 1999 by approximately $1.8 million, representing approximately 1.1% of total year-to-date revenues of $171.2 million for the year. Fiduciary's investment portfolio has been designated as "available for sale" and the management of the portfolio is under the continuing supervision of management with oversight from the Fiduciary board of directors.

     Fiduciary executes foreign exchange transactions primarily for its clients. It is Fiduciary's policy to cover substantially all forward contracts before the close of each business day. As a result, Fiduciary does not engage in any significant proprietary risk taking in its day-to-day foreign exchange activities.

Y2K

     Fiduciary transitioned into Year 2000 without experiencing any Y2K problems and will continue to monitor closely all areas that may be affected by the date change as the Year 2000 progresses.

SUBSEQUENT EVENTS

     On October 25, 2000, Fiduciary announced a definitive agreement with Franklin Resources, Inc. under which Franklin Resources, Inc. will acquire Fiduciary in an all-stock transaction valued at approximately $825 million. In addition to the purchase price, there is also a provision for an $85 million retention pool to cover various payments aimed at retaining salaried Fiduciary employees who remain continuously employed with Fiduciary through the applicable date following the closing of the acquisition. The transaction, which is subject to shareholder and regulatory approvals and other customary closing conditions and costs, is expected to be accounted for as a purchase and to be completed in the first quarter of 2001.

                                 LEGAL MATTERS

     The validity of the shares of Franklin common stock to be issued in connection with the acquisition will be passed upon for Franklin by Weil, Gotshal & Manges LLP, New York, New York. Legal matters with respect to federal income tax consequences of the acquisition will be passed upon for Fiduciary by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     Franklin's financial statements as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000, included in the Franklin Annual Report on Form 10-K for the year ended September 30, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     Fiduciary's financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Franklin has filed with the SEC a registration statement under the Securities Act that registers the distribution to Fiduciary shareholders of the shares of Franklin common stock to be issued in connection with the acquisition. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Franklin and Franklin common stock. The rules and regulations of the SEC allow Franklin to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, Franklin files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room          Northeast Regional Office         Midwest Regional Office
     450 Fifth Street, N.W.           7 World Trade Center            500 West Madison Street
          Room 1024                       Suite 1300                         Suite 1400
     Washington, D.C. 20549         New York, New York 10048        Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Franklin, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Franklin at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows Franklin to "incorporate by reference" information into this proxy statement/prospectus. This means that Franklin may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Franklin has previously filed with the SEC. They contain important information about our companies and their financial condition.

         Franklin SEC Filings                                Period

Annual Report on Form 10-K for:              Year ended September 30, 2000, as
                                             filed on December 7, 2000.

Current Reports on Form 8-K filed:           .     October 3, 2000

                                             .     October 25, 2000, as amended
                                                   by Form 8K/A filed on October
                                                   26, 2000
                                             .     January 22, 2001
                                             .     January 25, 2001

Proxy Statement on Schedule 14A
filed:                                       December 18, 2000

Description of Franklin common
stock contained in Franklin's
registration statement on Form
8-A (File No. 1-91318) on
November 6, 1986, including
any amendment or report filed
for the purpose of updating
that description.

     Franklin incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Fiduciary special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Franklin has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Franklin, and Fiduciary has supplied all relevant information relating to Fiduciary.

     You can obtain any of the documents incorporated by reference in this document through Franklin, or from the SEC through the SEC's Internet world wide web site at the address listed above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Franklin at the following address:

                 Investor Relations, Franklin Resources, Inc.
                           777 Mariners Island Blvd.
                          San Mateo, California 94409
                             1-800-632-2350 x28900
                             _____________________


     If you would like to request documents, please do so by _____, 2001 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Information about Fiduciary is contained in its 1999 Annual Report to Shareholders for the period ended December 31, 1999 and Financial Highlights for the periods ended March 31, June 30 and September 30, 2000, which are available through Fiduciary's website at http://www.fiduciarytrust.com. Copies also can be obtained by contacting Fiduciary by telephone at (212) 313-3666.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                     Fiduciary Trust Company International
                       Consolidated Financial Statements

============================================================================================================
INDEX

Report of Independent Auditors                                                                          F-2

Consolidated Statements of Condition as of December 31, 1999 and 1998                                   F-3

Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997                  F-4

Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997              F-5

Consolidated Statements of Changes in Shareholders' Equity                                              F-7

Notes to Consolidated Financial Statements                                                              F-8

Unaudited Consolidated Statement of Condition as of September 30, 2000                                 F-21

Unaudited Consolidated Statements of Income for the three month periods and the nine month periods
 ended September 30, 2000 and 1999                                                                     F-22

Unaudited Consolidated Statements of Cash flows for the nine month periods ended
 September 30, 2000 and 1999                                                                           F-24

Notes to Unaudited Consolidated Financial Statements                                                   F-25

To the Shareholders and the Board of Directors
Fiduciary Trust Company International
New York, New York


We have audited the accompanying consolidated statements of condition of Fiduciary Trust Company International as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fiduciary Trust Company International at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

New York, New York
January 18, 2000

 C O N S O L I D A T E D  S T A T E M E N T S  O F  C O N D I T I O N
December 31                                                                    1999               1998
================================================================================================================
Assets
Cash and due from banks:
    Domestic--Note B                                                        $ 16,344,118       $ 10,503,749
    Foreign                                                                    1,657,556          8,121,834
Interest-bearing deposits--Foreign                                            17,931,696         30,386,960
Short-term investments:
    Federal funds sold                                                       146,000,000         34,000,000
    Other short-term taxable investments                                      15,682,000          1,321,200
================================================================================================================

Total cash and cash equivalents                                              197,615,370         84,333,743
Securities available-for-sale,
    at estimated fair value--Notes A and C                                   155,325,121        186,584,992
Loans and advances--Note D                                                   143,179,174        125,358,110
Accrued fee income                                                            26,890,012         26,222,734
Bank premises and equipment--Note E                                           22,265,728         26,160,592
Other assets                                                                  24,090,868         26,902,680
================================================================================================================

Total Assets                                                                $569,366,273       $475,562,851
================================================================================================================

Liabilities and Shareholders' Equity
Demand deposits                                                             $ 73,548,078       $ 35,684,709
Interest-bearing deposits:
    Domestic                                                                 343,554,678        271,983,156
    Foreign                                                                   22,005,026         24,851,317
Accrued salaries and employee benefits                                        28,093,406         27,385,692
Accrued expenses and other liabilities                                        14,856,936         26,618,307
================================================================================================================

    Total Liabilities                                                        482,058,124        386,523,181
Shareholders' equity - Note L
Capital stock--par value 1.00 per share
    Authorized shares--15,000,000
    Issued and outstanding shares--7,276,168 in 1999
        and 6,929,805 in 1998                                                  7,276,168          6,929,805
Surplus                                                                       23,497,470          8,517,271
Unamortized awards of common stock
    under deferred compensation plan--Note H                                 (19,926,072)       (10,427,673)
Other comprehensive (expense) income, net of taxes--Note M:
    Unrealized (losses) gains on securities available for sale--Note C        (3,176,467)         1,184,787
    Foreign currency translation adjustment--Note A                               39,129             80,530
    Minimum pension liability adjustment--Note H                                       -           (424,023)
Retained earnings--Note G                                                     79,597,921         83,178,973

================================================================================================================
Total Shareholders' Equity                                                    87,308,149         89,039,670
================================================================================================================

Commitments and Contingent Liabilities--Notes H, I, J and K

Total Liabilities and Shareholders' Equity                                  $569,366,273       $475,562,851
================================================================================================================

See notes to consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F  I N C O M E

Year Ended December 31                                         1999             1998               1997
===========================================================================================================
Interest Income
Loans                                                     $  8,403,604     $  7,784,633      $  6,970,793
Securities:
    Taxable                                                  7,466,531        9,066,341         5,940,146
    Exempt from Federal income tax                           1,008,501        1,355,058         1,375,131
Short-term investments:
    Federal funds sold                                       3,457,350        3,881,040         5,504,558
    Other short-term investments:
        Taxable                                                414,810          530,423         1,079,165
        Exempt from Federal income tax                               -            6,413            56,039
Deposits with banks                                          1,896,093        1,365,861         1,670,259
===========================================================================================================

    Total Interest Income                                   22,646,889       23,989,769        22,596,091

Interest Expense
Deposits:
    Domestic                                                12,705,768       13,624,829        13,760,399
    Foreign                                                    863,620        1,100,485           360,220
Federal funds purchased                                        140,965          218,485           123,176
Other                                                           62,809           56,120           458,122
===========================================================================================================
    Total Interest Expense                                  13,773,162       14,999,919        14,701,917
===========================================================================================================

    Net Interest Income                                      8,873,727        8,989,850         7,894,174
===========================================================================================================
Operating Revenue
Investment management fees, trust
    and other commissions                                  154,411,995      136,694,234       128,013,031
Foreign exchange income                                      4,878,241        5,225,047         6,422,009
Tax and accounting service fees                              1,844,003        1,861,299         1,745,004
Securities gains and other                                   1,234,416        4,378,690           205,950
===========================================================================================================

Total Operating Revenue                                    162,368,655      148,159,270       136,385,994
===========================================================================================================

Total Income                                               171,242,382      157,149,120       144,280,168
===========================================================================================================

Operating Expense
Salaries and other compensation                             75,981,210       65,739,293        62,594,922
Pension and other employee benefits--Note H                 13,456,840       13,950,524        11,713,907
Occupancy                                                    9,231,149        9,033,386         8,903,822
Equipment and systems                                       15,176,858       14,032,816        12,106,979
Other                                                       24,322,475       25,772,416        23,549,809
===========================================================================================================

Total Operating Expense                                    138,168,532      128,528,435       118,869,439
===========================================================================================================
Income before provision for income taxes                    33,073,850       28,620,685        25,410,729
Provision for income taxes--Note F                          13,260,616       11,099,058        10,386,763
===========================================================================================================
    Net Income                                            $ 19,813,234     $ 17,521,627      $ 15,023,966
===========================================================================================================

Earnings per share based on 7,276,168
    issued and outstanding shares--Note L                 $       2.72     $       2.41      $       2.06
===========================================================================================================

See notes to consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S

Year Ended December 31                                       1999              1998             1997
===========================================================================================================
Operating Activities
Net Income                                              $  19,813,234     $  17,521,627    $  15,023,966
Adjustments to reconcile net income to net cash
    provided by operating activities:
        Depreciation and amortization of
           bank premises and equipment                      9,271,029         7,992,649        7,094,472
        Amortization of deferred
           compensation plan                                6,914,123         4,139,122        3,434,019
        Amortization of security premiums                   1,158,610           644,519          432,425
        Accretion of security discounts                       (95,587)         (372,846)        (156,858)
        Amortization of intangible assets                     389,713           530,165          195,109
        Deferred income tax benefit                          (674,794)       (1,279,652)        (165,980)
        Net gain on sale of securities                       (924,571)       (3,744,054)         (30,372)
        Decrease (increase) in interest receivable            819,632          (389,689)        (347,059)
        Increase in accrued fee income                       (667,278)       (3,212,319)      (1,509,074)
        Decrease (increase) in other assets                 4,891,832        (7,900,931)        (727,438)
        (Decrease) increase in accrued salaries,
           employee benefits, expenses and other
           liabilities                                     (9,920,557)        1,400,111       (5,563,359)
        Purchases of common stock under deferred
           compensation plan                              (16,385,033)       (7,591,329)      (3,524,092)
        Tax benefit from deferred compensation plan
           distributions                                      565,273         1,133,566          256,420
===========================================================================================================

Net Cash Provided by Operating Activities                  15,155,626         8,870,939       14,412,179
===========================================================================================================

Investing Activities
Proceeds from sales, redemptions and maturities  of
    securities                                             51,425,385       189,701,869       45,877,510
Purchases of securities                                   (28,056,343)     (216,843,455)     (68,691,030)
Net increase in loans and advances                        (17,821,064)      (11,521,478)     (18,945,509)
Purchases of bank premises and equipment                   (5,377,580)       (7,440,539)      (4,214,469)
===========================================================================================================

Net Cash Provided by (Used in)
    Investing Activities                                      170,398       (46,103,603)     (45,973,498)
===========================================================================================================
Financing Activities
Net increase (decrease) in demand deposits                 37,863,369       (96,523,573)      63,309,349
Net increase (decrease) in interest-bearing deposits:
    Domestic                                               71,571,522        32,514,198       (6,003,702)
    Foreign                                                (2,846,291)          833,699       13,278,559
Cash dividends                                             (8,632,997)       (7,206,997)      (5,959,632)
===========================================================================================================
Net Cash Provided by (Used in)
    Financing Activities                                   97,955,603       (70,382,673)      64,624,574
===========================================================================================================
Increase (decrease) in cash and cash equivalents          113,281,627      (107,615,337)      33,063,255
Cash and cash equivalents at beginning of year             84,333,743       191,949,080      158,885,825
===========================================================================================================

Cash and Cash Equivalents at End of Year                $ 197,615,370     $  84,333,743    $ 191,949,080
===========================================================================================================

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S
(continued)

 Non-Cash Investing Activities
 Change in unrealized (losses) gains on
    securities, net of taxes                           $  (4,361,254)    $    704,714    $    250,721
 Supplemental Disclosure of Cash Flows
    Total interest paid                                $  13,415,893     $ 15,048,449    $ 14,508,221
    Total income taxes paid                            $  15,353,711     $ 12,415,123    $  9,716,162

See notes to consolidated financial statements.

C O N S O L I D A T E D S T A T E M E N T S O F C H A N G E S I N S H A R E H O L D E R S' E Q U I T Y

                                                                                                              Accumulated
                                                                                                 Deferred        Other
                                                        Capital                   Retained    Compensation   Comprehensive
                                                         Stock      Surplus       Earnings         Plan          Income     Total
===================================================================================================================================
Balance at January 1, 1997                           $ 6,929,805  $ 8,517,271  $ 62,410,023 $ (7,975,467) $   566,854  $ 70,448,486
                                                                                                                       ------------
Comprehensive Income--Note M:
    Net income for the year                                                      15,023,966                              15,023,966
    Other comprehensive income:
      Unrealized gains (losses) on securities,
         net of taxes of $321,342--Note C                                                                     250,721       250,721
      Foreign currency translation adjustment,
         net of taxes of $(231,584)--Note A                                                                  (231,584)     (231,584)
                                                                                                                       ------------
Total comprehensive income                                                                                               15,043,103
                                                                                                                       ------------
Cash dividends--.86 per share                                                    (5,959,632)                             (5,959,632)
Tax benefit from deferred compensation plan
    distributions--Note H                                                           256,420                                 256,420
Purchases of common stock
    under deferred compensation  plan--Note H                                                 (3,524,092)                (3,524,092)
Amortization of common stock awards--Note H                                                    3,530,680                  3,530,680
====================================================================================================================================
 Balance at December 31, 1997                          6,929,805    8,517,271    71,730,777   (7,968,879)     585,991    79,794,965
                                                                                                                       ------------
Comprehensive income--Note M:
    Net income for the year                                                      17,521,627                              17,521,627
    Other comprehensive income:
        Unrealized (losses) gains on securities,
           net of taxes of $593,137--Note C                                                                   704,714       704,714
      Foreign currency translation adjustment,
         net of taxes of $(37,805)--Note A                                                                    (25,388)      (25,388)
        Minimum pension liability adjustment
          --Note H                                                                                           (424,023)     (424,023)
                                                                                                                       ------------
Total comprehensive income                                                                                               17,776,930
                                                                                                                       ------------
Cash dividends--$1.04 per share                                                  (7,206,997)                             (7,206,997)
Tax benefit from deferred compensation plan
    distributions---Note H                                                        1,133,566                               1,133,566
Purchases of common stock under deferred
    compensation plan--Note H                                                                 (7,591,329)                (7,591,329)
Amortization of common stock awards --Note H                                                   5,132,535                  5,132,535
====================================================================================================================================
Balance at December 31, 1998                           6,929,805    8,517,271    83,178,973  (10,427,673)     841,294    89,039,670
                                                                                                                       ------------
Comprehensive Income--Note M:
    Net income for the year                                                      19,813,234                              19,813,234
    Other comprehensive income:
        Unrealized gains (losses) on securities,
           net of taxes of $(3,391,122)
          --Note C                                                                                         (4,361,254)   (4,361,254)
        Foreign currency translation adjustment
          --Note A                                                                                            (41,401)      (41,401)
        Minimum pension liability adjustment
          --Note H                                                                                            424,023       424,023
                                                                                                                       ------------
Total comprehensive income                                                                                               15,834,602
                                                                                                                       ------------
Cash dividends--$1.19 per share                                                  (8,632,997)                             (8,632,997)

Five percent stock dividend                              346,363   14,980,199   (15,326,562)                                  --
Tax benefit from deferred
    compensation plan
    distributions--Note H                                                           565,273                                 565,273
Purchases of common stock under
    deferred compensation plan--Note H                                                       (16,385,033)               (16,385,033)
Amortization of common stock awards--Note H                                                    6,886,634                  6,886,634
====================================================================================================================================
Balance at December 31, 1999                         $ 7,276,168  $23,497,470  $ 79,597,921 $(19,926,072) $(3,137,338) $ 87,308,149
====================================================================================================================================


See notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements

A.   SIGNIFICANT ACCOUNTING POLICIES

Fiduciary Trust Company International and its wholly-owned subsidiaries (the "Company") provide global investment management, custodial and related financial services.

The accounting and reporting policies of the Company conform to generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The significant policies of the Company are summarized below.

Consolidation Policy:

The accompanying consolidated financial statements include the accounts of Fiduciary Trust Company International and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company complies with a consensus of the Emerging Issues Task Force ("EITF") and consolidates the trust that holds shares of the Company's stock and other assets under its deferred compensation plan (See note H).

Fair Values of Financial Instruments:

The fair values of significant financial instruments, as defined in Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," have been disclosed in the related notes to the consolidated financial statements.

Cash Equivalents:

The Company has defined cash equivalents to include all highly liquid investments with an original maturity of 90 days or less. The carrying amounts for cash and cash equivalents reported in the consolidated statements of condition approximate their fair values.

Securities:

The Company classifies its securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as follows:

     . Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reported at amortized cost using the straight-line method over the period to maturity or call date, if earlier. At December 31, 1999 and 1998, the Company held no held-to-maturity securities.

     . Debt securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. At December 31, 1999 and 1998, the Company held no trading securities.

     . Debt securities not classified as either held-to-maturity or trading securities are classified as "available-for-sale" with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of deferred income taxes.

A.         SIGNIFICANT ACCOUNTING POLICIES (continued)

     . At December 31, 1999 and 1998, the Company classified all securities held as available-for-sale.

Intangible Assets:

Intangible assets of the Company are primarily goodwill, which represents the excess of the purchase price over the fair value of the net assets of acquired companies, and covenants not to compete. The total unamortized cost of intangible assets included in other assets in consolidated statements of condition was 2,496,000 and 2,939,000 at December 31, 1999 and 1998,
respectively. The unamortized cost is being amortized by the straight-line method over periods from five to fourteen years.

Bank Premises and Equipment:

Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed by the straight-line method based upon estimated useful lives. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, if less. The difference between the proceeds received from a sale of assets and the assets' net book value is recorded as a gain or loss at the time of the sale with the removal from the accounts of the corresponding asset and related allowance. Any gains or losses from the sale or disposition of premises and equipment are included in other operating revenue or expense. Expenditures for maintenance and repairs are charged to expense as incurred.

Capitalized Software:

Certain direct costs related to the purchase of software are capitalized and, when placed in service, are amortized using the straight-line method over a five-year period.

During 1999, the Company adopted new accounting guidance, Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Since adoption, the Company capitalizes certain costs incurred to develop or install such software that would otherwise have been expensed as incurred. The impact of capitalizing such costs was not material.

Loans and Advances:

The majority of the Company's loans are at variable rates, which are adjusted periodically. The Company utilizes interest rate swaps to hedge the interest rate risk on those loans that are at fixed rates. As such, the fair value of loans and advances approximates their carrying value. The Company has not recorded an allowance for possible loan losses in the consolidated statements of condition as loans are generally payable on demand and are fully secured. Advances to customers' accounts are generally secured or subject to rights of offset and, consistent with past experience, no loan losses are anticipated.


Interest on Loans:

Interest on loans is credited to income as earned and is based primarily upon rates applied to the principal balance of loans outstanding. The carrying amount of accrued interest approximates its fair value.

Demand and Interest Bearing Deposits:

The fair value of demand deposits are, by definition, equal to their carrying amount. The interest-bearing deposits are variable rate and short-term and, therefore, the carrying amounts approximate their fair values.

Foreign Currency Translation:

Foreign currency assets and liabilities have been translated at rates of exchange prevailing at the respective year-end. Income and expenses of foreign offices have been translated at average monthly exchange rates. Translation gains and losses on investments in subsidiaries whose functional currency is not the U.S. dollar are included in the accumulated translation adjustment, net of any currency hedges and related taxes, which is included in other comprehensive income as a component of shareholders' equity. For investments in subsidiaries whose functional currency is the U.S. dollar, transaction gains and losses are included in other income. Transactional gains and losses were not material in any year presented.

Derivative Financial Instruments:

The Company uses interest rate swaps to hedge exposures or modify the interest rate characteristics of related balance sheet items. These swaps are accounted for using the accrual method. Interest income or expense is accrued and there is no recognition of unrealized gains and losses on these swaps on the balance sheet. The interest accrued is recorded as an adjustment to the interest income of the underlying asset.

Spot and forward currency contracts entered into as principal to facilitate client transactions are recorded at fair value. Unrealized gains and losses on contracts are presented gross on the statements of condition in other assets and other liabilities.

Reclassifications:

Certain prior period amounts have been reclassified to conform to the current presentation.

B.   CASH AND DUE FROM BANKS

The average balances maintained with the Federal Reserve Bank for the years ended December 31, 1999 and 1998 were $4,134,000 and $3,815,000, respectively, which satisfies the reserve requirements. There are no further withdrawal or usage restrictions on cash balances.

C.   SECURITIES

A comparison of the amortized cost, estimated fair value and gross unrealized gains and losses as of December 31, 1999 and 1998 for securities available-for-sale are as follows:

                                                                                Gross           Gross
December 31, 1999 (In thousands)              Amortized       Estimated      Unrealized      Unrealized
                                                 Cost        Fair Value         Gains          Losses
===========================================================================================================
Securities available-for-sale:                $  129,939     $  124,866      $        2      $   (5,075)
   U.S. Treasury securities
   Obligations of states and
   political subdivisions                         15,233         15,100              50            (183)
   Other securities                               15,783         15,359               -            (424)
===========================================================================================================
   Total                                      $  160,955     $  155,325      $       52      $   (5,682)
===========================================================================================================

December 31, 1998 (In thousands)
===========================================================================================================
Securities available-for-sale:                $  140,825     $  142,580      $    1,962      $     (207)
   U.S. Treasury securities
   Obligations of states and political
   subdivisions                                   35,017         35,283             357             (91)
   Other securities                                8,621          8,722             101               -
-----------------------------------------------------------------------------------------------------------
Total                                         $  184,463     $  186,585      $    2,420      $     (298)
-----------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         Securities
                                                                                     Available-For-Sale
December 31, 1999 (In thousands)                                  Amortized Cost    Estimated Fair Value
===========================================================================================================
Due in one year or less                                             $   47,762           $  46,962
Due after one year through five years                                  102,201              98,568
Due after five years through ten years                                     439                 429
Due after ten years                                                     10,553               9,366
===========================================================================================================
    Total                                                           $  160,955           $ 155,325
===========================================================================================================

Sales of securities available-for-sale for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:

(In thousands)                                              1999              1998             1997
===========================================================================================================
Proceeds from sales                                      $   37,514        $  180,861       $   30,725

Gross gains from sales                                          945             3,990               42

Gross losses from sales                                          20               246               12
===========================================================================================================

The carrying value of securities pledged to secure public funds on deposit and for other purposes required by law amounted to $7,871,000 and $8,119,000 at December 31, 1999 and 1998, respectively.

D.   LOANS AND ADVANCES

Loans outstanding as of December 31 consisted of the following:

(In thousands)                                                                1999             1998
===========================================================================================================
Collateralized loans                                                       $  135,540       $  114,671
Advances to customer accounts and other                                         7,639           10,687
===========================================================================================================
    Total                                                                  $  143,179       $  125,358
===========================================================================================================

As of December 31, 1999 and 1998, the Company had approved $125,224,000 and $71,789,000, respectively, of unused lines of credit and $5,928,000 and $4,888,000, respectively, of standby letters of credit which expire through 2004; these credits are secured by marketable securities. The fair value of these commitments is not significant.

E.   BANK PREMISES AND EQUIPMENT

Bank premises and equipment as of December 31 consisted of the following:

(In thousands)                                                                1999             1998
===========================================================================================================
Leasehold improvements                                                      $   8,717        $   8,146
Furniture, fixtures and equipment                                              44,573           40,997
Software                                                                       23,397           22,575
===========================================================================================================
                                                                               76,687           71,718
Accumulated depreciation and  amortization                                    (54,421)         (45,557)
===========================================================================================================
    Total                                                                   $  22,266        $  26,161
===========================================================================================================

F.   INCOME TAXES

The Company uses the liability method in accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The current and deferred portions of the provisions for taxes for the years ended December 31 are as follows:

(In thousands)                                              1999              1998             1997
===========================================================================================================
Current tax expense:
Federal                                                   $   8,208         $   7,096        $   5,870
State and local                                               4,436             4,187            3,138
Foreign                                                       1,292             1,096            1,545
-----------------------------------------------------------------------------------------------------------
                                                             13,936            12,379           10,553
Deferred tax benefit:
Federal                                                        (475)             (867)            (166)
State and Local                                                (397)             (413)              -
Foreign                                                         197                -                -
-----------------------------------------------------------------------------------------------------------
                                                               (675)           (1,280)            (166)
-----------------------------------------------------------------------------------------------------------
    Total                                                 $  13,261         $  11,099        $  10,387
-----------------------------------------------------------------------------------------------------------

The reconciliation of income tax expense computed at the U.S. Federal statutory tax rate of 35% to the provision for income taxes for the years ended December 31 is as follows:

(In thousands)                                              1999              1998             1997
===========================================================================================================
Tax at Federal statutory rate                             $  11,576         $  10,017        $   8,894
Add (deduct):
  State and city taxes, net of Federal tax benefit            2,629             2,457            2,036
  U.S. statutory rate in excess of foreign rates               (762)           (1,077)            (487)
  U.S. tax expense on foreign earnings
      deemed repatriated                                         -                 -               133
  Tax effect of tax-exempt interest income,
      net of disallowed interest expense                       (201)             (154)            (218)
Other                                                            19              (144)              29
-----------------------------------------------------------------------------------------------------------
    Total                                                 $  13,261         $  11,099        $  10,387
-----------------------------------------------------------------------------------------------------------

The components of the deferred income tax benefit for the years ended December 31 are as follows:

(In thousands)                                              1999              1998             1997
===========================================================================================================
Employee benefits                                         $    118          $   (834)        $   (613)
Depreciation/amortization                                   (1,304)             (463)             471
Securities transactions                                        229               (15)             (45)
Other                                                          282                32               21
-----------------------------------------------------------------------------------------------------------
    Deferred Income Tax Benefit                           $   (675)         $ (1,280)        $   (166)
-----------------------------------------------------------------------------------------------------------

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

(In thousands)                                                  1999            1998            1997
===========================================================================================================
Deferred tax assets:
    Employee benefits                                         $   8,456       $   8,574       $   7,740
    Securities available-for-sale                                 2,454               -               -
    Net operating loss carryforward--foreign subsidiary             536           1,354               -
    Other                                                           189             443             386
===========================================================================================================
   Total deferred tax assets                                     11,635          10,371           8,126
   Valuation allowance for deferred tax assets                     (536)         (1,354)              -
===========================================================================================================
Net deferred tax assets                                          11,099           9,017           8,126

Deferred tax liabilities:
    Tax/book differences on depreciation                         (2,951)         (4,255)         (4,718)
    Securities available-for-sale                                     -            (937)           (360)
    Other-net                                                      (607)           (547)           (419)
===========================================================================================================
Total deferred tax liabilities                                   (3,558)         (5,739)         (5,497)
===========================================================================================================
Total Net Deferred Tax Assets                                 $   7,541       $   3,278       $   2,629
===========================================================================================================

Total net deferred tax assets are included in other assets in the consolidated statements of condition. The differences between the net deferred tax assets at December 31, 1999, 1998 and 1997, after adjustment for the 1999 and 1998 provision for deferred income taxes, are due primarily to deferred taxes reported as a component of shareholders' equity in connection with the unrealized gains (losses) on available-for-sale securities (see Note C), and to the use of the net operating loss carryforward of a foreign subsidiary, where part of the benefit reduced previously recorded goodwill. In 1998, the Company had established a valuation allowance for the net operating loss carryforwards of this foreign subsidiary. The valuation allowance was reduced at December 31, 1999 by the amount of the carryforward used in 1999.

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $31,000,000 at December 31, 1999. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. Federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. The total tax impact of such repatriation, including an adjustment for foreign tax credits, would be approximately $5,800,000.

Income before tax of the Company's foreign subsidiaries was $6,035,000, $5,828,000 and $5,780,000 for 1999, 1998 and 1997, respectively.

G.   DIVIDEND RESTRICTIONS

The New York Banking Law requires the approval of the Superintendent of Banks if dividends declared in any year exceed the retained net profits of that year, as defined, combined with retained net profits for the two preceding years. Under these provisions, $30,559,000 (retained net profits for 1999, 1998, and 1997) was available at December 31, 1999 for payment of future dividends.

Certain statutory restrictions exist regarding the ability of the Company's Swiss subsidiaries to transfer funds to the Company in the form of cash dividends. After taking into account such statutory restrictions, as of December 31, 1999, these foreign subsidiaries had $23,935,000 of undivided profits available for payment of future dividends to the Company.

H.   EMPLOYEE BENEFIT PLANS

The Company has a noncontributory retirement plan (the "retirement plan") covering substantially all employees who have attained age 21 and completed one year of service. In addition, the Company has a nonqualified supplementary executive retirement plan ("SERP") to pay defined benefits to participants in the retirement plan that are in excess of certain limits imposed by Federal tax law. In addition to these pension retirement plans, the Company sponsors a defined benefit healthcare plan that provides post-retirement medical benefits to full-time employees who have worked 10 years and attained age 55 while in the service of the Company.

The following table sets forth the funded status and the amounts recognized in the Company's pension and non-pension retirement plans in its consolidated statements of condition as of December 31:

                                                    Pension Benefits              Non-Pension Benefits
                                                    ----------------              --------------------

(In thousands)                                    1999            1998            1999            1998
=============================================================================================================
Change in benefit obligation
Benefit obligation at beginning of year         $  33,222       $  27,072       $   7,262       $   5,913
Service cost                                        1,958           1,670             384             303
Interest cost                                       2,151           2,023             445             457
Plan participants' contributions                        -               -              68              60
Benefits paid                                      (4,449)         (1,909)           (133)           (139)
Actuarial (gains) losses                           (2,664)          4,366          (2,053)            668
=============================================================================================================
Benefit obligation at end of year                  30,218          33,222           5,973           7,262

Change in Plan Assets
Fair value of plan assets at beginning
  of year                                          22,144          21,695               -               -
Actual return on plan assets                        4,482             876               -               -
Employer contributions                              2,382           1,482              65              79
Plan participants' contributions                        -               -              68              60
Benefits paid                                      (4,449)         (1,909)           (133)           (139)
=============================================================================================================
Fair value of plan assets at end of year           24,559          22,144               -               -

Funded status                                      (5,659)        (11,078)         (5,973)         (7,262)
Unrecognized actuarial (gains) losses              (3,748)          1,444          (2,268)           (247)
Unrecognized prior service cost                       344             382             730             799
Unrecognized initial transition asset                (103)           (359)              -               -
=============================================================================================================
Net amount recognized                              (9,166)         (9,611)         (7,511)         (6,710)

Amounts recognized in the statement of
 financial position consists of:
    Accrued benefit liability                      (9,166)        (10,744)         (7,511)         (6,710)
    Intangible asset                                    -             709             N/A             N/A
Accumulated other comprehensive income                  -             424             N/A             N/A
=============================================================================================================
Net amount recognized                              (9,166)         (9,611)         (7,511)         (6,710)
Other comprehensive (income) expense
  for the year                                       (424)            424             N/A             N/A

H.       EMPLOYEE BENEFIT PLANS (continued)

                               Pension Benefits             Non-Pension Benefits
                               ----------------             --------------------

(In thousands)                                    1999            1998            1999            1998
=============================================================================================================
Plans with ABO exceeding assets
  at end of year
ABO                                             $   4,545       $   5,373           N/A             N/A
PBO                                                 6,725           7,647           N/A             N/A

Weighted-average assumptions
  as of end of fiscal year
Discount rate                                        7.75%           6.75%         7.75%           6.75%
Expected return on plan assets                       9.00%           9.00%          N/A             N/A
Rate of compensation increase                        5.50%           4.75%         5.50%           4.75%
=============================================================================================================

Net periodic pension expense for the years ended December 31, 1999, 1998 and 1997 was $1,938,000, $2,005,000 and $1,945,000, respectively. The benefit cost of the non-pension post-retirement benefits for these years was $866,000, $815,000, and $751,000, respectively. A summary of the components of net periodic pension expense for the pension and non-pension retirement plans is as follows:

                                             Pension Benefits                   Non-Pension Benefits
                                             ----------------                   --------------------

(In thousands)                        1999        1998         1997        1999        1998         1997
=============================================================================================================
Components of net periodic
  benefit pension cost

Service cost                         $ 1,958     $ 1,670     $ 1,527      $   384     $   303     $   290

Interest cost                          2,151       2,023       1,885          445         457         421
Expected return on plan assets        (1,590)     (1,560)     (1,335)           -           -           -
Amortization of:
    Transition asset                    (241)       (241)       (241)           -           -           -
    Prior service cost                    39          88          88           69          69          69
    Actuarial losses (gains)             156          25          21          (32)        (14)        (29)
    Net settlement gains                (535)          -           -            -           -           -
-------------------------------------------------------------------------------------------------------------

Net periodic benefit cost            $ 1,938     $ 2,005     $ 1,945      $   866     $   815     $   751
-------------------------------------------------------------------------------------------------------------

The annual assumed rate of increase in the per-capita cost of covered benefits (i.e., healthcare cost trend rate) for 1999 is 8.5% for retirees who retire after age 65 and who have 10 years of service, and is assumed to be 7.3% for retirees who retire before age 65 and who have 10 years of service. The healthcare cost trend rates are assumed to decrease gradually to 5.5% over the next five years for all retirees and remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. An increase in the assumed healthcare cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1999 by $715,000, and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for 1999 by $122,000. A decrease by one percentage point in 1999 would decrease the accumulated post-retirement benefit obligation by $620,000 and the service and interest cost components by $106,000. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75% and 6.75% at December 31, 1999 and 1998, respectively.

H.   EMPLOYEE BENEFIT PLANS (continued)

The Company also has an employee savings plan, which includes an Employee Stock Ownership Plan ("ESOP"), covering substantially all employees who have attained age 21 and have completed one year of service. The plan provides for a pre-tax contribution by employees, a Company match of a portion of such contributions by employees, and an additional Company contribution at the discretion of the Board of Directors. The Company's match and discretionary contributions made to the plan are used to purchase Company stock. Under the plan, the Company's contributions for 1999, 1998 and 1997 were $1,028,000, $1,120,000 and $1,100,000, respectively.

The Company maintains a deferred compensation plan to provide periodic discretionary cash incentive awards on behalf of selected key individuals. The cash awards granted are used by the plan's trustee to purchase shares of the Company's stock at the trustee's discretion in the public market. The Company complies with a consensus of the EITF and consolidates the trust that holds shares of the Company stock and other assets under its deferred compensation plan. The stock held by the trust is recognized as unearned compensation (a deduction from shareholders' equity) and is amortized to compensation expense as the shares become vested. The stock, the dividends thereon, and any uninvested cash and related interest are released to recipients over a period no greater than five years subject to continuing employment provisions. Prior to release, such shares are restricted as to sale or transfer by the recipients and are subject to forfeiture under the terms of the plan. Forfeitures from the plan are not material to any years presented. Cumulative forfeitures of $867,000 were reimbursed to the Company by the trust in 1998. The Company receives a tax benefit for the difference between the market value of the shares at the date of distribution to the participants and the plan's cost basis. The tax benefit is credited to retained earnings. At December 31, 1999, 1998 and 1997, the unamortized balance of such awards was $20,726,000, $15,450,000 and $10,183,000, respectively. Of these amounts $19,926,000, $10,428,000 and $7,969,000 were included in shareholders' equity, in 1999, 1998 and 1997, respectively. Amortization of the awards, net of forfeitures, calculated using a straight-line method over the period of restriction, was $6,914,000 in 1999, $4,266,000 in 1998 and $3,531,000 in 1997.

I.   LEASE COMMITMENTS

The Company leases premises under long-term leases. Certain leases include escalation clauses for potential increases in operating expenses.

Total rental expense was $7,164,000, $6,955,000 and $6,833,000 in 1999, 1998 and
1997, respectively. There was no sublease rental income in 1999, 1998 or 1997. The minimum commitments under long-term lease agreements at December 31, 1999 are as follows:

(In thousands)
================================================================================
2000                                                               $    7,634
2001                                                                    7,206
2002                                                                    7,012
2003                                                                    6,789
2004                                                                    7,267
Thereafter                                                             71,401
================================================================================
   Total                                                           $  107,309
================================================================================


J.   FOREIGN EXCHANGE HEDGE AND DERIVATIVE CONTRACTS

The Company enters into foreign exchange agreements to hedge the investment in three subsidiaries whose functional currencies are not the U.S. dollar. At December 31, 1999, the Company held a Swiss Franc swap that matures on August 28, 2002, and calls for the right to receive fixed-rate U.S. dollar interest payments on the notional amount of $7,755,000. The payments received from the counterparty are recorded as interest income. At December 31, 1999, the Company also held Swiss Franc, Japanese Yen and Hong Kong Dollar forward agreements, with a total notional amount of $6,442,000. Gains and losses on these agreements are included, net of taxes, in the accumulated translation adjustment, which is included as a component of comprehensive income in shareholders' equity. The cost to unwind the swap and forward agreements, based on quoted market prices, at December 31, 1999 and 1998 was $442,000 and $499,000, respectively.

The Company periodically enters into spot and forward currency contracts as principal to facilitate client transactions. The Company also, on limited occasions, holds currency options for its own account. It is the Company's policy that substantially all forward contracts be covered by no later than the close of business each day. These contracts represent commitments either to purchase or sell foreign currency at a future date and at a specified price. Gains or losses on these contracts are reflected in the consolidated statements of income. The gross contract amounts of foreign exchange purchase and sale contracts were approximately $590,000,000 and $588,000,000 at December 31, 1999 and $669,000,000 and $670,000,000 at December 31, 1998, respectively. The net unrealized gain (loss) on all contracts outstanding as of December 31, 1999 and 1998 was $88,000 and $(42,000), respectively, based on fair market value. The gross fair market value on contracts outstanding that had a positive fair market value aggregated $5,623,000 and $6,314,000 at December 31, 1999 and 1998,
respectively. This represents a credit exposure to the extent that counterparties with whom the Company transacted these contracts fail to settle their contractual obligations. This risk is mitigated by the use of master netting agreements, careful evaluation of counterparty credit standings, diversification and limits.

The Company uses interest rate swaps to modify the interest rate characteristics of fixed rate loans. At December 31, 1999, three interest rate swaps with a total notional amount of $5,000,000 were in effect. These swaps are accounted for using the accrual method. Interest income or expense is accrued and there is no recognition of unrealized gains and losses on these swaps on the balance sheet. The interest accrued is recorded as an adjustment to the interest income of the underlying asset. No credit exposure existed on these swaps at December 31, 1999 as none of the swaps had positive fair market values.

In June 1998, the Financial Accounting Standards Board issued statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.

K.   COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. These involve normal business transactions and no significant losses are anticipated as a result thereof.

L.   CAPITAL STOCK DIVIDEND

On January 27, 1999, the Board of Directors declared a five percent stock dividend payable on March 9, 1999 to holders of record at the close of business on February 22, 1999. Accordingly, $346,000 was transferred from retained earnings to capital stock and $14,980,000 was transferred from retained earnings to surplus to reflect this change.

M.   COMPREHENSIVE INCOME

Comprehensive income is defined as net income plus other comprehensive income, which includes foreign currency translation adjustments, unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments.

The following table sets forth the reclassification adjustment for gains on available-for-sale securities recognized in net income in the respective years that had previously been displayed as a component of other comprehensive income.

                                     For the Year Ended December 31, 1999    For the Year Ended December 31, 1998
                                     ------------------------------------    ------------------------------------
                                                 Tax Benefit      Net                     Tax Benefit      Net
                                    Before Tax    (Expense)      of Tax      Before Tax    (Expense)      of Tax
=================================================================================================================
Net unrealized (losses) gains on
 securities available-for-sale:
Balance at beginning of the year                            $ 1,185,000                                $  480,000
   Net unrealized holding
    (losses) gains arising
    during the period              (6,717,000)    2,912,000  (3,805,000)     1,640,000     (724,000)      916,000
  Reclassification adjustments
    for (gains) losses included
    in net income                  (1,035,000)      479,000    (556,000)      (342,000)     131,000      (211,000)

-------------------------------------------------------------------------------------------------------------------
Change during period               (7,752,000)    3,391,000  (4,361,000)     1,298,000     (593,000)      705,000
-------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $(3,176,000)                               $1,185,000
-------------------------------------------------------------------------------------------------------------------

N.   REGULATORY CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that the Company exceeds all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

N.   REGULATORY CAPITAL REQUIREMENTS (continued)

The Company's regulatory capital amounts and ratios are also presented in the table below.

                                                                                    To Be Well Capitalized
                                                              Minimum For Capital   Under Prompt Corrective
                                              Actual           Adequacy Purposes       Action Provisions
                                              ------           -----------------       -----------------

(In thousands)                           Amount      Ratio     Amount      Ratio       Amount       Ratio
=============================================================================================================
As of December 31, 1999
  Total Capital
    (To Risk-Weighted Assets)           $ 87,949     29.60%    $ 23,774     8.00%     $ 29,717     10.00%
  Tier 1 Capital
    (To Risk-Weighted Assets)           $ 87,949     29.60%    $ 11,887     4.00%     $ 17,830      6.00%
  Tier 1 Capital
    (To Average Assets)                 $ 87,949     16.24%    $ 16,244     3.00%     $ 27,073      5.00%

As of December 31, 1998
  Total Capital
    (To Risk-Weighted Assets)           $ 85,259     33.82%    $ 20,170     8.00%     $ 25,213     10.00%
  Tier 1 Capital
    (To Risk-Weighted Assets)           $ 85,259     33.82%    $ 10,085     4.00%     $ 15,128      6.00%
  Tier 1 Capital
    (To Average Assets)                 $ 85,259     17.32%    $ 14,765     3.00%     $ 24,608      5.00%

Fiduciary Trust Company International
Consolidated Statements of Condition

                                                                       Unaudited
                                                                      September 30          December 31
                                                                          2000                 1999
--------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks:
     Domestic                                                              $  22,473,531   $  16,344,118
     Foreign                                                                   5,518,781       1,657,556
Interest-bearing deposits -- Foreign                                          13,829,286      17,931,696
Short-term investments:
     Federal funds sold                                                      130,000,000     146,000,000
     Other short-term taxable investments                                     13,740,500      15,682,000
--------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                              185,562,098     197,615,370

Securities available-for-sale, at estimated fair value                       149,202,925     155,325,121
Loans and advances                                                           202,722,483     143,179,174
Accrued fee income                                                            31,246,719      26,890,012
Bank premises and equipment                                                   24,646,882      22,265,728
Other assets                                                                  31,548,066      24,090,868
--------------------------------------------------------------------------------------------------------

Total Assets                                                               $ 624,929,173   $ 569,366,273
========================================================================================================

Liabilities and Shareholders' Equity
Demand deposits                                                            $ 102,060,558   $  73,548,078
Interest-bearing deposits:
     Domestic                                                                366,547,194     343,554,678
     Foreign                                                                  15,448,298      22,005,026
Accrued salaries and employee benefits                                        27,621,673      28,093,406
Accrued expenses and other liabilities                                        15,568,864      14,856,936
--------------------------------------------------------------------------------------------------------
     Total Liabilities                                                       527,246,587     482,058,124

Shareholders' equity
Capital stock -- par value $1.00 per share
     Authorized shares -- 15,000,000
     Issued and Outstanding -- 7,276,168                                       7,276,168       7,276,168
Surplus                                                                       23,497,470      23,497,470
Unamortized awards of common stock under deferred
compensation plan                                                            (20,064,069)    (19,926,072)
Other comprehensive (expense) income, net of taxes
     Unrealized losses on securities available for sale                       (1,521,025)     (3,176,467)
     Foreign currency translation adjustment                                    (141,296)         39,129
Retained earnings                                                             88,635,338      79,597,921
--------------------------------------------------------------------------------------------------------

     Total Shareholders' Equity                                               97,682,586      87,308,149
--------------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity                                 $ 624,929,173   $ 569,366,273
========================================================================================================


---------------------
See Notes to the Unaudited Consolidated Financial Statements

Fiduciary Trust Company International
Consolidated Statements of Income
Unaudited

                                                    Three Months Ended                 Nine Months Ended
                                                       September 30                       September 30
                                                  2000            1999               2000              1999
----------------------------------------------------------------------------------------------------------------
Interest Income
Loans                                           $ 2,907,041     $ 2,180,937       $  8,192,936      $  6,074,362
Securities:
     Taxable                                      1,586,408       1,840,631          5,208,570         5,665,386
     Exempt from Federal income tax                 132,006         206,782            419,070           837,813
Short-term investments:
     Federal funds sold                           3,466,885         919,659          9,626,641         2,040,361
     Other short-term investments:
        Taxable                                      77,702         102,594            283,363           295,153
Deposits with banks                                 350,272         387,847          1,110,016         1,128,800
----------------------------------------------------------------------------------------------------------------
     Total Interest Income                        8,520,314       5,638,450         24,840,596        16,041,875

Interest Expense
Deposits:
     Domestic                                     5,865,358       3,164,254         15,728,902         8,981,631
     Foreign                                        222,550         201,585            720,048           585,501
Federal funds purchased                               4,571          17,264             42,127           135,390
Other                                                 2,004          51,465            118,021            54,538
----------------------------------------------------------------------------------------------------------------

     Total Interest Expense                       6,094,483       3,434,568         16,609,098         9,757,060
----------------------------------------------------------------------------------------------------------------

     Net Interest Income                          2,425,831       2,203,882          8,231,498         6,284,815
----------------------------------------------------------------------------------------------------------------

Operating Revenue
Investment management fees, trust and
   other commissions                             45,075,176      37,692,935        134,483,889       115,559,727
Foreign exchange income                           1,520,390       1,426,337          3,962,076         3,505,130
Tax and accounting service fees                     471,250         455,001          1,413,750         1,365,003
Securities gains and other                          145,470         192,993            186,351         1,198,887
----------------------------------------------------------------------------------------------------------------

     Total Operating Revenue                     47,212,286      39,767,266        140,046,066       121,628,747
----------------------------------------------------------------------------------------------------------------

     Total Income                                49,638,117      41,971,148        148,277,564       127,913,562
----------------------------------------------------------------------------------------------------------------

Operating Expenses
Salaries and other compensation                  21,781,175      18,897,281         64,196,375        55,939,974
Pension and other employee benefits               4,110,900       3,362,926         12,152,150        11,013,102
Occupancy                                         2,640,647       2,290,066          7,662,797         6,811,222
Equipment and systems                             4,010,294       3,936,865         11,766,358        11,606,628
Other                                             7,502,058       5,905,200         23,655,492        19,123,118
----------------------------------------------------------------------------------------------------------------

     Total Operating Expense                     40,045,074      34,392,338        119,433,172       104,494,044
----------------------------------------------------------------------------------------------------------------

Income before provision for income taxes          9,593,043       7,578,810         28,844,392        23,419,518
Provision for income taxes                        4,003,322       3,267,204         12,166,998        10,067,058
----------------------------------------------------------------------------------------------------------------

     Net Income                                 $ 5,589,721     $ 4,311,606       $ 16,677,394      $ 13,352,460
----------------------------------------------------------------------------------------------------------------

Earnings per share:
     Basic                                            $0.77           $0.59              $2.29             $1.84
     Diluted                                          $0.77           $0.59              $2.29             $1.84

Dividends per share:                                  $0.35           $0.30              $1.05             $0.89


---------------------
See Notes to the Unaudited Consolidated Financial Statements

Fiduciary Trust Company International
Consolidated Statements of Cash Flows
Unaudited

For the Nine Months Ended September 30                                                  2000               1999
==================================================================================================================
      Total Net Cash Provided by Operating Activities                            $  11,283,434       $   6,778,595
------------------------------------------------------------------------------------------------------------------
Investing Activities
Proceeds from sales, redemptions and maturities of securities                       42,644,929          47,514,338
Purchases of securities                                                            (34,309,768)        (28,409,333)
Net increase in loans and advances                                                 (59,543,310)         (1,583,219)
Purchases of bank premises and equipment                                            (9,437,148)         (4,210,819)
------------------------------------------------------------------------------------------------------------------
      Net Cash (Used in) Provided by Investing Activities                          (60,645,297)         13,310,967
------------------------------------------------------------------------------------------------------------------

Financing
Activities
Net increase in demand deposits                                                     28,512,480          13,842,802
Net increase (decrease) in interest-bearing deposits:
      Domestic                                                                      22,992,816         (12,871,065)
      Foreign                                                                       (6,556,729)          4,044,967
Cash Dividends                                                                      (7,639,976)         (6,451,091)
------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by (Used in) Financing Activities                           37,308,591          (1,434,387)
------------------------------------------------------------------------------------------------------------------

(Decrease) increase in cash and cash equivalents                                   (12,053,272)         18,655,175
Cash and cash equivalents at beginning of period                                   197,615,370          84,333,743
------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End Of Period                                       $ 185,562,098       $ 102,988,918
------------------------------------------------------------------------------------------------------------------


---------------------
See Notes to the Unaudited Consolidated Financial Statements

           Notes to the Unaudited Consolidated Financial Statements
                           As of September 30, 2000


  1.   Basis of Presentation


       These unaudited interim financial statements of Fiduciary Trust Company International ("Fiduciary") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q under the Exchange Act of 1934 and Article 10 of SEC Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month periods ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.


       The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


       For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1999, which are included elsewhere in this proxy statement/prospectus.


   2.  Comprehensive Income


       Comprehensive income is defined as net income plus other comprehensive income, which includes unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments. Comprehensive income for the three- and nine-month periods ended September 30, 2000 and 1999 was as follows:

                                        Three Months Ended                         Three Months Ended
                                           September 30,                              September 30,
                                  ----------------------------------     -----------------------------------
(In thousands)                                   2000          1999                  2000               1999
--------------------------------------------------------------------     -----------------------------------
Net Income                                $ 5,589,721   $ 4,311,606          $ 16,677,394       $ 13,352,460
Net unrealized gain(loss) on
 available -for-sale securities               920,367      (258,070)            1,655,442         (3,321,266)
Foreign currency translation
 adjustment and other                         (12,111)            -              (180,425)           (36,010)
-------------------------------------------------------------------     ------------------------------------
Comprehensive income                      $ 6,497,977   $ 4,053,536          $ 18,152,411        $ 9,995,184
===================================================================     ====================================


   3.  Segment Information


       Fiduciary has two operating segments which are: Investment Management and Treasury & Banking. A description of these operating segments and selected financial information by segment is contained within the Management's Discussion and Analysis of Financial Condition and Results of Operations.

   4.  Earnings per Share


       Earnings per share calculations were based on 7,276,168 basic and diluted shares outstanding for the nine-month periods ended September 30, 2000 and 1999.


   5.  Commitments and Contingent Liabilities


       In the normal course of business, there are outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. These involve normal business transactions and no significant losses are anticipated as a result thereof.


   6.  Accounting for Derivatives


       The Financial Accounting Standards Board has issued statements No. 133 and 138 on accounting for derivative instruments and hedging activities, which Fiduciary is required to adopt January 1, 2001. Because of Fiduciary's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on its earnings or financial position.


   7.  Subsequent Events


       On October 25, 2000, Fiduciary announced a definitive agreement with Franklin Resources Inc., under which Franklin Resources, Inc. will acquire Fiduciary in an all-stock transaction valued at approximately $825 million. In addition to the purchase price, there is also provision for an $85 million retention pool to cover various payments aimed at retaining salaried Fiduciary employees who remain continuously employed with Fiduciary through the applicable date following the closing of the acquisition. The acquisition, which is subject to Fiduciary shareholder and regulatory approvals and other customary closing conditions and costs, is expected to be accounted for as a purchase and to be completed in the first calendar quarter of 2001.

                                                                         ANNEX A
                                                                [Conformed Copy]


--------------------------------------------------------------------------------

                    AGREEMENT AND PLAN OF SHARE ACQUISITION

                         dated as of October 25, 2000
                                    between

                     FIDUCIARY TRUST COMPANY INTERNATIONAL

                                      and

                           FRANKLIN RESOURCES, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                            Page
Article I      THE SHARE EXCHANGE......................................................      A-2
     SECTION  1.1     The Share Exchange...............................................      A-2
     SECTION  1.2     Effective Time...................................................      A-2
     SECTION  1.3     Closing of the Share Exchange....................................      A-2
     SECTION  1.4     Effects of the Share Exchange....................................      A-2
Article II    EXCHANGE OF SHARES.......................................................      A-2
     SECTION  2.1     Exchange of Shares...............................................      A-2
     SECTION  2.2     Dissenters' Rights...............................................      A-3
     SECTION  2.3     Exchange Fund....................................................      A-3
     SECTION  2.4     Exchange Procedures..............................................      A-4
     SECTION  2.5     Distributions with Respect to Unsurrendered Certificates.........      A-4
     SECTION  2.6     No Further Ownership Rights in the Shares........................      A-5
     SECTION  2.7     Fractional Shares of Parent Common Stock.........................      A-5
     SECTION  2.8     Termination of Exchange Fund.....................................      A-5
     SECTION  2.9     No Liability.....................................................      A-6
     SECTION  2.10    Investment of the Exchange Fund..................................      A-6
     SECTION  2.11    Lost Certificates................................................      A-6
     SECTION  2.12    Withholding Rights...............................................      A-6
     SECTION  2.13    Stock Transfer Books.............................................      A-6
     SECTION  2.14    Affiliates.......................................................      A-6
Article III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................      A-7
     SECTION  3.1     Organization and Qualification; Subsidiaries.....................      A-7
     SECTION  3.2     Capitalization of the Company and Its Subsidiaries...............      A-7
     SECTION  3.3     Authority Relative to This Agreement.............................      A-8
     SECTION  3.4     Reports; Financial Statements....................................      A-9
     SECTION  3.5     No Undisclosed Liabilities.......................................     A-10
     SECTION  3.6     Absence of Changes...............................................     A-10
     SECTION  3.7     Information Supplied.............................................     A-11
     SECTION  3.8     No Violations....................................................     A-12

                               TABLE OF CONTENTS
                                  (continued)

                                                                                           Page
     SECTION  3.9     No Default......................................................      A-12
     SECTION  3.10    Property........................................................      A-12
     SECTION  3.11    Litigation......................................................      A-13
     SECTION  3.12    Compliance with Applicable Law..................................      A-13
     SECTION  3.13    Employee Plans..................................................      A-13
     SECTION  3.14    Environmental Liability.........................................      A-15
     SECTION  3.15    Tax Matters.....................................................      A-15
     SECTION  3.16    Ineligible Persons..............................................      A-17
     SECTION  3.17    Material Contracts..............................................      A-17
     SECTION  3.18    Funds...........................................................      A-18
     SECTION  3.19    Insurance.......................................................      A-18
     SECTION  3.20    Risk Management Instruments.....................................      A-18
     SECTION  3.21    Intellectual Property...........................................      A-18
     SECTION  3.22    Labor and Employment Matters....................................      A-19
     SECTION  3.23    Restrictive Covenants...........................................      A-19
     SECTION  3.24    Clients.........................................................      A-19
     SECTION  3.25    Opinion of Financial Advisor....................................      A-20
     SECTION  3.26    Brokers.........................................................      A-20
     SECTION  3.27    Accounting Matters..............................................      A-20
     SECTION  3.28    Tax Matters.....................................................      A-20
Article IV    REPRESENTATIONS AND WARRANTIES OF PARENT................................      A-20
     SECTION  4.1     Organization and Qualification..................................      A-20
     SECTION  4.2     Capitalization of Parent and its Subsidiaries...................      A-21
     SECTION  4.3     Authority Relative to this Agreement............................      A-21
     SECTION  4.4     SEC Reports; Financial Statements...............................      A-22
     SECTION  4.5     Absence of Changes..............................................      A-22
     SECTION  4.6     No Undisclosed Liabilities......................................      A-22
     SECTION  4.7     Information Supplied............................................      A-23
     SECTION  4.8     Consents and Approvals; No Violations............................     A-23
     SECTION  4.9     No Default......................................................      A-23

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                 Page
     SECTION  4.10    Compliance with Applicable Law........................................     A-24
     SECTION  4.11    Ineligible Persons....................................................     A-24
     SECTION  4.12    Parent Funds; Advisory Agreements.....................................     A-24
     SECTION  4.13    Brokers...............................................................     A-25
Article V     COVENANTS RELATED TO CONDUCT OF BUSINESS......................................     A-25
     SECTION  5.1     Conduct of Business of the Company....................................     A-25
     SECTION  5.2     Conduct of Business of Parent.........................................     A-28
     SECTION  5.3     Access to Information.................................................     A-28
Article VI    ADDITIONAL AGREEMENTS.........................................................     A-29
     SECTION  6.1     Preparation of S-4 and the Proxy Statement............................     A-29
     SECTION  6.2     Regulatory Matters....................................................     A-29
     SECTION  6.3     Letter of Accountants.................................................     A-31
     SECTION  6.4     Meeting...............................................................     A-31
     SECTION  6.6     Company Fund Meetings.................................................     A-31
     SECTION  6.7     Non-Investment Company Advisory Contract Consents.....................     A-32
     SECTION  6.8     Acquisition Proposals.................................................     A-32
     SECTION  6.9     Public Announcements..................................................     A-33
     SECTION  6.10    Indemnification.......................................................     A-33
     SECTION  6.11    Notification of Certain Matters.......................................     A-34
     SECTION  6.12    Pooling...............................................................     A-34
     SECTION  6.13    Employee Matters......................................................     A-34
     SECTION  6.14    Affiliate Letters.....................................................     A-35
     SECTION  6.15    Application of Section 16 of the Exchange Act.........................     A-36
     SECTION  6.16    Fees and Expenses.....................................................     A-36
     SECTION  6.17    Listing of Stock......................................................     A-36
     SECTION  6.18    Authorized Parent Stock...............................................     A-36
     SECTION  6.19    Antitakeover Statutes.................................................     A-36
     SECTION  6.20    Certain Agreements....................................................     A-36
     SECTION  6.21    Tax-Free Share Exchange...............................................     A-38

                               TABLE OF CONTENTS
                                  (continued)



                                                                                                 Page
Article VII   CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE..............................     A-38
     SECTION  7.1     Conditions to Each Party's Obligations to Effect the Share Exchange...     A-38
     SECTION  7.2     Conditions to Obligations of Parent...................................     A-39
     SECTION  7.3     Conditions to the Obligations of the Company..........................     A-40
Article VIII  TERMINATION; AMENDMENT; WAIVER................................................     A-41
     SECTION  8.1     Termination by Mutual Agreement.......................................     A-41
     SECTION  8.2     Termination by Either Parent or the Company...........................     A-41
     SECTION  8.3     Termination by the Company............................................     A-41
     SECTION  8.4     Termination by Parent.................................................     A-42
     SECTION  8.5     Effect of Termination and Abandonment.................................     A-42
     SECTION  8.6     Amendment.............................................................     A-43
     SECTION  8.7     Extension; Waiver.....................................................     A-43
Article IX    MISCELLANEOUS.................................................................     A-43
     SECTION  9.1     Nonsurvival of Representations and Warranties.........................     A-43
     SECTION  9.2     Entire Agreement; Assignment..........................................     A-43
     SECTION  9.3     Notices...............................................................     A-43
     SECTION  9.4     Governing Law.........................................................     A-44
     SECTION  9.5     Descriptive Headings..................................................     A-44
     SECTION  9.6     Parties in Interest...................................................     A-44
     SECTION  9.7     Severability..........................................................     A-44
     SECTION  9.8     Specific Performance..................................................     A-45
     SECTION  9.9     Counterparts..........................................................     A-45
     SECTION  9.10    Interpretation........................................................     A-45
     SECTION  9.11    Definitions...........................................................     A-45

                               TABLE OF CONTENTS


                            Glossary of Defined Terms
                            -------------------------

                                                                                               Page

Defined Terms                                                                           Defined in Section
-------------                                                                           ------------------
Parent Average Closing Price....................................................               A-3
6.20(a) Provisions..............................................................               A-37
Acquisition Proposal:...........................................................               A-45
Advisers Act....................................................................               A-46
Agreement.......................................................................               A-1
APB 16..........................................................................               A-1
Audit Date......................................................................               A-10
Beneficial ownership:...........................................................               A-46
Beneficially own:...............................................................               A-46
Certificates:...................................................................               A-4
Closing Date:...................................................................               A-2
Closing:........................................................................               A-2
Code............................................................................               A-1
Company Board:..................................................................               A-8
Company Disclosure Schedule:....................................................               A-7
Company Employee Benefit Plan...................................................               A-13
Company Employee Benefit Plans..................................................               A-13
Company Fund....................................................................               A-46
Company Permits.................................................................               A-13
Company Reports:................................................................               A-9
Company Requisite Vote:.........................................................               A-9
Company Securities:.............................................................               A-8
Company Shareholder Meeting:....................................................               A-31
Company Subsequent Determination................................................               A-31
Company:........................................................................               A-1
Confidentiality Agreement:......................................................               A-29
DCP Trust.......................................................................               A-2
deemed assignment...............................................................               A-32
Dissenting Shares...............................................................               A-3
Effective Time:.................................................................               A-2
ERISA...........................................................................               A-13
ERISA Affiliate.................................................................               A-14
Excess Shares...................................................................               A-5
Exchange Act....................................................................               A-46
Exchange Agent:.................................................................               A-3
Exchange Fund:..................................................................               A-4
Exchange Ratio..................................................................               A-2
FDIC............................................................................               A-9
Financial Advisor:..............................................................               A-20
Fractional Interest.............................................................               A-5
FRS.............................................................................               A-3
Fund............................................................................               A-46

Defined Terms                                                                           Defined in Section
-------------                                                                           ------------------
GAAP:...........................................................................               A-10
Governmental Entity.............................................................               A-5
Indemnified Parties:............................................................               A-33
Indemnified Party:..............................................................               A-33
Insurance Amount................................................................               A-34
Intellectual Property...........................................................               A-19
Investment Company Act..........................................................               A-46
Investment Company Advisory Agreement...........................................               A-46
IRS.............................................................................               A-14
Know:...........................................................................               A-46
Knowledge:......................................................................               A-46
Law:............................................................................               A-12
Lien:...........................................................................               A-8
Material Adverse Effect:........................................................               A-46
Material Contracts..............................................................               A-17
NICAAs..........................................................................               A-32
Non-Investment Company Advisory Agreement.......................................               A-47
NYBL............................................................................               A-1
NYSE............................................................................               A-5
Parent Board....................................................................               A-22
Parent Common Stock:............................................................               A-2
Parent Disclosure Schedule:.....................................................               A-20
Parent Employee Benefit Plans...................................................               A-35
Parent Fund.....................................................................               A-47
Parent Investment Company Advisory Agreement....................................               A-47
Parent Permits:.................................................................               A-24
Parent SEC Reports:.............................................................               A-22
Parent Securities:..............................................................               A-21
Parent:.........................................................................               A-1
PBGC............................................................................               A-14
Period..........................................................................               A-37
Person:.........................................................................               A-47
Pooling of interests:...........................................................               A-20
Proxy Statement:................................................................               A-11
Regulatory Documents............................................................               A-9
S-4:............................................................................               A-11
SEC.............................................................................               A-1
Securities Act..................................................................               A-6
Securities Laws.................................................................               A-47
Share Exchange..................................................................               A-2
Share Exchange Consideration....................................................               A-3
Share Trust.....................................................................               A-5
Shares..........................................................................               A-2
Stock Option Agreement..........................................................               A-1
Subsection (a) Contracts........................................................               A-17

Defined Terms                                                                           Defined in Section
-------------                                                                           ------------------
Subsidiary......................................................................               A-47
Superintendent..................................................................               A-1
Takeover Statutes...............................................................               A-36
Tax Returns:....................................................................               A-17
Tax:............................................................................               A-16
Taxes:..........................................................................               A-16
Termination Date:...............................................................               A-41
Termination Fee.................................................................               A-42
Title IV Plans..................................................................               A-14
United States real property holding company:....................................               A-16
Wholly-Owned Subsidiary.........................................................               A-47

                    AGREEMENT AND PLAN OF SHARE ACQUISITION

          THIS AGREEMENT AND PLAN OF SHARE ACQUISITION (this "Agreement"), dated as of October 25, 2000, is between Fiduciary Trust Company International, a bank organized under the New York State Banking Law (the "Company"), and Franklin Resources, Inc., a Delaware corporation ("Parent").

          WHEREAS, Parent is a corporation having capital divided into shares organized and existing under the Delaware General Corporation Law;

          WHEREAS, the Company is a bank organized and existing under Article III of the New York State Banking Law (the "NYBL");

          WHEREAS, Section 143-a of the NYBL provides that a company having capital stock divided into shares which desires to acquire all the capital stock of one or more corporations organized under or subject to the provisions of
Article III of the NYBL may submit a written plan of acquisition of such stock to the Superintendent of Banks of the State of New York (the "Superintendent");

          WHEREAS, Parent desires to acquire all of the Shares (as hereinafter defined) in accordance with the provisions of Section 143-a of the NYBL and, to that end, Parent and the Company wish to adopt this Agreement which shall constitute the "plan of acquisition" within the meaning of such Section 143-a;

          WHEREAS, the Company Board and the Parent Board (as hereinafter defined), each has, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including the Share Exchange (as hereinafter defined) provided for herein, advisable to and in the best interest of their respective shareholders;

          WHEREAS, for United States federal income tax purposes, it is intended that the Share Exchange shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, for accounting purposes, it is intended that the Share Exchange be accounted for as a "pooling of interests" under Opinion 16 of the Accounting Principles Board ("APB 16") and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent to enter into this Agreement, the Company is entering into a stock option agreement with Parent in the form of Exhibit A hereto (the "Stock Option Agreement"), pursuant to which the Company has granted Parent an option to purchase Shares under the terms and conditions set forth in the Stock Option Agreement;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Parent hereby agree as follows:

                                   ARTICLE I

                              THE SHARE EXCHANGE

     SECTION  1.1      The Share Exchange.  At the Effective Time (as
                       ------------------
hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the NYBL, each outstanding share of common stock, par value $1.00 per share, of the Company (the "Shares"), other than as provided in Section 2.1(a) hereof, shall be deemed to be exchanged for the number of shares of Parent Common Stock (as hereinafter defined) provided for in
Section 2.1(a) below (the "Share Exchange"). Following the Share Exchange and as a result thereof, the Company shall be a wholly-owned Subsidiary of Parent. The separate corporate existence of each of Parent and the Company shall continue following the Share Exchange.

     SECTION  1.2      Effective Time.  Subject to the provisions of this
                       --------------
Agreement, the Share Exchange shall be consummated and become effective at such time as the Superintendent files this Agreement, together with all required certificates, as provided in Section 143-a.3 of the NYBL (the "Effective Time").

     SECTION  1.3      Closing of the Share Exchange.  (a)   The closing of the
                       -----------------------------
Share Exchange (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other time, date or place as agreed to in writing by the parties hereto. Unless the parties otherwise agree, the Effective Time shall occur on the Closing Date.

     (b) At the Closing, Parent and the Company shall instruct their respective representatives to make or confirm the filing of all required certificates in the office of the Superintendent pursuant to Section 143-a of the NYBL.

     SECTION  1.4      Effects of the Share Exchange.  The Share Exchange shall
                       -----------------------------
have the effects set forth in the NYBL.

                                  ARTICLE II

                              EXCHANGE OF SHARES

     SECTION  2.1      Exchange of Shares.  (a)    At the Effective Time, each
                       ------------------
Share issued and outstanding immediately prior to the Effective Time including Shares held by the Company's Deferred Compensation Plan Trust (the "DCP Trust") but excluding (x) Shares held by the Company for its own account, (y) Shares held by Parent, or (z) Dissenting Shares (as defined in Section 2.2 hereof)) shall, by virtue of the Share Exchange and without any action on the part of Parent, the Company or the holder thereof, be deemed exchanged in consideration for the right to receive fully paid and non-assessable shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") equal to (A) divided by (B) (the "Exchange Ratio"), with (A) being the quotient obtained by dividing 825,000,000 by the Parent Average Stock Price; provided that such quotient shall not be less than 19,466,700 or more than 23,791,000 and (B) being the number of Shares outstanding as of the Effective Time to be exchanged for shares of Parent Common Stock pursuant to the terms of this Agreement. For purposes of this Agreement, Parent Average Closing Price means the average closing price per share of the Parent Common Stock on the New York Stock Exchange, Inc. during the twenty (20) trading days ending immediately prior to the date that the Board of Governors of the Federal Reserve System (the "FRS") (i) approves the Application (as hereinafter defined) of Parent to the FRS to acquire the Shares and become a bank holding company and (ii) determines that the election by Parent to become a financial holding company pursuant to Sections 4(k) and (l) of the Bank Holding Company Act will become effective at the Effective Time. An example of the calculation of the Exchange Ratio is set forth in Schedule 2.1 of the Parent Disclosure Schedule (as hereinafter defined). (All such shares of Parent Common Stock issued, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to
Section 2.7, are referred to herein as the "Share Exchange Consideration".)

     (b) At the Effective Time, each Share held by Parent or the Company for its own account immediately prior to the Effective Time shall, by virtue of the Share Exchange and in accordance with the terms of this Agreement, and without any action on the part of Parent or the Company be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, stock split, reverse stock split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock constituting the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, reorganization, recapitalization, stock split, reverse stock split, combination or exchange of shares or such similar event.

     SECTION  2.2      Dissenters' Rights.  Notwithstanding anything in this
                       ------------------
Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Share Exchange and who has complied with the procedures of Section 6022 of the NYBL for appraisal of such Shares ("Dissenting Shares"), shall not be exchanged into the right to receive the Share Exchange Consideration, as provided herein, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal and payment under such Section 6022. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been exchanged as of the Effective Time into the right to receive the Share Exchange Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All payments made to the holders of Dissenting Shares pursuant to Sections 143-a.4 and 6022 of the NYBL shall be made solely from the assets of the Company.

     SECTION  2.3      Exchange Fund.  Prior to the Effective Time, Parent shall
                       -------------
appoint a commercial bank or trust company headquartered in New York City reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Share Exchange Consideration (the "Exchange Agent"). At or prior to the

Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent in accordance with Section 2.7, cash sufficient to pay any dividends and other distributions pursuant to Section
2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." No holder of Shares shall be required to pay any stock transfer or similar Tax (as hereinafter defined) upon the exchange of Shares pursuant to the terms of this Agreement unless the transfer of such Shares to the holder thereof was not registered in the transfer records of the Company, in which case the provisions of the last sentence of Section 2.4 shall apply.

     SECTION  2.4      Exchange Procedures.  As soon as reasonably practicable
                       -------------------
after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify after consultation with the Company; and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Share Exchange Consideration, together with any dividends or distributions which a holder of Certificates has a right to receive pursuant to Section 2.5. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Shares then held by such holder) and a check representing an aggregate amount of (x) any cash payable in lieu of fractional shares of Parent Common Stock to which the holder is entitled pursuant to
Section 2.7 and (y) any dividends or distributions which such holder has a right to receive pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or 2.7. In the event of a transfer of ownership of the Shares which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

     SECTION  2.5      Distributions with Respect to Unsurrendered Certificates.
                       --------------------------------------------------------
No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section
2.4. Subject to the effect of applicable Laws (as hereinafter defined), following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest thereon, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     SECTION  2.6      No Further Ownership Rights in the Shares.  All shares of
                       -----------------------------------------
Parent Common Stock issued and cash paid upon the exchange of the Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

     SECTION  2.7      Fractional Shares of Parent Common Stock.  No fraction of
                       ----------------------------------------
a share of Parent Common Stock will be issued to holders of Shares, but each holder of Shares otherwise entitled to receive a fraction of a share of Parent Common Stock will be entitled to receive in accordance with the provisions of this Section 2.7 from the Exchange Agent a cash payment in lieu of such fraction of a share of Parent Common Stock, as applicable (each a "Fractional Interest") representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of Parent Common Stock which would otherwise be issued ("Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") through one or more member firms of the NYSE, as the case may be, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares otherwise entitled to receive Fractional Interests, the Exchange Agent will hold such proceeds in trust for such holders of shares (the "Share Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Share Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Share Trust by a fraction, the numerator of which is the amount of Fractional Interests to which such holder of Shares is entitled and the denominator of which is the aggregate amount of Fractional Interests to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any Fractional Interests, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

     SECTION  2.8      Termination of Exchange Fund.  Any portion of the
                       ----------------------------
Exchange Fund which remains undistributed to the holders of Certificates for six
(6) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Share Exchange Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Sections 2.1,
2.4 and 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five
(5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any U.S. or non-U.S. federal, state or local court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity")) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     SECTION  2.9      No Liability.  None of Parent, the Company or the
                       ------------
Exchange Agent shall be liable to any person in respect of any Share Exchange Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     SECTION  2.10     Investment of the Exchange Fund.  The Exchange Agent
                       -------------------------------
shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     SECTION  2.11     Lost Certificates.  If any Certificate shall have been
                       -----------------
lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, the posting by such person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Share Exchange Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION  2.12     Withholding Rights.  Parent shall be entitled to deduct
                       ------------------
and withhold from the Share Exchange Consideration otherwise payable pursuant to this Agreement and/or from any cash in the amount of dividends or other distributions to which a holder of Parent Common Stock is entitled pursuant to
Section 2.5 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by Parent.

     SECTION  2.13     Stock Transfer Books.  The stock transfer books of the
                       --------------------
Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Share Exchange Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

     SECTION  2.14     Affiliates.  Notwithstanding anything to the contrary
                       ----------
herein, no shares of Parent Common Stock or cash shall be delivered pursuant to the Share Exchange to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.14 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Share Exchange for "pooling of interests" under APB 16 and the applicable SEC rules and regulations until such person has executed and delivered to Parent the written agreement contemplated by Section 6.14. The Company believes that the individuals listed on Schedule 2.14 of the Company Disclosure Schedule (as hereinafter defined) are the "affiliates" of the Company as of the date of this Agreement for the purposes of the transactions contemplated hereby and the Parent agrees that, absent a material change in circumstances, such individuals are the only persons who will be required to execute and deliver the written agreements contemplated by Section 6.14.

     SECTION  2.15     Consultation Regarding Dividends.  Prior to any change of
                       --------------------------------
the regularly scheduled record dates for the payment of dividends, the Company and Parent shall consult with the other party and hereby agree that no such change will have the effect of causing the Company's shareholders to fail to receive a regular quarterly dividend payment either as a Parent or Company shareholder.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to Parent as follows:

     SECTION  3.1      Organization and Qualification; Subsidiaries.  (a)
                       --------------------------------------------
Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company.

     (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company.

     (c) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) Except as set forth on Schedule 3.1(d) of the Company Disclosure Schedule, the Company has heretofore delivered to Parent accurate and complete copies of the organizational certificate and bylaws, as currently in effect, of each of the Company and its U.S. Subsidiaries. There are no provisions or requirements contained in any organizational or governing documents of the Company's non-U.S. Subsidiaries that do or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION  3.2      Capitalization of the Company and Its Subsidiaries.  (a)
                       --------------------------------------------------
The authorized capital stock of the Company consists of: 15,000,000 Shares, of which 7,276,168 Shares were issued and outstanding as of the close of business on October 24, 2000. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights, except and to the extent provided in Sections 114 and 6029 of the NYBL. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its Subsidiaries, and no obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights, including stock appreciation rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements (other than the voting agreements entered into in connection with the transactions contemplated hereby), voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

     (b) Except for minority positions held by foreign nationals in non-U.S. Subsidiaries of the Company as required by applicable Law, all of the outstanding capital stock of the Company's Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required as a matter of Law). There are no securities of the Company or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such asset.

     SECTION  3.3      Authority Relative to This Agreement.  (a)    The Company
                       ------------------------------------
has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Share Exchange and this Agreement, the Company Requisite Vote (as hereinafter defined)). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability related to or affecting creditors' rights or by general equity principles.

     (b) The Board of Directors of the Company (the "Company Board") has duly and validly authorized the execution and delivery of this Agreement and the Stock Option Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Company Board for the consummation of such transactions, including the Share Exchange, and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Share Exchange, taken together, advisable to and in the best interest of the Company and its shareholders; and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement. Pursuant to Section 143-a of the NYBL, the Company Board has directed that this Agreement be submitted to the shareholders of the Company for their approval. The affirmative approval of the holders of at least two-thirds (2/3) of the outstanding Shares (voting as a single class) as of the record date for the Company Shareholder Meeting (as hereinafter defined) (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange.

     SECTION  3.4      Reports; Financial Statements.  (a)    Since January 1,
                       -----------------------------
1998, the Company has timely filed all reports and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Entity, including the SEC (the "Regulatory Documents"), and has paid all fees and assessments due and payable in connection therewith.

     (b) As of their respective dates, the Regulatory Documents of the Company complied in all material respects with the applicable requirements of the Securities Laws (as hereinafter defined), and the rules and regulations of the SEC promulgated thereunder applicable to such Regulatory Documents, and none of the Company's Regulatory Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered or made available to Parent a complete copy of each Regulatory Document filed with the SEC, the Federal Deposit Insurance Company (the "FDIC") or the New York State Banking Department after January 1, 1998, including a Form ADV for any Subsidiary of the Company that is a registered Investment Advisor (as defined in the Advisers Act (as hereinafter defined)), and will deliver to Parent promptly after the filing thereof a complete copy of each Regulatory Document filed with the SEC, the FDIC or the New York State Banking Department after the date hereof and prior to the Closing Date. There (i) is no unresolved violation with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries by any Governmental Entity and (ii) have been no material disagreements or disputes with any Governmental Entity with respect to the business, operations, policies or procedures of the Company since January 1, 1998.

     (c) The Company has made available to Parent: (i) its Annual Reports to Shareholders for each of the fiscal years ended December 31, 1998 and 1999; (ii) unaudited financial statements as of and for the quarters ended March 31, June 30 and September 30, 2000; (iii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1998; and (iv) all other reports either filed by the Company with the SEC or distributed to shareholders since January 1, 1998 (each such reports, financial statements, proxy statements and other reports, together with the amendments thereto, the "Company Reports"). None of such Company Reports contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Reports complied as to form in all material respects with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto or in the case of quarterly statements except for the absence of notes thereto), and accurately reflected in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since January 1, 2000, there has not been any material change, or any application or request for any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes, except for such change required by Law, SEC regulation or generally applicable changes in GAAP.

     SECTION  3.5      No Undisclosed Liabilities.  Except for those liabilities
                       --------------------------
that are fully reflected or reserved against on the latest balance sheet as of September 30, 2000 and liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, none of the Company or its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in or reserved against in a consolidated balance sheet of the Company and no liabilities that would be required by GAAP to be disclosed in the notes thereto, other than liabilities disclosed in the Company Reports or incurred in the ordinary course of business consistent with past practice, were not otherwise disclosed to Parent.

     SECTION  3.6      Absence of Changes. Except as set forth in Section 3.6 of
                       ------------------
the Company Disclosure Schedule, or to the extent publicly disclosed by the Company in the Company Reports, since December 31, 1999 (the "Audit Date"), there have been no events, changes or developments with respect to the Company or its Subsidiaries, which do or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Except as set forth in Section 3.6 of the Company Disclosure Schedule or to the extent publicly disclosed in the Company Reports, since the Audit Date, the Company and its Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than payment of the Company's regular quarterly cash dividend on the Shares in the amount of $0.35 per Share), or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any Company Securities;

     (b) any amendment of any term of any outstanding security of the Company or any Subsidiary that would materially increase the obligations of the Company or such Subsidiary under such security;

     (c) (i) any incurrence or assumption by the Company or any Subsidiary of any indebtedness for borrowed money, other than in the ordinary and usual course of business consistent with past practice (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary and usual course of business consistent with past practice), or (ii) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the

Company or any Subsidiary for the obligations of any other person (other than any Wholly-Owned Subsidiary), other than in the ordinary and usual course of business consistent with past practice;

     (d) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset of the Company or any Subsidiary other than in the ordinary and usual course of business consistent with past practice;

     (e) any making of any loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary other than (i) investments made in the ordinary and usual course of business consistent with past practice, (ii) loans, advances or capital contributions to or investments in Wholly-Owned Subsidiaries or (iii) loans or advances made in the ordinary and usual course of business consistent with past practice;

     (f) (i) any contract or agreement entered into by the Company or any Subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any Subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with past practice;

     (g) other than in the ordinary and usual course of business consistent with past practice, any (i) grant of any material severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries;
(ii) entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries; (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) material increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices; or

     (h) any making or rescission of any material express or deemed election relating to Taxes, settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, making of any change to any of its material methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income Tax return.

     SECTION  3.7      Information Supplied.  None of the information supplied
                       --------------------
or to be supplied by the Company for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement pursuant to the Share Exchange (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the proxy statement relating to the Company Shareholder Meeting to be held in connection with the Share Exchange (the "Proxy Statement") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Share Exchange, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Applications (as hereinafter defined) will, at the date of filing and through and including the date of action by the appropriate Governmental Entities thereon, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will otherwise fail to comply in all material respects with applicable Law. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4, the Proxy Statement or an Application, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be, as required by Law, disseminated to the shareholders of the Company or filed with the relevant Governmental Entity.

     SECTION  3.8      No Violations.  Except as set forth in Section 3.8 of the
                       -------------
Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of, require any consent, waiver or notice under any term of, or result in the reduction, loss or cancellation of any benefit or the creation or acceleration of any right or obligation under (i) any provision of the respective organizational certificate or bylaws (or similar governing documents) of (x) the Company or (y) any of its Subsidiaries, (ii), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (other than advisory agreements that contain change of control or non assignment provisions or are otherwise terminable under applicable Law,) or (iii) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (assuming the making by Parent of all required filings with, and the receipt by Parent of all required permits, authorizations, consents and approvals of all applicable Governmental Entities), except in the case of
(i)(y), (ii) or (iii) to the extent that does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION  3.9      No Default.  Neither the Company nor any of its
                       ----------
Subsidiaries is in violation of any term of (i) its organizational certificate or bylaws (or similar governing documents), (ii) any agreement to which it is a party or by which it is bound, or (iii) any non-U.S. or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its Subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION  3.10     Property.  (a)    The Company owns no real property.
                       --------

     (b) Each of the Company and its Subsidiaries has valid leasehold interests in all of its leased real property.

          (c) Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession under, and has complied in all material respects with the terms of, all leases to which it is a party, and all such leases are in full force and effect, except to the extent that does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          SECTION 3.11   Litigation.  Except as set forth in Section 3.11 of the
                         ----------
Company Disclosure Schedule or to the extent publicly disclosed by the Company in the Company Reports, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets which (a) seeks damages in excess of $250,000, (b) seeks material equitable relief or remediation, (c) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (d) as of the date hereof, questions the validity of this Agreement, the Stock Option Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.11 of the Company Disclosure Schedule or to the extent publicly disclosed by the Company in the Company Reports, none of the Company or its Subsidiaries is subject to any outstanding material order, writ, injunction, decree or cease and desist order.

          SECTION 3.12   Compliance with Applicable Law.  The Company and its
                         ------------------------------
Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, order and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law applicable to the Company or its Subsidiaries except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation by any Governmental Entity other than periodic examinations conducted in the ordinary course with respect to the Company or its Subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

          SECTION 3.13   Employee Plans.  (a)  Section 3.13(a) of the Company
                         --------------
Disclosure Schedule sets forth a list of all material "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all material bonus or other incentive compensation, stock option, stock award, stock purchase or equity-based compensation, deferred compensation, severance, sick leave, vacation, salary continuation, medical, life insurance, scholarship, company car, or employee loan plan, policy or agreement except government-mandated plans (each a "Company Employee Benefit Plan" and collectively, the "Company Employee Benefit Plans") which the Company or any of its Subsidiaries has any obligation to or liability for contingent or otherwise with respect to any current or former employee or director. None of the Company Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA or is or has been subject to Sections 4063 or 4064 of ERISA.

          (b) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans have been made available to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and schedules thereto;
(iii) the most recent Internal Revenue Service ("IRS") determination letter;
(iv) the most recent financial statements and actuarial valuations, if applicable; (v) summary plan descriptions; and (vi) written communications to employees relating to the Company Employee Benefit Plans within the preceding twelve (12) months.

          (c) As of the date hereof, (i) all material payments required to be made by or under any Company Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date thereof (including any valid extension); (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under any Company Employee Benefit Plan; (iii) the Company Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or, to the Company's knowledge, threatened with respect to any Company Employee Benefit Plan; and (v) the Company and its Subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

          (d)  Except as set forth in Section 3.13(d) of the Company Disclosure
Schedule:

               (i) As of the date hereof, there is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Company Employee Benefit Plans subject to Title IV of ERISA ("Title IV Plans"). As of the date hereof, each of the respective Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Title IV Plan and the "benefit liabilities" as defined in Section 4001(a)(16) of ERISA of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

               (ii) Neither the Company nor any person under common control or treated as a single employer with the Company ("ERISA Affiliate") has terminated any Title IV Plan; or

          (e) Each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so "qualified" and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such Plan or the exemption of such trust.

          (f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event, except as expressly contemplated by this Agreement, (i) result in any payment becoming due, or increase the amount of compensation or benefits to any current or former employee or director of the Company or any of its Subsidiaries; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any current or former employee and director of the Company or any of its Subsidiaries or increase any benefits under any Company Employee Benefit Plan.

          SECTION 3.14   Environmental Liability.  There are no legal,
                         -----------------------
administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation on the Company. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          SECTION 3.15   Tax Matters. (a)   The Company and each of its
                         -----------
Subsidiaries, and each affiliated combined or unitary group of which the Company or any of its Subsidiaries is or has been a member, has timely filed all federal, state, local and non-U.S. income and franchise Tax Returns (as hereinafter defined) and all other material Tax Returns and reports required to be filed by it or has timely filed requests for extensions of the filing deadline on such Tax Returns. All such Tax Returns are complete and correct in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf) all Taxes shown as due on such Tax Returns for the periods covered by such Tax Returns and there are no other Taxes due for which adequate reserves have not been established.

          (b)  The Company is a "bank" as defined in Section 581 of the Code.

          (c) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

          (d) No material liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

          (e) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

          (f) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws.

          (g) No material federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are presently pending with regard to any federal, state, local or non-U.S. income or franchise Taxes or material other federal, state, local or non-U.S. Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any pending audit or proceeding. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination.

          (h) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any material adjustment under Section 481(a) of the Code or any similar provision of non-U.S. law that would affect any taxable year beginning after the date hereof.

          (i) Neither the Company nor any of its Subsidiaries has with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (j)  The Company is not currently, has not been within the last five
(5) years, and does not anticipate becoming a "United States Real Property Holding Company" within the meaning of Section 897(c) of the Code.

          (k)  No Subsidiary of the Company owns any Shares.

          (l) Each Company Fund (as hereinafter defined) which is qualified as a "registered investment company" under subchapter M of the Code has been managed in a manner consistent with its qualification as a "registered investment company" under Subchapter M of the Code. No such Company Fund is subject to the payment of Tax for any taxable year by reason of its failure to satisfy the minimum distribution requirements of Section 852(a)(1) of the Code.

          (m) At the Effective Time, none of the Shares will be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

          (n) Neither the Company nor any Subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Share Exchange.

          (o) None of the transactions contemplated by this Agreement will cause any gains or losses to be recognized by the Company or any of its Subsidiaries by reason of the consolidated return regulation promulgated under
Section 1502 of the Code.

          (p) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or non-U.S.) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement (whether oral or written). "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (non-U.S. or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          SECTION 3.16   Ineligible Persons.  Subject to the provisions of
                         ------------------
Section 202(a)(11) and Section 202(a)(26) of the Advisers Act, and to the provisions of Section 3(a)(4) and Section 3(a)(5) of the Exchange Act (a) neither the Company, nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company;

          (b) Neither the Company nor any "associated person" (as defined in the Advisers Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment advisor; and

          (c) Neither the Company nor any "associated person" (as defined in the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

          SECTION 3.17   Material Contracts.  (a)   Section 3.17 of the Company
                         ------------------
Disclosure Schedule sets forth a list of all Subsection (a) Contracts (as hereinafter defined). The Company has heretofore made available to Parent true, correct and complete copies of all: (i) contracts or agreements (other than Company Employee Benefit Plans) that would be required to be filed by Item 10 of Form 10-K if the Company were required to file a Form 10-K with the SEC on the date hereof; (ii) the Global Plus License Agreement; and (iii) commitments and agreements to enter into any of the foregoing (collectively, the "Subsection (a) Contracts").

          (b) Each of the Subsection (a) Contracts, any agreements providing for investment advisory services by the Company or any of its Subsidiaries ("advisory agreements") and any commitments or agreements to enter into such advisory agreements (collectively "Material Contracts," and each a "Material Contract") is in full force and effect. There is no material default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Company's knowledge, any other party.

          (c) Each Investment Company Advisory Agreement (as hereinafter defined) subject to Section 15 of the Investment Company Act has been duly approved by the Company or its Subsidiary at all times in compliance with
Section 15 of the Investment Company Act and all other applicable Laws. Each such Investment Company Advisory Agreement has been performed by Company in accordance with the Investment Company Act and all other applicable Laws.

          SECTION 3.18   Funds. (a)  Schedule 3.18 sets forth a true, complete
                         -----
and correct list, as of the date hereof, of each Fund for which the Company or any of its Subsidiaries acts as investment adviser or subadviser. Each Company Fund (as hereinafter defined) that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Fund is, and at all times as required under the Securities Laws since prior to its initial public offering of Securities (as defined in the Securities Act) has been, duly registered with the SEC, to the extent such registration is required, as an investment company under the Investment Company Act.

          (b) Except as set forth in Schedule 3.18 of the Company Disclosure Schedule, (i) the shares of each Company Fund are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law and (ii) each Company Fund has been operated since its organization and is currently operating in compliance in all material respects with applicable Law.

          SECTION 3.19   Insurance.  Section 3.19 of the Company Disclosure
                         ---------
Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries, which policies have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice.

          SECTION 3.20   Risk Management Instruments. To the Company's
                         ---------------------------
knowledge, all interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (a) in accordance with prudent business practices and all applicable Laws and regulatory policies and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles, and is in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the Company's knowledge, any other party thereto, is in material breach of any of its obligations under any such agreement or arrangement.

          SECTION 3.21   Intellectual Property.  To the knowledge of the
                         ---------------------
Company:

          (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property (as defined below) necessary for the conduct of its business as currently conducted;

          (b) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate in any material respect the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property;

          (c) no Person is challenging, infringing on or otherwise violating any material right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and

          (d) Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any material Intellectual Property used by the Company and its Subsidiaries and no such Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

          SECTION 3.22   Labor and Employment Matters.  Except as set forth in
                         ----------------------------
Section 3.22 of the Company Disclosure Schedule, (a) no collective bargaining arrangement or agreement or similar arrangement or agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, exists which is binding on the Company, (b) the Company is, and has at all other times been, in material compliance with the Worker Adjustment and Retraining Notification Act and all other applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health, (c) there are not material controversies pending or, to the Company's knowledge, threatened, between the Company and any of its employees, (d) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board, (e) there are no strikes, slowdowns, work stoppages, lockouts, or to the Company's knowledge, threats thereof, by or with respect to any employees of the Company and (f) there are no employment contracts currently in effect or which will become effective upon the consummation of the transactions contemplated hereby.

          SECTION 3.23   Restrictive Covenants.  Except as set forth in Schedule
                         ---------------------
3.23 of the Company Disclosure Schedule, the Company is not a party to any contract containing non-competition or exclusivity dealing provisions that would limit Parent's ability after the Closing to engage in business in any area or to compete against any person or entity.

          SECTION 3.24   Clients.  As of the date hereof, except as set forth on
                         -------
Schedule 3.24 of the Company Disclosure Schedule, the Company has not received any notice that any client or clients that individually or in the aggregate are material to the business of the Company are terminating or are planning to terminate their relationship with the Company or will reduce materially its or their use of the services of the Company. For the purposes of this Section 3.24, each of the Company Funds will be deemed to be material to the Company.

          SECTION 3.25   Opinion of Financial Advisor.  Goldman, Sachs & Co.
                         ----------------------------
(the "Financial Advisor") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Share Exchange Consideration is fair to the holders of Shares from a financial point of view, and such opinion has not been withdrawn or modified.

          SECTION 3.26   Brokers.  No broker, finder or investment banker (other
                         -------
than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

          SECTION 3.27   Accounting Matters;.  (a)   To the Company's knowledge,
                         -------------------
based upon discussions with Ernst & Young LLP, the Company has not taken or agreed to take any action that would prevent the Share Exchange from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations other than as previously disclosed to Parent as specified in
Schedule 3.27 of the Company Disclosure Schedule.

          SECTION 3.28   Tax Matters.  The Company has neither directly or
                         -----------
indirectly taken or agreed to take any action, that would prevent the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT

          Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent hereby represents and warrants to the Company as follows:

          SECTION 4.1    Organization and Qualification.  (a)   Each of Parent
                         ------------------------------
and its Subsidiaries, is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (b) Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (c) Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect.

          SECTION 4.2    Capitalization of Parent and its Subsidiaries.  (a)
                         ---------------------------------------------
The authorized capital stock of Parent consists of: (i) 500,000,000 shares of Parent Common Stock, of which 243,730,139 shares of Parent Common Stock were issued and outstanding as of the close of business on September 30, 2000, and
(ii) 1,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the issued and outstanding shares of Parent Common Stock have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of September 30, 2000, no more than 2,221,000 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Except as described in Section 4.2 of the Parent Disclosure Schedule, the Parent SEC Reports (as hereinafter defined) or as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) no options or other rights to acquire from Parent or any of its Subsidiaries, and no obligations of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) other than in connection with Parent's Employee Benefit Plans and Programs, no equity equivalents, interests in the ownership or earnings of Parent or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in the Parent SEC Reports, there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Parent.

          (b) Except for minority positions held by foreign nationals in non-U.S. Subsidiaries as required by applicable Law, all of the outstanding capital stock of Parent's Subsidiaries is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of Parent or its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any Subsidiary of Parent. There are no outstanding contractual obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of Parent.

          SECTION 4.3    Authority Relative to this Agreement.  (a)   Parent has
                         ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and constitute valid, legal and binding agreements of Parent, enforceable against Parent in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar

Laws of general applicability related to or affecting creditors' rights or by general equity principles.

          (b) The Board of Directors of Parent (the "Parent Board") has duly and validly authorized the execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Parent Board for the consummation of such transactions.

          SECTION 4.4    SEC Reports; Financial Statements.  (a)    Parent has
                         ---------------------------------
filed all required forms, reports and documents, together with any amendments required to be made thereto, with the SEC since January 1, 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 and 1999, (ii) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since January 1, 1998, and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1998 (the "Parent SEC Reports"). None of such forms, reports or documents, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since October 1, 1999, there has not been any material change, or any application or request for any material change, by Parent or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes, except for such change required by Law, SEC regulation or generally applicable changes in GAAP. There is (i) no unresolved violation with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries by any Governmental Entity and (ii) has been no material disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent since January 1, 1998. Parent has not filed any document that would constitute a Parent SEC Report since October 15, 2000.

          SECTION 4.5    Absence of Changes.  Except as and to the extent
                         ------------------
publicly disclosed by Parent in the Parent SEC Reports, since June 30, 2000, the business of Parent and its Subsidiaries has been carried on in the ordinary and usual course consistent with past practice, and there have been no events, changes or developments with respect to Parent or its Subsidiaries, which do or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          SECTION 4.6    No Undisclosed Liabilities.  Except for those
                         --------------------------
liabilities that are fully reflected or reserved against on the latest balance sheet included in the Parent SEC Reports as of June 30, 2000 and liabilities incurred in the ordinary course of business consistent with past practices since the date of such balance sheet, neither Parent nor its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in a consolidated balance sheet of Parent (including the notes thereto).

          SECTION 4.7    Information Supplied.  None of the information supplied
                         --------------------
or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date mailed to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Applications will, at the date of filing and through and including the date of action by the appropriate Governmental Entities thereon, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading, or will otherwise fail to comply in all material respects with applicable Law. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4, the Proxy Statement or an Application, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC or the relevant Governmental Entity, as the case may be. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          SECTION 4.8    Consents and Approvals; No Violations.  (a)  Neither
                         -------------------------------------
the execution, delivery and performance of this Agreement or the Stock Option Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of, require any consent, waiver or notice under any term of, or result in the reduction, loss, or cancellation of any benefit or the creation or acceleration of any right or obligation under (i) any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of (x) Parent or (y) any of Parent's Subsidiaries, (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming the making by the Company of all required filings with, and the receipt by the Company of all required permits, authorizations, consents and approvals of all applicable Governmental Entities), except in the case of, (i)
(y), (ii) or (iii) for violations, breaches or defaults which do not or would not be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          SECTION 4.9    No Default.  Neither Parent nor any of its Subsidiaries
                         ----------
is in violation of any term of (i) its certificate or articles of incorporation, or bylaws or similar governing documents, (ii) any agreement to which it is a party or by which it is bound, or (iii) any Law applicable to Parent, its Subsidiaries or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          SECTION 4.10   Compliance with Applicable Law.  Except as or to the
                         ------------------------------
extent publicly disclosed by Parent in the Parent SEC Reports Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its Subsidiaries are not being conducted in violation of any Law, ordinance or regulation of any Governmental Entity applicable to Parent or its Subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as or to the extent publicly disclosed by Parent in the Parent SEC Reports, to Parent's knowledge, no investigation or review by any Governmental Entity other than periodic examinations conducted in the ordinary course with respect to Parent or its Subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same.

          SECTION 4.11   Ineligible Persons.  Neither Parent, nor any
                         ------------------
"affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither Parent nor any "associated person" (as defined in the Advisers Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither Parent nor any "associated person" (as defined in the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

          SECTION 4.12   Parent Funds; Advisory Agreements.  (a)   Each Parent
                         ---------------------------------
Fund (as hereinafter defined) that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification, does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Parent Fund is, and at all times as required under the Securities Laws since prior to its initial public offering of Securities (as defined in the Securities Act) has been, duly registered with the SEC, to the extent such registration is required, as an investment company under the Investment Company Act.

          (b) (i) The shares of each Parent Fund are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law and (ii) each Parent Fund has been operated since its organization and is currently operating in compliance in all material respect with applicable Law.

          (c) Each Parent Investment Company Advisory Agreement (as hereinafter defined) subject to Section 15 of the Investment Company Act has been duly approved by Parent or its Subsidiary at all times in compliance with Section 15 of the Investment Company Act and all other applicable Laws. Each such Parent Investment Company Advisory Agreement has been performed by Parent in accordance with the Investment Company Act and all other applicable Laws.

          SECTION 4.13   Brokers.  No broker, finder or investment banker (other
                         -------
than Merrill Lynch & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of their affiliates.

          SECTION 4.14   Tax Matters.  Parent has neither directly or indirectly
                         -----------
taken or agreed to take any action that would prevent the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V

                   COVENANTS RELATED TO CONDUCT OF BUSINESS

          SECTION 5.1    Conduct of Business of the Company.  Except as
                         ----------------------------------
contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the services of its current officers and employees and seek to preserve its relationships with clients, customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed);

          (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights) other than grants of restricted stock pursuant to the Company's Deferred Compensation Plan in the ordinary and usual course of business consistent with past practice or pursuant to the terms of any Company Employee Benefit Plan in existence on the date hereof as listed in the Company Disclosure Schedule;

          (c)  (i) split, combine or reclassify any shares of its capital stock;
(ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except the declaration and payment of regular quarterly cash dividends not in excess of $0.35 per Share with usual record and payments dates in accordance with past dividend practice and dividends paid by Wholly-Owned Subsidiaries; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire for its own account any of its securities or any securities of any of its Subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except in the ordinary and usual course of business consistent with past practice; (ii) guarantee, endorse or otherwise incur or assume any liability (whether directly, contingently or otherwise) for the obligations of any other person, other than in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its Subsidiaries, taken as a whole, and except for obligations of any Wholly-Owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to any other person, other than to Wholly-Owned Subsidiaries of the Company or customary loans or advances made in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by Law, or preexisting contractual commitment and except for actions taken in the ordinary course of business consistent with past practice, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice;

          (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

          (j) revalue in any material respect any of its assets, other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) other than in the ordinary and usual course of business consistent with past practice, enter into any contract or agreement or make any material amendment to any of the Material Contracts, other than advisory agreements; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (l) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, make any change to any of its material methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal income tax return;

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in, the consolidated financial statements of the Company and its Subsidiaries or incurred in the ordinary and usual course of business consistent with past practice;

          (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (o) take any action (including any action otherwise permitted by this Section 5.1) to the Company's knowledge, after discussions with Ernst & Young LLP, that would prevent or impede the Share Exchange from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations, other than as previously disclosed to Parent as specified in
Schedule 3.27 of the Company Disclosure Schedule;

          (p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

          (q) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by Stock Option Agreement;

          (r) take any action that would reasonably be likely to prevent or impede the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (s) voluntarily divest itself of the management of any mutual fund or other assets currently under management other than in the ordinary and usual course of business consistent with past practice; or

          (t) take, propose to or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(s)

          SECTION 5.2    Conduct of Business of Parent.  Except as otherwise
                         -----------------------------
expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its Subsidiaries will, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

          (a) except for such actions that are adjusted for pursuant to Section 2.1(c), (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except the declaration and payment of regular quarterly cash dividends with usual record and payments dates in accordance with past dividend practice; (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; or (iii) redeem, purchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

          (b) except as may be required as a result of a change in Law or in GAAP, change any of the accounting practices used by it;

          (c) revalue in any material respect any of its assets, other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (d) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, if Parent in good faith believes such acquisition would materially delay the consummation of the transactions contemplated by this Agreement;

          (e) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Stock Option Agreement;

          (f) take any action (including any action otherwise permitted by this Section 5.2), to Parent's knowledge, after discussions with PricewaterhouseCoopers LLP, that would prevent or impede the Share Exchange from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations, other than as previously disclosed to the Company;

          (g) take any action that would reasonably be likely to prevent or impede the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (h) take, propose or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through 5.2(g).

          SECTION 5.3    Access to Information.  (a)   Between the date hereof
                         ---------------------
and the Effective Time, the Company will give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent to make such inspections as Parent may reasonably require and will cause the Company's officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent within two (2) business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management.

          (c) From the date hereof to the Effective Time, Parent shall comply with the reasonable requests of the Company to make officers available to respond to the reasonable inquiries of the Company in connection with the transactions contemplated hereby and to make available information regarding Parent and its Subsidiaries as the Company may reasonably request.

          (d) Parent and the Company each will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated October 12, 2000 (the "Confidentiality Agreement").

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          SECTION 6.1    Preparation of S-4 and the Proxy Statement.  Parent and
                         ------------------------------------------
the Company will, as promptly as practicable, jointly prepare the Proxy Statement in connection with the vote of the shareholders of the Company with respect to the Share Exchange. Parent will, as promptly as practicable, prepare and file with the SEC the S-4, containing a proxy statement/prospectus and form of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon the Share Exchange and the other transactions contemplated hereby. Parent will, and will cause its accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including, without limitation, causing its accountants to deliver necessary or required instruments, such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). To the extent necessary, the Company will cooperate with Parent to complete the foregoing. The Parent shall, as promptly as practicable after the receipt thereof, provide to the Company copies of any written comments and advise the Company of any oral comments, with respect to the S-4 received from the staff of the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date.

          SECTION 6.2    Regulatory Matters.  (a)  Subject to the conditions set
                         ------------------
forth in Article VII hereof, each of Parent and the Company shall, and shall cause its Subsidiaries to, consult and cooperate with each other and in good faith promptly (i) take, or cause to be taken, all actions necessary, proper or advisable to comply with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated herein, to consummate the transactions contemplated by this Agreement and (ii) prepare and file all necessary documentation, effect all applications, notices, petitions and filings with, and use their reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of, all Governmental Entities, including without limitation, the FRS, which are necessary or advisable to consummate the transactions contemplated by this Agreement.

          (b) In particular, Parent shall prepare and file all requisite notices and Applications with respect to the transactions contemplated by this Agreement required to be made by Parent with the Federal Reserve Board or any other Governmental Entities, as promptly as practicable after the date of this Agreement.

          (c) Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (d) Parent and the Company shall keep the other reasonably informed as to the status of all notices and Applications and, subject to applicable Law relating to the exchange of information, provide to each other, promptly after filing, copies of such notices and applications and all supplemental or related filed materials.

          (e) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with or any statement, filing, notice or application made by or on behalf of Parent, the Company any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

          (f) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any required approval of any Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

          (g) Subject to the conditions set forth in Article VII hereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (h) Notwithstanding the foregoing, neither Parent nor the Company shall be required to disclose to the other any personal financial statements or other similar information concerning their directors, officers, shareholders or their respective individual affiliates.

          SECTION 6.3    Letter of Accountants.  To the extent appropriate
                         ---------------------
and/or required by either party:

          (a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two (2) business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          (b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent auditors, dated a date within two (2) business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          SECTION 6.4    Meeting.  (a)  The Company shall take all lawful action
                         -------
to (i) cause a special meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as practicable after the S-4 is declared effective for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its shareholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. The Company Board shall (i) recommend that the shareholders of the Company adopt this Agreement and thereby approve the transactions contemplated by this Agreement and (ii) take all lawful action (including the solicitation of proxies) to solicit such adoption; provided, however, that the Company Board may, at any time prior to the time of the Company Shareholder Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board determines in good faith, after consultation with outside legal counsel, that such withdrawal, modification or change of its recommendation is necessary to comply with its fiduciary duties to the Company's shareholders under applicable Law (a "Company Subsequent Determination"), but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Company Board intends to make a Company Subsequent Determination.
After providing such notice, Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its shareholders without a Company Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the parties at the time.

          SECTION 6.5    [Intentionally Omitted]

          SECTION 6.6    Company Fund Meetings.  If and to the extent necessary,
                         ---------------------
the Company shall assist each of the Company Funds to prepare and file with the SEC, or other applicable Governmental Entity, as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy, to be used in connection with the meeting of the shareholders of each such Company Fund for the purpose of approving new Investment Company Advisor Agreements, or other applicable agreements, with the current advisor of each such Fund, substantially on the terms of the current Investment Company Advisor Agreements, to take effect at the Effective Time, and, as promptly as practicable thereafter, subject to compliance with the rules and regulations of the SEC to the extent applicable, a definitive proxy statement with respect to such meeting shall be mailed to the shareholders of such Company Fund. Each such proxy statement shall comply as to form in all material respects with all applicable Law.

          SECTION 6.7    Non-Investment Company Advisory Contract Consents.  (a)
                         -------------------------------------------------
As soon as reasonably practicable after the date thereof, the Company shall inform the Funds, that are not Company Funds, of the transactions contemplated by this Agreement and request that such Funds take such actions as may be necessary in connection with the deemed assignment, as defined in Section 202(c) of the Investment Advisers Act of 1940, as amended (the "Advisers Act") (the "deemed assignment") of the advisory agreements to which the Company or any of its Subsidiaries its Subsidiaries is a party relating to such Fund.

          (b) As soon as reasonably practicable after the date thereof, the Company shall inform its investment advisory clients that are parties to Non-Investment Company Advisory Agreements ("NICAAs") of the transactions contemplated by this Agreement. The Company shall request written consent of each such client to the deemed assignment of its NICAA and use its best efforts to obtain such consent; or in the case of NICAAs which prohibit assignment or state by their terms that they terminate upon assignment, the Company will use its best efforts to enter into new agreements to in substantially identical terms be effective upon Closing and the deemed assignment. Parent agrees that, except in the case of NICAAs that prohibit assignment or state by their terms that they terminate upon assignment or do not, by their terms, require written consent of the client, the Company may obtain consent by requesting written consent as aforesaid and informing such client: (a) of the Company's intention to effect a deemed assignment of such NICAAs; (b) of the Company's intention to continue the advisory services, pursuant to the NICAAs with such client after the Closing if such client does not terminate such NICAAs prior to the Closing; and (c) that the consent of such client will be implied if such client continues to accept such advisory services for at least 30 days after receipt of the Closing without termination (to the extent permitted by the Advisers Act, and any rules, regulations or interpretations of the SEC thereunder).

          SECTION 6.8    Acquisition Proposals. From the date hereof until the
                         ---------------------
termination hereof and except as expressly permitted by the following provisions of this Section 6.8, the Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 6.8 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal after the date hereof if, and only to the extent that (A) the Company Shareholder Meeting shall not have occurred, (B) the Company Board, after consultation with and receipt of advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable Law, (C) the Company Board determines, after consultation with and receipt of advice of its financial advisor and after taking into account the strategic benefits to be derived from the Share Exchange and the long-term prospects of Parent and its Subsidiaries, that such Acquisition Proposal is reasonably likely, if consummated, to result in a transaction more favorable to the Company's shareholders from a financial point of view than the Share Exchange, and (D) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.8.

          SECTION 6.9    Public Announcements.  Each of Parent and the Company
                         --------------------
will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Share Exchange, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a securities exchange, as determined by Parent or the Company, as the case may be.

          SECTION 6.10   Indemnification.  (a)    From and after the Effective
                         ---------------
Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a Subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement.

          (b) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this Section 6.10.

          (c) Parent shall use commercially reasonable efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy with an insurance company with the same or better rating by A.M. Best Company or otherwise reasonably approved by the Company Board) with respect to acts and omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current annual amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.10(c), Parent shall use commercially reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

          (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws and those of its Subsidiaries, in effect on the date hereof, shall survive the Share Exchange and shall continue in full force and effect from the Effective Time and Parent shall provide substantially similar terms of indemnification for such persons with respect to their activities as such following the Effective Time.

          (e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          SECTION 6.11   Notification of Certain Matters.  The Company shall
                         -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any third party (other than parties to investment advisory agreements) alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (ii) the failure or prospective failure to satisfy any condition to the consummation of the transactions contemplated by this Agreement set out in Article VII hereof, or the occurrence or non-occurrence of any event which would permit the termination of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure such non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.12   Pooling.  Parent shall take reasonable actions as are
                         -------
within its control necessary to cause the accounting of the Share Exchange to be treated as a "pooling of interests" under APB 16 and the applicable rules and regulations of the SEC.

          SECTION 6.13   Employee Matters.  (a)    Parent will cause the Company
                         ----------------
to honor the obligations of the Company or any of its Subsidiaries under the provisions of all employment, consulting, termination, severance, change in control and indemnification agreements (set forth on Sections 3.13(a) and 3.22 of the Company Disclosure Schedule or made available to Parent) between and among the Company or any of its Subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries. Parent acknowledges that the consummation of the Share Exchange shall constitute a "change in control" for all purposes under the agreements specified in the immediately preceding sentence and the applicable Company Employee Benefit Plans.

          (b) As promptly as practicable following the Effective Time, Parent shall arrange for each employee of the Company or any Subsidiary to participate in the Employee Benefit Plans covering employees of the Parent ("Parent Employee Benefit Plans") in accordance with the eligibility criteria, provided that (i) such participants shall receive full credit, without duplication, for years of service with the Company or any Subsidiary (and service otherwise credited by the Company or any Subsidiary) prior to the Effective Time for which such service was recognized under the Company Employee Benefit Plans, for eligibility to participate and vesting and levels of benefits, but not benefit accrual, under similar compensation or employee benefit plans of Parent and its Subsidiaries, (ii) such participants and their dependents (to the extent that the terms and conditions of each Parent Employee Benefit Plan provide for coverage and/or benefits of eligible employees' dependents) shall participate in the Parent Employee Benefit Plans on terms no less favorable than those offered by Parent to similarly situated employees of Parent, (iii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such participants and their eligible dependents to the same extent waived under the Company Employee Benefit Plans and shall provide each such participant with credit for any co-payments and deductibles paid during the portion of the calendar year prior to the Effective Time which includes the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements during such calendar year under all Parent Employee Benefit Plans in which such participants are eligible to participate after the Effective Time, (iv) during the 18-month period following the Effective Time, Parent will provide each current and former employee or director of the Company and each Subsidiary with benefits and compensation that are, in the aggregate, no less favorable than the benefits and compensation received by such employee or director prior to the Effective Time, (v) retiree medical (including prescription drug and dental) insurance benefits currently provided to retired employees of the Company and its Subsidiaries shall continue to be provided to such retired employees, shall be provided upon retirement to all employees of the Company or any of its Subsidiaries who as of the Closing Date are at least 55 years old and have been employed by the Company or any of its Subsidiaries for at least 10 years and shall not be reduced from the levels provided prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit.

          (c) Parent will create and fund a retention pool in the amount of $85,000,000 for Company's employees from and after the Effective Time in accordance with the terms set forth in Section 6.13 of the Parent Disclosure Schedule.

          SECTION 6.14   Affiliate Letters.  Pursuant to Section 2.14 hereof,
                         -----------------
Section 6.14 of the Company Disclosure Schedule sets forth a list of all individuals who are, and all individuals who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Share Exchange for "pooling-of-interests" accounting treatment under APB 16 and applicable SEC rules, and Section 6.14 of the Parent Disclosure Schedule sets forth a list of all persons who are, and all persons who to Parent's knowledge will be deemed at the Closing Date, "affiliates" of Parent for purposes of qualifying the Share Exchange for "pooling of interests" under APB 16 and the applicable SEC rules and regulations. The Company and Parent will each respectively cause such lists to be updated promptly through the Closing Date. Not later than 45 days prior to the date of the Company Shareholder Meeting, the Company shall cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit B, and Parent shall cause its "affiliates" to deliver to the Company a written agreement substantially in the form attached as Exhibit C.

          SECTION 6.15   Application of Section 16 of the Exchange Act.
                         ---------------------------------------------
Assuming the Company delivers to Parent the necessary information, prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to Shares) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or who will be subject to such requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          SECTION 6.16   Fees and Expenses.  Whether or not the Share Exchange
                         -----------------
is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing and printing of the Proxy Statement and the S-4 shall be incurred by Parent and Expenses incurred in connection with the mailing of the Proxy Statement and the S-4, shall be incurred by the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

          SECTION 6.17   Listing of Stock.  Parent shall use its best efforts to
                         ----------------
cause the shares of Parent Common Stock to be issued in connection with the Share Exchange to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

          SECTION 6.18   Authorized Parent Stock.  Parent has reserved
                         -----------------------
sufficient shares of Parent Common Stock from its authorized and unissued capital stock to accomplish the transactions contemplated by this Agreement, including the Share Exchange, and shall maintain such reservation as necessary to accomplish the transactions contemplated hereby.

          SECTION 6.19   Antitakeover Statutes.  If any "fair price",
                         ---------------------
"moratorium", "control share acquisition", "affiliate transaction", "business combination" or other antitakeover Laws statute or regulation enacted under state or federal laws (collectively, "Takeover Statutes") is or may become applicable to the Share Exchange or the Stock Option Agreement, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Share Exchange.

          SECTION 6.20   Certain Agreements.  Parent envisages that the Company
                         ------------------
will continue to function as an independent Subsidiary with its current name and Company

Board. In light of the importance of this independence, Parent and the Company agree as follows:

          (a) The Company's By-laws will be amended to include the provisions set forth in clauses (i) -- (iii) of this subsection (a) of Section 6.20(a) (the "6.20(a) Provisions"):

               (i) The Parent, as the holder of all of the outstanding Shares, shall elect directors of the Company. Persons eligible to serve on the Company Board shall be:

                      (A) the Company's directors in office immediately prior to the effective time;

                      (B) two (2) designees of Parent's chief executive officer; and

                      (C) upon the departures of persons referred to in clause (A) by reason of death, retirement, resignation, or removal for cause, persons nominated by the Nominating Committee of the Company Board. For each vacancy the Nominating Committee of the Company Board shall nominate three persons. The Parent shall be entitled to vote the Shares in its discretion in this regard.

               (ii) The corporate name, bank regulatory status and location of the principal place of business of the Company in New York shall not be changed without the prior approval of the Company Board.

               (iii) The size of the Company Board will not be altered (other than to the extent necessary in connection with the appointment of the two
     (2) designees of Parent's Chief Executive Officer), and the provisions of the Company's By-Laws regarding the removal of directors without cause will not be amended or altered without the approval of a majority of the Company Board.

     Until the third anniversary of the Closing Date (such three (3) year period is referred to as the "Period") the 6.20(a) Provisions will not be modified or removed from the Company's By-laws without the approval of a majority of the Company Board.

          (b)  The parties agree further that for the Period:

               (i) The Company shall be maintained as a separate wholly-owned Subsidiary of Parent. Subject to the provisions of subsection (b)(ii) below, Parent shall consult with the Company Board with regard to any reorganization of the operations and corporate structures of the Subsidiaries of the Company and/or the integration of such operations and corporate structures with Parent's businesses and Subsidiaries that Parent may wish to effect following the Effective Time, with the goal of achieving maximum efficiencies and synergies;

               (ii) The global high net-worth individual businesses of the Company and Parent as of the Effective Time, excluding Parent's wrap-fee business, will be developed and managed by the Company in consultation with Parent. Parent will advance the expansion of the global institutional separate account businesses of the Company for a full range of growth equities, fixed income and real estate securities;

               (iii) The Chief Executive Officer of the Company shall report directly to the Chief Executive Officer of Parent. Personnel decisions and the reporting structure concerning the executives, officers and employees of Company shall be in the discretion of the Chief Executive Officer of the Company within the framework of an overall budget and within a context jointly developed by Parent and the Company. In furtherance of the foregoing, the policies and procedures applicable to the executives, officers and employees of the Company and its Subsidiaries on a functional basis shall be consistent with the analogous policies and procedures of Parent in existence from time to time;

               (iv) The salary, benefits and terms of employment of the Company's Chief Executive Officer shall not be modified without the prior approval of Parent. Any vacancy in the office of Chief Executive Officer of the Company by reason of death, retirement, resignation or otherwise shall be filled by the Company Board with the prior consent of Parent;

               (v) (a) Anne M. Tatlock will be a member of the Parent Board, as long as she meets the requirements to be a director of a corporation organized under the Delaware General Corporation Law and (b) the Chief Executive Officer of the Company will be a member of office of the chairman of Parent, for so long as such office is in existence, reporting directly to the Chief Executive Officer of Parent; and

               (vi) Parent will involve the management of the Company in the future management of the Parent group.

          (c) Following the execution of this Agreement, the Company and Parent will form an integration committee, whose members will be jointly agreed upon but will include William Y. Yun and Michael O. Magdol. The integration committee will report directly to the Chief Executive Officers of Parent and the Company. The integration committee will study, among other things, technology development and integration and back office consolidation.

          SECTION 6.21   Tax-Free Share Exchange.  Each of Parent and the
                         -----------------------
Company will use its reasonable best efforts, and each agrees to cooperate with the other and provide one another with such documentation, information and materials as may be reasonably necessary, proper and advisable to cause the Share Exchange to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE VII

               CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE

          SECTION 7.1    Conditions to Each Party's Obligations to Effect the
                         ----------------------------------------------------
Share Exchange.  The respective obligations of each party to consummate the
--------------
transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

          (a) This Agreement shall have been approved and adopted by the Company Requisite Vote.

          (b) The approvals of the FRS (and confirmation by the FRS that Parent's election to be a financial holding company is effective) and of all other relevant Federal and state bank and thrift regulators required for Parent to acquire the Company and its Subsidiaries shall have been obtained and shall remain in full force and effect, and Parent shall have duly and validly elected to become and shall have qualified to become, a "financial holding company" (as such term is defined in 12 U.S.C. Section 1841(p)). All other regulatory approvals required to consummate the transactions contemplated hereby, and all other statutory waiting periods, the failure of any of which to be obtained or observed would be reasonably likely to have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, shall have been obtained and remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated. Such approvals referred to in the preceding two (2) sentences shall have been obtained without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, provided, however, that except with respect to Parent's investment advisory or mutual fund related businesses, no limitation, restriction or other requirement imposed on Parent and its Subsidiaries (including the Company and its Subsidiaries following the Effective Time) by reason of Parent's becoming a bank holding company and a financial holding company under the BHCA will be deemed, directly or indirectly, to have individually or in the aggregate, a Material Adverse Effect on Parent or the Company;

          (c) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received.

          (d) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (e) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and enjoins or prohibits or prevents the consummation of the Share Exchange or any of the other material transactions contemplated by this Agreement.

          (f) The Company shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, in form and substance reasonably satisfactory to the Company and Parent dated as of the Closing Date, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Share Exchange constitutes a reorganization within the meaning of Section 368(a) of the Code. In rendering this opinion, counsel may require and rely upon representations (including tax representation letters in customary form) of each of Parent and the Company.

          SECTION 7.2    Conditions to Obligations of Parent.  The obligations
                         -----------------------------------
of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent, to the extent permitted by applicable Law:

          (a) The representations and warranties of the Company contained herein shall be true and correct as of the date hereof, without regard to any Material Adverse Effect qualifications, except where any such failure of the representations and warranties to be true and correct as of the date hereof, does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereon), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

          (d) Not later than 45 days prior to the date of the Company Shareholder Meeting, Parent shall have received from the Company's "affiliates" as listed on Schedule 2.14 of the Company Disclosure Schedule, a written agreement substantially in the form attached as Exhibit B.

          (e) The holders of not more than five percent (5%) of the Shares outstanding immediately prior to the Effective Time shall have properly exercised dissenter rights under the applicable provisions of the NYBL.

          (f) Four of the five persons listed on Schedule 7.2 of the Company Disclosure Schedule shall have entered into an employment agreement with the Company, which agreements shall continue to be in effect as of the Closing Date, on terms no less favorable than the employment and benefit arrangements from the Company applicable to such employee on the date hereof, unless said employee is, as of the Closing Date, deceased or unable to be employed due to his or her permanent disability.

          SECTION 7.3    Conditions to the Obligations of the Company.  The
                         --------------------------------------------
obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of Parent contained herein shall be true and correct as of the date hereof, without regard to any Material Adverse Effect qualifications, except where any such failure of the representations and warranties to be true and correct as of the date hereof, does not or would not reasonably be expected to have individually, or in the aggregate, a Material Adverse Effect on Parent.

          (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Parent (but without personal liability thereon), certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

          SECTION 8.1    Termination by Mutual Agreement.  This Agreement may be
                         -------------------------------
terminated and the Share Exchange may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Share Exchange by the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

          SECTION 8.2    Termination by Either Parent or the Company.  This
                         -------------------------------------------
Agreement may be terminated and the Share Exchange may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

          (a) the Share Exchange shall not have been consummated by October 25, 2001, whether such date is before or after the date of approval of the Share Exchange by the Company Requisite Vote (the "Termination Date");

          (b) the Company Requisite Vote shall not have been obtained at the Company Shareholder Meeting or at any adjournment or postponement thereof;

          (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Share Exchange shall become final and non-appealable (whether before or after the approval of the Share Exchange by the Company Requisite Vote); or

          (d) any Governmental Entity shall have failed to issue any consent, order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in 7.1(b), and such denial of a request to issue such consent, order, decree, ruling or take such other action shall have been final and nonappealable.

          Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Share Exchange to be consummated.

          SECTION 8.3    Termination by the Company.  This Agreement may be
                         --------------------------
terminated and the Share Exchange may be abandoned at any time prior to the Effective Time by action of the Company Board if there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that (i) is not cured by the earlier of 60 calendar days after receipt of written notice from the Company to Parent or the Termination Date or (ii) cannot be cured by the Termination Date, and would cause a condition set forth in
Section 7.1, 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Termination Date.

          SECTION 8.4    Termination by Parent.  This Agreement may be
                         ---------------------
terminated and the Share Exchange may be abandoned at any time prior to the Effective Time by action of the Parent Board, if:

          (a) the Company Board (i) fails to include in the Proxy Statement its recommendation without modification or qualification that shareholders approve this Agreement and the Share Exchange, (ii) withdraws or modifies in an adverse manner its approval or recommendation of this Agreement or the Share Exchange,
(iii) fails to reaffirm such approval or recommendation upon Parent's request within five (5) business days of such request, (iv) approves or recommends any Acquisition Proposal (other than the Share Exchange) or (v) resolves to take any actions specified in this Section 8.4(a); or

          (b) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) is not cured by the earlier of 60 calendar days after receipt of written notice from the Parent to the Company or the Termination Date or (ii) cannot be cured by the Termination Date and would cause a condition set forth in Section 7.1, 7.2(a), or 7.2(b) to be incapable of being satisfied as of the Termination Dates;

          SECTION 8.5    Effect of Termination and Abandonment.  (a)   In the
                         -------------------------------------
event of termination of this Agreement and the abandonment of the Share Exchange pursuant to this Article VIII, this Agreement (other than this Section 8.5 and Sections 5.3(d), 6.16 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

          (b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) hereof, or (ii) by Parent or the Company pursuant to Section 8.2(b) and in either case within 12 months after the termination of this Agreement, the Company consummates or enters into a definitive agreement to consummate an Acquisition Proposal with any third party, then the Company shall pay to Parent a termination fee of $25,000,000 (the "Termination Fee"). The Termination Fee shall be payable in cash and shall be due and owing no later than one business day following the date such third party consummates such Acquisition Proposal with the Company or its shareholders.

          (c) If this Agreement is terminated pursuant to (i) Section 8.2 (d) at a time when Parent has not received the requisite approvals of the FRS or the requisite approval pursuant to the NYBL to consummate the transactions contemplated hereby or (ii) Section 8.2(a) at a time when Parent has not received the requisite approvals of the FRS or the requisite approval pursuant to the NYBL to consummate the transactions contemplated hereby then Parent shall pay the Company a termination fee of $25,000,000, such fee shall be payable in cash and due and owing no later one business day following the date of termination. Payment of such fee shall be in full satisfaction and settlement of any claims the Company or Parent otherwise might have against each other in respect of or under this Agreement.

          (d)  The Company agrees that the agreements contained in this Section
8.5 are an integral part of the transactions contemplated by this Agreement and the Stock Option Agreement.

     SECTION 8.6    Amendment. This Agreement may be amended by action taken by
                    ---------
the Company and Parent at any time before or after approval of the Share Exchange by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.7    Extension; Waiver. At any time prior to the Effective Time,
                    -----------------
each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1    Nonsurvival of Representations and Warranties. None of the
                    ---------------------------------------------
representations and warranties in this Agreement survive beyond the date hereof. None of the covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except to the extent set forth in those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2    Entire Agreement; Assignment. (a) This Agreement constitutes
                    ----------------------------
the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Stock Option Agreement or the Confidentiality Agreement.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by Share Exchange or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors.

     SECTION 9.3    Notices. All notices, requests, instructions or other
                    -------
documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five (5) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient or (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

          if to Parent, to:       Franklin Resources, Inc.
                                  777 Mariners Island Blvd.
                                  San Mateo, California 94404
                                  Attention: Martin Flanagan
                                  Facsimile: (650) 312-2804, and

                                  Attention: Leslie M. Kratter
                                  Facsimile: (650) 312-2804


          with a copy to:         Weil, Gotshal & Manges LLP
                                  767 Fifth Avenue
                                  New York, NY 10153
                                  Attention: Raymond O. Gietz, Esq.
                                             Jeffrey E. Tabak, Esq.
                                  Facsimile: (212) 310-8007

          if to the Company, to:  Fiduciary Trust Company International
                                  2 World Trade Center
                                  New York, NY 10048
                                  Attention: Michael O. Magdol
                                             Carol K. Demitz
                                  Facsimile: (212) 524-5029


          with a copy to:         Cleary, Gottlieb, Steen & Hamilton
                                  One Liberty Plaza
                                  New York, NY 10006
                                  Attention: Laurent Alpert, Esq.
                                  Facsimile: (212) 225-3999

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.4    Governing Law. This Agreement shall be governed by and
                    -------------
construed in accordance with the Laws of the State of New York.

     SECTION 9.5    Descriptive Headings. The descriptive headings herein are
                    --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.6    Parties in Interest. This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto and its successors and, except as provided in Sections 6.10 and 6.20 after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7    Severability. The provisions of this Agreement shall be
                    ------------
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.8    Specific Performance. The parties agree that irreparable
                    --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     SECTION 9.9    Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.10   Interpretation. (a) The words "hereof," "herein" and
                    --------------
"herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 25, 2000. The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.11   Definitions. (a) "Acquisition Proposal" means an inquiry, an
                    -----------
offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20 percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 20 percent (20%) or more of the outstanding Shares; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) "Application" shall mean any application, notice, document, election, declaration or other filing made by either Parent or the Company to any Governmental Entity, with respect to the transactions contemplated by this Agreement.

     (c) "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     (d) "Beneficial ownership" or "Beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (e) "Company Fund" shall mean any Fund bearing the Fiduciary Trust name or a derivative, thereof.

     (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) "Fund" shall mean any U.S. or non-U.S. registered or unregistered investment company or series thereof for which the Company or any of its Subsidiaries provides advisory or subadvisory services pursuant to an Investment Company Act Advisory Agreement or otherwise.

     (h) "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     (i) "Investment Company Advisory Agreement" shall mean an investment advisory agreement entered into by the Company or any of its Subsidiaries for the purpose of providing investment advisory or subadvisory services to a registered investment company or series thereof.

     (j) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers of such party responsible for the relevant matter.

     (k) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement on a timely basis.

     (l) "Non-Investment Company Advisory Agreement" shall mean any investment advisory agreement entered into by Company or any of its Subsidiaries for the purpose of providing investment advisory services to a client other than a registered investment company or series thereof.

     (m) "Parent Fund" shall mean any Fund sponsored by Parent or any of its Subsidiaries and sold under the Franklin, Templeton or Mutual Series brand name.

     (n) "Parent Investment Company Advisory Agreement" shall mean an investment advisory agreement entered into by Parent or any of its Subsidiaries for the purpose of providing investment advisory or subadvisory services to a registered investment company or series thereof.

     (o) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (p) "Securities Laws" shall mean the Securities Act; the Investment Company Act; the Advisers Act; state "blue sky" laws and any comparable regulations of any non-U.S. Governmental Entities.

     (q) "Subsidiary" of a person shall mean a second person fifty percent (50%) or more of the voting stock (or of any other form of general partnership or other voting or controlling equity interest in the case of a person that is not a corporation) of which is beneficially owned by the first person directly or indirectly through one or more other persons. For avoidance of doubt, the Company's Deferred Compensation Plan and the Profit Sharing, Savings and Employee Stock Ownership Plan shall not be considered a Subsidiary of the Company.

     (r) "Wholly-Owned Subsidiary" shall mean a Subsidiary of the Company all of the voting stock (or of any other form of general partnership or other voting or controlling equity interest in the case of a Subsidiary that is not a corporation) of which is beneficially owned by the Company, except, in the case of Subsidiaries that are incorporated outside the United States, for any portion of such voting stock (or of any other form of general partnership or other voting or controlling equity interest in the case of a Subsidiary that is not a corporation) that is held by one or more persons for the purposes of complying with applicable local laws or regulations.

                           [signature page follows]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                        FRANKLIN RESOURCES, INC.

                                        By: /s/ Charles B. Johnson
                                            -------------------------
                                            Name: Charles B. Johnson
                                            Title: Chairman

                                        FIDUCIARY TRUST COMPANY INTERNATIONAL

                                        By: /s/ Anne M. Tatlock
                                            -------------------------
                                            Name: Anne M. Tatlock
                                            Title: Chief Executive Officer

                                                                       ANNEX A-1

                     AMENDMENT NO. 1 TO THE AGREEMENT AND
                           PLAN OF SHARE ACQUISITION

     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF SHARE ACQUISITION, dated as of January 19, 2001 ("Amendment No. 1"), is between Fiduciary Trust Company International, a bank organized under the New York State Banking Law (the "Company"), and Franklin Resources, Inc., a Delaware corporation ("Parent"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

     WHEREAS, Parent and the Company are parties to that certain Agreement and Plan of Share Acquisition, dated as of October 25, 2000 (the "Agreement"); and

     WHEREAS, Parent and the Company desire to amend certain provisions of the Agreement as set forth in this Amendment No. 1 in accordance with Section 8.6 of the Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   Amendment to Recitals.  The seventh recital of the Agreement hereby is
          ---------------------
deleted in its entirety.

     2.   Amendment to Section 2.14.  Section 2.14 of the Agreement hereby is
          -------------------------
amended in its entirety to read as follows:

     "SECTION 2.14     Affiliates.     Notwithstanding anything to the contrary
                       ----------
herein, no shares of Parent Common Stock or cash shall be delivered pursuant to the Share Exchange to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.14 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") and applicable Securities and Exchange Commission ("SEC") rules and regulations until such person has executed and delivered to Parent the written agreement contemplated by Section 6.14. The Company believes that the individuals listed on Schedule
2.14 of the Company Disclosure Schedule (as hereinafter defined) are the "affiliates" of the Company as of the date of this Agreement for the purposes of the transactions contemplated hereby and the Parent agrees that, absent a material change in circumstances, such individuals are the only persons who will be required to execute and deliver the written agreements contemplated by
Section 6.14."

     3.   Amendment to Section 3.27.  Section 3.27 of the Agreement hereby is
          -------------------------
deleted in its entirety without any redesignation of section numbers, and such section of the Agreement is deemed to be intentionally omitted.

     4.   Amendment to Section 5.1(o).  Subsection (o) of Section 5.1 of the
          ---------------------------
Agreement hereby is deleted in its entirety without any redesignation of subsection letters, and such subsection of Section 5.1 is deemed to be intentionally omitted.

     5.   Amendment to Section 5.2(f).  Subsection (f) of Section 5.2 of the
          ---------------------------
Agreement hereby is deleted in its entirety without any redesignation of subsection letters, and such subsection of Section 5.2 is deemed to be intentionally omitted.

     6.   Amendment to Section 6.12.  Section 6.12 of the Agreement hereby is
          -------------------------
deleted in its entirety without any redesignation of section numbers, and such section of the Agreement is deemed to be intentionally omitted.

     7.   Amendment to Section 6.14.  Section 6.14 of the Agreement hereby is
          -------------------------
amended in its entirety to read as follows:

     "SECTION 6.14  Affiliate Letters.   Pursuant to Section 2.14 hereof,
                    -----------------
Section 6.14 of the Company Disclosure Schedule sets forth a list of all individuals who are, and all individuals who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under
the Securities Act.   The Company will cause such list to be updated promptly
through the Closing Date. Not later than 30 days prior to the Effective Time, the Company shall cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit B."

     8.   Amendment to Section 7.2(d).  Subsection (d) of Section 7.2 of the
          ---------------------------
Agreement hereby is deleted in its entirety without any redesignation of subsection letters, and such subsection of Section 7.2 is deemed to be intentionally omitted.

     9.   Amendment to Exhibit B to the Agreement.  Exhibit B to the Agreement
          ---------------------------------------
hereby is amended as follows:

     (a) Paragraph (b) hereby is deleted in its entirety.

     (b) Paragraph (c) hereby is deleted in its entirety.

     (c) The final paragraph hereby is amended in its entirety to read as follows:

     "I hereby acknowledge that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Parent Shares to be received by me in the Share Exchange."

     10.  Amendment to Exhibit C to the Agreement.  Exhibit C to the Agreement
          ---------------------------------------
hereby is deleted in its entirety.

     11.  Amendment to the Parent Disclosure Schedule to the Agreement. Section
          ------------------------------------------------------------
6.14 of the Parent Disclosure Schedule hereby is deleted in its entirety.

     12.  Amendment to the Company Disclosure Schedule to the Agreement.  The
          -------------------------------------------------------------
Company Disclosure Schedule hereby is amended as follows:

     (a) The heading of Section 2.14 of the Company Disclosure Schedule hereby is amended in its entirety to read as follows:

               "Affiliates for Purposes of Rule 145"

                                     A-1-2

     (b) The heading of Section 6.14 of the Company Disclosure Schedule hereby is amended in its entirety to read as follows:

               "Affiliates for Purposes of Rule 145"

     (c) Section 3.27 of the Company Disclosure Schedule hereby is deleted in its entirety.

     13. Each party represents as to itself that it has duly and validly executed and delivered this Amendment No. 1 and that, assuming this Amendment No. 1 has been duly and validly executed and delivered by the other party hereto, this Amendment No. 1 constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     14. Except as modified herein, each of the parties hereto acknowledges and agrees that it continues to be bound by each of the terms and provisions of the Agreement, which terms and provisions, as amended hereby, shall continue in full force and effect.

     15. The parties agree to use their commercially reasonable efforts to prepare and have executed as promptly as practicable after the date hereof any necessary amendments to any agreement, document or instrument executed and delivered in connection with the execution and delivery of the Agreement to effect or reflect the provisions of this Amendment No. 1.

     16. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.

     17. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.


        [The remainder of this page has been intentionally left blank.]

                                     A-1-3

     IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 1 to be duly executed on its behalf as of the day and year first above written.



                                           FRANKLIN RESOURCES, INC.

                                           By: /s/ Martin L. Flanagan
                                           -------------------------
                                               Name: Martin L. Flanagan
                                               Title: President, Member -
                                                      Office of the President

                                           FIDUCIARY TRUST COMPANY INTERNATIONAL

                                            By: /s/ Anne M. Tatock
                                               ---------------------
                                               Name: Anne M. Tatlock
                                               Title:  Chairman

                                     A-1-4

                                                                         ANNEX B
                                                                [Conformed Copy]


                 THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                  CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED

          STOCK OPTION AGREEMENT, dated as of October 25, 2000 (the "Agreement"), by and between Fiduciary Trust Company International, a bank organized under the New York State Banking Law ("Issuer"), and Franklin Resources, Inc., a Delaware corporation ("Grantee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, concurrently herewith Issuer and Grantee are entering into an Agreement and Plan of Share Acquisition of even date herewith (the "Plan of Acquisition"), providing for, among other things, the acquisition of Issuer by Grantee; and

          WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Plan of Acquisition and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan of Acquisition, Issuer and Grantee agree as follows:

          Section 1.  Grant of Option; Adjustment.  (a)  Subject to the terms
                      ---------------------------
and conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase that number of fully paid and non-assessable shares of common stock, par value $1.00 per share, of Issuer ("Common Stock") equal to 19.9% of the currently issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option, at a purchase price of $65 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan of Acquisition.

          Section 2.  Exercise of Option.  (a)  The holder of the Option (the
                      ------------------
"Holder") may exercise the Option, in whole or in part, at any time or from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 2) within 90 days following such Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Plan of Acquisition) of the Share Exchange (as defined in the Plan of Acquisition); (ii) termination of the Plan of Acquisition in accordance with the provisions thereof, other than pursuant to Sections 8.2(b) or 8.4(a); or (iii) the passage of 12 months after termination of the Plan of Acquisition pursuant to Sections 8.2(b) or 8.4(a) thereof, unless during such 12-month period, the Company consummates or enters into a definitive agreement to consummate an Acquisition Transaction (as hereinafter defined) with any person (as hereinafter defined) other than Grantee, in which case the Exercise Termination Event shall be the passage of six months from the consummation of such Acquisition Transaction whether or not a Notice Date has occurred.

          (b) The term "Triggering Event" shall mean the consummation by Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, of an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, involving Issuer or any Subsidiary of Issuer, (x) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Issuer and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 20% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more Issuer Subsidiaries or involving only any two or more Issuer Subsidiaries, be deemed to be an Acquisition Transaction.

          (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (d) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than ten days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that if prior notification to or approval of the Board of Governors of the Federal Reserve System or any other Governmental Entity is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated, or such approvals have been obtained, and any requisite waiting period or periods shall have passed. For purposes of determining the timeliness of exercise, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (e) At a Closing, the Holder shall pay to Issuer an amount equal to the Option Price multiplied by the number of shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and surrender this Agreement to Issuer, provided that failure or refusal of Issuer to designate such a bank account or to surrender this Agreement shall not preclude the Holder from exercising the Option.

          (f) At such Closing, simultaneously with the delivery of immediately available funds and the surrender of this Agreement as provided in subsection
(e) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder, which shares shall be free and clear of all liens, charges or encumbrances, and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable Law or the provisions of this Agreement.

          (g) Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, dated as of October 25, 2000, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that:

               (i) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;

               (ii) The reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

               (iii) The legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by Law.

          (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed or that certificates representing such shares of

Common Stock may not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          Section 3.  Additional Covenants of Issuer.  Issuer agrees:  (a)  that
                      ------------------------------
it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (c) promptly to take all action as may from time to time be required by the Board of Governors of the Federal Reserve System or any other Governmental Entity in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          Section 4.  Loss, Theft, etc. of Agreement.  Upon receipt by Issuer of
                      ------------------------------
evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          Section 5.  Adjustments upon Changes in Capitalization, etc.  In
                      ------------------------------------------------
addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to subsection (b) of Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of reclassifications, recapitalizations, stock dividends, stock splits, split-ups, mergers, combinations, subdivisions, conversions, exchanges of shares, dividends, dividends payable in other securities, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price therefor (including for purposes of repurchase thereof pursuant to Section 7) shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

          Section 6.  Reserved.
                      --------

          Section 7.  Repurchase of Option.  (a)  From and after a Triggering
                      --------------------
Event, (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the Market/Offer Price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the

"Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated, provided, however, that the Option Purchase Price and Option Share Repurchase Price shall be subject to the limitations set forth in Section 23. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, less the current market value of the remaining liabilities of Issuer, each such value as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Such notice or notices shall also contain representations and warranties to the effect that the Holder owns the Option Shares to be repurchased, free and clear of all Liens, with full power, right and authority to present such Option Shares for repurchase hereunder. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable Law from so delivering.

          (c) To the extent that Issuer is prohibited under applicable Law or as a consequence of administrative policy arising thereunder from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable Law or as a consequence of administrative policy arising thereunder from repurchasing the Option or the Option Shares, as the case may be, or from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (y) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          Section 8.  Substitute Option.  (a)  In the event that prior to an
                      -----------------
Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

          (b)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of Issuer's assets.

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

               (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then holder or holders of the Substitute Option (the "Substitute Option Holder") in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

          (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

          Section 9.  Repurchase of Substitute Option.  (a)  At the request of
                      -------------------------------
the Substitute Option Holder, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this

Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable Law and regulation or as a consequence of administrative policy arising thereunder from so delivering.

          (c) To the extent the Substitute Option Issuer is prohibited under applicable Law or as a consequence of administrative policy arising thereunder from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following, or in connection with, a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this
Section 9 prohibited under applicable Law or regulation or as a consequence of administrative policy arising thereunder from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (y) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

          Section 10.  Extension of Exercise Period.  The relevant period for
                       ----------------------------
exercise of certain rights under Sections 2, 7 and 9 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

          Section 11.  Representations and Warranties of Issuer.  Issuer hereby
                       ----------------------------------------
represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          Section 12.  Representations and Warranties of Grantee.  Grantee
                       -----------------------------------------
hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly and validly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

          Section 13.  Assignment.  Neither of the parties hereto may assign any
                       ----------
of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

          Section 14.  Further Assurances.  Each of Grantee and Issuer will use
                       ------------------
its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and any Governmental Entity necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to OTC Bulletin Board and, to the extent required, the Board of Governors of the Federal Reserve System and any other Governmental Entity for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so and Issuer shall not be obligated to apply to banking authorities for approval to issue the shares of Common Stock issuable hereunder until such time as Parent makes such application.

          Section 15.  Equitable Relief.  The parties hereto acknowledge that
                       ----------------
damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

          Section 16.  Severability.  If any term, provision, covenant or
                       ------------
restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          Section 17.  Delivery.  All notices, requests, claims, demands and
                       --------
other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan of Acquisition.

          Section 18.  Governing Law.  This Agreement shall be governed by and
                       -------------
construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

          Section 19.  Counterparts.  This Agreement may be executed in two
                       ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 20.  Expenses.  Except as otherwise expressly provided herein,
                       --------
each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          Section 21.  Entire Agreement; No Third Party Beneficiaries.  Except
                       ----------------------------------------------
as otherwise expressly provided herein or in the Plan of Acquisition, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          Section 22.  Capitalized Terms.  Capitalized terms used in this
                       -----------------
Agreement and not defined herein shall have the meanings assigned thereto in the Plan of Acquisition.

          Section 23.  Limitation on Grantee's Total Profit.  (a)
                       ------------------------------------
Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this

Section 23) exceed $25 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either
(i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be,
(iv) reduce the amount of the Section 7 Option Repurchase Price or Section 9 Substitute Option Repurchase Price, or (v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section 23) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in subsection
(a) of this Section 23 so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

          (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or the Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of the Option or the Option Shares, respectively, by Issuer pursuant to Section 7 hereof, after payment of applicable brokerage or sales commissions and discounts, over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option or the Option Shares by Issuer pursuant to Section 7 hereof, (iii) all equivalent amounts with respect to the Substitute Option and Substitute Shares and any amounts paid pursuant to Section 9 hereof, plus (iv) the amount of any Termination Fee paid to Grantee pursuant to Section 8.5 of the Plan of Acquisition.

          (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 23, transactions by a wholly-owned subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   FIDUCIARY TRUST COMPANY INTERNATIONAL

                                   By:  /s/  Anne M. Tatlock
                                      ----------------------------------

                                   Name:  Anne M. Tatlock
                                   Title: Chief Executive Officer

                                   FRANKLIN RESOURCES, INC.

                                   By:  /s/  Charles B. Johnson
                                      ----------------------------------
                                   Name:  Charles B. Johnson
                                   Title: Chairman


                   Signature Page to Stock Option Agreement

                                                                         ANNEX C

                           FORM OF VOTING AGREEMENT
                           ------------------------

     VOTING AGREEMENT, dated as of October 25, 2000 (this "Agreement"), between Franklin Resources, Inc. a Delaware corporation ("Parent") and
_____________________________ (the "Stockholder").


                                  WITNESSETH:

     WHEREAS, concurrently herewith, Parent and Fiduciary Trust Company International, a bank organized and existing under Article III of the New York State Banking Law (the "Company"), are entering into an Agreement and Plan of Share Acquisition (as such agreement may hereafter be amended from time to time, the "Acquisition Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Acquisition Agreement) pursuant to which all of the outstanding shares will be exchanged for the right to receive shares of Parent Common Stock;

     WHEREAS, the Stockholder Beneficially owns _________ shares of common stock, par value $1.00 per share, of the Company, other than such shares that he or she may be deemed Beneficial owner of as a result of his or her employment by the Company (the "Shares"); and

     WHEREAS, as an inducement and a condition to entering into the Acquisition Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement; and further the Stockholder has agreed to enter into this Agreement strictly in his capacity as an owner of the Shares and not in his capacity as a director or officer of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   Provisions Concerning the Shares. (a) The Stockholder hereby agrees
          --------------------------------
that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 4 hereof, at any meeting of the holders
                                 ---------
of Shares, however called, or in connection with any written consent of the holders of Shares the Stockholder shall vote (or cause to be voted) any Shares Beneficially owned, whether heretofore owned or hereafter acquired, in favor of the adoption of the Acquisition Agreement and any actions required in furtherance thereof and hereof.

     (b) The Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions of this Agreement.

     2.   Representations and Warranties.  As of the date hereof, the
          ------------------------------
Stockholder hereby represents and warrants to Parent as follows:

     (a)  Ownership of Shares. The Stockholder is the Beneficial owner of all of
          -------------------
the Shares. On the date hereof, the Shares constitute all of the shares of Common Stock of the Company Beneficially owned by the Stockholder.

     (b)  Power; Binding Agreement. The Stockholder has the legal capacity,
          ------------------------
power and authority to enter into and perform all of his or her obligations under this Agreement which constitutes a binding agreement on the Stockholder.

     (c)  Reliance by Parent. The Stockholder understands and acknowledges that
          ------------------
Parent and the Company are entering into the Acquisition Agreement in reliance upon execution and delivery of this Agreement by the Stockholder.

     (d)  Sophistication. The Stockholder acknowledges being an informed and
          --------------
sophisticated investor and, together with the Stockholder's advisors, has undertaken such investigation as they have deemed necessary, including the review of the Acquisition Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Acquisition Agreement and this Agreement and the transactions contemplated thereby and hereby.

     3.   Restriction on Transfer; Proxies; Non-Interference; Stop Transfers;
          -------------------------------------------------------------------

     (a) The Stockholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 4 hereof: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by Section 1 grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of the Stockholder's representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his/her respective obligations under this Agreement.

     (b) Without limiting the generality of Section 3(a) above, the Stockholder agrees with, and covenants to, Parent that the Stockholder shall not, during the period set forth in Section 3(a), request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement.

     4.   Termination. Except as otherwise provided herein, the covenants and
          -----------
agreements contained in Sections 1 and 3 hereof shall terminate (i) in the event the Acquisition Agreement is terminated in accordance with the terms thereof, upon such termination, and (ii) in the event the Share Exchange is consummated, upon the Effective Time. Notwithstanding anything to the contrary herein, no termination of this Agreement shall relieve any party of liability for a breach hereof prior to termination.

     5.   Entire Agreement. This Agreement constitute the entire agreement
          ----------------
between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     6.   Certain Events. The Stockholder agrees that this Agreement and the
          --------------
obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or Beneficial ownership of such Shares shall pass, whether by operation of Law or otherwise, including, without limitation, the Stockholder's heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

     7.   Assignment. This Agreement shall not be assigned by any party hereto,
          ----------
by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment without such consent shall be null and void. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall be binding on and inure to the benefit of the respective successors, heirs and permitted assigns of the parties hereto.

     8.   Amendments, Waivers, Etc. This Agreement may not be amended, changed,
          ------------------------
supplemented, waived or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     9.   Notices. All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to Parent, to its address set forth in the Acquisition Agreement; and (ii) if to the Stockholder, to the address set forth under the Stockholder's signature on the signature page hereto; or, in each case, to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     10.  Severability. If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     11.  Specific Performance. The Stockholder recognizes and acknowledges
          --------------------
that a breach by it of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach Parent party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent may be entitled, at law or in equity.

     12.  Remedies Cumulative. All rights, powers and remedies provided under
          -------------------
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     13.  No Waiver. The failure of any party hereto to exercise any right,
          ---------
power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     14.  No Third Party Beneficiaries. This Agreement is not intended to be for
          ----------------------------
the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

     15.  Governing Law. This Agreement shall be governed and construed in
          -------------
accordance with the laws of the State of New York.

     16.  Descriptive Headings. The descriptive headings used herein are
          --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     17.  Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                           [signature page follows]

     IN WITNESS WHEREOF, Parent and the Stockholder have executed and delivered this Agreement as of the day and year first above written.


                                             FRANKLIN RESOURCES, INC.

                                             By:___________________________
                                                Name:
                                                Title:

                                             STOCKHOLDER

                                             By:___________________________

                                                                         ANNEX D

PERSONAL AND CONFIDENTIAL
-------------------------


January 19, 2001

Board of Directors
Fiduciary Trust Company International
Two World Trade Center
New York, NY 10048-0772

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Franklin, as defined below) of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Fiduciary Trust Company International (the "Company"), of the Exchange Ratio (as defined below) of shares of Common Stock, par value $0.10 per share (the "Franklin Common Stock"), of Franklin Resources, Inc. ("Franklin") to be received for each Share (the "Exchange Ratio"), pursuant to the Agreement and Plan of Share Acquisition, dated as of October 25, 2000, between the Company and Franklin (as amended as of January 19, 2001, the "Agreement"). Pursuant to the Agreement, the "Exchange Ratio" shall equal $113.38 divided by the Franklin Average Closing Price (as defined below); provided that if the Franklin Average Closing Price is less than $34.68, the Exchange Ratio shall be 3.2697, and if the Franklin Average Closing Price is greater than $42.38, the Exchange Ratio shall be 2.6754. Under the Agreement, the "Franklin Average Closing Price" equals the average closing price of the Franklin Common Stock on the New York Stock Exchange during the 20 trading days ending immediately prior to the date that the Board of Governors of the Federal Reserve System grants, among other approvals, regulatory approval to Franklin to acquire the Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.
We also have provided certain investment banking services to Franklin from time to time, including having acted as its financial advisor in its acquisition of Templeton, Galbraith and Hansberger Ltd in 1992; having acted as agent in connection with Franklin's commercial paper program and the sale of medium term notes of Franklin; having provided underwriting services in connection with the securitization by a subsidiary of Franklin of certain auto loan receivables; and having provided underwriting services to Franklin in connection with an equity offering relating to the sale of

Fiduciary Trust Company International
January 19, 2001
Page Two

shares by Franklin separate from the shares being issued to Fiduciary shareholders in the acquisition, which offering, we have been informed by Franklin, is to be cancelled. We also may provide investment banking services to Franklin in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company and Franklin for its own account and the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 of Franklin as filed with the SEC on December 26, 2000, including the Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company to be held in connection with the transaction contemplated by the Agreement; Annual Reports of the Company for the three years ended December 31, 1999; Annual Reports to Stockholders and Annual Reports on Form 10-K of Franklin for the five fiscal years ended September 30, 2000; Quarterly Financial Highlights of the Company; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Franklin; and certain internal financial analyses and forecasts for the Company and Franklin prepared by their respective managements, including certain cost savings projected by the managements of the Company and Franklin to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Franklin regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Franklin Common Stock, compared certain financial and stock market information for the Company and Franklin with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the asset management industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Franklin or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Franklin or on the benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

Fiduciary Trust Company International
January 19, 2001
Page Three


/S/ Goldman, Sachs & Co.
------------------------
(GOLDMAN, SACHS & CO.)

                                                                    ANNEX E

  Section 6022. Procedure to enforce stockholder's right to receive payment for shares

1. A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

2. Within ten days after the stockholders' authorization date, which term as used in this section means the date on which the stockholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

3. Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

4. A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

5. Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

6. At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

7. Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the name series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

8. The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

         (a) The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

         (b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

         (c) All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

         (d) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders' authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

         (e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

         (f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders' authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

         (g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

         (h) Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

9. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

10. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

11. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against liabilities, costs and expenses actually and reasonably incurred by him in his capacity as a director or officer or arising out of such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification may be provided where the director, officer, employee or agent has been adjudged by a court, after exhaustion of all appeals, to be liable to the corporation, unless a court determines that the person is entitled to such indemnity.

         Section 102(b)(7) of the DGCL permits a corporation to relieve its directors from personal liability for monetary damages to the corporation or its stockholders for breaches of their fiduciary duty as directors except for (i) a breach of the duty of loyalty, (ii) failure to act in good faith, (iii) intentional misconduct or knowing violation of law, (iv) willful or negligent violations of certain provisions of the DGCL (Sections 160, 173 and 174) imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) any transaction from which the director derived an improper personal benefit.

         The above provisions of the DGCL are non-exclusive.

         In addition to the above described provisions, Franklin's certificate of incorporation relieves its directors from personal liability for a breach of fiduciary duty as a director as set forth in Section 102(b)(7) of the DGCL.

         Franklin's bylaws provide that directors, officers, employees and agents who have been successful on the merits or otherwise in a civil or criminal action referred to in Section 145(a) or 145(b) of the DGCL shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection therewith.

         It is Franklin's policy to enter into indemnification agreements ("Indemnification Agreements") with its directors, some of whom are also executive officers ("Indemnified Persons"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law," and the prompt advancing of attorneys' fees and all other costs, expenses and obligations paid or incurred by the Indemnified Person in connection with a Claim.

         A "Claim" consists of participation in any threatened, pending or completed action, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, and must be related to the fact that the Indemnified Person is or was a director, officer, employee, agent or fiduciary of Franklin or is or was serving at the request of Franklin in such a capacity for another entity.

         Additionally, the Indemnification Agreements provide that if Franklin pays an Indemnified Person pursuant to the Indemnification Agreements, Franklin will be subrogated to the Indemnified Person's rights to recover from third parties.

         However, the Indemnification Agreements prohibit such indemnification
(i) in connection with any Claim initiated by the Indemnified Person against Franklin or any director or officer of Franklin unless Franklin has joined in or consented to the Claim or (ii) if the Board of Directors or other person or body appointed by the Board of Directors determines that such indemnification is not permitted under applicable law. In the event of such determination, the Indemnified Person agrees to reimburse Franklin for all amounts that Franklin has advanced to the Indemnified Person in respect of such indemnification.

         The Indemnification Agreements also provide that if there is a change in control of Franklin, Franklin will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by Franklin with respect to matters thereafter arising concerning rights of the Indemnified Person under the Agreement. Additionally, the Indemnification Agreements provide that if there is a potential change in control, Franklin will, upon written request of the Indemnified Person, fund a trust to satisfy expenses reasonably anticipated to be incurred in connection with a Claim relating to an indemnifiable event. Franklin is not currently, nor does it expect to be, subject to a change in control.

         Franklin has purchased an insurance policy indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with Franklin as directors and officers.

         The Commission has taken the position that although indemnification by a registrant for liabilities arising under the Securities Act may be provided as described above, such indemnification is unenforceable because it is against public policy as expressed in the Securities Act. Therefore, if a director, officer or controlling person asserts such a claim for indemnification, Franklin will, unless in the opinion of counsel for Franklin the question has previously been decided by controlling legal precedent, ask a court of competent jurisdiction to determine whether such indemnification by it is unenforceable as being against public policy as expressed in the Securities Act.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Mateo, and state of California, on this 26th day of January, 2001.

                                             FRANKLIN RESOURCES, INC.

                                             By:      *
                                                -------------------------
                                             Charles B. Johnson, Chairman, Chief
                                             Executive Officer and Member -
                                             Office of Chairman





          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 26, 2001 in the capacities indicated.

SIGNATURE                                     CAPACITY                                 DATE
---------                                     --------                                 ----
                                         Chairman, Chief Executive Officer,       January 26, 2001
              *                          Member - Office of the Chairman, and
-------------------------------
     Charles B. Johnson                  Director

                                         Vice Chairman and Member - Office of     January 26, 2001
              *                          the Chairman, and Director
-------------------------------
     Harmon E. Burns

                                         President, Member - Office of the        January 26, 2001
     /s/ Martin L. Flanagan              President, and Chief Financial Officer
-------------------------------
     Martin L. Flanagan

                                         President, and Member - Office of the    January 26, 2001
              *                          President
-------------------------------
     Allen J. Gula, Jr.


                                         Vice Chairman, Member - Office of the    January 26, 2001
              *                          Chairman, and Director
-------------------------------
     Rupert H. Johnson, Jr.

              *                          Director                                 January 26, 2001
-------------------------------
     Harry O. Kline

              *                          Director                                 January 26, 2001
-------------------------------
     James A. McCarthy

              *                          Director                                 January 26, 2001
-------------------------------
     Peter M. Sacerdote

                                         Vice President-Finance, Chief            January 26, 2001
              *                          Accounting Officer and Treasurer
-------------------------------
     Charles R. Sims

                *                        Director                                 January 26, 2001
--------------------------------
    Louis E. Woodworth


* By:  /s/ Leslie M. Kratter
     ---------------------------
       Leslie M. Kratter
       (Attorney-in-fact)

     EXHIBIT INDEX

Exhibit No.    Exhibit Description

2.1 Agreement and Plan of Share Acquisition, dated as of October 25, 2000, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex A to the Proxy Statement/Prospectus).


2.2 Amendment No. 1 to the Agreement and Plan of Share Acquisition, dated as of January 19, 2001, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex A-1 to the Proxy
                    Statement/Prospectus).

3.1 Certificate of Incorporation, as filed November 28, 1969 (incorporated by reference to Exhibit (3)(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

3.2 Certificate of Amendment of the Certificate of Incorporation, as filed March 1, 1985 (incorporated by reference to Exhibit (3)(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30,
                    1994).

3.3 Certificate of Amendment of the Certificate of Incorporation, as filed April 1, 1987 (incorporated by reference to Exhibit (3)(iii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30,
                    1994).

3.4 Certificate of Amendment of the Certificate of Incorporation, as filed February 2, 1994 (incorporated by reference to Exhibit (3)(iii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30,
                    1994).


3.5 Amended and Restated Bylaws (incorporated by reference to Exhibit (3)(ii) to the Registrant's Annual Report on
                    Form 10-K for the fiscal year ended September 30,
                    2000).

5.1 * Opinion of Weil, Gotshal & Manges LLP as to the legality of the shares being registered.

8.1 * Opinion of Cleary, Gottlieb, Steen & Hamilton, as to certain United States federal income tax consequences of the acquisition.

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000).

23.1 *              Consent of PricewaterhouseCoopers LLP

23.2 *              Consent of Ernst & Young LLP.


23.3 *              Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                    5.1 hereto).


23.4 *              Consent of Cleary, Gottlieb, Steen & Hamilton (included in
                    Exhibit 8.1 hereto).

99.1 Stock Option Agreement, dated as of October 25, 2000, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex B to the Proxy Statement/Prospectus).

99.2 Form of Voting Agreement, dated as of October 25, 2000, between Franklin Resources, Inc. and the stockholders named therein (included as Annex C to the Proxy
                    Statement/Prospectus).

99.3 * Form of Proxy Card for Special Meeting of Fiduciary shareholders.

99.4 *              Consent of Goldman, Sachs & Co.

__________________________
*  Filed herewith

Item 21.  Exhibits and Financial Schedules.

Exhibit No.    Exhibit Description
-----------    -------------------

2.1 Agreement and Plan of Share Acquisition, dated as of October 25, 2000, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex A to the Proxy Statement/Prospectus).

2.2 Amendment No. 1 to the Agreement and Plan of Share Acquisition, dated as of January 19, 2001, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex A-1 to the Proxy Statement/Prospectus).

3.1 Certificate of Incorporation, as filed November 28, 1969 (incorporated by reference to Exhibit (3)(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

3.2 Certificate of Amendment of the Certificate of Incorporation, as filed March 1, 1985 (incorporated by reference to Exhibit
                  (3)(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

3.3 Certificate of Amendment of the Certificate of Incorporation, as filed April 1, 1987 (incorporated by reference to Exhibit
                  (3)(iii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

3.4 Certificate of Amendment of the Certificate of Incorporation, as filed February 2, 1994 (incorporated by reference to Exhibit (3)(iii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994).

3.5 Amended and Restated Bylaws (incorporated by reference to Exhibit (3)(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000).

5.1 * Opinion of Weil, Gotshal & Manges LLP as to the legality of the shares being registered.

8.1 * Opinion of Cleary, Gottlieb, Steen & Hamilton, as to certain United States federal income tax consequences of the acquisition.

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000).

23.1 *            Consent of PricewaterhouseCoopers LLP

23.2 *            Consent of Ernst & Young LLP

23.3 * Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).

23.4 *            Consent of Cleary, Gottlieb, Steen & Hamilton (included in
                  Exhibit 8.1 hereto).

24.1 **           Power of Attorney (included on page___).

99.1 Stock Option Agreement, dated as of October 25, 2000, between Franklin Resources, Inc. and Fiduciary Trust Company International (included as Annex B to the Proxy
                  Statement/Prospectus).

99.2 Form of Voting Agreement, dated as of October 25, 2000, between Franklin Resources, Inc. and the stockholders named therein (included as Annex C to the Proxy Statement / Prospectus).

99.3 * Form of Proxy Card for Special Meeting of Fiduciary shareholders.

99.4 *              Consent of Goldman, Sachs & Co.

_______________
*  Filed herewith

** Previously filed as an exhibit to the initial Registration Statement on Form
   S-4, filed on December 26, 2000.

Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.